   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 28, 2000

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-1

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                             VIASYSTEMS GROUP, INC.
             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                          3672                         75-2668620
(State or Other Jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
Incorporation or Organization)    Classification Code Number)       Identification Number)

                                                             DAVID M. SINDELAR
                                                 SENIOR VICE PRESIDENT AND CHIEF FINANCIAL
                                                                  OFFICER
            VIASYSTEMS GROUP, INC.                         VIASYSTEMS GROUP, INC.
       101 SOUTH HANLEY ROAD, SUITE 400               101 SOUTH HANLEY ROAD, SUITE 400
          ST. LOUIS, MISSOURI 63105                      ST. LOUIS, MISSOURI 63105
                (314) 727-2087                                 (314) 727-2087
 (Address, Including Zip Code, and Telephone      (Name, Address, Including Zip Code, and
 Number, Including Area Code, of Registrant's    Telephone Number, Including Area Code, of
         Principal Executive Offices)                        Agent for Service)

                             ---------------------

                                         Copies to:
                                                            BRIAN W. DUWE, ESQ.
             R. SCOTT COHEN, ESQ.                   SKADDEN, ARPS, SLATE, MEAGHER & FLOM
          WEIL, GOTSHAL & MANGES LLP                             (ILLINOIS)
        100 CRESCENT COURT, SUITE 1300               333 WEST WACKER DRIVE, SUITE 2100
             DALLAS, TEXAS 75201                          CHICAGO, ILLINOIS 60606
                (214) 746-7700                                 (312) 407-0700

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this registration statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
                                                      PROPOSED MAXIMUM       PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF         AMOUNT TO BE        OFFERING PRICE PER     AGGREGATE OFFERING         AMOUNT OF
SECURITIES TO BE REGISTERED       REGISTERED              SHARE(2)                PRICE             REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par
  value per share..........     19,550,000(1)             $18.625              $364,118,750            $96,128.00
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

(1) Includes 2,550,000 shares that may be sold upon exercise of the underwriters' over-allotment option.

(2) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee, based upon the average of the high and low sale prices of such common stock as reported by the New York Stock Exchange on September 22, 2000.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8 OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8, MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (Subject to Completion)

Issued September 28, 2000

                               17,000,000 Shares

                               [VIASYSTEMS LOGO]

                                  COMMON STOCK

                            ------------------------

VIASYSTEMS GROUP, INC. IS OFFERING 17,000,000 SHARES OF ITS COMMON STOCK.

                            ------------------------

OUR COMMON STOCK IS LISTED ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL "VG." ON SEPTEMBER 27, 2000, THE REPORTED LAST SALE PRICE OF THE COMMON STOCK WAS
$19 3/4 PER SHARE.

                            ------------------------

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 11.
                            ------------------------

                              PRICE $      A SHARE

                            ------------------------

                                                                          UNDERWRITING
                                                            PRICE TO      DISCOUNTS AND    PROCEEDS TO
                                                             PUBLIC        COMMISSIONS     VIASYSTEMS
                                                          -------------   -------------   -------------
Per Share...............................................      $               $               $
Total...................................................      $               $               $

Viasystems Group, Inc. has granted the underwriters the right to purchase up to an additional 2,550,000 shares to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers on , 2000.

                            ------------------------

MORGAN STANLEY DEAN WITTER
        CREDIT SUISSE FIRST BOSTON
                CHASE H&Q
                        BANC OF AMERICA SECURITIES LLC

            , 2000

                       EDGAR DESCRIPTION OF COVER ARTWORK

INSIDE FRONT COVER PAGE:

Dark blue background with text heading "Wide Range of Products and Services;"

Photo showing computer design display next to text "Design;"

Photo showing printed circuit board next to text "PCB Fabrication;"

Photo showing assembled printed circuit board next to text "PCB Assembly;"

Photo showing metal enclosure with attached wire harnesses next to text "Wire Harness Assembly, Metal Enclosures and Test;" and

Photos showing large custom metal enclosures below text "Full System Assembly."

INSIDE BACK COVER PAGE:

Graphic global map with marked locations of Viasystems' facilities and city and country location names; and

Text under graphic "Our Worldwide Facilities" and Viasystems logo.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary...................     3
Risk Factors.........................    11
Special Note About Forward-Looking
  Statements.........................    17
Use of Proceeds......................    18
Price Range of Common Stock..........    18
Dividend Policy......................    18
Dilution.............................    19
Capitalization.......................    20
Unaudited Pro Forma Financial
  Information........................    22
Selected Financial Data..............    29
Management's Discussion and Analysis
  of Results of Operations and
  Financial Condition................    35

                                        PAGE
                                        ----
Business.............................    48
Management...........................    62
Principal Stockholders...............    70
Related Party Transactions...........    73
Description of Indebtedness..........    77
Description of Capital Stock.........    81
Shares Eligible for Future Sale......    87
Important United States Federal Tax
  Considerations for Non-United
  States Holders.....................    88
Underwriters.........................    91
Legal Matters........................    94
Experts..............................    94
Additional Information...............    94
Index to Financial Statements........   F-1

                            ------------------------

     Our principal executive offices are located at 101 South Hanley Road, Suite 400, St. Louis, Missouri 63105 and our telephone number at that address is (314) 727-2087.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell shares of our common stock and seeking offers to buy shares of our common stock, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock.

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information regarding our company, the common stock being sold in this offering and our financial statements and notes appearing elsewhere in this prospectus. Throughout this prospectus, "pro forma" information gives effect to the transactions described under the caption "Unaudited Pro Forma Financial Information" elsewhere in this prospectus.

     We are a leading worldwide independent provider of electronics manufacturing services. Electronics manufacturing services include a wide spectrum of services, ranging from the design, production and assembly of electronic devices to testing and after-sales support. We serve primarily the telecommunications and networking industries, which we believe to be the fastest-growing customer segments of the $73 billion electronics manufacturing services market. We are a supplier to over 50 manufacturers of original equipment, including industry leaders Alcatel, Cisco Systems, Delco, Ericsson, General Electric, Intel, Lucent Technologies, Marconi Communications, Motorola, Nortel, Siemens, Sun Microsystems, 3Com and Tut Systems. We operate 29 manufacturing facilities located in the United States, Canada, Mexico, the United Kingdom, Italy, Denmark, the Netherlands and China. These facilities are strategically located to take advantage of low-cost manufacturing environments and to better serve the needs of our customers.

     We offer a wide range of products and services to original equipment manufacturers of electronic products. Our original equipment manufacturer customers typically use product components from one or more other companies to build a product that they sell under their own brand name. Our products and services consist of:

     - the design and fabrication of printed circuit boards, in particular highly complex multi-layered printed circuit boards;

     - the manufacture of complex printed circuit board assemblies, which are printed circuit boards to which electronic components, including integrated circuits, capacitors, microprocessors and resistors, are attached;

     - the manufacture of custom-designed backpanel assemblies, which are large printed circuit boards into which electronic components, including other printed circuit boards and integrated circuits, can be plugged;

     - the design and manufacture of wire harnesses and cable assemblies, which are assemblies of wires with connectors and terminals attached that transmit electricity between two or more end points;

     - the design and manufacture of custom metal enclosures for telecommunications and networking systems;

     - the design and manufacture of thermal management systems used in custom metal enclosures;

     - the procurement and management of materials; and

     - the assembly and testing of our customers' complete systems and products.

     We target leading original equipment manufacturers primarily in the telecommunications and networking industries. We believe that these industries represent a large and attractive market for electronics manufacturing services. Networking companies were among the first communications equipment companies to aggressively outsource much of their manufacturing to providers of electronics manufacturing services. Telecommunications equipment companies have only recently begun to use providers of electronics manufacturing services and we expect their use of electronics manufacturing service providers to increase.

     Approximately 62% of our pro forma revenues for the six months ended June 30, 2000 were from telecommunications and networking customers. The products we manufacture for these customers include, or can be found in, a wide array of products including switching and transmission equipment, wireless base stations, workstations, servers and data networking equipment including hubs, routers and switches. Given our strong relationships with leading original equipment manufacturers in the telecommunications and networking industries, we believe we are well positioned to participate in the outsourcing programs and asset dispositions of those manufacturers. For example, we recently agreed to acquire two facilities and manufacturing assets located in Rouen, France, from Lucent Technologies.

     Our principal competitive advantages are our advanced product capabilities, strong customer relationships, global infrastructure, broad service offering, supply chain management capabilities and experienced and successful management team. These competitive advantages allow us to provide significant value to our customers by reducing their new product development cycles, the amount of time it takes to bring their product to market, the amount of time it takes to reach desired volume levels of production and their overall manufacturing cost. Based on our estimates of market share and our product capabilities, we believe we are the industry leader in the manufacture of highly complex, technologically advanced multi-layered printed circuit boards and custom-designed backpanel assemblies. In our state-of-the-art manufacturing facilities, we currently produce commercial quantities of printed circuit boards with up to 48 layers and circuit track widths as narrow as three one-thousandths of an inch. We have the capability to produce printed circuit boards with up to 60 layers and circuit track widths as narrow as two one-thousandths of an inch. We have used these capabilities to participate in the product design of many next generation products for major original equipment manufacturers in the telecommunications and networking industries.

OUR STRATEGY

     Our goal is to be the partner of choice to leading original equipment manufacturers. Our strategy is to:

     - focus on the high growth telecommunications and networking customer segments;

     - take advantage of our ability to provide a full-service offering to, and expand relationships with, our customers;

     - concentrate on high value-added products and services;

     - capitalize on our advanced printed circuit board and backpanel capabilities to further expand into complete assembly and other value-added services;

     - exploit our low-cost manufacturing locations to reduce our customers' total costs;

     - expand our manufacturing facilities geographically to better meet the needs of our customers; and

     - pursue acquisition opportunities.

RECENT EVENTS

     On August 18, 2000, we entered into an agreement with Lucent Technologies to acquire its global provisioning facilities in Rouen, France, for approximately $48.0 million in cash. The Rouen facilities are dedicated to the production of network transmission and radio frequency equipment, based on fixed wireless, microwave radio and synchronous digital hierarchy, or SDH, technologies. Upon consummation of the Rouen facilities acquisition, we will enter into a 30-month supply agreement with Lucent to continue to provide those products to them.

     While the acquisition of the Rouen facilities is expected to close by September 30, 2000, we cannot assure you that the closing will occur at that time or at all. This offering is not dependent on the consummation of the Rouen facilities acquisition.

                                  THE OFFERING

Common stock offered................     17,000,000 shares(1)

Common stock to be outstanding after
this offering.......................     150,824,209 shares(1)(2)

Over-allotment option...............     2,550,000 shares

Use of proceeds.....................     To repay approximately $48.0 million of
                                         indebtedness expected to be incurred to
                                         fund the Rouen facilities acquisition,
                                         for possible future acquisitions and
                                         for general corporate purposes. See
                                         "Use of Proceeds."

New York Stock Exchange symbol......     VG
------------

(1) Excludes up to 2,550,000 shares that may be sold by us if the underwriters exercise their over-allotment option.

(2) Excludes:

     - 3,033,872 shares of common stock that are issuable upon the exercise of outstanding stock options that have been issued under our management stock option plan with a weighted average exercise price of $10.31 per share;

     - 130,748 shares of common stock that are issuable upon the exercise of outstanding stock options that have been issued to former optionholders of Top Line Electronics Corporation with a weighted average exercise price of $15.99 per share;

     - 2,802,897 shares of common stock that are issuable upon the exercise of our outstanding performance options with an exercise price of $9.00 per share;

     - 16,666 shares of common stock that are issuable upon the exercise of outstanding stock options that have been issued to a non-employee director with an exercise price of $6.00 per share;

     - 100,000 shares of common stock that are issuable upon the exercise of outstanding stock options that have been issued to our non-employee directors with an exercise price of $21.00 per share;

     - 136,645 shares of common stock that are issuable upon the exercise of our outstanding warrants with an exercise price of $10.50 per share; and

     - 2,134,000 shares of common stock that are issuable upon the exercise of stock options granted to Hicks Muse and partners of Hicks Muse with an exercise price equal to $21.00 per share.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table presents summary historical consolidated financial data of Viasystems Group, Inc. for the periods indicated. The financial data used in the preparation of the summary historical consolidated financial data has been derived from our audited or unaudited financial statements for the periods indicated. In the opinion of management, the unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the data.

     The following information should be read in conjunction with our consolidated financial statements and the related notes, "Selected Financial Data," and "Management's Discussion and Analysis of Results of Operations and Financial Condition," all included elsewhere in this prospectus.

                                                                                                        SIX MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,                    JUNE 30,
                                                         ---------------------------------------   ---------------------------
                                                           1997(1)       1998(2)       1999(3)         1999           2000
                                                         -----------   -----------   -----------   ------------   ------------
                                                                  (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                                                                                           (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Net sales............................................  $   960,719   $ 1,202,321   $ 1,293,370   $    622,525   $    742,869
                                                         -----------   -----------   -----------   ------------   ------------
  Cost of goods sold...................................      684,777       856,942       969,614        463,787        572,699
  Selling, general and administrative expenses,
    including non-cash compensation expense charge of
    $--, $3,398, $110,070, $-- and $104,351,
    respectively(4)....................................       83,497       119,424       232,653         54,192        166,471
  Depreciation and amortization........................      116,229       172,950       182,143         77,652         76,073
  Impairment loss(5)...................................           --            --       468,389             --             --
  Write-off of acquired in-process research and
    development(6).....................................      294,500        20,100        17,600             --             --
                                                         -----------   -----------   -----------   ------------   ------------
    Operating income (loss)............................     (218,284)       32,905      (577,029)        26,894        (72,374)
                                                         -----------   -----------   -----------   ------------   ------------
  Interest expense, net................................       73,322       101,045       117,822         53,183         59,263
  Amortization of deferred financing costs.............        6,629         9,354         6,619          3,083          2,649
  Other expense........................................        1,138         4,964        23,594          1,566            647
                                                         -----------   -----------   -----------   ------------   ------------
    Loss before income taxes, cumulative effect of a
      change in accounting principle and extraordinary
      item.............................................     (299,373)      (82,458)     (725,064)       (30,938)      (134,933)
  Provision (benefit) from income taxes................       13,490        (1,812)      (23,212)        (7,736)        (7,008)
                                                         -----------   -----------   -----------   ------------   ------------
    Loss before cumulative effect of a change in
      accounting principle and extraordinary item......     (312,863)      (80,646)     (701,852)       (23,202)      (127,925)
  Cumulative effect -- write-off of start-up costs, net
    of income tax benefit of $6,734....................           --            --        18,443         18,443             --
  Extraordinary item -- loss on early extinguishment of
    debt, net of income tax benefit of $4,332 in 1997
    and $-- in 2000....................................        7,796            --            --             --         31,196
                                                         -----------   -----------   -----------   ------------   ------------
  Net loss.............................................  $  (320,659)  $   (80,646)  $  (720,295)  $    (41,645)  $   (159,121)
                                                         ===========   ===========   ===========   ============   ============
    Basic net loss per weighted average common
      share(7).........................................  $    (10.76)  $     (1.54)  $    (10.14)  $       (.75)  $      (1.50)
                                                         ===========   ===========   ===========   ============   ============
    Basic weighted average common shares(7)............   26,507,409    48,205,838    62,123,268     50,531,592    107,649,703
    Diluted net loss per weighted average common
      share(7).........................................  $    (12.22)  $     (1.71)  $    (10.77)  $       (.86)  $      (1.50)
                                                         ===========   ===========   ===========   ============   ============
    Diluted weighted average common shares(7)..........   26,507,409    48,669,528    67,238,458     50,754,995    107,649,703
BALANCE SHEET DATA:
  Cash and cash equivalents............................  $    27,538   $     9,335   $    22,839   $      2,042   $     22,445
  Working capital......................................       37,830        31,394       112,220         31,797        232,964
  Total assets.........................................    1,153,548     1,545,641     1,309,226      1,451,350      1,329,883
  Total debt, including current maturities.............      847,396     1,134,992     1,362,523      1,154,350        966,504
  Stockholders' deficit................................      (60,036)      (90,578)     (537,247)      (129,261)        (3,414)

------------

(1) Amounts are derived from our audited historical financial statements for the year ended December 31, 1997, and include the results of Forward Group and Interconnection Systems Limited since the dates of acquisition in April 1997, as well as the pooling impact of the wire harness business of International Wire. See notes 1 and 24 to our consolidated financial statements.

(2) Amounts are derived from our audited historical financial statements for the year ended December 31, 1998 and include the results of the printed circuit board production facility of Ericsson Telecom AB purchased by our subsidiary, Viasystems Sweden, Mommers Print Service B.V. and Zincocelere S.p.A. since the dates of acquisition in the first quarter of 1998 as well as the pooling impact of the wire harness business of International Wire. See notes 1 and 24 to our consolidated financial statements.

(3) Amounts are derived from our audited historical financial statements for the year ended December 31, 1999, and include the results of the printed circuit board manufacturing facilities of Kalex Printed Circuit Board Limited and its direct and indirect subsidiaries, which we purchased from Termbray Industries International (Holdings) Limited, since the date of acquisition in August 1999 and PAGG Corporation since the date of acquisition in April 1999 as well as the pooling impact of the wire harness business of International Wire. See notes 1 and 24 to our consolidated financial statements.

(4) During the years ended December 31, 1998 and 1999, we recorded non-cash compensation charges of $3,398 and $110,070, respectively, which reflect the difference between the cost of the class A common stock and class A series II common stock and the value of the common stock that it was convertible into at those dates. Additionally, in connection with our initial public offering during the six months ended June 30, 2000, we recorded non-cash compensation expense charges totaling $104.4 million; (i) $33.6 million related to the amendment of terms of the performance stock options held by members of management that eliminated the exercisability restrictions and variable exercise price terms, (ii) $62.9 million related to the reclassification of each 6 2/3 shares of class A common stock and class A series II common stock into one share of common stock and (iii) $7.8 million related to options issued to Hicks Muse and partners of Hicks Muse as consideration for the termination of certain agreements.

(5) Represents an impairment loss related to the write-off of long-lived assets in accordance with Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." See note 3 to our consolidated financial statements.

(6) Represents charges relating to the write-off of acquired in-process research and development costs associated with the purchase accounting for the acquisition of Forward Group and Interconnection Systems Limited in 1997, the Mommers and Zincocelere acquisitions in 1998 and the Kalex acquisition in 1999. The write-off relates to acquired research and development for projects that do not have a future alternative use. See note 1 to our consolidated financial statements.

(7) Basic net loss per weighted average common share for the years ended December 31, 1997, 1998 and 1999 and for the six months ended June 30, 1999 is computed by dividing the net loss plus the charge for preferred stock dividends and accretion less the loss attributable to class A common stock and class A series II common stock by the weighted average common shares outstanding during the period. Diluted net loss per weighted average common share for the years ended December 31, 1997, 1998 and 1999 and for the six months ended June 30, 1999 is computed by dividing the net loss plus the charge for preferred stock dividends and accretion by the weighted average common shares outstanding during the period plus the weighted average class A common stock and class A series II common stock shares outstanding on an as if converted basis. Basic and diluted net loss per weighted average common share for the six months ended June 30, 2000 is computed by dividing the net loss plus the charge for preferred stock dividends and accretion by the weighted average common shares outstanding during the period. Options and warrants were excluded from the diluted calculation because their effect is anti-dilutive. For further discussion of the calculation of basic and diluted loss per share, refer to note 22 of our consolidated financial statements.

                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

     The following table presents summary pro forma financial data for the fiscal year ended December 31, 1999 and the six months ended June 30, 2000. The pro forma statement of operations data for the fiscal year ended December 31, 1999 gives effect to (1) the acquisitions we completed in 1999, (2) the transfer of the operations formerly conducted by Interconnection Systems Limited, Forward Group, Zincocelere and Viasystems Sweden, (3) the initial public offering of
44.0 million shares of our common stock in March 2000, including the application of the net proceeds from the offering and (4) this offering, including the application of the net proceeds from this offering, in each case, as if those transactions had occurred at January 1, 1999 and as more fully described under the heading "Unaudited Pro Forma Financial Information" contained elsewhere in this prospectus. The pro forma statement of operations data for the six months ended June 30, 2000 gives effect to (1) the transfer of the operations formerly conducted by Interconnection Systems Limited, Forward Group, Zincocelere and Viasystems Sweden, (2) the initial public offering of 44.0 million shares of our common stock in March 2000, including the application of the net proceeds from the offering and (3) this offering, including the application of the net proceeds from this offering, in each case, as if those transactions had occurred at January 1, 1999 and as more fully described under the heading "Unaudited Pro Forma Financial Information" contained elsewhere in this prospectus. The pro forma balance sheet data as of June 30, 2000 gives effect to this offering, as if such transaction had occurred at the balance sheet date.

     The summary pro forma financial data are not necessarily indicative of either our future results of operations or the results of operations that would have occurred if those events had been consummated on the indicated dates. The following information should be read in conjunction with our consolidated financial statements and the related notes, "Selected Financial Data," "Unaudited Pro Forma Financial Information," and "Management's Discussion and Analysis of Results of Operations and Financial Condition," all included elsewhere in this prospectus.

                                                                           PRO FORMA
                                                              -----------------------------------
                                                                YEAR ENDED      SIX MONTHS ENDED
                                                               DECEMBER 31,         JUNE 30,
                                                                   1999               2000
                                                              --------------   ------------------
                                                              (IN THOUSANDS, EXCEPT SHARE AND PER
                                                                        SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
  Net sales.................................................   $  1,026,354       $    647,206
  Cost of goods sold........................................        735,420            487,463
  Selling, general and administrative expenses, including
     non-cash compensation expense charge of $110,070 in
     1999 and $104,351 in 2000(1)...........................        195,763            154,040
  Depreciation and amortization.............................        123,399             67,366
  Write-off of acquired in-process research and
     development(2).........................................         17,600                 --
                                                               ------------       ------------
     Operating income.......................................        (45,828)           (61,663)
                                                               ------------       ------------
  Interest expense, net.....................................         74,059             44,645
  Amortization of deferred financing costs..................          2,680              1,680
  Other expense (income)....................................          4,335                250
                                                               ------------       ------------
     Loss before income taxes, extraordinary item and
       cumulative effect of a change in accounting
       principle............................................       (126,902)          (108,238)
  Provision (benefit) from income taxes.....................        (11,385)             2,409
                                                               ------------       ------------
     Loss before extraordinary item and cumulative effect of
       a change in accounting principle.....................   $   (115,517)      $   (110,647)
                                                               ============       ============
     Basic net loss per weighted average common share before
       extraordinary item and cumulative effect of a change
       in accounting principle(3)...........................   $       (.90)      $       (.76)
                                                               ============       ============
     Basic weighted average common shares(3)................    133,355,486        149,381,979
     Diluted net loss per weighted average common share
       before extraordinary item and cumulative effect of a
       change in accounting principle(3)....................   $       (.90)      $       (.76)
                                                               ============       ============
     Diluted weighted average common shares(3)..............    133,355,486        149,381,979

                                                                 PRO FORMA
                                                               -------------
                                                                   AS OF
                                                               JUNE 30, 2000
                                                               -------------
                                                                    (IN
                                                                THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents.................................    $  342,926
  Working capital...........................................       553,445
  Total assets..............................................     1,650,364
  Total debt, including current maturities..................       966,504
  Stockholders' equity (deficit)............................       317,067

------------

(1) During the year ended December 31, 1999, we recorded a non-cash compensation charge of $110.1 million which reflects the difference between the cost of the class A common stock and class A series II common stock and the value of the common stock into which it was convertible at that date. Additionally, in connection with our initial public offering during the six months ended June 30, 2000, we recorded non-cash compensation expense charges totaling $104.4 million; (i) $33.6 million related to the amendment of terms of the performance stock options held by members of management that eliminated the exercisability restrictions and variable exercise price terms, (ii) $62.9 million related to the reclassification of each 6 2/3 shares of class A common stock and class A series II common stock into one share of common stock and (iii) $7.8 million related to options issued to Hicks Muse and partners of Hicks Muse as consideration for the termination of certain agreements.

(2) Represents charges relating to the write-off of acquired in-process research and development costs associated with the purchase accounting for the Kalex acquisition in 1999. The write-off relates to acquired research and development for projects that do not have a future alternative use. See note 1 to our consolidated financial statements.

(3) Basic and diluted net loss per weighted average common share before extraordinary item and cumulative effect of a change in accounting principle for the year ended December 31, 1999 is computed by dividing the net loss before extraordinary item and cumulative effect of a change in accounting principle plus the charge for preferred stock dividends and accretion by the weighted average common shares outstanding during the period plus the class A common stock and class A series II common stock shares outstanding on an as if converted basis at a conversion rate of one share of common stock for each 6 2/3 outstanding shares of class A common stock and class A series II common stock. Basic and diluted net loss per weighted average common share before extraordinary item and cumulative effect of a change in accounting principle for the six months ended June 30, 2000 is computed by dividing the net loss before extraordinary item and cumulative effect of a change in accounting principle plus the charge for preferred stock dividends and accretion by the weighted average common shares outstanding during the period. Options and warrants were excluded from the diluted calculation because their effect is antidilutive. For a further discussion of the methodology used to calculate basic and diluted loss per share, refer to note 22 of our consolidated financial statements.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

     Our business, financial conditions or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

WE MAY EXPERIENCE FLUCTUATIONS IN OUR OPERATING RESULTS AND, BECAUSE MANY OF OUR OPERATING COSTS ARE FIXED, EVEN SMALL REVENUE SHORTFALLS CAN HAVE A DISPROPORTIONATE EFFECT ON OUR OPERATING RESULTS

     Our operating results may vary significantly for a variety of reasons, including:

     - expenditures or write-offs related to acquisitions;

     - start-up expenses relating to new manufacturing facilities;

     - pricing pressures;

     - timing of orders from and shipments to major customers;

     - our capacity relative to the volume of orders;

     - expenditures in anticipation of future sales;

     - variations in product mix; and

     - overall economic conditions in the electronics industry.

     Historically, expenditures and write-offs related to acquisitions, start-up expenses relating to new manufacturing facilities and pricing pressures have caused fluctuations in our operating results. For example, in the fiscal year ended December 31, 1999, we incurred $17.6 million of write-offs related to acquisitions and $18.4 million of start-up expenses, net of tax benefit of $6.7 million. Because a significant portion of our operating expenses are fixed, even a relatively small revenue shortfall can have a disproportionate effect on our results of operations. Results of operations in any period should not be considered indicative of the results to be expected for any future period.

A SIGNIFICANT PORTION OF OUR REVENUES ARE BASED ON SALES TO OUR LARGEST CUSTOMERS; IF WE LOSE ANY OF THESE CUSTOMERS, OUR SALES COULD DECLINE SIGNIFICANTLY

     For the year ended December 31, 1999 and the six months ended June 30, 2000, Lucent Technologies accounted for approximately 32% and 26%, respectively, General Electric accounted for approximately 9% and 7%, respectively, and our five largest customers as a group accounted for approximately 55% and 46%, respectively, of our pro forma net sales. Although we cannot assure you that our principal customers will continue to purchase products from us at past levels, we expect a significant portion of our revenue will continue to be concentrated within a small number of customers. In addition, we anticipate that Lucent Technologies will continue to be our largest customer for at least the next few years. Although we have supply agreements with each of Lucent Technologies and General Electric which could first expire in December 2001 and December 2006, respectively, there may be circumstances that would allow them to terminate those agreements or to purchase required quantities from other suppliers if we fail to perform. Additionally, an extraordinary change in the financial condition or business of these customers could cause them to be unable to fulfill their obligations to us under those contracts. The loss of, or significant curtailment of purchases by, Lucent Technologies or General Electric or one or more of these principal customers could have a material adverse effect on our revenues.

WE RELY HEAVILY ON THE TELECOMMUNICATIONS AND NETWORKING INDUSTRIES; ACCORDINGLY, A DOWNTURN IN THESE INDUSTRIES WOULD LIKELY HAVE A MATERIAL ADVERSE EFFECT ON OUR ABILITY TO FORECAST DEMAND AND PRODUCTION AND TO MEET DESIRED SALES LEVELS

     Our principal customers are in the telecommunications and networking industries, which are characterized by intense competition, relatively short product life cycles and significant fluctuations in product demand. In addition, these industries are generally subject to rapid technological change and product obsolescence. Furthermore, these industries are subject to economic cycles and have in the past experienced, and are likely in the future to experience, recessionary periods. A recession or any other event leading to excess capacity or a downturn in the telecommunications and networking industries would likely have a material adverse effect on our ability to forecast demand and production and to meet desired sales levels.

WE ARE EXPANDING OUR BUSINESS INTO NEW PRODUCTS AND SERVICES AND MAY NOT BE ABLE TO COMPETE EFFECTIVELY WITH OTHER COMPANIES WHO HAVE BEEN IN THESE BUSINESSES LONGER THAN WE HAVE

     The electronics manufacturing services industry is highly fragmented and characterized by intense competition. During the last two years, we have broadened our product offerings by expanding our backpanel assembly capabilities as well as adding printed circuit board assembly, full system assembly and test capabilities. As a result of our broadened focus in the electronics manufacturing services industry, we will be competing with companies that have substantially greater financial and manufacturing resources than we have and who have been providing these services longer than we have. As a participant in the electronics manufacturing services industry, we compete on the basis of product quality, responsiveness to customers, manufacturing and engineering technology and price. There can be no assurance that we will be able to successfully compete on this basis with our more established competitors.

THE ELECTRONICS MANUFACTURING SERVICES INDUSTRY IS SUBJECT TO RAPID TECHNOLOGICAL CHANGE; OUR FAILURE TO TIMELY OR ADEQUATELY RESPOND TO THOSE CHANGES MAY RENDER OUR EXISTING TECHNOLOGY LESS COMPETITIVE OR OBSOLETE, AND OUR OPERATING RESULTS MAY SUFFER

     The market for our products and services is characterized by rapidly changing technology and continuing process development. The future success of our business will depend in large part upon our ability to maintain and enhance our technological capabilities, develop and market products and services that meet changing customer needs, and successfully anticipate or respond to technological changes on a cost-effective and timely basis. Research and development expenses are expected to increase as manufacturers make demands for higher technology and more complex products. In addition, the electronics manufacturing services industry could in the future encounter competition from new or revised technologies that render existing technology less competitive or obsolete. There can be no assurance that we will effectively respond to the technological requirements of the changing market, including the need for substantial additional capital expenditures that may be required as a result of those changes and, as a result, our operating results may suffer.

IF WE DO NOT MANAGE EFFECTIVELY THE EXPANSION OF OUR OPERATIONS, OUR ABILITY TO CONTROL BUSINESS OPERATIONS AND EXPENDITURES MAY BE LIMITED

     We have grown rapidly in recent periods, and this growth may be difficult to sustain. Internal growth and further expansion of our value-added electronics manufacturing services offerings will require us to expand our existing operations and relationships and to improve our operational and information systems.

     We plan to expand our manufacturing capacity and value-added electronics manufacturing services offerings by expanding our facilities and by adding new equipment. This expansion involves significant risks. For example:

     - we may not be able to attract and retain the management personnel and skilled employees necessary to support expanded operations;

     - we may not efficiently and effectively integrate new operations, expand existing operations and manage geographically dispersed operations;

     - we may incur cost overruns;

     - we may encounter construction delays, equipment delays or shortages, labor shortages and disputes and production start-up problems that could adversely affect our growth and our ability to meet customers' delivery schedules; and

     - we may not be able to obtain funds for this expansion on acceptable terms.

     In addition, we expect to incur new fixed operating expenses associated with our expansion efforts, including increases in depreciation expense and rental expense. If our revenues do not increase sufficiently to offset these expenses, our operating results would be adversely affected.

OUR ACQUISITION STRATEGY COULD FAIL OR PRESENT UNANTICIPATED PROBLEMS FOR OUR BUSINESS IN THE FUTURE, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO MAKE ACQUIRED BUSINESSES PROFITABLE OR REALIZE ANTICIPATED BENEFITS OF THOSE ACQUISITIONS; OUR ACQUISITION STRATEGY COULD ALSO RESULT IN DILUTION TO OUR STOCKHOLDERS

     Our growth strategy includes acquiring complementary businesses. We cannot assure you that we will be able to successfully identify suitable acquisition opportunities or finance and complete any particular acquisition, combination or other transaction on acceptable terms and prices. Furthermore, acquisitions involve a number of risks and challenges, including:

     - diversion of management's attention;

     - the need to integrate acquired operations;

     - potential loss of key employees and customers of the acquired companies;

     - lack of experience operating in the geographic market of the acquired business; and

     - an increase in our expenses and working capital requirements.

     Any of these and other factors could adversely affect our ability to achieve anticipated levels of profitability at acquired operations or realize other anticipated benefits of acquisitions.

     To the extent that we issue shares of our stock or other rights to purchase stock in connection with any future acquisitions, our existing stockholders will suffer dilution and our earnings per share may decrease. Any future acquisitions may not generate additional revenue or benefit our business, and we may not achieve a satisfactory return on our investment in any acquired businesses.

THERE MAY BE SHORTAGES OF REQUIRED COMPONENTS WHICH WOULD CAUSE US TO CURTAIL OUR MANUFACTURING OR INCUR HIGHER THAN EXPECTED COSTS

     We purchase the components we use in producing printed circuit board and backpanel assemblies and other electronics manufacturing services and we may be required to bear the risk of component price fluctuations. In addition, shortages of electronic components have occurred in the past and may occur in the future. Component shortages or price fluctuations could have an adverse effect on our results of operations. Due to the continued increase of our contract manufacturing and assembly businesses as a percentage of our net sales, component shortages and price fluctuations would adversely affect our results of operations to a greater extent than in prior fiscal years.

WE HAVE A SUBSTANTIAL AMOUNT OF DEBT AND THE ABILITY TO FURTHER INCREASE OUR DEBT, WHICH COULD HAVE NEGATIVE CONSEQUENCES ON OUR BUSINESS IN THE FUTURE

As of June 30, 2000, on a pro forma basis:

     - our total debt outstanding was approximately $966.5 million;

     - our interest expense for the six months ended June 30, 2000 was approximately $44.6 million; and

     - our total stockholders' equity was approximately $317.1 million.

     In addition, as of June 30, 2000, we had approximately $149.4 million available for future borrowings under the revolving portion of our senior credit facility that may be used for future acquisitions and capital expenditures.

     Depending on our future performance, we and our subsidiaries will be permitted to incur significant additional debt in the future. Our high level of debt could have negative consequences. For example, it could:

     - increase our vulnerability to adverse industry and general economic conditions;

     - require us to dedicate a substantial portion of our cash flow from operations to make scheduled principal payments on our debt, thereby reducing the availability of our cash flow for working capital, capital investments, acquisitions and other business activities;

     - limit our ability to obtain additional financing to fund future working capital, capital investments, acquisitions and other business activities;

     - expose us to the risk of interest rate fluctuations to the extent we pay interest at variable rates on our debt;

     - limit our flexibility to plan for, and react to, changes in our business and our industry; and

     - place us at a competitive disadvantage relative to our less leveraged competitors.

WE EXPECT FUTURE AMORTIZATION OF OUR INTANGIBLES TO CONTINUE TO HAVE A NEGATIVE EFFECT ON OUR OPERATING RESULTS, AND ANY FUTURE IMPAIRMENT OF OUR LONG-LIVED ASSETS, INCLUDING OUR INTANGIBLES, WOULD LIKELY HAVE A NEGATIVE EFFECT ON OUR OPERATING RESULTS

     In the past, we have experienced net losses as a result of significant amortization and write-offs associated with our acquisitions. Since acquisitions are expected to continue to be a focus of our growth strategy, we expect these charges and expenses to have a negative impact on our results in the future. For example, in 1999, we incurred $43.4 million in charges relating to the amortization of goodwill from prior acquisitions. Additionally, in 1999, we incurred a $468.4 million non-cash impairment loss related to the write-down of long-lived assets, including goodwill and other acquired intangibles. We assess the recoverability of our long-lived assets, including intangible assets, based on their current and anticipated future undiscounted cash flows. Our policy for the recognition and measurement of any impairment of long-lived assets is to assess the current and anticipated future discounted cash flows associated with any impaired assets. To the extent any assets become impaired in the future, the charges would have a negative impact on our results.

A SIGNIFICANT PORTION OF OUR BUSINESS IS CONDUCTED IN FOREIGN COUNTRIES, EXPOSING US TO ADDITIONAL RISKS THAT MAY NOT EXIST IN THE UNITED STATES

     A significant portion of our operations is conducted in foreign countries and is subject to risks that are inherent in operating abroad, including:

     - inflation or changes in political and economic conditions;

     - governmental regulation;

     - changes in import duties;

     - trade restrictions;

     - work stoppages; and

     - other restraints and burdensome taxes.

     Our pro forma net sales outside the United States during the fiscal year ended December 31, 1999 and for the six months ended June 30, 2000 were approximately $608.7 million and $420.6, or 59.3% and 65.0% of net sales, respectively.

WE ARE SUBJECT TO CURRENCY FLUCTUATIONS WHICH MAY AFFECT OUR COST OF GOODS SOLD AND OPERATING MARGINS

     Approximately 7% of our business is conducted in the Euro. In addition, approximately 26% of our costs, including payroll and rent, are denominated in the Hong Kong dollar, the Chinese renminbi, the Mexican peso and the British pound sterling, as well as the Euro. Changes in exchange rates between these and other currencies and the U.S. dollar will affect our cost of goods sold and operating margins. Historically, these currency fluctuations have not had a significant effect on our operating results. We cannot predict the impact of future exchange rate fluctuations.

OUR SUCCESS DEPENDS ON OUR ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY AND WE MAY BECOME INVOLVED IN INTELLECTUAL PROPERTY DISPUTES WHICH MAY CAUSE US TO INCUR SUBSTANTIAL COSTS

     Our success depends in part on proprietary technology and manufacturing techniques. We have few patents for these proprietary techniques and choose to rely primarily on trade secret protection. Litigation may be necessary to protect our technology, to determine the validity and scope of the proprietary rights of others or to defend against claims of patent infringement. Litigation with respect to patents or other intellectual property matters could result in substantial costs and diversion of management and other resources and could have a material adverse effect on us. If any infringement claim is asserted against us, we may seek to obtain a license of the other party's intellectual property rights. We cannot assure you that a license would be available on reasonable terms or at all.

WE ARE SUBJECT TO ENVIRONMENTAL LAWS AND REGULATIONS WHICH EXPOSE US TO POTENTIAL FINANCIAL LIABILITY

     Our operations are regulated under a number of federal, state, local and foreign environmental laws and regulations, which govern, among other things, the discharge of hazardous materials into the air and water as well as the handling, storage and disposal of hazardous materials. Compliance with these environmental laws are major considerations in the fabrication of printed circuit boards because metals and other hazardous materials are used in the manufacturing process. Various federal, state and local laws and regulations impose liability on current or previous real property owners or operators for the cost of investigating, cleaning up or removing contamination caused by hazardous or toxic substances at the property. In addition, because we are a generator of hazardous wastes, we, along with any other person who arranges for the disposal of those wastes, may be subject to potential financial exposure for costs associated with the investigation and remediation of sites at which it has arranged for the disposal of hazardous wastes, if those sites become contaminated. Liability may be imposed without regard to legality of the original actions and without regard to whether we knew of, or were responsible for, the presence of such hazardous or toxic substances, and we could be responsible for payment of the full amount of the liability, whether or not any other responsible party is also liable. In addition, it is possible that in the future new or more stringent requirements could be imposed.

SOME OF OUR EMPLOYEES ARE UNIONIZED WHICH COULD RESULT IN LABOR DISPUTES THAT COULD DIVERT MANAGEMENT RESOURCES AND INCREASE OUR LABOR COSTS

     Approximately 7% of our employees are unionized, all at our Richmond, Virginia facility. A prolonged dispute, work stoppage or strike at this facility could have a material adverse effect on us, divert management resources or increase our labor costs. We have closed facilities in the past and may do so in the future. In connection with these closures, there is the potential for work stoppages or other disruptions, which could have an adverse effect on us.

OUR DEBT INSTRUMENTS IMPOSE RESTRICTIONS ON US THAT MAY RESTRICT OUR ABILITY TO OPERATE THE BUSINESS

     The agreements governing our indebtedness contain covenants that restrict our ability to, among other things, incur additional debt, pay dividends, repurchase junior debt, make investments, enter into transactions with affiliates, merge or consolidate with other entities and sell all or substantially all of our assets. In addition, our new senior credit facility is expected to contain other limitations and also require us to maintain specified financial ratios. A breach of any of these provisions could result in a default under our indebtedness, which would allow our lenders to declare all amounts outstanding under the indebtedness immediately due and payable, in which case, our assets might not be sufficient to repay those amounts. We may also be prevented from taking advantage of business opportunities that arise because of the limitations imposed on us by the restrictive covenants under our indebtedness.

AFFILIATES OF HICKS MUSE CONTROL A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK, WHICH COULD RESULT IN ACTIONS OR DECISIONS THAT ARE NOT CONSISTENT WITH THE INTERESTS OF OUR OTHER STOCKHOLDERS

     Following the offering, approximately 51.2% of our common stock will continue to be controlled by affiliates of Hicks, Muse, Tate & Furst Incorporated. In addition, a stockholders agreement among us, affiliates of Hicks Muse and other existing holders of our common stock provides that we and those stockholders have agreed to take all actions necessary, including voting the shares held by those stockholders, to elect the designees of Hicks Muse to our board of directors. Accordingly, Hicks Muse effectively controls the election of our board of directors and the approval or disapproval of other matters requiring stockholder approval and, as a result thereof, the direction of our management and policies. Using this control, Hicks Muse may take actions or make decisions that are not in the best interests of our other stockholders.

WE WILL RETAIN BROAD DISCRETION IN THE USE OF PROCEEDS FROM THIS OFFERING AND MAY NOT OBTAIN A SIGNIFICANT RETURN ON THE USE OF THESE PROCEEDS

     We currently have no specific plans for a significant portion of our net proceeds from this offering. Consequently, our management has complete discretion as to how to spend the proceeds from this offering. They may spend these proceeds in ways with which our stockholders may not agree. Management's allocation of the proceeds of this offering may not benefit our business and the investment of the proceeds may not yield a favorable return.

OUR STOCK PRICE HAS BEEN, AND MAY CONTINUE TO BE, EXTREMELY VOLATILE AND MAY DECREASE SIGNIFICANTLY

     Since the initial public offering of our common stock in March 2000, the trading prices of electronics manufacturing services companies in general, and ours in particular, have experienced extreme price fluctuations. Stock prices and trading volumes for our common stock may fluctuate widely for a number of reasons, including reasons that may be unrelated to our business or results of operations. Any negative change in the public's perception of electronics manufacturing services companies in general, or us in particular, could depress our stock price regardless of our operating results. Market fluctuations, as well as general political or economic conditions such as recession or interest rate or currency rate fluctuations, also may decrease the trading price of our common stock. As a result, you may not be able to resell your shares at or above the offering price.

FUTURE SALES OF OUR COMMON STOCK COULD ADVERSELY AFFECT OUR STOCK PRICE

     The market price for our common stock could fall substantially if our stockholders who hold restricted shares of common stock sell large amounts of shares of common stock in the public market following this offering. These sales, or the possibility that these sales may occur, could make it more difficult for us to sell equity or equity related securities in the future. These sales in the public market are limited by restrictions under federal securities law and by lock-up agreements that we, our directors, officers and some of our existing stockholders have agreed to enter into with the underwriters. With several exceptions, the lock-up agreements restrict us, our directors and officers and those stockholders from selling or otherwise disposing of any shares for a period of 90 days after the date of this prospectus without the prior written consent of Morgan Stanley & Co. Incorporated.

     As of the date of this prospectus, we have 133,824,209 outstanding shares of common stock, not including the shares of common stock being sold in the offering. 88,243,441 of such shares outstanding before the offering are "restricted" securities within the meaning of the federal securities laws and may not be resold unless registered under the Securities Act of 1933 or sold pursuant to an applicable exemption, including Rule 144. Following the offering, and in the case of our directors, officers and stockholders who have entered into lock-up agreements, the expiration of 90 days following the offering, 88,233,441 shares will be eligible for sale in the public market under Rule 144, subject, if applicable, to volume and manner of sale limitations imposed by Rule 144.

IT MAY BE DIFFICULT TO TAKE OVER OUR COMPANY, AND THAT COULD ADVERSELY AFFECT THE PRICE
OF OUR COMMON STOCK

     Following the offering, affiliates of Hicks, Muse, Tate & Furst Incorporated will control approximately 51.2% of our outstanding common stock. Accordingly, Hicks Muse effectively controls the decision whether a change of control will occur. Moreover, some provisions of our certificate of incorporation, bylaws and Delaware law could make it more difficult for a third party to acquire control of us, even if a change of control could be beneficial to you. These provisions and controlling ownership by Hicks Muse could also adversely affect our common stock price.

                 SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

     We have made forward-looking statements in this prospectus, including the section entitled "Management's Discussion and Analysis of Results of Operations and Financial Condition" that are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities, benefits resulting from the transactions described herein, this offering, and the effects of competition. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or other similar expressions.

     Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements after we distribute this prospectus.

     You should understand that many important factors could cause our results to differ materially from those expressed in forward-looking statements. These factors include fluctuations in our operating results and customer orders, our competitive environment, our reliance on our largest customers, risks associated with our international operations, our ability to protect our patents and trade secrets, environmental laws and regulations, our relationship with unionized employees, risks associated with our acquisition strategy, our substantial indebtedness, control by our largest stockholders and other factors described under "Risk Factors" elsewhere in this prospectus.

                                USE OF PROCEEDS

     The net proceeds to Viasystems from this offering are estimated to be approximately $320.5 million, or approximately $368.7 million if the underwriters' over-allotment option is exercised in full, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by Viasystems. We intend to use the net proceeds from this offering to repay approximately $48.0 million of revolving loan indebtedness that we expect to incur under our senior credit facility to fund the Rouen facilities acquisition, with the remainder to be used for possible future acquisitions and general corporate purposes.

     Currently, we have no specific plan for the net proceeds to be used for possible future acquisitions and general corporate purposes. Accordingly, our management will have broad discretion in the application of such net proceeds. We routinely review, evaluate and negotiate with third parties regarding possible acquisition or investment opportunities in complementary businesses and may in the future use such proceeds to acquire or invest in such businesses, although we have no definitive arrangements, understanding or agreements with respect to any such acquisitions as of the date of this prospectus. Pending any such uses, we intend to invest the unused portion of the net proceeds from this offering in short-term, interest bearing, investment grade obligations.

     On June 30, 2000, the weighted average annual interest rate applicable to the revolver under our senior credit facility was approximately 9.25%. The outstanding portion of revolving indebtedness under our senior credit facility is expected to be incurred to fund the Rouen facilities acquisition. For a description of the business conducted by the Rouen facilities, see "Prospectus Summary -- Recent Events." The revolving facility is scheduled to expire in September 2005, although amounts repaid thereunder may be reborrowed by Viasystems from time to time prior to such expiration, subject to compliance with conditions specified therein.

                          PRICE RANGE OF COMMON STOCK

     Our common stock has been listed on the New York Stock Exchange under the symbol "VG" since March 23, 2000. Prior to that time, there was no public market for our common stock. The following table sets forth, for the periods indicated, the high and low closing prices per share of our common stock as reported on the New York Stock Exchange.

                                                              COMMON STOCK PRICE
                                                              -------------------
                                                                HIGH       LOW
                Year ended December 31, 2000                  --------   --------
  First Quarter (since March 23, 2000)......................  $ 23 1/16  $ 14 7/16
  Second Quarter............................................  18 1/8     8 3/8
  Third Quarter (through September 27, 2000)................  21 3/4     13 3/4

     On September 27, 2000, the reported last sale price on the New York Stock Exchange for our common stock was $19 3/4. As of September 22, 2000, there were approximately 155 stockholders of record.

                                DIVIDEND POLICY

     We do not currently anticipate paying cash dividends on our common stock in the foreseeable future because we expect to retain our future earnings, if any, for use in the operation and expansion of our business. Moreover, our senior credit facility, the indentures governing our senior subordinated notes and our Series B preferred stock restrict our ability to pay dividends on our common stock. Any payment of future dividends will be at the discretion of our board of directors and will depend upon, among other things, our earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends, and other considerations that our board of directors deems relevant.

                                    DILUTION

     Purchasers of the common stock offered by this prospectus will suffer an immediate and substantial dilution in net tangible book value per share. Dilution is the amount by which the offering price paid by the purchasers of common stock will exceed the net tangible book value per share of common stock after the offering. The net tangible book value (deficit) per share of common stock is determined by subtracting total liabilities from the total book value of the tangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding on the date the book value is determined. As of June 30, 2000, we had a tangible book value (deficit) of $(355.8) million or $(2.66) per share excluding this offering. Upon the sale of 17.0 million shares at an assumed offering price of $19.75 per share (the reported last sale price on September 27, 2000) and deducting estimated underwriting discounts and commissions and estimated offering expenses, our tangible book value (deficit) as of June 30, 2000 would have been $(35.3) million or $(.23) per share. This represents an immediate increase in net tangible book value to existing stockholders of $2.43 per share and an immediate dilution to new investors of $19.98 per share. The following table illustrates this per share dilution:

Assumed public offering price per share.....................           $19.75
  Net tangible book value (deficit) per share before the
     offering...............................................  $(2.66)
  Increase in net tangible book value per share resulting
     from the offering......................................    2.43
                                                              ------
Net tangible book value (deficit) per share after the
  offering..................................................             (.23)
                                                                       ------
Dilution per share to new investors.........................           $19.98
                                                                       ======

     The following table summarizes, on an as adjusted basis set forth above as of June 30, 2000, the differences between existing stockholders and the new investors with respect to the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid before deducting estimated underwriting discounts, commissions and offering expenses payable by us.

                                        SHARES PURCHASED          TOTAL CONSIDERATION
                                   --------------------------   ------------------------   AVERAGE PRICE
                                   NUMBER OF SHARES   PERCENT       AMOUNT       PERCENT     PER SHARE
                                   ----------------   -------   --------------   -------   -------------
Existing Stockholders............    133,824,209         89%    $1,472,040,128      81%       $10.93
New Investors....................     17,000,000         11        335,750,000      19         19.75
                                     -----------        ---     --------------     ---
          Total..................    150,824,209        100%    $1,807,790,128     100%
                                     ===========        ===     ==============     ===

     As of September 25, 2000, there were outstanding options and warrants to purchase an additional 5,298,491 shares of common stock at exercise prices ranging from $6.00 to $14.41 per share. To the extent these options or warrants are exercised, there will be further dilution to new investors.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of June 30, 2000:

     - on an actual basis; and

     - on a pro forma basis after giving effect to this offering.

     The information set forth below should be read in conjunction with "Selected Financial Data," "Unaudited Pro Forma Financial Information," "Management's Discussion and Analysis of Results of Operations and Financial Condition" and the Consolidated Financial Statements of Viasystems and the notes thereto, included elsewhere in this prospectus.

                                                                    JUNE 30, 2000
                                                              -------------------------
                                                                ACTUAL       PRO FORMA
                                                              -----------   -----------
                                                                   (IN THOUSANDS)
Cash........................................................  $    22,445   $   342,926(1)
                                                              ===========   ===========
Long-term debt, including current portion:
  Senior credit facility....................................  $   150,000   $   150,000(2)
  Loan notes................................................      285,312       285,312
  9 3/4% senior subordinated notes(3).......................      503,664       503,664
  Other(4)..................................................       27,528        27,528
                                                              -----------   -----------
         Total long-term debt...............................      966,504       966,504
                                                              -----------   -----------
Series B preferred stock, $.01 par value, 6,000,000 shares
  authorized, 1,583,374.522 shares issued and outstanding,
  aggregate liquidation value $39,584(5)....................       43,608        43,608
Stockholders' equity:
  Common stock, $.01 par value, 500,000,000 shares
    authorized, 133,824,209 shares issued and outstanding
    (actual),(6) 150,824,209 shares issued and outstanding
    (as adjusted)(6)........................................        1,338         1,508
  Additional paid-in capital................................    1,480,289     1,800,600
  Note from affiliate.......................................     (119,277)     (119,277)
  Accumulated deficit.......................................   (1,338,075)   (1,338,075)
  Treasury stock............................................         (162)         (162)
  Accumulated other comprehensive income....................      (27,527)      (27,527)
                                                              -----------   -----------
         Total stockholders' equity (deficit)...............       (3,414)      317,067
                                                              -----------   -----------
           Total capitalization.............................  $ 1,006,698   $ 1,327,179
                                                              ===========   ===========

------------

(1) Includes approximately $48.0 million that will be used to repay revolving indebtedness expected to be incurred to fund the Rouen facilities acquisition.

(2) The senior credit facility provides for a seven year term loan facility in the amount of $150.0 million, a letter of credit reimbursement facility in the amount of $303.1 million and a revolving credit facility in the amount of $175.0 million. As of June 30, 2000, on a pro forma basis after giving effect to this offering and the use of net proceeds therefrom, we would have had $149.4 million of available revolving borrowings under the senior credit facility.

(3) Includes unamortized premium of $3.7 million.

(4) Includes $5.3 million of capital lease obligations.

(5) Does not include 10,555.83 shares, $.3 million liquidation preference, issuable to holders of series B preferred stock for the period from June 1, 2000 to June 30, 2000.

(6) Excludes:

    - 3,033,872 shares of common stock that are issuable upon the exercise of outstanding stock options that have been issued under our management stock option plan with a weighted average exercise price of $10.31 per share;

    - 130,748 shares of common stock that are issuable upon the exercise of outstanding stock options that have been issued to former optionholders of Top Line Electronics Corporation with a weighted average exercise price of $15.99 per share;

    - 2,802,897 shares of common stock that are issuable upon the exercise of our outstanding performance options with an exercise price of $9.00 per share;

    - 16,666 shares of common stock that are issuable upon the exercise of outstanding stock options that have been issued to a non-employee director with an exercise price of $6.00 per share;

    - 100,000 shares of common stock that are issuable upon the exercise of outstanding stock options that have been issued to our non-employee directors with an exercise price of $21.00 per share;

    - 136,645 shares of common stock that are issuable upon the exercise of our outstanding warrants with an exercise price of $10.50 per share; and

    - 2,134,000 shares of common stock that are issuable upon the exercise of stock options granted to Hicks Muse and partners of Hicks Muse with an exercise price equal to $21.00 per share.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma financial information is based on our condensed consolidated financial statements, the condensed financial statements of the operations formerly conducted by Interconnection Systems Limited, Forward Group, Zincocelere and Viasystems Sweden, referred to in the pro forma financial statements as the "Transferred Operations," and the condensed financial statements of businesses acquired in 1999. The unaudited pro forma balance sheet as of June 30, 2000 gives effect to the consummation of this offering, as though such transaction had occurred on June 30, 2000. The unaudited pro forma statement of operations for the year ended December 31, 1999 gives effect to the acquisitions of PAGG Corporation and Kalex (collectively referred to in the pro forma financial statements as the "1999 Acquisitions"), the transfer of the operations formerly conducted by Interconnection Systems Limited, Forward Group, Zincocelere and Viasystems Sweden, the consummation of our initial public offering of 44.0 million shares of common stock in March 2000, including the application of the net proceeds therefrom, and this offering, as though each such transaction had occurred at January 1, 1999. The unaudited pro forma statement of operations for the six months ended June 30, 2000 gives effect to the transfer of the operations formerly conducted by Interconnection Systems Limited, Forward Group, Zincocelere and Viasystems Sweden, the consummation of our initial public offering of 44.0 million shares of common stock in March 2000, including the application of the net proceeds therefrom, and this offering, as though each such transaction had occurred at January 1, 1999.

     The pro forma financial information gives effect to pro forma adjustments that are based upon available information and assumptions that we believe are reasonable. Viasystems Group, Inc.'s transfer of the operations formerly conducted by Interconnection Systems Limited, Forward Group, Zincocelere and Viasystems Sweden have been transferred at historical cost. The pro forma financial information should be read in conjunction with our historical financial statements and the related notes thereto, and "Management's Discussion and Analysis of Results of Operations and Financial Condition" included elsewhere herein.

     The pro forma financial information does not purport to be indicative of the results that would have been obtained had those transactions been completed as of the assumed dates and for the periods presented or that may be obtained in the future.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

                       UNAUDITED PRO FORMA BALANCE SHEET
                              AS OF JUNE 30, 2000
                                 (IN THOUSANDS)

                                                                       PRO FORMA
                                                                      ADJUSTMENTS
                                                          COMPANY       FOR THE         COMPANY
                                                         HISTORICAL    OFFERING        PRO FORMA
                                                         ----------   -----------     -----------
                                             ASSETS
Current assets:
  Cash.................................................  $   22,445    $320,481(1)    $  342,926
  Accounts receivable..................................     275,526          --          275,526
  Inventories..........................................     193,947          --          193,947
  Prepaid expenses & other.............................      54,004          --           54,004
                                                         ----------    --------       ----------
          Total current assets.........................     545,922     320,481          866,403
Property, plant & equipment, net.......................     410,270          --          410,270
Intangible and other assets............................     373,691          --          373,691
                                                         ----------    --------       ----------
          Total assets.................................  $1,329,883    $320,481       $1,650,364
                                                         ==========    ========       ==========

                         LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Current maturities of long-term obligations..........  $   21,024    $     --       $   21,024
  Accounts payable.....................................     176,593          --          176,593
  Accrued and other liabilities........................      94,904          --           94,904
  Income taxes payable.................................      20,437          --           20,437
                                                         ----------    --------       ----------
          Total current liabilities....................     312,958          --          312,958
Long-term obligations, less current maturities.........     945,480          --          945,480
Other noncurrent liabilities...........................      31,251          --           31,251
Preferred stock........................................      43,608          --           43,608
Stockholders' equity (deficit).........................      (3,414)    320,481(1)       317,067
                                                         ----------    --------       ----------
          Total liabilities and stockholders' equity
            (deficit)..................................  $1,329,883    $320,481       $1,650,364
                                                         ==========    ========       ==========

---------------

(1) Represents the net cash proceeds from this offering.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                       COMPANY
                                                                                      PRO FORMA
                                                                                     AFTER GIVING
                                                                    PRO FORMA       EFFECT TO THE
                                                                   ADJUSTMENTS      DISPOSITION OF
                                                                     FOR THE             THE
                                                                   TRANSFERRED       TRANSFERRED
                                                                    OPERATIONS        OPERATIONS       PRO FORMA
                                                                     AND THE           AND THE        ADJUSTMENTS
                                   COMPANY        TRANSFERRED     INITIAL PUBLIC    INITIAL PUBLIC      FOR THE        COMPANY
                                  HISTORICAL     OPERATIONS(1)       OFFERING          OFFERING        OFFERING       PRO FORMA
                                 ------------    -------------    --------------    --------------    -----------    ------------
Net sales......................  $    742,869      $(95,663)         $     --        $    647,206     $        --    $    647,206
Costs of goods sold............       572,699       (85,236)               --             487,463              --         487,463
Selling, general and
  administrative expenses,
  including non-cash
  compensation expense charge
  of $104,351..................       166,471       (12,431)               --             154,040              --         154,040
Depreciation and
  amortization.................        76,073        (8,707)               --              67,366              --          67,366
                                 ------------      --------          --------        ------------     -----------    ------------
Operating income (loss)........       (72,374)       10,711                --             (61,663)             --         (61,663)
Interest expense, net..........        59,263        (3,616)          (11,002)(2)          44,645                          44,645
Amortization of deferred
  financing costs..............         2,649           (24)             (945)(3)           1,680              --           1,680
Other expense (income).........           647          (397)               --                 250              --             250
                                 ------------      --------          --------        ------------     -----------    ------------
Income (loss) before income
  taxes and cumulative effect
  of a change in accounting
  principle....................      (134,933)       14,748            11,947            (108,238)             --        (108,238)
Provision (benefit) for income
  taxes........................        (7,008)        4,638             4,779(4)            2,409              --           2,409
                                 ------------      --------          --------        ------------     -----------    ------------
Income (loss) before
  extraordinary item...........  $   (127,925)     $ 10,110          $  7,168        $   (110,647)    $        --    $   (110,647)
                                 ============      ========          ========        ============     ===========    ============
Basic net loss per weighted
  average common share before
  extraordinary item(5)........  $      (1.21)                                       $       (.85)                   $       (.76)
                                 ============                                        ============                    ============
Basic weighted average common
  shares(5)....................   107,649,703                                         132,381,979                     149,381,979
Diluted net loss per weighted
  average common share before
  extraordinary item(5)........  $      (1.50)                                       $       (.85)                   $       (.76)
                                 ============                                        ============                    ============
Diluted weighted average common
  shares(5)....................   107,649,703                                         132,381,979                     149,381,979

     See accompanying notes to Unaudited Pro Forma Statement of Operations.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

            NOTES TO THE UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000
                                 (IN THOUSANDS)

(1) On March 30, 2000, we completed a transfer of the capital stock of our subsidiaries that owned Interconnection Systems Limited, Forward Group, Zincocelere and Viasystems Sweden to a new entity formed by our pre-IPO stockholders. The financial information related to those operations has been derived from the unaudited historical financial statements of those operations for the period beginning January 1, 2000 and ending March 30, 2000. Viasystems received subordinated notes in the aggregate principal amount of $124,000 for the capital stock of those entities. For financial reporting purposes, the subordinated notes will be a component of stockholders' equity.

(2) Reflects the elimination of interest under our prior credit agreement at 8.5%.

(3) Adjustment reflects $336 related to the amortization of deferred financing costs associated with the refinancing of the existing senior credit facility net of the elimination of $1,281 of historical amortization of deferred financing fees associated with the existing credit facility.

(4) Adjustment reflects the pro forma tax effect of the adjustments related to notes (2) and (3) above for the Transferred Operations.

(5) Basic and diluted net loss per weighted average common share before extraordinary item is computed by dividing the net loss before extraordinary item plus the charge for preferred stock dividends and accretion by the weighted average common shares outstanding during the period. Options and warrants were excluded from the diluted calculation because their effect is antidilutive. For further discussion of the methodology used to calculate the basic and diluted loss per share, refer to note 22 of our consolidated financial statements.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                                              COMPANY
                                                                                                             PRO FORMA
                                                                                                           AFTER GIVING
                                                                                            PRO FORMA      EFFECT TO THE
                                                                                           ADJUSTMENTS      DISPOSITION
                                                                                             FOR THE          OF THE
                                                                                           TRANSFERRED      TRANSFERRED
                                                                                           OPERATIONS,      OPERATIONS,
                                                                                             THE 1999        THE 1999
                                                                                           ACQUISITIONS    ACQUISITIONS
                                                                               1999        AND INITIAL      AND INITIAL
                                              COMPANY       TRANSFERRED    ACQUISITIONS       PUBLIC          PUBLIC
                                             HISTORICAL    OPERATIONS(1)   HISTORICAL(2)     OFFERING        OFFERING
                                             ----------    -------------   -------------   ------------    -------------
Net sales..................................  $1,293,370      $(364,157)       $97,141        $     --      $  1,026,354
Costs of goods sold........................     969,614       (296,462)        62,268              --           735,420
Selling, general and administrative
  expenses, including non-cash compensation
  expense charge of $110,070...............     232,653        (46,783)         9,893              --           195,763
Depreciation and amortization..............     182,143        (84,705)         6,890          19,071(3)        123,399
Impairment loss............................     468,389       (468,389)            --              --                --
Write-off of acquired in-process research
  and development..........................      17,600             --             --              --            17,600
                                             ----------      ---------        -------        --------      ------------
Operating income (loss)....................    (577,029)       532,182         18,090         (19,071)          (45,828)
Interest expense, net......................     117,822         (8,018)         1,021         (36,766)(4)        74,059
Amortization of deferred financing costs...       6,619           (158)            --          (3,781)(5)         2,680
Other expense (income).....................      23,594        (17,403)        (1,856)             --             4,335
                                             ----------      ---------        -------        --------      ------------
Income (loss) before income taxes and
  cumulative effect of a change in
  accounting principle.....................    (725,064)       557,761         18,925          21,476          (126,902)
Provision (benefit) for income taxes.......     (23,212)        (5,143)           840          16,130(6)        (11,385)
                                             ----------      ---------        -------        --------      ------------
Income (loss) before cumulative effect of a
  change in accounting principle...........  $ (701,852)     $ 562,904        $18,085        $  5,346      $   (115,517)
                                             ==========      =========        =======        ========      ============
Basic net loss per weighted average common
  share before cumulative effect of a
  change in accounting principle...........  $   (10.14))(7)                                               $      (1.03)(8)
                                             ==========                                                    ============
Basic weighted average common shares.......  62,123,268(7)                                                  116,355,486(8)
Diluted net loss per weighted average
  common share before cumulative effect of
  a change in accounting principle.........  $   (10.77)(7)                                                $      (1.03)(8)
                                             ==========                                                    ============
Diluted weighted average common shares.....  67,238,458(7)                                                  116,355,486(8)


                                              PRO FORMA
                                             ADJUSTMENTS
                                               FOR THE       COMPANY
                                              OFFERING      PRO FORMA
                                             -----------   ------------
Net sales..................................  $        --   $  1,026,354
Costs of goods sold........................           --        735,420
Selling, general and administrative
  expenses, including non-cash compensation
  expense charge of $110,070...............           --        195,763
Depreciation and amortization..............           --        123,399
Impairment loss............................           --
Write-off of acquired in-process research
  and development..........................           --         17,600
                                             -----------   ------------
Operating income (loss)....................           --        (45,828)
Interest expense, net......................           --         74,059
Amortization of deferred financing costs...           --          2,680
Other expense (income).....................           --          4,335
                                             -----------   ------------
Income (loss) before income taxes and
  cumulative effect of a change in
  accounting principle.....................           --       (126,902)
Provision (benefit) for income taxes.......           --        (11,385)
                                             -----------   ------------
Income (loss) before cumulative effect of a
  change in accounting principle...........  $        --   $   (115,517)
                                             ===========   ============
Basic net loss per weighted average common
  share before cumulative effect of a
  change in accounting principle...........                $       (.90)(8)
                                                           ============
Basic weighted average common shares.......                 133,355,486(8)
Diluted net loss per weighted average
  common share before cumulative effect of
  a change in accounting principle.........                $       (.90)(8)
                                                           ============
Diluted weighted average common shares.....                 133,355,486(8)

     See accompanying notes to Unaudited Pro Forma Statement of Operations.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

            NOTES TO THE UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(1) On March 30, 2000, we completed a transfer of the capital stock of our subsidiaries that owned Interconnection Systems Limited, Forward Group, Zincocelere and Viasystems Sweden to a new entity formed by our pre-IPO stockholders. The financial information related to those operations has been derived from the unaudited historical financial statements of those operations for the year ended December 31, 1999. Viasystems received subordinated notes in the aggregate principal amount of $124,000 for the capital stock of those entities. For financial reporting purposes, the subordinated notes will be a component of stockholders' equity.

(2) The detail of the historical financial data from the acquisitions of PAGG Corporation and Kalex for the periods prior to acquisition by Viasystems during the year ended December 31, 1999 has been obtained from the unaudited historical financial statements of the respective companies below:

                                                                                                   1999
                                                                   PAGG            KALEX       ACQUISITIONS
                                                               HISTORICAL(A)   HISTORICAL(B)    HISTORICAL
                                                               -------------   -------------   ------------
        Net sales............................................     $ 4,925         $92,216        $97,141
        Costs of goods sold..................................       4,644          57,624         62,268
        Selling, general and administrative expenses.........         815           9,078          9,893
        Depreciation and amortization........................         439           6,451          6,890
                                                                  -------         -------        -------
        Operating income (loss)..............................        (973)         19,063         18,090
        Interest expense, net................................         256             765          1,021
        Other expense (income)...............................          32          (1,888)        (1,856)
                                                                  -------         -------        -------
        Income (loss) before income taxes and cumulative
          effect of a change in accounting principle.........      (1,261)         20,186         18,925
        Provision (benefit) for income taxes.................        (161)          1,001            840
                                                                  -------         -------        -------
        Income (loss) before cumulative effect of a change in
          accounting principle...............................     $(1,100)        $19,185        $18,085
                                                                  =======         =======        =======

     (a) Amounts reflect the historical unaudited results of PAGG Corporation for the period prior to its acquisition by Viasystems from January 1, 1999 to April 30, 1999.

     (b) Amounts reflect the historical unaudited results of Kalex for the period prior to its acquisition by Viasystems from January 1, 1999 to July 31, 1999. The financial information for Kalex was translated at a rate of HK$7.7536 = US$1.00, the average rate in effect for the respective period.

 (3) Adjustment reflects the effect of the amortization of acquired intangibles and goodwill related to the acquisitions of PAGG Corporation and Kalex. Amortization is computed using systematic methods over the estimated useful lives ranging from 1 to 20 years.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

(4) Reflects the net impact to interest expense of the following borrowings as if the acquisitions of PAGG Corporation and Kalex, the transfer of the operations formerly conducted by Interconnection Systems Limited, Forward Group, Zincocelere and Viasystems Sweden and the initial public offering had been consummated as of the beginning of the period.

Tranche C Term Loan -- $291,000 at 9.2%.....................  $ 15,617
Interest income of cash collateral account -- $89,900 at
  4.5%......................................................    (2,360)
US Revolver -- paydown $70,000 at 8.3%......................    (3,389)
Term Loan -- paydown $10,125 at 8.3%........................      (490)
Elimination of interest under the credit agreement at
  8.5%......................................................   (45,123)
                                                              --------
                                                               (35,745)
Eliminate historical interest of the acquisitions of PAGG
  Corporation and Kalex.....................................    (1,021)
                                                              --------
                                                              $(36,766)
                                                              ========

(5) Adjustment reflects $1,343 related to the amortization of deferred financing costs associated with the refinancing of our senior credit facility net of the elimination of $5,124 of historical amortization of deferred financing fees associated with the prior credit facility.

(6) Reflects the tax effect of adjustments (3), (4) and (5) above.

(7) Basic net loss per weighted average common share before cumulative effect of a change in accounting principle is computed by dividing the net loss before cumulative effect of a change in accounting principle plus the charge for preferred stock dividends and accretion less the loss attributable to class A common stock and class A series II common stock by the weighted average common shares outstanding during the period. Diluted net loss per weighted average common share before cumulative effect of a change in accounting principle is computed by dividing the net loss before cumulative effect of a change in accounting principle plus the charge for preferred stock dividends and accretion by the weighted average common shares outstanding during the period plus the weighted average class A common stock and class A series II common stock shares outstanding on an as if converted basis, assuming a price of $21.00 per share. Options and warrants were excluded from the diluted calculation because their effect is antidilutive. For further discussion of the methodology used to calculate the basic and diluted loss per share, refer to note 22 of our consolidated financial statements.

(8) Basic and diluted net loss per weighted average common share before cumulative effect of a change in accounting principle is computed by dividing the net loss before cumulative effect of a change in accounting principle plus the charge for preferred stock dividends and accretion by the weighted average common shares outstanding during the period. The number of shares of class A common stock and class A series II common stock used to calculate the basic and diluted net loss per weighted average common share before cumulative effect of a change in accounting principle is the number of shares outstanding, converted at a rate of one share of common stock for each 6 2/3 outstanding shares of class A common stock and class A series II common stock. Options and warrants were excluded from the diluted calculation because their effect is antidilutive. For further discussion of the methodology used to calculate the basic and diluted loss per share, refer to note 22 of our consolidated financial statements.

                            SELECTED FINANCIAL DATA

VIASYSTEMS GROUP, INC.

     The selected financial and other data below for the years ended December 31, 1995, 1996, 1997, 1998 and 1999 presents consolidated financial information of Viasystems Group, Inc. and subsidiaries and have been derived from our audited consolidated financial statements. In March 2000, we acquired all of the outstanding shares of Wirekraft Industries, Inc. in a transaction between entities under common control which was accounted for in a manner similar to a pooling of interest. The table below presents only the financial data of Wirekraft from January 1, 1995 through August 28, 1996, the date Viasystems Group, Inc. commenced operations. Subsequent to August 28, 1996, the historical financial data of Viasystems and Wirekraft have been combined. The selected information below for the six months ended June 30, 1999 and 2000 has been derived from our unaudited consolidated interim financial statements. Such financial statements reflect all adjustments, consisting only of normal and recurring adjustments, that management considers necessary for a fair and accurate presentation of the data. The interim results are not necessarily indicative of results of operations for the entire year. The following information should be read in conjunction with our audited consolidated financial statements and the notes thereto and "Management's Discussion and Analysis of Results of Operations and Financial Condition," all included elsewhere in this prospectus.

                                                                                                           SIX MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,                                JUNE 30,
                                    ---------------------------------------------------------------   --------------------------
                                      1995        1996         1997          1998          1999          1999           2000
                                    --------   ----------   -----------   -----------   -----------   -----------   ------------
                                                         (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                                                                                             (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Net sales.......................  $172,907   $  212,698   $   960,719   $ 1,202,321   $ 1,293,370   $   622,525   $    742,869
  Cost of goods sold..............   131,903      172,536       684,777       856,942       969,614       463,787        572,699
  Selling, general and
    administrative expenses,
    including non-cash
    compensation expense charge of
    $3,398 in 1998, $110,070 in
    1999 and $104,351 in March
    2000(1).......................    14,879       10,558        83,497       119,424       232,653        54,192        166,471
  Depreciation....................     4,774        8,264        55,064       107,400       118,873        52,435         51,778
  Amortization of intangible
    assets........................     2,637        1,594        61,165        65,550        63,270        25,217         24,295
  Impairment loss(2)..............        --       32,835            --            --       468,389            --             --
  Write-off of acquired in-process
    research and development(3)...        --       50,800       294,500        20,100        17,600            --             --
                                    --------   ----------   -----------   -----------   -----------   -----------   ------------
  Operating income (loss).........    18,714      (63,889)     (218,284)       32,905      (577,029)       26,894        (72,374)
  Interest expense................     5,609       13,363        73,322       101,045       117,822        53,183         59,263
  Amortization of deferred
    financing costs...............        --          470         6,629         9,354         6,619         3,083          2,649
  Other expense (income)..........       185         (330)        1,138         4,964        23,594         1,566            647
                                    --------   ----------   -----------   -----------   -----------   -----------   ------------
  Loss before income taxes,
    cumulative effect of a change
    in accounting principle, and
    extraordinary item............    12,920      (77,392)     (299,373)      (82,458)     (725,064)      (30,938)      (134,933)
  Provision (benefit) for income
    taxes.........................     5,168       (1,580)       13,490        (1,812)      (23,212)       (7,736)        (7,008)
                                    --------   ----------   -----------   -----------   -----------   -----------   ------------
  Loss before cumulative effect of
    a change in accounting
    principle, extraordinary
    item..........................     7,752      (75,812)     (312,863)      (80,646)     (701,852)      (23,202)      (127,925)
  Cumulative effect-write-off of
    start-up costs, net of income
    tax benefit of $6,734(4)......        --           --            --            --        18,443        18,443             --
  Extraordinary loss, net of
    tax(5)........................        --           --         7,796            --            --            --         31,196
                                    --------   ----------   -----------   -----------   -----------   -----------   ------------
  Net income (loss)...............  $  7,752   $  (75,812)  $  (320,659)  $   (80,646)  $  (720,295)  $   (41,645)  $   (159,121)
                                    ========   ==========   ===========   ===========   ===========   ===========   ============
  Basic net loss per weighted
    average common share(6).......  $     --   $   (46.32)  $    (10.76)  $     (1.54)  $    (10.14)  $      (.75)  $      (1.50)
                                    ========   ==========   ===========   ===========   ===========   ===========   ============
  Basic weighted average common
    shares(6).....................        --    1,440,000    26,507,409    48,205,838    62,123,268    50,531,592    107,649,703
  Diluted net loss per weighted
    average common share(6).......  $     --   $   (52.21)  $    (12.22)  $     (1.71)  $    (10.77)  $      (.86)  $      (1.50)
                                    ========   ==========   ===========   ===========   ===========   ===========   ============
  Diluted weighted average common
    shares(6).....................        --    1,451,955    26,507,407    48,669,528    67,238,458    50,754,995    107,649,703

                                                                                                           SIX MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,                                JUNE 30,
                                    ---------------------------------------------------------------   --------------------------
                                      1995        1996         1997          1998          1999          1999           2000
                                    --------   ----------   -----------   -----------   -----------   -----------   ------------
                                                                           (IN THOUSANDS)                    (UNAUDITED)
BALANCE SHEET DATA:
  Cash and cash equivalents.......  $     31   $   16,117   $    27,538   $     9,335   $    22,839   $     2,042   $     22,445
  Working capital.................    11,470       60,839        37,830        31,394       112,220        31,797        232,964
  Total assets....................   116,962      467,767     1,153,548     1,545,641     1,309,226     1,451,350      1,329,883
  Total debt, including current
    maturities....................        --      265,685       847,396     1,134,992     1,362,523     1,154,926        966,504
  Stockholders' equity
    (deficit).....................    94,326      115,837       (26,738)      (90,578)     (537,247)     (129,261)        (3,414)

------------

(1) During the years ended December 31, 1998 and 1999, we recorded non-cash compensation charges of $3,398 and $110,070, respectively, which reflect the difference between the cost of the class A common stock and class A series II common stock and the value of the common stock that it is convertible into at those dates. Additionally, in connection with our initial public offering during the six months ended June 30, 2000, we recorded non-cash compensation expense charges totaling $104.4 million; (i) $33.6 million related to the amendment of terms of the performance stock options held by members of management that eliminated the exercisability restrictions and variable exercise price terms, (ii) $62.9 million related to the reclassification of each 6 2/3 shares of class A common stock and class A series II common stock into one share of common stock and (iii) $7.8 million related to options issued to Hicks Muse and partners of Hicks Muse as consideration for the termination of certain agreements.

(2) Represents an impairment loss related to the write-off of long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." See note 3 to our consolidated financial statements.

(3) Represents charges relating to the write-off of acquired in-process research and development costs associated with the acquisitions of Circo Craft and the assets of the Interconnection Technologies Unit of the Microelectronics Group (the "Lucent Division") of Lucent Technologies Inc. in 1996, Forward and ISL in 1997, Mommers and Zincocelere in 1998 and Kalex in 1999. The write-off relates to acquired research and development for projects that do not have a future alternative use. See note 1 to our consolidated financial statements included elsewhere herein.

(4) Represents the write-off of the net book value of start-up costs as of January 1, 1999 related to the required adoption of the Financial Accounting Standards Board's issuance of Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities," which requires costs of start-up activities and organizational costs to be expensed as incurred effective January 1, 1999.

(5) We recorded, as an extraordinary item, a non-cash write-off of deferred financing fees of approximately $7,796, net of income tax benefit of $4,332 in 1997 and $31,196, net of income tax benefit of $0 in 2000 related to deferred financing fees incurred on debt retired before maturity.

(6) Basic net loss per weighted average common share for the years ended December 31, 1996, 1997, 1998, and 1999 and for the six months ended June 30, 1999, is computed by dividing the net loss plus the charge for preferred stock dividends and accretion less the loss attributable to class A common stock and class A series II common stock by the weighted average common shares outstanding during the period. Diluted net loss per weighted average common share for the years ended December 31, 1996, 1997, 1998, and 1999 and for the six months ended June 30, 1999, is computed by dividing the net loss plus the charge for preferred stock dividends and accretion by the weighted average common shares outstanding during the period plus the weighted average class A common stock and class A series II common stock on an as if converted basis. Basic and diluted net loss per weighted average common share for the six months ended June 30, 2000, is computed by dividing the net loss plus the charge for preferred stock dividends and accretion by the weighted average common shares outstanding during the period. Options and warrants were excluded from the diluted calculation because their effect is anti-dilutive. For further discussion on the calculation of basic and diluted loss per share, refer to note 22 of our consolidated financial statements.

PREDECESSORS

     Each of Circo Craft Co. Inc., Viasystems Technologies Corp., Forward Group PLC and Interconnection Systems (Holdings) Limited are considered predecessors to Viasystems Group, Inc. and, as such, the following selected financial data is presented for each predecessor.

     CIRCO CRAFT CO. INC.

     The selected financial and other data below represents the financial information of Circo Craft for the periods indicated. The data for the year ended December 31, 1995 and the nine months ended September 30, 1996 (the period prior to the acquisition of Circo Craft by Viasystems), set forth in Canadian GAAP in Canadian dollars, has been derived from the audited consolidated financial statements of Circo Craft. The consolidated financial statements of Circo Craft have been prepared in accordance with Canadian GAAP, which differs in significant respects from U.S. GAAP. The data set forth in U.S. GAAP for the fiscal year ended December 31, 1995 and the nine months ended September 30, 1996, has been derived from the audited consolidated financial statements of Circo Craft and adjusted for differences between Canadian GAAP and U.S. GAAP. The following information should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition," all included elsewhere herein.

                                                                                     APPROXIMATE AMOUNTS
                                                         CANADIAN GAAP                   IN U.S. GAAP
                                                  ----------------------------   ----------------------------
                                                  FISCAL YEAR     NINE MONTHS    FISCAL YEAR     NINE MONTHS
                                                     ENDED           ENDED          ENDED           ENDED
                                                  DECEMBER 31,   SEPTEMBER 30,   DECEMBER 31,   SEPTEMBER 30,
                                                    1995(1)          1996          1995(1)          1996
                                                  ------------   -------------   ------------   -------------
                                                                        (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Net sales.....................................   C$185,156       C$129,633      C$194,140       C$129,633
  Cost of goods sold............................     148,788         101,532        148,788         101,532
  Selling, general and administrative
    expenses....................................      11,087           7,969         10,846           8,072
  Depreciation and amortization.................       7,931           8,456          7,931           8,456
                                                   ---------       ---------      ---------       ---------
    Operating income............................      17,350          11,676         26,575          11,573
  Interest expense..............................         852             646            852             646
  Other income..................................        (915)           (880)          (915)           (880)
  Expenses related to sale(2)...................          --           5,907             --           5,907
                                                   ---------       ---------      ---------       ---------
    Income before income taxes..................      17,413           6,003         26,638           5,900
  Provision for income taxes....................       5,564           3,847          6,079           3,680
                                                   ---------       ---------      ---------       ---------
         Net income before non-controlling
           interest.............................   C$ 11,849       C$  2,156      C$ 20,559       C$  2,220
                                                   =========       =========      =========       =========
BALANCE SHEET DATA (END OF PERIOD):
  Cash and cash equivalents.....................   C$ 19,231       C$ 28,438      C$ 16,600       C$ 21,411
  Working capital...............................      40,057          41,909         40,057          41,909
  Total assets..................................     128,964         134,725        128,964         134,725
  Total debt, including current maturities......                                     15,998          17,563

------------

(1) Under Canadian GAAP in effect at the time, Circo Craft recognized revenues related to a gain on an out-of-court settlement in 1994. Under U.S. GAAP, that gain would have been deferred and recognized in 1995.

(2) Represents non-recurring expenses incurred in connection with the sale of Circo Craft to Viasystems which includes, among others, brokerage and legal fees.

     VIASYSTEMS TECHNOLOGIES CORP.

     The selected financial and other data below presents financial information of the Lucent Division (renamed Viasystems Technologies) for the periods indicated. The data for the fiscal year ended December 31, 1995, and the eleven months ended November 30, 1996 (the period prior to the acquisition of the Lucent Division by Viasystems Technologies), has been derived from the audited statements of operations of Viasystems Technologies. We have omitted balance sheet data because we do not believe that the presentation of balance sheet data for Viasystems Technologies is meaningful because such business was a division of Lucent Technologies for the periods indicated. In addition, Viasystems Technologies was a captive producer for Lucent Technologies and historical financial results for Viasystems Technologies may not be indicative of its results of operations as an independent entity. The following information should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition."

                                                                                ELEVEN
                                                              FISCAL YEAR       MONTHS
                                                                 ENDED          ENDED
                                                              DECEMBER 31,   NOVEMBER 30,
                                                                  1995           1996
                                                              ------------   ------------
                                                                    (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Net sales.................................................    $325,047       $325,102
  Cost of goods sold........................................     274,824        244,313
  Selling, general and administrative expenses..............      42,445         34,792
  Depreciation and amortization.............................      16,378         18,317
                                                                --------       --------
     Operating income (loss)................................      (8,600)        27,680
  Interest expense(1).......................................         204            917
  Other income..............................................         (94)          (228)
                                                                --------       --------
     Income (loss) before income taxes......................      (8,710)        26,991
  Provision (benefit) for income taxes......................      (3,310)        10,257
                                                                --------       --------
          Net income (loss).................................    $ (5,400)      $ 16,734
                                                                ========       ========

------------

(1) Interest expense represents interest incurred on capital leases.

     FORWARD GROUP PLC

     The selected financial and other data below presents financial information of Forward Group for the periods indicated. The data for the two fiscal years ended January 31, 1997, set forth in U.K. GAAP in U.K. pounds sterling, has been derived from the audited consolidated financial statements of Forward Group. The consolidated financial statements of Forward Group have been prepared in accordance with U.K. GAAP, which differs in significant respects from U.S. GAAP. The data set forth in U.S. GAAP as of and for the two fiscal years ended January 31, 1997, has been derived from the audited consolidated financial statements of Forward Group and adjusted for differences between U.K. GAAP and U.S. GAAP. The following information should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition."

                                                                            APPROXIMATE AMOUNTS
                                                           U.K. GAAP            IN U.S. GAAP
                                                       FISCAL YEAR ENDED     FISCAL YEAR ENDED
                                                          JANUARY 31,           JANUARY 31,
                                                       ------------------   --------------------
                                                        1996       1997       1996       1997
                                                       -------   --------   --------   ---------
                                                                    (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Net sales..........................................  L66,839   L105,029   L66,839    L105,029
  Costs of goods sold................................   49,850     79,030    49,850      79,030
  Selling, general and administrative expenses.......    6,425     11,189     6,390      11,029
  Depreciation and amortization......................    2,701      4,694     2,787       4,870
  Restructuring charges(1)...........................       --      1,244        --       1,244
                                                       -------   --------   -------    --------
     Operating income................................    7,863      8,872     7,812       8,856
  Interest expense...................................      412        996       412         996
  Other income.......................................     (113)      (229)     (113)       (229)
                                                       -------   --------   -------    --------
     Income before income taxes......................    7,564      8,105     7,513       8,089
  Provision for income taxes.........................    2,641      2,707     2,652       2,760
                                                       -------   --------   -------    --------
          Net income.................................  L 4,923   L  5,398   L 4,861    L  5,329
                                                       =======   ========   =======    ========
BALANCE SHEET DATA (END OF PERIOD):
  Cash and cash equivalents..........................  L   789   L     --   L   789    L     --
  Working capital....................................    1,898     (3,074)    2,553      (3,074)
  Total assets.......................................   51,124     60,282    56,539      67,406
  Total debt, including current maturities...........                         7,879      15,535

------------

(1) Represents non-recurring restructuring charges related to the consolidation and rationalization of several facilities at Forward Group.

     INTERCONNECTION SYSTEMS (HOLDINGS) LIMITED

     The selected financial and other data below presents financial information of Interconnection Systems (Holdings) Limited, or ISL, as of and for the periods indicated. The data as of and for the fiscal years ended March 29, 1996, and April 4, 1997 set forth in U.K. GAAP in U.K.L, has been derived from the audited consolidated financial statements of ISL. The consolidated financial statements of ISL have been prepared in accordance with U.K. GAAP, which differs in significant respects from U.S. GAAP. The data set forth in U.S. GAAP as of and for the fiscal years ended March 29, 1996 and April 4, 1997, has been derived from the audited consolidated financial statements of ISL and adjusted for differences between U.K. GAAP and U.S. GAAP. The following information should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition."

                                                                              APPROXIMATE AMOUNTS IN
                                                            U.K. GAAP               U.S. GAAP
                                                        FISCAL YEAR ENDED       FISCAL YEAR ENDED
                                                      ---------------------   ----------------------
                                                      MARCH 29,   APRIL 4,    MARCH 29,    APRIL 4,
                                                        1996        1997         1996        1997
                                                      ---------   ---------   ----------   ---------
                                                                      (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Net sales.........................................  L104,611    L141,643     L104,611    L141,643
  Costs of goods sold...............................    73,407      94,466       73,407      94,466
  Selling, general and administrative expenses......     7,522      10,514        7,464      10,437
  Depreciation and amortization.....................    17,302      26,771       15,752      17,522
                                                      --------    --------     --------    --------
  Operating income..................................     6,380       9,892        7,988      19,218
  Interest expense..................................       807         818          807         818
  Other income......................................        --         (44)          --         (44)
                                                      --------    --------     --------    --------
  Income before income taxes........................     5,573       9,118        7,181      18,444
  Provision for income taxes........................     4,422       6,874        2,584       6,112
                                                      --------    --------     --------    --------
          Net income................................  L  1,151    L  2,244     L  4,597    L 12,332
                                                      ========    ========     ========    ========
BALANCE SHEET DATA (END OF PERIOD):
  Cash and cash equivalents.........................  L  2,636    L 26,244     L  2,636    L 26,244
  Working capital...................................    (5,851)     11,516       (3,929)     14,276
  Total assets......................................    67,349     129,921       62,893     105,452
  Total debt, including current maturities..........                             15,699      35,754

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

GENERAL

     We are a leading worldwide independent provider of electronics manufacturing services, or EMS. We serve primarily the telecommunications and networking industries, which we believe to be the fastest-growing customer segments of the $73 billion EMS market. We offer a wide range of products and services to original equipment manufacturers of electronic products. Our products and services consist of the design and fabrication of printed circuit boards, in particular highly complex multi-layered printed circuit boards, the manufacture of custom-designed backpanel assemblies, the manufacture of complex printed circuit board assemblies, the procurement and management of materials and the assembly and testing of our customers' complete systems and products.

OUR DEVELOPMENT

     We were formed in 1996 by Hicks, Muse, Tate & Furst Incorporated and Mills & Partners, Inc. under the name Circo Craft Holding Company to create a preferred global manufacturing provider to leading original equipment manufacturers through acquisitions of printed circuit board fabricators and backpanel assemblers. In August 1996, we changed our name to CC Canada Holding Company and then back to Circo Craft Holding Company in September 1996. We had no operations prior to our first acquisition in October 1996, when we changed our name to Circo Technologies, Inc. In January 1997, we changed our name to Viasystems Group, Inc.

     During the past two years, we have broadened our focus to become a full-solution provider in the electronics manufacturing services industry. This change occurred as a result of our recognition that many of the next generation products in the telecommunications and networking industries require highly advanced printed circuit boards and backpanel assemblies. As a result, we made a strategic decision to capitalize on our capabilities to compete for the complete assembly of our customers' products that utilize our printed circuit boards and backpanels.

     In connection with this initiative, we opened four new facilities in the later part of 1998. The four new facilities broadened our product offerings by expanding our backpanel assembly capabilities as well as adding full system assembly and test capabilities. In addition, in 1999 we consummated the acquisition of PAGG Corporation and the printed circuit board manufacturing facilities of Kalex Printed Circuit Board Limited and its direct and indirect subsidiaries. The PAGG and Kalex acquisitions added printed circuit board assembly capabilities and expanded our full system assembly and test capabilities. The acquisition of the wire harness business in March 2000 added the design and manufacture of wire harnesses and cable assemblies to our capabilities. In March and June 2000, we also enhanced our EMS capabilities with the acquisitions of Marconi Communications' network components and services business and Top Line Electronics Corporation, respectively.

     Since our formation, we have also undertaken a rationalization of various facilities we have acquired. In particular, we have closed the Selkirk and Galashiels, Scotland facilities and the Manchester and Rugby, England facilities.

RECENT EVENTS

     On August 18, 2000, we entered into an agreement with Lucent Technologies to acquire its global provisioning facilities in Rouen, France, for approximately $48.0 million. The Rouen facilities are dedicated to the production of network transmission and radio frequency equipment, based on fixed wireless, microwave radio and synchronous digital hierarchy, or SDH, technologies. Upon consummation of the Rouen facilities acquisition, we will enter into a 30-month supply agreement with Lucent to continue to provide those products to them.

     While the acquisition of the Rouen facilities is expected to close by September 30, 2000, we cannot assure you that the closing will occur at that time or at all. This offering is not dependent on the consummation of the Rouen facilities acquisition.

ACQUISITIONS

     A significant portion of our growth has been generated through acquisitions completed since 1996. Our business includes eight acquired businesses, including the following acquisitions in 2000:

     - the purchase of the wire harness business from International Wire, a business engaged in the assembly of wire harness products, in the United States and Mexico, in March 2000, for $210.0 million in cash (the acquisition of the wire harness business has been accounted for in a manner similar to a pooling of interests and, accordingly, the historical results of the wire harness business have been combined with our historical results for all periods presented);

     - the purchase of Marconi's network components and services business, a business engaged in electronic manufacturing services primarily to telecommunication customers with operations in the United Kingdom, Italy and China, in March 2000, for $115.0 million in cash; and

     - the purchase of Top Line Electronics Corporation, a business engaged in design and prototype services, printed circuit board assembly, full system assembly and testing, in San Jose, California in June 2000, for 1,580,768 shares of our common stock (subject to the issuance of additional shares based on (i) the performance of Top Line's business through July 31, 2000 and (ii) the price of our common stock for the months of January and February 2001).

     We continue to examine numerous acquisition opportunities in order to:

     - diversify end-product programs with existing customers;

     - locate manufacturing facilities close to original equipment manufacturers or their end users;

     - expand our capacity in selected geographic regions to take advantage of existing infrastructure or low cost manufacturing;

     - complement our service offerings; and

     - diversify our customer base to serve a wide variety of end-markets with new telecommunications and networking customers.

     We routinely engage in discussions with respect to possible acquisitions. Acquisitions considered by us could include a single facility, significant multiple facilities or original equipment manufacturer asset acquisitions. We cannot assure you that any of these discussions will result in a definitive purchase agreement and, if they do, what the terms or timing of any agreement would be.

     Although we expect each acquisition to be accretive to earnings and cash flow after a transition period for each acquisition, generally approximately one year, we cannot assure you that any acquisition will be accretive after the transition period. The initial margins from a newly acquired business or facility will likely be lower than our current overall margins for several reasons:

     - an acquired business or facility may be underutilized;

     - existing business at a new or acquired business or facility may be lower margin, such as printed circuit board assembly or system assembly;

     - a newly acquired business or facility may be less efficient initially;
       and

     - we may accept lower initial margins on large-scale operations with significant new customers.

     The risks of lower margins frequently are mitigated during transition periods by supply arrangements agreed to in connection with a particular acquisition. These arrangements may include limited overhead contribution commitment, take or pay arrangements or limited revenue or product volume guarantees to support the financial viability of the facility until it reaches self-sufficiency.

     We expect that the results for an acquired business or facility will improve over the transition period as we:

     - increase capacity utilization and reduce cost;

     - complete integration activities, including replacing third-party suppliers of printed circuit boards, backpanel assemblies and wire harnesses and cable assemblies with our own internal production of those components;

     - implement our processes and disciplines to reduce costs and obtain the cost benefits of our procurement leverage; and

     - introduce new business from the original customer and others.

GREENFIELD FACILITIES

     Since our inception in 1996, we have opened four new start-up, or greenfield, facilities in the United States, Mexico, Europe and Asia. These facilities provide us with operations in key geographic markets. The four greenfield facilities are:

     - a 35,000 square foot facility opened September 1998 in Columbus, Ohio providing full system assembly services;

     - a 51,000 square foot facility opened August 1998 in Juarez, Mexico providing backpanel assembly services;

     - a 52,000 square foot facility opened June 1998 in Boldon, England providing backpanel assembly and full system assembly services; and

     - a 17,000 square foot facility opened November 1998 in Nantong, China providing backpanel assembly services.

     We are also currently completing a new 150,000 square foot facility in Shanghai, China, which will provide backpanel and cable assembly services.

     Consistent with our past practices and as a normal course of business, we will continue to evaluate establishing new greenfield facilities particularly when greenfield operations have the potential to enable us to increase our sales or service to our existing customers, access new geographic markets or provide favorable cost advantages.

HISTORICAL RESULTS OF OPERATIONS -- VIASYSTEMS

    SIX MONTHS ENDED JUNE 30, 1999 COMPARED TO SIX MONTHS ENDED JUNE 30, 2000

     Net sales for the six months ended June 30, 2000 were $742.9 million, representing a $120.3 million, or 19.3%, increase from the same period in 1999. The increase was primarily a result of acquisitions completed in 1999 and 2000, in addition to volume growth in the telecom/datacom industry, partially offset by the reduction in sales associated with the distribution of the operations formerly conducted by Interconnection Systems Limited, Forward Group, Zincocelere and Viasystems Sweden in March 2000.

     Cost of goods sold for the six months ended June 30, 2000, was $572.7 million, or 77.1% of sales compared to $463.8 million, or 74.5% of sales for the six months ended June 30, 1999. Cost of goods sold as a percent of net sales increased primarily due to costs incurred associated with the ramp-up of higher technology PCBs and backpanels in North America and Europe, costs associated with the start-up of the Chinese capacity expansion and a higher percentage of EMS sales in 2000 which have lower margins.

     Selling, general and administrative expenses (excluding one-time non-cash charges of $104.4 million in March 2000, as described below) for the six months ended June 30, 2000 of $62.1 million increased by $7.9 million versus the comparable period in 1999. These costs increased primarily due to increases in general and administrative expenses related to certain acquisitions completed in 1999 and 2000. These increases were partially offset by a reduction in expenses associated with the distribution of the operations formerly conducted by Interconnection Systems Limited, Forward Group, Zincocelere and Viasystems Sweden in March 2000 and cost containment efforts resulting from headcount reductions made at our corporate offices in 1999.

     In connection with our initial public offering in March 2000, we amended the terms of the performance stock options held by members of management that eliminated the exercisability restrictions and variable exercise price terms. The amended performance options have a fixed exercise price and are immediately exercisable. As a result of these amendments, we recorded a one-time non-cash compensation expense charge of approximately $33.6 million during the six months ended June 30, 2000.

     Also in connection with our initial public offering in March 2000, we reclassified each 6 2/3 shares of class A common stock and class A series II common stock into one share of common stock. This reclassification eliminated the variable terms of the class A and class A series II common stock and resulted in a one-time non-cash compensation expense charge of approximately $62.9 million recorded during the six months ended June 30, 2000.

     Additionally, in connection with our initial public offering in March 2000, we terminated the monitoring and oversight agreement and financial advisory agreement with an affiliate of Hicks, Muse, Tate & Furst Incorporated. As consideration for Hicks Muse's willingness to agree to such termination, we granted to an affiliate of Hicks Muse and partners of Hicks Muse options to purchase an aggregate 2,134,000 shares of our common stock at an exercise price equal to $21.00 per share. The option grant resulted in a net one-time non-cash compensation expense charge of approximately $7.8 million recorded during the six months ended June 30, 2000.

     Other expense increased $4.8 million, from $57.8 million for the six months ended June 30, 1999 to $62.6 million for the same period of 2000, primarily due to increased interest expense related to the debt financing incurred to fund the August 1999 acquisition of Kalex, partially offset by reduced interest expense in the second quarter of 2000 related to the recapitalization completed in connection with the initial public offering in March 2000.

     Depreciation and amortization decreased $1.6 million, from $77.7 million for the six months ended June 30, 1999 to $76.1 million for the same period of 2000, primarily as a result of depreciation and amortization expense associated with the distribution of the operations formerly conducted by Interconnection Systems Limited, Forward Group, Zincocelere and Viasystems Sweden in March 2000. This decrease was offset by the impact to depreciation of acquired fixed assets and amortization of acquired intangibles from certain acquisitions completed in 1999 and 2000.

     During 1999, we recorded a one-time non-cash cumulative effect of a change in accounting principle of $18.4 million (net of $6.7 million income tax benefit) related to the write-off of the net book value of start-up costs as of January 1, 1999.

     During the quarter ended March 31, 2000, we recorded, as an extraordinary item, a one-time, non-cash write-off of deferred financing fees of approximately $31.2 million (net of $0 income tax benefit) related to deferred financing fees incurred on debt under the old credit agreement, which was retired before maturity with proceeds from our initial public offering.

     YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1999

     Net sales for the year ended December 31, 1999 were $1,293.4 million, representing a $91.1 million, or 7.6%, increase from the comparable period in 1998. Approximately $123.6 million of the increase was due primarily to the acquisitions of Mommers and Zincocelere in 1998 and the acquisitions of Kalex and PAGG Corporation in 1999, offset by contractual price reductions of approximately $48.0 million under the Lucent supply agreement and other industry-wide pricing pressures.

     Cost of goods sold for the year ended December 31, 1999 was $969.6 million, or 75.0% of net sales, compared to $856.9 million, or 71.3% of net sales, for the year ended December 31, 1998. Cost of goods sold as a percent of net sales increased year over year as a result of contractual and industry-wide pricing pressures, partially offset by cost containment activities which approximated $80.0 million in reduced material costs negotiated as a result of our increased purchasing power and improved plant operating efficiencies through upgrades in systems and equipment technologies and by improving the process flow of our Echt, Netherlands facility.

     Selling, general and administrative expenses (excluding the non-cash compensation expense charge of $3.4 million and $110.1 million in 1998 and 1999, respectively) for the year ended December 31, 1999 increased by $6.6 million versus the comparable period in 1998. These costs increased primarily due to increases in general and administrative expenses related to the Kalex and PAGG Corporation acquisitions partially offset by cost containment efforts resulting from headcount reductions made at our corporate offices. During the years ended December 31, 1998 and 1999, we recorded non-cash compensation charges of $3.4 million and $110.1 million, respectively, which reflect the difference between the cost of the class A common stock and class A series II common stock and the value of common stock that it is convertible into at December 31, 1998 and 1999, respectively.

     Other expense increased $32.6 million, from $115.4 million for the year ended December 31, 1998 to $148.0 million in the same period of 1999, due primarily to increased interest expense and amortization of deferred financing costs related to the debt financing incurred to fund the acquisitions of Mommers and Zincocelere in the first quarter of 1998 and Kalex in August 1999 and from the loss on disposal of plant, property and equipment related to our Selkirk, Scotland facility that was closed during 1999.

     Depreciation and amortization increased $9.2 million, from $173.0 million for the year ended December 31, 1998 to $182.2 million for the same period in 1999, primarily as a result of the impact to depreciation of acquired fixed assets and to amortization of acquired intangibles from the acquisitions of Mommers and Zincocelere in the first quarter of 1998 and the Kalex acquisition in August 1999.

     During 1999, we recorded a non-cash impairment loss of $468.4 million related to the write-off of long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Based on current business enterprise values using common appraisal methods, the assessment has identified impairment of long-lived assets acquired from the Forward Group, Interconnection Systems Limited and Zincocelere acquisitions. The calculated business enterprise values determined were compared to the net book value of the related long-lived assets with the difference representing the amount of the impairment loss. The impairment loss for each group of assets was first charged against goodwill with any remaining amounts being charged to the other acquired intangibles and property, plant and equipment, if necessary. The impairment resulted due to significant changes in the markets served by the acquisitions that were not anticipated at the time of each acquisition, most significantly a significant decline in market pricing. The decline in market pricing was due to the convergence of two factors: significant currency fluctuations and the emergence of significant offshore competition from Asia Pacific. While the primary currency for the acquisitions is the U.K. pound sterling, their competitors were in Continental Europe and beginning to emerge from Asia Pacific. The currencies for most of the Continental European and Asia Pacific countries declined significantly against the U.K. pound sterling, which resulted in an improved relative cost position for the competitors and reduced market pricing. This decline in market pricing has resulted in a significant decline in profitability that is not expected to return in the near term.

     During 1999, we recorded a one-time non-cash cumulative effect of a change in accounting principle of $18.4 million (net of $6.7 million income tax benefit) related to the write-off of the net book value of start-up costs as of January 1, 1999.

     During 1998, we recorded a one-time non-cash write-off of $20.1 million related to in-process research and development acquired in the acquisitions of Mommers and Zincocelere. During 1999, we recorded a one-time non-cash write-off of $17.6 million related to in-process research and development acquired in the Kalex acquisition.

     During 1999, we initiated a comprehensive review of the strategic position of our individual business units with the intent to restructure our existing operations. As a result of the transfer of the operations formerly conducted by Interconnection Systems Limited, Forward Group, Zincocelere and Viasystems Sweden and the acquisition of the wire harness business of International Wire, we decided to abandon the planned restructuring.

     YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     Net sales for the year ended December 31, 1998 were $1,202.3 million, representing an increase of $241.6 million, or 25.2%, over the year ended December 31, 1997. The increase was primarily attributable to the acquisitions of Viasystems Sweden, Mommers and Zincocelere completed in the first quarter of 1998 and increased volume partially offset by typical, industry-wide pricing pressures as well as the negative impact of the stronger U.K. pound as it relates to continental European and Asian currencies and contractual price reductions under the Lucent supply agreement.

     Cost of goods sold for the year ended December 31, 1998 was $856.9 million, or 71.3% of net sales, compared to $684.8 million, or 71.3% of net sales for the year ended December 31, 1997. Cost of goods sold as a percent of net sales remained constant as product mix changes from the acquisitions of Viasystems Sweden, Mommers and Zincocelere, as well as the above mentioned currency-related and contractual price reductions we experienced were offset by cost containment and reduction activities.

     Selling, general and administrative expenses (excluding the non-cash compensation expense charge of $3.4 million in 1998) for the year ended December 31, 1998 increased by $32.5 million over selling, general and administrative expenses for the year ended December 31, 1997. These costs increased primarily due to the 1998 acquisitions of Viasystems Sweden, Mommers and Zincocelere, increased sales and marketing expenses and increases in administrative expenses at our Richmond, Virginia facility related to the separation from Lucent Technologies. During the year ended December 31, 1998, we recorded a non-cash compensation charge of $3.4 million, which reflects the difference between the cost of the class A common stock and class A series II common stock and the value of common stock that it is convertible into at December 31, 1998.

     Depreciation and amortization for the year ended December 31, 1998 increased $56.7 million over the comparable period for 1997 primarily as a result of the full year impact of the acquisitions of Forward Group and Interconnection Systems Limited in the second quarter of 1997 and of Viasystems Sweden, Mommers and Zincocelere in the first quarter of 1998.

     During the year ended December 31, 1998 we recorded a one-time non-cash write-off of $20.1 million related to in-process research and development acquired in the acquisitions of Mommers and Zincocelere. During the year ended December 31, 1997, we recorded a similar charge of $294.5 million related to the acquisitions of Forward Group and Interconnection Systems Limited.

     Other expense increased $34.4 million, from $81.0 million for the year ended December 31, 1997 to $115.4 million for the same period in 1998, due primarily to increased interest expense and amortization of deferred financing costs related to the debt financing incurred to fund the acquisitions of Viasystems Sweden, Mommers and Zincocelere.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth data regarding our net sales; gross profit; income (loss) before cumulative effect of change in accounting principle and extraordinary items and income (loss), in each case for the ten quarterly periods ending June 30, 2000. Such data has been derived from our unaudited consolidated financial statements which, in the opinion of management, have been prepared on substantially the same basis as our audited consolidated financial statements, subject to normal quarterly adjustments. The operating results in any quarter are not necessarily indicative of the results that may be expected for any future periods.

                                                                     THREE MONTHS ENDED
                          ---------------------------------------------------------------------------------------------------------
                          MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,
                            1998        1998         1998            1998         1999        1999         1999            1999
                          ---------   --------   -------------   ------------   ---------   --------   -------------   ------------
                                                                       (IN THOUSANDS)
Net Sales...............  $287,177    $304,841     $304,973        $305,330     $309,643    $312,882     $316,396       $ 354,449
Gross profit............    73,995      81,765       87,698         101,921       75,761      82,977       70,701          94,317
Income (loss) before
 cumulative effect of a
 change in accounting
 principle..............   (33,563)     (7,152)     (13,579)        (26,352)     (14,589)     (8,614)     (46,705)       (631,944)
Net income (loss).......   (33,563)     (7,152)     (13,579)        (26,352)     (33,032)     (8,614)     (46,705)       (631,944)

                           THREE MONTHS ENDED
                          --------------------
                          MARCH 31,   JUNE 30,
                            2000        2000
                          ---------   --------
                             (IN THOUSANDS)
Net Sales...............  $384,584    $358,285
Gross profit............    81,310      88,860
Income (loss) before
 cumulative effect of a
 change in accounting
 principle..............  (130,709)      2,784
Net income (loss).......  (161,905)      2,784

     Net sales increased from the quarter ended March 31, 1998 to the quarter ended June 30, 1998 due primarily to the acquisitions of Mommers and Zincocelere in February 1998 and March 1998, respectively. Quarterly net sales increased during 1999 primarily due to the acquisitions of PAGG and Kalex in April 1999 and August 1999, respectively. The decrease in net sales from the quarter ended March 31, 2000 to the quarter ended June 30, 2000 was primarily due to the distribution of the operations formerly conducted by Interconnection Systems Limited, Forward Group, Zincocelere and Viasystems Sweden in March 2000, partially offset by the acquisition of Marconi's network components and services business in March 2000.

     During the quarter ended December 31 1999, we recorded a non-cash impairment loss of $468.4 million related to the write-off of long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Based on business enterprise values using common appraisal methods, we identified impairment of long-lived assets acquired from the Forward Group, Interconnection Systems Limited and Zincocelere acquisitions. The calculated business enterprise values determined were compared to the net book value of the related long-lived assets with the difference representing the amount of the impairment loss. The impairment loss for each group of assets was first charged against goodwill with the remaining amounts being charged to the other acquired intangibles and property, plant and equipment, if necessary. The impairment resulted from significant changes in the markets served by the acquisitions that were not anticipated at the time of each acquisition, most significantly a significant decline in market pricing. The decline in market pricing was due to the convergence of two factors: significant currency fluctuations and the emergence of significant offshore competition from Asia Pacific. While the primary currency for the acquisitions is the U.K. pound sterling, our competitors were in Continental Europe and beginning to emerge from Asia Pacific. The currencies for most of the Continental European and Asia Pacific countries declined significantly against the U.K. pound sterling, which resulted in an improved relative cost position for the competitors and reduced market pricing. This decline in market pricing has resulted in a significant decline in profitability that is not expected to return in the near term.

     During the quarter ended March 31, 1999, we recorded a one-time non-cash cumulative effect of a change in accounting principle of $18.4 million (net of $6.7 million income tax benefit) related to the write-off of the net book value of start-up costs as of January 1, 1999.

     During the quarter ended March 31, 1998, we recorded a one-time non-cash write-off of $20.1 million related to in-process research and development acquired in the acquisitions of Mommers and Zincocelere. During the quarter ended September 30, 1999, we recorded a one-time non-cash write-off of $17.6 million related to in-process research and development acquired in the Kalex acquisition.

     In connection with our initial public offering in March 2000, we amended the terms of the performance stock options held by members of management that eliminated the exercisability restrictions and variable exercise price terms. The amended performance options have a fixed exercise price and are immediately exercisable. As a result of these amendments, we recorded a one-time non-cash compensation expense charge of approximately $33.6 million during the quarter ended March 31, 2000.

     Also in connection with our initial public offering in March 2000, we reclassified each 6 2/3 shares of class A common stock and class A series II common stock into one share of common stock. This reclassification eliminated the variable terms of the class A and class A series II common stock and resulted in a one-time non-cash compensation expense charge of approximately $62.9 million recorded during the quarter ended March 31, 2000.

     Additionally, in connection with our initial public offering in March 2000, we terminated the monitoring and oversight agreement and financial advisory agreement with an affiliate of Hicks, Muse, Tate & Furst Incorporated. As consideration for Hicks Muse's willingness to agree to such termination, we granted to an affiliate of Hicks Muse and partners of Hicks Muse options to purchase an aggregate 2,134,000 shares of our common stock at an exercise price equal to $21.00 per share. The option grant resulted in a net one-time non-cash compensation expense charge of approximately $7.8 million recorded during the quarter ended March 31, 2000.

     During the quarter ended March 31, 1999, we recorded a one-time non-cash cumulative effect of a change in accounting principle of $18.4 million (net of $6.7 million income tax benefit) related to the write-off of the net book value of start-up costs as of January 1, 1999.

     During the quarter ended March 31, 2000, we recorded, as an extraordinary item, a one-time, non-cash write-off of deferred financing fees of approximately $31.2 million (net of $0.0 income tax benefit) related to deferred financing fees incurred on debt under the old credit agreement, which was retired before maturity with proceeds from our initial public offering.

     Our quarterly results are affected by a variety of factors and may fluctuate significantly for a variety of reasons, including:

     - expenditures and write-offs related to acquisitions;

     - start-up expenses relating to new manufacturing facilities;

     - pricing pressures;

     - timing of orders from and shipments to major customers;

     - our capacity relative to the volume of orders;

     - expenditures in anticipation of future sales;

     - variations in product mix; and

     - overall economic conditions in the electronics industry.

LIQUIDITY AND CAPITAL RESOURCES -- VIASYSTEMS

     We are a holding company that has no significant assets other than the capital stock of Viasystems, Inc., and therefore, we rely on dividends and distributions from Viasystems, Inc. as our sole source of cash. Our right to participate in dividends or other distributions from Viasystems, Inc. is subject to restrictions imposed by the terms of Viasystems, Inc.'s senior credit facility and senior subordinated notes, as well as the prior rights of Viasystems, Inc.'s creditors and other statutory restrictions.

     Net cash used in operating activities was $65.5 million for the six months ended June 30, 2000, compared to net cash provided by operating activities of $27.9 million for the same period in 1999. The decrease in net cash provided by operating activities relates primarily to an increase in revenues, timing of receipts from certain major customers and investments in inventories.

     Net cash used in investing activities was $379.8 million for the six months ended June 30, 2000, compared to $60.0 million for the six months ended June 30, 1999. In 2000, net cash used in investing activities included $317.2 million related to the acquisitions of the wire harness business of International Wire, Marconi's network component and services business and Top Line Electronics Corporation, with the remainder related to capital expenditures. The net cash used in investing activities for the first half of 1999 included $9.3 million related to the PAGG acquisition with the remainder used for capital expenditures.

     Net cash provided by operating activities was $43.2 million for the year ended December 31, 1999 compared to net cash used in operating activities of $27.1 million for the same period in 1998. The increase in net cash from operating activities related primarily to timing of payments to vendors. Net cash used in investing activities was $452.2 million for the year ended December 31, 1999, compared to $280.2 million for the year ended December 31, 1998. The net cash used in investing activities for 1999 included $314.2 million related to the acquisitions of Kalex and PAGG Corporation with the remainder related to capital expenditures. In 1998, net cash used in investing activities included $145.7 million related to the acquisitions of Viasystems Sweden, Mommers and Zincocelere with the remainder related to capital expenditures.

     In connection with our acquisition of Interconnection Systems Limited in June 1997, we assumed approximately $437.5 million of loan notes, of which $285.3 million were outstanding as of December 31, 1999. Our prior credit facility contained a committed term loan facility that we could draw upon to satisfy our remaining obligations under those loan notes. In June 1997, we also completed a $400.0 million offering of Viasystems, Inc.'s 9 3/4% senior subordinated notes due 2007. The net proceeds of that offering were used to repay a bridge loan facility and approximately $171.9 million under our existing credit facility.

     In February 1998, Viasystems, Inc. issued an additional $100.0 million of its 9 3/4% senior subordinated notes due 2007 at a price of 104.5% of their principal amount, yielding approximately $101.0 million in proceeds. In connection with this offering of senior subordinated notes, our existing credit facilities were increased by $95.0 million, and an affiliate of Hicks, Muse, Tate & Furst Incorporated purchased an additional $50.0 million of our common stock. The proceeds from these financing activities were used to fund the acquisitions of Viasystems Sweden, Mommers and Zincocelere and repay a portion of our revolving credit facilities.

     In connection with the acquisition of Kalex in August 1999, we entered into a third amended and restated credit agreement with terms substantially similar to the prior credit agreement. Our credit agreement was amended to, among other things, establish an additional $291.0 million term loan facility, repay $10.1 million outstanding under the term loans available to refinance the loan notes issued in connection with the acquisition of Interconnection Systems Limited in 1997, and collateralize future amounts due under the term loans with approximately $89.9 million in cash. Additionally, we received an equity contribution of $200.0 million.

     In connection with our initial public offering in March 2000, we entered into a new senior credit facility. Our senior credit facility consists of a $150.0 million term loan facility, $303.0 million letter of credit and term loan reimbursement facility, and $175.0 million of available revolving loans. As of June 30, 2000, we had $149.4 million of available borrowing capacity under the revolving loan facility, subject to limitations. We expect to borrow approximately $48.0 million under the revolving loan facility to consummate the Rouen facilities acquisition. We expect to use a portion of the net proceeds from this offering to repay such indebtedness under the facility.

     As of June 30, 2000, our indebtedness consisted of amounts outstanding under the senior credit facilities, the senior subordinated notes, the loan notes, capital leases and other debt.

     We anticipate that our primary uses of cash for the next twelve months will be:

     - for capital expenditures for maintenance, replacement and acquisitions of equipment, expansion of capacity, productivity improvements and product and process technology development;

     - the $48.0 million purchase price for the Rouen facilities acquisition;
       and

     - to pay interest on, and to repay principal of, indebtedness under our senior credit facilities, the senior subordinated notes and our other outstanding indebtedness as discussed in note 8 to our consolidated financial statements set forth elsewhere herein.

     We anticipate that our aggregate capital expenditures in 2000 will be approximately $129.0 million. In 2000, our aggregate principal and interest payments under our senior credit facilities and the senior subordinated notes are expected to be approximately $79.0 million.

     We expect that our primary sources of cash will be cash on hand, cash from operating activities and revolving borrowings under our senior credit facilities. We anticipate that our cash on hand, cash flow from operations and additional funds available under the revolving facilities of our senior credit facilities will be sufficient to meet our requirements for working capital, capital expenditures, and debt service and other operating cash requirements over the next 12 months. Although we are not able to currently predict those needs in periods beyond 12 months, we believe our current cash flow from operations and borrowings available under our senior credit facility will be sufficient to meet our capital requirements through 2001. Any future acquisitions would likely require external sources of debt and/or equity financing. There can be no assurance that those funds would be available on terms satisfactory to us, or at all. In addition, our future operating performance and ability to meet our financial obligations will be subject to future economic conditions and to financial, business and other factors, many of which will be beyond our control.

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

     Borrowings under our senior credit facilities bear interest at floating rates and require interest payments on varying dates depending on the interest rate option we select. The senior subordinated notes bear interest at the rate of 9 3/4% per annum, which is payable semiannually in arrears.

     The senior credit facilities and senior subordinated notes restrict us from, among other things:

     - incurring additional indebtedness;

     - making capital expenditures in excess of $150.0 million for the fiscal year ended 2000 and $130.0 million for each of the fiscal years thereafter;

     - creating liens upon our property, assets or revenues;

     - disposing of assets;

     - guaranteeing indebtedness;

     - merging or selling substantially all of our assets;

     - declaring and paying dividends;

     - making investments and loans; and

     - entering into transactions with affiliates,

in each case with exceptions customary for indebtedness such as our senior credit facilities and senior subordinated notes.

NET OPERATING LOSS CARRYFORWARD

     For United States federal income tax purposes we had net operating loss carryforwards, or NOLs, amounting to approximately $642.7 million as of January 1, 2000. Such NOLs expire in 2018 through 2019 if not utilized before then to offset taxable income. Section 382 of the Internal Revenue Code of 1986, as amended, and regulations issued thereunder impose limitations on the ability of corporations to use NOLs if the corporation experiences more than a 50% change in ownership during certain periods. Changes in ownership in future periods could substantially restrict our ability to utilize our tax net operating loss carryforwards. We believe that no such ownership change has occurred or will occur as a result of the offering. There can be no assurances, however, that such an ownership change will not occur in the future. In addition, as of January 1, 2000 we had NOLs of $11 million in the People's Republic of China, $6 million in Puerto Rico, $47 million in the United Kingdom and $25 million in the Netherlands. Some of the NOLs in the People's Republic of China and Puerto Rico will expire if not utilized by December 31, 2000, while the other NOLs carry forward indefinitely.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133, as amended by SFAS No. 138, establishes accounting and reporting standards requiring that every derivative instrument (including derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allow a derivative's gains and losses to offset related results on the hedged item in the income statement, and require that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. We have not yet quantified the impacts of adopting SFAS No. 133 on its consolidated financial statements nor have we determined the timing or method of its adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility in earnings and other comprehensive income. In December 1999, the Commission issued Staff Accounting Bulletin No. 101 (SAB No.
101), "Revenue Recognition in Financial Statements." At this time SAB No. 101 has no effect on consolidated financial statements. In March 2000, the FASB issued FASB Interpretation No. 44, an interpretation of APB opinion No. 25. The financial impact, if any, of FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation," has not been quantified.

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

IN-PROCESS RESEARCH AND DEVELOPMENT

  1997 Acquisitions

     Forward Group's and Interconnection Systems Limited's in-process research and development, or R&D, value was comprised of numerous R&D projects. These R&D projects targeted improvements in materials and processing to reduce printed circuit board thickness, lines, spaces and vias for market applications and improvements in registration which would allow for the increase in the thickness of the printed circuit board backpanels for other market applications. There were several in-process R&D projects focused on plating, including panel plating, reverse pulse plating, direct metallization and immersion silver. In addition, other in-process R&D projects were investigating laser technology, sequential build up of printed circuit boards, the applicability of specialty materials and the ability to build components into a printed circuit board. Finally, the remaining in-process R&D projects targeted improvements in testing procedures to allow for testing for the more complex technologies related to the above-mentioned in-process R&D projects.

     The in-process R&D projects from the Forward Group and Interconnection Systems Limited acquisitions can now be classified into three categories: completed, abandoned or still in progress. We were technologically successful on many of the in-process R&D projects, but several were abandoned due to the unavailability of appropriate materials or manufacturing equipment or the lack of market acceptance. The remaining, still in progress, projects are primarily specialty materials projects, which have yet to develop the market demand anticipated at the time of these acquisitions. We believe that efforts to complete the still in progress acquired in-process R&D projects will consist primarily of internal engineering costs over the next one to three years. These costs are estimated to be approximately $1 million.

     The revenues derived from the in-process R&D projects from the Forward Group and Interconnection Systems Limited acquisitions are significantly lower than anticipated. This significant shortfall was caused by the abandonment of certain projects, the lack of market demand for others, and the general economic conditions of the printed circuit board market served by the Forward Group and Interconnection Systems Limited acquisitions. The market served by the Forward Group and Interconnection Systems Limited acquisitions has experienced significant changes not anticipated at the time of the acquisitions, most significantly a significant decline in market pricing. The decline in market pricing was due to the convergence of two factors: significant currency fluctuations and the emergence of significant offshore competition from Asia Pacific. While the primary currency for the Forward Group and Interconnection Systems Limited acquisitions is the U.K. pound sterling, their competitors were in Continental Europe and beginning to emerge from Asia Pacific. The currencies for most of the Continental European and Asia Pacific countries declined significantly against the U.K. pound sterling, which resulted in an improved relative cost position for the competitors and reduced market pricing. The decline in market pricing has resulted in a significant decline in profitability for the Forward Group and Interconnection Systems Limited acquisitions.

  1998 Acquisitions

     Mommers' in-process R&D value was comprised of several R&D projects. These in-process R&D projects, like those of the Forward Group and Interconnection Systems Limited acquisitions, targeted improvements in materials, processing and registration. Mommers' primary in-process R&D projects were focused on developing the capability to produce larger, thicker backpanels ranging from 48 to 60 layers and the development of thin core technology. The remaining projects were related to the further development of Mommers' high-density capabilities and the applicability of specialty materials.

     We approached the development of thicker backpanels as the combination of several projects: increasing board thickness, increasing the aspect ratio, which is a measure of hole diameter to board thickness, improving drilling and plating of higher aspect ratios and thicker boards, and increasing board size. Finally, upon successful completion of these steps, we would need to invest in the capital equipment necessary to produce the larger boards.

     The thin core technology project targeted the reduction of insulating material between two conductive layers of a printed circuit board, to produce thin, lightweight printed circuit boards. The reason for this activity is to address the electronics industry trend toward lighter and more densely populated product offerings.

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

     The primary in-process R&D projects from the Mommers acquisition can now be classified as completed as the development of the capabilities for the larger, thicker backpanels and the development of thin core technology have been achieved. In 1999, the revenues derived from the Mommers in-process R&D approximate the levels anticipated at the time of the acquisition. We are unable to accurately quantify the potential impact in the future of the failure of any single project or multiple projects, which were acquired as in-process R&D in the acquisition. There can be no guarantee that the acquired in-process R&D projects will result in future revenue growth, we believe that the likelihood is reasonable for these projects.

     Zincocelere's in-process R&D value was also comprised of several R&D projects, which targeted improvements in materials, processing and registration. Zincocelere's primary in-process R&D projects related to material processing and developing a photo microvia process. In addition, Zincocelere was involved in projects designed to reduce printed circuit board thickness, lines, spaces and vias, and other projects designed to increase board thickness for other applications.

     The primary material-processing project underway at the time of the acquisition was focused on finding solutions to the problem of thin copper foil handling. This project was primarily related to the reduction of cost. We have successfully completed this project.

     The photo microvia process project under development at the time of the acquisition has been abandoned at this site. The commercial viability of this project for the customer base served by Zincocelere was limited and would have required significantly more capital investment.

     Most of the other in-process R&D projects related to the Zincocelere acquisition have also been abandoned. The abandonment of most of Zincocelere's in-process R&D projects combined with a significant reduction in market pricing for lower technology printed circuit boards has resulted in less revenue than anticipated at the date of the acquisition. The decline in market pricing has resulted in a significant decline in profitability for the Zincocelere acquisition.

  1999 Acquisitions

     Kalex's in-process R&D value is comprised of three primary projects consisting of developing Rambus technology, increasing board layer count and developing ball grid array substrates capability. At the acquisition date, R&D programs ranged from 65% to 80% complete and total continuing R&D commitments to complete the projects were expected to be $2.4 million. Since the date of the acquisition we have completed the Rambus project and continued to pursue the board layer count project and the ball grid array substrate project.

     The Rambus project is expected to generate revenues in 2000 at levels originally anticipated, assuming market acceptance of the technology. Rambus technology is designed to improve the communication between current and next generation fast central processing unit microchips and peripherals on the motherboard. This requires motherboards with finer lines, much lower impedance, and extremely small variance in specification tolerance. The applications for Rambus technology are personal computers, workstations, mainframes, mobile phones, communications equipment and network systems.

     Because we have capabilities at most of our facilities to produce high layer count printed circuit boards, the board layer count project has progressed more quickly than originally anticipated and is nearing completion. The ball grid array substrates project is designed to improve printed circuit board density and performance. This project, to be successful, will require specific machinery and precision tools, including unique drilling, routing, lamination, and etching equipment. We will further evaluate this program before committing to such investment.

     These estimates are subject to change, given the uncertainties of the development process, and no assurance can be given that deviations from these estimates will not occur.

CONVERSION TO THE EURO

     On January 1, 1999, eleven participating countries of the European Union converted to the Euro as their common national currency. The previous national currencies of these countries will still be accepted as legal tender until at least January 1, 2002. We do not expect the conversion to the Euro to have a material effect on our results of operations, financial condition or cash flows.
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

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     INTEREST RATE RISK

     At June 30, 2000, approximately $435.3 million of our long-term debt, specifically borrowings outstanding under our senior credit facility and the loan notes, bear interest at variable rates. Accordingly, our earnings and cash flow are affected by changes in interest rates. Assuming the current level of borrowings at variable rates and assuming a two percentage point change in the average interest rate under these borrowings, it is estimated that our interest expense for the six months ended June 30, 2000, would have increased by approximately $4.4 million. In the event of an adverse change in interest rates, management would likely take actions that would mitigate our exposure to interest rate risk; however, due to the uncertainty of the actions that would be taken and their possible effects, this analysis assumes no such action. Further, this analysis does not consider the effects of the change in the level of overall economic activity that could exist in such an environment.

     FOREIGN CURRENCY RISK

     We conduct our business in various regions of the world, and export and import products to and from several countries. Our operations may, therefore, be subject to volatility because of currency fluctuations, inflation and changes in political and economic conditions in these countries. Sales and expenses are frequently denominated in local currencies, and results of operations may be affected adversely as currency fluctuations affect our product prices and operating costs or those of our competitors. From time to time, we engage in hedging operations, such as forward exchange contracts, to reduce our exposure to foreign currency fluctuations. We do not engage in hedging transactions for speculative investment reasons. Our hedging operations historically have not been material and gains or losses from these operations have not been significant. There can be no assurance that our hedging operations will eliminate or substantially reduce risks associated with fluctuating currencies.

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

                                    BUSINESS

GENERAL

     We are a leading worldwide independent provider of electronics manufacturing services, or EMS, to original equipment manufacturers, or OEMs, primarily in the telecommunications and networking industries. We offer our EMS solutions to OEMs that outsource the design and manufacture of their products. Our products and services consist of the following:

     - the design and fabrication of printed circuit board assemblies, in particular highly complex multi-layered printed circuit boards;

     - the manufacture of complex printed circuit board assemblies;

     - the manufacture of custom-designed backpanel assemblies;

     - the design and manufacture of wire harnesses and custom cable assemblies;

     - the design and manufacture of custom metal enclosures for the telecommunications and networking systems;

     - the design and manufacture of thermal management systems used in custom metal enclosures;

     - the procurement and management of materials; and

     - the assembly and testing of our customers' complete systems and products.

     By manufacturing highly complex multi-layered printed circuit boards and custom-designed backpanel assemblies, we are able to gain early access to our customers' new product designs. This access gives us an opportunity to use our printed circuit board and backpanel capabilities to capture the full assembly of our customers' products at the design stage of their product development cycle.

     Our customer base primarily consists of OEMs in the telecommunications and networking industries. We currently are a supplier to over 50 OEMs, including industry leaders Alcatel, Cisco Systems, Delco, Ericsson, General Electric, Intel, Lucent Technologies, Marconi Communications, Motorola, Nortel, Siemens, Sun Microsystems, 3Com and Tut Systems. For the six months ended June 30, 2000, approximately 62% of our pro forma revenues were from telecommunications and networking customers. The products we manufacture include, or can be found in, a wide array of products such as switching and transmission equipment, wireless base stations, workstations, servers and data networking equipment including hubs, routers and switches.

     Our pro forma revenues for the last twelve months ended June 30, 2000 were approximately $1.2 billion. We operate 29 manufacturing facilities located in the United States, Canada, Mexico, the United Kingdom, Italy, Denmark, the Netherlands and China.

ELECTRONICS MANUFACTURING SERVICES INDUSTRY

     OVERVIEW

     The EMS industry is comprised of companies that provide a range of manufacturing services to OEMs. The industry is experiencing a rapid rate of growth. Technology Forecasters, Inc. forecasted in its October 1999 report that the EMS industry will grow annually at approximately 20% through 2003, with total industry revenue projected to be $149.4 billion by 2003.

     EMS industry growth is being fueled by the growth of the overall electronics industry and increased outsourcing of manufacturing and related functions by electronics OEMs worldwide. This outsourcing trend is being fueled by an increasing number of OEMs that are outsourcing a substantial portion of their manufacturing in order to focus resources on core competencies, including through the sale of manufacturing operations to EMS providers. We believe that, as the trend to outsourcing continues, OEMs will increasingly outsource more complex products and services. We believe this trend will favor larger EMS providers that have clear advantages of scale, geographic diversity, technology and quality and lead to consolidation in the EMS industry.

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

     We believe that the telecommunications and networking equipment industries represent large and attractive markets for electronics manufacturing services. The rapid growth of the Internet has changed the way that networks must be constructed in order to handle the growing volume of both voice and data traffic. This shift is causing network providers to make significant capital expenditures to expand and upgrade the existing network infrastructure. Networking companies such as Cisco, Bay Networks and Ascend Communications were among the first communications equipment companies to aggressively outsource much of their manufacturing to EMS providers. These companies set the standard for the networking industry, demonstrating the benefits that can be realized from an OEM model that relies heavily on the services of EMS providers. Telecommunications equipment companies have only recently begun to use EMS providers. In part because of acquisitions such as Lucent's purchase of Ascend and Nortel's acquisition of Bay Networks, telecommunications equipment vendors have seen the success that the networking companies they acquired have achieved through outsourcing. In addition, networking companies are increasingly offering products that compete with those of telecommunications equipment vendors, forcing telecommunications OEMs to react to and adopt the outsourcing practices of their networking competitors to be able to compete effectively.

     EVOLUTION OF EMS INDUSTRY

     Historically, OEMs invested heavily in manufacturing assets and facilities around the world to support the manufacture, service and distribution of their products. In the early stages of the EMS industry, EMS companies acted as subcontractors and performed simple, labor-intensive material assembly functions to provide excess production capacity for OEMs during peak demand periods. Accordingly, the relationship between OEMs and EMS providers tended to be transactional in nature.

     Significant advancements in manufacturing process technology in the 1980s, such as surface mount technology, enabled EMS companies to provide cost savings to OEMs while at the same time improving the quality of their products. Furthermore, as the capabilities of EMS companies expanded, an increasing number of OEMs adopted and increasingly relied upon manufacturing outsourcing strategies. In recent years, large sophisticated EMS companies have further expanded their capabilities to include services ranging from front-end design to back-end full system assembly, product test, test development, order fulfillment and distribution and after-sales support. Large EMS companies generally have a lower cost structure, superior manufacturing technological expertise and more advanced manufacturing processes relative to the OEM customers they serve.

     By using EMS providers, OEMs are able to focus on their core competencies, including product development, sales, marketing and customer service, while leveraging the expertise of EMS providers for design, procurement, assembly and test operations and supply chain management. As a result, larger, more sophisticated EMS providers have established strong strategic relationships with many of their OEM customers.

     We believe that the principal reasons OEMs establish relationships with EMS providers include the following:

          Decrease Time-to-Market and Time-to-Volume. Electronics products are experiencing shorter product life cycles, requiring OEMs to continually reduce the time required to bring products to market. OEMs can significantly shorten product development cycles and decrease time-to-market by benefiting from the design and manufacturing expertise and infrastructure of EMS providers. This includes capabilities relating to design, quick-turn prototype development and rapid ramp-up of new products to high volume production, combined with critical worldwide supply chain management expertise.

          Reduce Operating Costs and Invested Capital. As electronics products have become more technologically advanced, manufacturing processes have become increasingly automated, requiring greater levels of investment in capital equipment. EMS companies provide OEMs access to advanced manufacturing facilities, supply chain management and engineering capabilities, additional capacity, greater production flexibility and economies of scale without capital investment.

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

          Focus Resources on Core Competencies. The electronics industry is experiencing greater levels of competition and rapid technological change. In this environment, many OEMs are seeking to focus on their core competencies of product development, sales, marketing and customer service, and to outsource design, manufacturing and related requirements to their EMS providers.

          Access Leading Manufacturing Technologies. Electronics products and electronics manufacturing technology have become increasingly sophisticated and complex, making it difficult for many OEMs to maintain the necessary technological expertise and focus required to efficiently manufacture products themselves. By working closely with EMS providers, OEMs gain access to high quality manufacturing expertise and capabilities in the areas of advanced process, interconnect and test technologies.

          Utilize EMS Companies' Procurement, Inventory Management and Logistics Expertise. OEMs that manufacture internally are faced with greater complexities in planning, procurement and inventory management due to frequent design changes, short product life cycles and product demand fluctuations. OEMs can address these complexities by outsourcing to EMS providers that possess sophisticated supply chain management capabilities and can use significant component procurement advantages to reduce product costs.

          Improve Access to Global Markets. OEMs are generally increasing their international activities in an effort to expand their sales through access to foreign markets. EMS companies with worldwide capabilities are able to offer OEMs global manufacturing solutions to assist them in meeting local content requirements, distributing products efficiently around the world and reducing costs.

     KEY SUCCESS FACTORS

          We believe that the following are the key success factors for EMS providers seeking to establish and expand relationships with leading OEMs:

          Large-Scale and Flexible Production Capacity. Increasingly, leading OEMs are seeking to outsource large-scale manufacturing programs. Generally, those EMS providers that can meet the volume and time-to-market requirements associated with these programs will be able to exploit these opportunities. EMS providers must have sufficient scale and flexible production capacity to be awarded large outsourcing programs, as OEMs often seek partners with the resources to support simultaneous product launches in multiple markets.

          Broad Service Offering. In order to establish strategic relationships with OEM customers that are seeking to reduce their number of suppliers, EMS companies must be able to provide a broad portfolio of services. These services include front-end product design and design for manufacturability, component selection and procurement, quick-turn prototyping, product testing, product assurance and failure analysis as well as back-end functions such as full system assembly, order fulfillment, worldwide distribution and after-sales support, including repair services.

          Sophisticated Technological Capabilities. The desire of OEMs to increase product performance, functionality and quality is driving a requirement for increasingly complex printed circuit board fabrication, assembly and test technologies. EMS providers that possess expertise in manufacturing technology, and that continually innovate and develop advanced fabrication, assembly and test techniques, provide a competitive advantage to their OEM customers. We believe that as the trend to outsourcing continues, OEMs will increasingly outsource more complex products.

          Global Supply Chain Management Skills. EMS providers must possess the skills required to optimize many aspects of an OEM's global supply chain, from managing a sophisticated supplier base, including component selection and cost-effective procurement to inventory management and rapid product distribution directly to end customers. EMS providers who lack the sophisticated material resource planning and information technology systems necessary to effectively optimize the supply chain will be at a significant disadvantage in the marketplace.

          Global Presence. EMS companies with global facilities can simplify and shorten an OEM's supply chain and significantly reduce the time required to bring products to market. Additionally, EMS providers are locating facilities in lower-cost regions, including Mexico and Asia, in order to complement their offerings by providing lower cost manufacturing solutions for price-sensitive applications. As a result of these trends, many large OEMs are beginning to work with a smaller number of EMS providers that, as worldwide suppliers, can meet their needs in multiple geographic markets.

     MARKET CONSOLIDATION

     We believe that larger EMS providers that possess the foregoing attributes are well positioned to take advantage of anticipated growth in the EMS industry. Conversely, we believe that smaller providers who seek to serve leading OEMs are disadvantaged due to lack of scale and difficulty in meeting OEM requirements relating to capacity, broad service offerings, technology, supply chain management and global manufacturing capabilities.

     The EMS industry has experienced an increase in large-scale acquisition activity in recent years, primarily as a result of the sale of OEM facilities and manufacturing operations to EMS providers. OEMs have tended to award these opportunities to larger EMS providers that possess the capital, management expertise and advanced systems required to acquire and integrate the acquired businesses effectively. For the EMS provider, these acquisitions have been driven by the need for additional capacity, a desire to enter new geographic or product markets and services, or a desire to establish or further develop a customer relationship with a particular OEM.

     Given this environment, we believe that the EMS industry may experience significant consolidation, driven by the continued trend among OEMs to outsource large-volume programs to leading EMS providers, the continued disposition of OEM manufacturing assets to these companies and acquisition activity among EMS businesses themselves.

OUR STRATEGY

     Our goal is to be the EMS full-solution partner of choice to leading OEMs through leadership in technology, quality and supply chain management. To meet this goal, we are implementing the following strategy which we believe will allow us to achieve superior financial performance and enhance stockholder value:

          Focus on the High Growth Telecommunications and Networking Customer Segments. We have focused our marketing efforts on the fast-growing telecommunications and networking industries. Approximately 62% of our pro forma revenues for the six months ended June 30, 2000 were from telecommunications and networking customers. Our sales efforts will focus on generating revenue from new programs as well as diversifying our customer base in these high growth segments by increasing our penetration of our existing customer base and attracting new customers.

          Take Advantage of Our Ability to Provide a Full-Service Offering to, and Expand Relationships with, Our Customers. Building on our integrated manufacturing capabilities, we can provide our customers with a broad range of EMS solutions from fabrication of bare boards to final system assembly and test. Our wire harness and cable assembly capabilities provide us with further opportunities to sell these services to our existing OEM customers. The capability to manufacture a range of product components from printed circuit boards to wire harnesses and cable assemblies used in final assemblies enables us to shorten our customers' product development cycles and to lower their cost. In addition, our vertical integration provides us with greater control over quality, delivery and cost, and enables us to offer our customers a complete EMS solution. Each of the four greenfield facilities (all of which are assembly facilities) we have opened since 1996 has been in response to the expansion of our relationships with existing customers. We will continue to emphasize being a full-solution partner to our existing customers.

          Concentrate on High Value-Added Products and Services. We focus on providing EMS solutions to leading manufacturers of advanced electronic products that generally require custom designed, more complex interconnect products and short lead-time manufacturing services. These products are typically lower-volume, higher-margin products.

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          Capitalize on Our Advanced Printed Circuit Board and Backpanel
     Capabilities. Based on our estimates of market share and our product capabilities, we believe we are the industry leader in the manufacture of complex, technologically advanced multi-layer printed circuit boards and custom-designed backpanel assemblies. Our state-of-the-art manufacturing facilities allow us to efficiently produce commercial quantities of printed circuit boards with up to 48 layers and circuit track widths as narrow as three one-thousandths of an inch. We also have the capability to produce printed circuit boards with up to 60 layers and circuit track widths as narrow as two one-thousandths of an inch. We have pioneered advances in some of the most significant areas of printed circuit board fabrication. Because many of the next generation products in the telecommunications and networking industries will require highly advanced printed circuit boards and backpanel assemblies, we are well positioned to capitalize on our capabilities in those areas to compete for the complete assembly of customers' products that utilize our printed circuit boards and backpanels. Currently, we are involved in the design of several new platforms for large telecommunication OEMs where we are leveraging our printed circuit board and backpanel capabilities to generate additional assembly revenues.

          Exploit our Low Cost Manufacturing Locations. By aggressively pursuing the transfer of products and services from high cost areas to China and Mexico, we have successfully reduced our customers' total cost, improved our margins and freed up our capacity in other regions of the world to focus on more technologically advanced products and services. Our Kalex facilities in China and the wire harness and cable assembly facilities in Mexico allow us to offer OEM customers a lower cost solution for printed circuit board fabrication, printed circuit board assembly, wire harness and cable assembly as well as full system assembly.

          Expand Manufacturing Facilities Geographically. Since 1996, we have significantly expanded our operations through acquisitions and the opening of greenfield facilities. In order to increase our scale and expand our capabilities, we have opened four greenfield facilities in the United States, Mexico, Europe and Asia. We have also begun building a new facility in Shanghai, China, which we expect to be completed in the fourth quarter of 2000. These facilities provide us with operations in key geographic markets for our existing customers as well as the electronics industry in general. We will continue to pursue future expansion opportunities.

          Pursue Acquisition Opportunities. We continue to pursue business acquisition opportunities in order to broaden our service offerings, gain access to new geographic markets, implement our vertical integration strategy and/or obtain facilities and equipment at a lower cost than building or leasing them. We have acquired entire companies, such as Circo Craft, Mommers, PAGG Corporation, Kalex and Top Line Electronics Corporation. In addition, given our strong relationships with leading OEMs in the telecommunications and networking segments, we expect to proactively pursue acquisition opportunities from our OEM customers that divest their captive manufacturing assets. Prior acquisitions of this nature include the acquisition of the Richmond, Virginia, operations of Lucent Technologies, the acquisition of the wire harness assets of General Electric and the acquisition of the Marconi network components and services business. Also, we have agreed to acquire the Rouen global provisioning facilities of Lucent Technologies.

MARKETS AND CUSTOMERS

     We provide EMS services to more than 50 OEMs. Our position as a strategic supplier of EMS services, including printed circuit boards, backpanel assemblies and wire harnesses and cable assemblies fosters close relationships with our customers. These relationships result in additional growth opportunities as we have expanded our capabilities and capacity to meet our customers' wide range of needs.

     The following table shows our pro forma net sales as a percentage by principal end-user markets we serve:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                              -------------   SIX MONTHS ENDED
MARKETS                                                       1998    1999     JUNE 30, 2000
-------                                                       -----   -----   ----------------
Telecommunications and networking...........................   52.7%   55.3%        61.6%
Industrial/Consumer.........................................   22.0    22.4         19.2
Computer....................................................   14.9    12.1          7.7
Automotive..................................................    7.1     7.9          6.9
Other.......................................................    3.3     2.3          4.6
                                                              -----   -----        -----
          Total combined net sales..........................  100.0%  100.0%       100.0%
                                                              =====   =====        =====

     The following table lists our telecommunications and networking customers in alphabetical order and the end products for which we provide manufacturing services.

CUSTOMER                                                 END PRODUCT
--------                                                 -----------
Alcatel............................  Telecommunications switching and transmission equipment, datacommunications networks, routing and
                                     switching equipment, mobile phones
Cisco..............................  Datacommunications high end routers, LAN/WAN, routing and switching equipment
Ericsson...........................  Telecommunications switching and transmission equipment, mobile phones, datacommunications routing
                                     and switching equipment
Lucent Technologies................  Telecommunications switching and transmission equipment, business communication systems,
                                     datacommunications routing and switching equipment
Marconi Communications.............  Telecommunications optical transmission equipment,
                                     WAN network switching equipment
Motorola...........................  Telecommunications infrastructure equipment, wireless datacommunications equipment, satellite
                                     communication equipment
Newbridge..........................  Datacommunications carrier switch routing equipment, advanced enterprise networking equipment
Nortel Networks....................  Telecommunications optical network equipment,
                                     LAN/WAN routers, access switching equipment
Siemens............................  Telecommunications switching equipment, LAN/WAN network equipment, mobile switching equipment
Tellabs............................  Datacommunications routing and switching equipment
3Com...............................  Datacommunications hubs, routing and switching equipment, modems, network interface cards
Tut Systems........................  Data communications customer premise equipment

     Other than Lucent Technologies, no customer accounted for more than 10% of pro forma net sales for the year ended December 31, 1999 or the six months ended June 30, 2000.

PRODUCTS AND SERVICES

     We believe that our ability to deliver a wide spectrum of services to our OEM customers provides us with a competitive advantage over EMS providers focused in few service areas. We offer a full range of manufacturing services, including those depicted in the following diagram.

                        [SUPPLY CHAIN MANAGEMENT CHART]

     Design and Prototyping Services. We provide comprehensive front-end engineering services, including circuit board layout and design services for efficient manufacturing and testing. We offer quick-turn prototyping, which is the rapid production of a new product sample. Our quick-turn prototype service allows us to provide small test quantities to our customers' product development groups. Our participation in product design and prototyping allows us to reduce our customers' manufacturing costs and their time-to-market and time-to-volume. These services enable us to strengthen our relationships with customers that require advanced engineering services. In addition, by working closely with customers throughout the development and manufacturing process, we gain insight into their future product requirements.

     Printed Circuit Board and Backpanel Fabrication. Printed circuit boards and backpanels are platforms that connect semiconductors and other electronic components. Backpanels also connect printed circuit boards. We manufacture multi-layer printed circuit boards and backpanels on a low-volume, quick-turn basis, as well as on a high-volume production basis. In recent years, the trend in the electronics industry has been to increase the speed and performance of components while reducing their size. Semiconductor designs are currently so complex that they often require printed circuit boards with many layers of narrow, tightly spaced wiring. These advancements in component technologies have driven the change in printed circuit board design to higher density printed circuits. We have invested approximately $150 million in the last two years primarily for the advanced engineering systems and process equipment needed to meet these higher density requirements.

     Systems Assembly and Test. Our manufacturing operations include the placement of electronic parts onto printed circuit boards as well as the manufacture of complete electronics products. As OEMs seek to provide greater functionality in smaller products, they require more sophisticated systems assembly technologies and processes. Our investment in advanced manufacturing equipment and our experience with the latest technologies enable us to offer a variety of complex systems assembly services. We offer testing of assembled printed circuit boards and testing of all of the functions of the completed product, and we work with our customers to develop product-specific test strategies. Our test capabilities include manufacturing defect analysis, in-circuit tests, functional tests and environmental stress tests of board or system assemblies.

     Wire Harnesses and Cable Assemblies. A wire harness and cable assembly is an assembly of wires with connectors and terminals attached to their ends that transmits electricity between two or more points. Our capability to provide wire harness and cable assembly components complements our vertically integrated approach to providing our OEM customers a complete EMS solution. We are one of the leading suppliers of wire harnesses and cable assemblies for use in household appliances. Due to the similar process technology utilized in the manufacture of wire harnesses and cable assemblies for telecommunications and networking products to that utilized in the manufacture of wire harnesses for use in household appliances, we leverage this expertise to enhance the value of the products and services we supply to our OEM customers in the telecommunications and networking industries.

     Full System Assembly. We provide full system assembly services to OEMs. These services require sophisticated logistics capabilities and supply chain management capabilities to rapidly procure components, assemble products, perform complex testing and deliver products to end users around the world. Our full system assembly services involve combining custom metal enclosures, thermal management systems (provided through our joint venture in Spartanburg, South Carolina and Skive, Denmark) and a wide range of subassemblies, including printed circuit board assembly. We also employ advanced test techniques to various subassemblies and final end products. Increasingly, OEMs require custom build-to-order system solutions with very short lead times. We are focused on exploiting this trend through our advanced supply chain management capabilities.

     Packaging and Global Distribution. We offer our customers flexible just-in-time and build-to-order delivery programs, allowing product shipments to be closely coordinated with customers' inventory requirements. Increasingly, we ship products directly into customers' distribution channels or directly to the end-user.

     After-Sales Support. We offer a wide range of after-sales support services. This support can be tailored to meet customer requirements, including field failure analysis, product upgrades, repair and engineering change management.

     Supply Chain Management. Effective management of the supply chain is critical to the success of OEMs as it directly impacts the time required to deliver product to market and the capital requirements associated with carrying inventory. Our global supply chain organization works with customers and suppliers to meet production requirements. We utilize our enterprise resource planning systems to optimize inventory management.

SALES AND MARKETING

     We focus on developing close relationships with our customers at the earliest development and design phases and continuing throughout all stages of production. We identify, develop and market new technologies that benefit our customers and position us as a preferred EMS provider.

     We market our products through our own sales and marketing organization as well as manufacturers' representatives in North America. This global sales organization is structured to ensure geographic coverage and account coordination. As of June 30, 2000, we employed approximately 250 sales and marketing employees, of which 75 are direct sales representatives strategically located throughout fifteen countries in North America, Europe and Asia. The North American sales organization is divided into three regions (East, Central and West) which are jointly serviced by direct sales representatives and fourteen manufacturers' representatives. In Europe and Asia, our sales force is focused by country and by customer. Each sales region has a support staff of sales engineers, technical service personnel and customer service organizations to ensure high-quality, customer-focused service. The global marketing organization further supports the sales organization through market research, market development and communications.

     We have enhanced our global sales and marketing network in order to leverage our increased EMS capabilities. For those customers with locations in more than one region of the world, we offer consistently high-quality products and services which can be delivered from our facility which best meets that customer's requirements. We assign global account managers to our most strategic customers. These global account managers are the strategic focal point within Viasystems for developing a strong strategic business partner relationship with our global accounts. Regional account managers support these global account managers, providing account sales support at the global account's various locations around the world.

     We have a unique, long-term supplier relationship with Lucent Technologies, one of the world's leading designers, developers and manufacturers of telecommunications systems, software and products. To ensure itself a stable and consistent supply of printed circuit boards and backpanels in the future, Lucent entered into a five-year supply agreement with us in November 1996. The agreement contains automatic renewal provisions for two additional one-year periods upon our satisfaction of performance requirements for cost, quality and service. Under the agreement, Lucent is required to purchase a minimum annual dollar volume of printed circuit boards and backpanels from us. Lucent is also required to compensate us if they fail to purchase the minimum annual dollar volume. As required by the agreement, our prices for products supplied were reduced to market-based prices effective January 1, 1999. Additionally, either party is permitted to undertake a formal study to reset the benchmark based upon a variety of factors, including the prices charged by comparable industry manufacturers for printed circuit boards and backpanels. Depending upon the results of such benchmarking study, the prices we charge may be further adjusted. After the expiration of the two additional annual renewal periods, the agreement continues to renew unless either party terminates the agreement on 18 months' notice. Lucent has also designated us as a preferred supplier and afforded us the right to bid for all of Lucent's product requirements for which we demonstrate capability.

MANUFACTURING AND ENGINEERING

     We produce highly complex, technologically advanced multi-layer and low-layer printed circuit boards, backpanel assemblies, printed circuit board assemblies, wire harnesses and custom cable assemblies and full systems that meet increasingly tight tolerances and specifications demanded by OEMs. Multi-layering, which involves placing multiple layers of electrical circuitry on a single printed circuit board or backpanel, expands the number of circuits and components that can be contained on the interconnect product and increases the operating speed of the system by reducing the distance that electrical signals must travel. Increasing the density of the circuitry in each layer is accomplished by reducing the width of the circuit tracks and placing them closer together on the printed circuit board or backpanel. Interconnect products having narrow, closely spaced circuit tracks are known as fine line products. Today, we and a few other industry leaders are capable of efficiently producing commercial quantities of printed circuit boards with up to 48 layers and circuit track widths as narrow as three one-thousandths of an inch. We have the capability to produce printed circuit boards with up to 60 layers and circuit track widths as narrow as two one-thousandths of an inch. The manufacture of complex multi-layer interconnect products often requires the use of sophisticated circuit interconnections between layers, called blind or buried vias, and adherence to strict electrical characteristics to maintain consistent circuit transmission speeds, referred to as controlled impedance. These technologies require very tight lamination and etching tolerances and are especially critical for printed circuit boards with ten or more layers.

     The manufacture of printed circuit boards involves several steps: etching the circuit image on copper-clad epoxy laminate, pressing the laminates together to form a panel, drilling holes and depositing copper or other conductive material to form the innerlayer electrical connections and, lastly, cutting the panels to shape. Advanced interconnect products may also require additional critical steps, including dry film imaging, photoimageable soldermask processing, computer controlled drilling and routing, automated plating and process controls and achievement of controlled impedance. Manufacture of printed circuit boards used in backpanel assemblies requires specialized expertise and equipment because of the larger size of the backpanel relative to other printed circuit boards and the increased number of holes for component mounting.

     The manufacture of printed circuit board assemblies involves the attachment of various electronic components, such as integrated circuits, capacitors, microprocessors and resistors to printed circuit boards. The manufacture of backpanel assemblies involves attachment of electronic components, including printed circuit boards, integrated circuits and other components, to the backpanel, which is a large printed circuit board. We use surface mount, pin-through hole and press fit technologies in backpanel assembly. We also assemble higher-level sub-systems and full systems incorporating printed circuit boards and complex electromechanical components. We manufacture on a turnkey basis, directly procuring some or all of the components necessary for production.

     We also provide computer-aided testing of printed circuit boards, sub-systems and full systems, which contributes significantly to our ability to deliver high quality products on a consistent basis. We test boards and system level assemblies to verify that all components have been properly inserted and that the electrical circuits are complete. Further functional tests determine if the board or system assembly is performing to customer specifications.

QUALITY STANDARDS

     All of our manufacturing facilities are certified under ISO 9002, a set of standards published by the International Organization of Standardization and used to document, implement and demonstrate quality management and assurance systems in design and manufacturing. As part of the ISO 9002 certification process, we developed a quality systems manual and an internal system of quality controls and audits. Although ISO 9002 certification is of particular importance to the companies doing business in the European Community, we believe that United States electronics manufacturers are increasing their use of ISO 9002 registration as a criteria for suppliers.

     In addition to ISO 9002 certification, we are BellCore, British Approval Board for Telecommunications, or BABT, and Underwriters Laboratories, or UL, compliant. These qualifications establish standards for quality, manufacturing process control and manufacturing documentation and are required by many OEMs in the electronics industry.

TECHNOLOGY DEVELOPMENT

     Our close involvement with our customers at the early stages of their product development cycles positions us at the leading edge of technical innovation in the manufacturing of backpanel assemblies and printed circuit boards. We selectively seek orders that require the use of state-of-the-art manufacturing techniques or materials in order to further develop our manufacturing expertise. We work closely with our customers and suppliers to provide industry-leading solutions. Current areas of manufacturing process development include reducing circuit widths and hole sizes, establishing new standards for particle contamination and developing new manufacturing processes for use with new materials and new surface mount connector and component designs.

     Recent developments in the electronics industry have necessitated improvements in the types of laminate used in the manufacture of interconnect products. New laminate materials may contain new chemical formulations to achieve better control of flow, resin systems with high glass transition temperatures, reduced surface imperfections and greatly improved dimensional stability. Future generations of interconnect products will require ultra fine lines, multi-layers of much greater complexity and thickness and extremely small holes in the range of 4 to 10 one-thousandths of an inch. The materials designed to meet these requirements, such as BT epoxy, cyanate esters, polyamide quartz and Kevlar epoxy, are beginning to appear in the marketplace. Widespread commercial use of these materials will depend upon statistical process control and improved manufacturing procedures to achieve the required yields and quality.

     We have developed expertise and techniques that we use in the manufacture of printed circuit boards, backpanels and subsystems. We believe many of the manufacturing processes related to the manufacture of printed circuit boards are proprietary, including our ability to manufacture large perimeter, thick high layer count backpanels. Generally, we rely on common law trade secret protection and on confidentiality agreements with our employees to protect our expertise and techniques. We own 13 and license 14 patents and believe that patents have not historically constituted a significant form of intellectual property right in our industry. Six patents expire within the next two years and the remainder expire over the next 15 years. The expiration of any of these patents is not expected to have a material adverse effect on our ability to operate.

SUPPLIER RELATIONSHIPS

     We order materials and components based on purchase orders received and accepted and seek to minimize our inventory of materials or components that are not identified for use in filling specific orders. Materials and components we use are readily available in the open market and to date we have not experienced any significant shortages of those materials. We work with our suppliers to develop just-in-time supply systems which reduce inventory carrying costs. We also maintain a supplier certification program which evaluates potential vendors on the basis of such factors as quality, on-time delivery, costs, technical capability, and potential technical advancement.

COMPETITION

     Significant competitive factors in the electronics manufacturing services, or EMS, industry include product quality, responsiveness to customers, manufacturing and engineering technology and price. We believe that competition in the market segments served by us is based more on product quality and responsive customer service and support than on price, in part because the cost of interconnect products manufactured by us is usually low relative to the total cost of the equipment and the greater importance of product reliability and prompt delivery to our customers. We believe that our primary competitive strengths are our ability to provide responsive, flexible, short lead-time manufacturing services, our engineering and manufacturing expertise and our customer service support.

     We believe that our breadth of service offering in the electronics manufacturing services industry compares favorably to that of the other leading EMS providers. The acquisition of the wire harness business of International Wire, the networks components and services business of Marconi Communications and Top Line Electronics Corporation allowed us to increase our service offerings, while the March transfer of the operations formerly conducted by Interconnection Systems Limited, Forward Group, Zincocelere and Viasystems Sweden did not affect our ability to provide a full range of services to original equipment manufacturers.

     We face intense competition from a number of established competitors in our various product markets. We also face competition from OEMs who perform EMS services internally. We have competitors that have greater financial and manufacturing resources than we do, including significantly greater printed circuit board assembly capacity. During periods of recession, our competitive advantages may be of reduced importance.

     In addition, captive interconnect product manufacturers may seek orders in the open market to fill excess capacity, thereby increasing price competition. Although we generally do not pursue high-volume, highly price sensitive interconnect product business, we may be at a competitive disadvantage with respect to price when compared to manufacturers with lower cost structures, particularly those manufacturers with offshore facilities where labor and other costs are lower.

INTERNATIONAL OPERATIONS

     Approximately 59.3% and 65.0% of our pro forma sales for the year ended December 31, 1999 and six months ended June 30, 2000, respectively, originated outside of the United States. As of June 30, 2000, we had 19 manufacturing facilities in the United Kingdom, Canada, Mexico, Italy, Denmark, the Netherlands and China, and sales offices throughout Europe. We believe that our global presence is important as it allows us to provide consistent, quality products on a timely basis to our multinational customers worldwide.

     We are subject to risks generally associated with international operations, including price and exchange controls and other restrictive actions. In addition, fluctuations in currency exchange rates may affect our results of operations.

BACKLOG

     We estimate that our pro forma backlog of unfilled orders on December 31, 1999 and June 30, 2000 was approximately $139.6 million and $267.7 million, respectively. The increase in backlog in 2000 was due to increased demand from our OEM customers for our printed circuit boards manufactured in Richmond and Canada as well as increases due to our March 2000 acquisition of Marconi's network components and services and our June 2000 acquisition of Top Line Electronics Corporation. Unfilled orders may be cancelled prior to delivery. Historically, those cancellations have not been material. The backlog outstanding at any point in time is not necessarily indicative of the level of business to be expected in the ensuing period.

ENVIRONMENTAL

     Some of our operations are subject to federal, state, local and foreign environmental laws and regulations, which govern, among other things, the discharge of pollutants into the air and water, as well as the handling and disposal of solid and hazardous wastes. We believe that we are in material compliance with applicable environmental laws and the costs of compliance with such current or proposed environmental laws and regulations will not have a material adverse effect on us. Further, we are not a party to any claim or proceeding and we are not aware of any threatened claim or proceeding under environmental laws that could, if adversely decided, reasonably be expected to have a material adverse effect on us. Currently, remediation of contamination is being undertaken at our facilities in Virginia and Puerto Rico. While the cost of the remediation could be material, the prior owners are conducting the requisite remedial actions and have agreed to indemnify us for costs associated with the remediations. We believe that the prior owners of those facilities are fully capable of performing and will perform under such agreements. Accordingly, we do not believe that any of these matters are reasonably likely to have a material adverse effect on our business, results of operations, financial condition, prospects and ability to service debt.

EMPLOYEES

     As of June 30, 2000, we had approximately 23,200 employees. Of these employees, approximately 20,400 were involved in manufacturing, 1,600 worked in engineering, 250 worked in sales and marketing, and 950 worked in accounting and administrative capacities. Approximately 1,550 employees, or about 7%, were represented by a union pursuant to a collective bargaining agreement. We have not experienced any labor problems resulting in a work stoppage or work slowdown, and believe we have good relations with our employees.

FACILITIES

     In addition to our executive offices in St. Louis, Missouri, as of June 30, 2000, we operate 29 principal manufacturing and research facilities located in eight different countries with a total area of approximately 5,365,000 square feet. We believe our plants and equipment include state-of-the-art technology and are well maintained. Our principal circuit board manufacturing facilities are operating at or near capacity.

     Some of our owned facilities are subject to mortgages under our senior credit facility. See "Management's Discussion and Analysis of Results of Operations and Financial Condition" and our consolidated financial statements contained elsewhere in this prospectus.

     Our facilities at June 30, 2000, were as follows:

                                             SIZE            TYPE OF               DESCRIPTION OF
LOCATION                              (APPROX. SQ. FT.)      INTEREST        PRODUCTS/SERVICES PROVIDED
--------                              ------------------     --------        --------------------------
UNITED STATES
Richmond, Virginia...................        726,000        Owned         Printed circuit board
                                                                          fabrication, backpanel assembly
                                                                          and full system assembly
Bucyrus, Ohio........................         47,000        Leased(1)     Wire harness and cable assembly
El Paso, Texas.......................         38,000        Leased(2)     Wire harness and cable assembly
Mishawaka, Indiana...................         29,000        Owned         Wire harness and cable assembly
San German, Puerto Rico..............        199,000        Leased(3)     Printed circuit board fabrication
Columbus, Ohio.......................         35,000        Leased(4)     Full system assembly
Milford, Massachusetts...............        125,000        Leased(5)     Full system assembly
San Jose, California.................         60,000        Owned         Full system assembly
San Jose, California.................         40,000        Leased        Full system assembly
Spartanburg, South Carolina..........         30,000        *             Manufacture of thermal management
                                                                          systems
CANADA
Kirkland, Quebec.....................        115,000        Owned         Printed circuit board fabrication
Pointe-Claire, Quebec................        168,000        Owned         Printed circuit board fabrication
Granby, Quebec.......................        119,000        Owned         Printed circuit board fabrication
MEXICO
Juarez, Mexico.......................         51,000        Leased(3)     Backpanel assembly
Juarez, Mexico.......................        120,000        Leased(6)     Wire harness and cable assembly
Chihuahua, Mexico....................        100,000        Owned         Wire harness and cable assembly
Chihuahua, Mexico....................         91,000        Leased(7)     Wire harness and cable assembly
EUROPE
Boldon, England......................         52,000        Leased(8)     Backpanel assembly and full
                                                                          system assembly
Echt, Netherlands....................        462,000        Owned         Printed circuit board fabrication
                                                                          and backpanel assembly
Terni, Italy.........................        193,000        Owned         Custom metal enclosure
                                                                          fabrication and full systems
                                                                          assembly
Ballynahinch, Northern Ireland.......         73,000        Owned         Wire harness and cable assembly,
                                                                          power supplies and printed
                                                                          circuit board fabrication
Coventry, England....................        180,000        Leased(9)     Custom metal enclosure
                                                                          fabrication and full systems
                                                                          assembly
Skive, Denmark.......................        142,000        *             Manufacture of thermal management
                                                                          systems
ASIA
Guangzhou, China.....................      1,665,000        Owned         Printed circuit board fabrication
Nantong, China.......................         17,000        Leased(10)    Backpanel assembly
Zhongshan, China.....................        260,000        Owned         Printed circuit board fabrication
Guangzhou, China.....................        130,000        Owned         Laminate products
Shanghai, China......................         73,000        Leased(11)    Custom metal enclosure
                                                                          fabrication and full system
                                                                          assembly
Beijing, China.......................         25,000        Leased(12)    Custom metal enclosure
                                                                          fabrication

------------

  *  Operated under a joint venture.

 (1) Lease expires November 12, 2000.

 (2) Lease expires March 31, 2002.

 (3) Lease expires December 31, 2002.

 (4) Lease expires February 1, 2002.

 (5) Lease expires August 31, 2009.

 (6) Lease expires July 31, 2002.

 (7) Lease expires March 15, 2008.

 (8) Lease expires June 21, 2019.

 (9) Leases expire beginning March 2002.

(10) Lease is month to month.

(11) Lease is month to month subject to three months notice.

(12) Lease expires April 19, 2002.

     In addition to the facilities listed above, at June 30, 2000 we maintained several sales and marketing facilities located throughout North America, Europe and Asia, all of which are leased.

LEGAL

     Our operations have from time to time been involved in claims and litigation. The nature of our business is such that it is anticipated that we will be involved from time to time in claims and litigation in the ordinary course of our business. Based on experience with similar claims and litigation, we do not anticipate that these matters will have a material adverse effect on our business, results of operations, financial condition, prospects or ability to service debt.

     We anticipate that we may, from time to time, receive notifications alleging infringements of patents generally held by other manufacturers. Disputes over patent infringement are common in the electronics industry and typically begin with notices of the type described above. Although the ultimate resolution of the legal action and infringement notices described above cannot be predicted, we believe that the resolution, including any ultimate liability, will not have a material adverse effect on our business, results of operations, financial condition, prospects or ability to service debt. We are not currently involved in any patent infringement disputes and have not received any notices alleging infringement of patents, the unfavorable resolution of which we believe would be material.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below are the names and positions of our directors and executive officers. All directors hold office until our next annual meeting of stockholders and until their successors are duly elected and qualified.

NAME                        AGE                        TITLE
----                        ---                        -----
James N. Mills...........   63   Chairman of the Board and Chief Executive Officer
Thomas O. Hicks..........   54   Director
Jack D. Furst............   41   Director
Richard W. Vieser........   72   Director
Kenneth F. Yontz.........   56   Director
Thomas H. O'Brien........   63   Director
Alex J. Mandl............   55   Director
Timothy L. Conlon........   48   President, Chief Operating Officer and Director
David M. Sindelar........   43   Senior Vice President and Chief Financial Officer
Barry L. Brigman.........   53   President -- Viasystems Americas
Steven S.L. Tang.........   44   President -- Viasystems Asia
James G. Powers..........   39   Executive Vice President -- Business Development
Dominic J. Pileggi.......   48   Executive Vice President -- Sales and Marketing
Joseph S. Catanzaro......   48   Senior Vice President -- Finance
Jeffrey A. Bloch.........   42   Vice President -- Global Supply Management

     Our certificate of incorporation provides that our board of directors is divided into three classes. Messrs. O'Brien, Vieser and Yontz serve as Class I directors, with terms expiring at the 2001 annual meeting of stockholders; Messrs. Conlon, Mandl and Furst serve as Class II directors, with terms expiring at the 2002 annual meeting of stockholders; and Messrs. Hicks and Mills serve as Class III directors, with terms expiring at the 2003 annual meeting of stockholders. At each annual meeting of stockholders thereafter, directors in the class to be elected at the meeting will be elected to three-year terms to succeed those directors whose terms are expiring. These procedures could have the effect of discouraging opposition to candidates nominated by management and could provide management with a greater opportunity to oppose stockholder nominees or proposals should they choose to do so. For a discussion of other charter and bylaw provisions that could have the effect of delaying a change of control, see "Description of Capital Stock -- Special Provisions in Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws."

     In January 2000, the board of directors established an Audit Committee comprised of Messrs. Vieser and Yontz, a Compensation Committee comprised of Messrs. Hicks, Mills, Vieser and Yontz, and an Independent Compensation Committee comprised of Messrs. Vieser and Yontz. In May 2000, Mr. O'Brien was also appointed to serve on the Audit Committee.

     James N. Mills has been Chairman of the Board and Chief Executive Officer of Viasystems since January 1997. Mr. Mills is also the Chairman of the Board and Chief Executive Officer of Mills & Partners, International Wire Holding Company, International Wire Group, Inc. and LLS Corp. Mr. Mills was Chairman of the Board and Chief Executive Officer of Berg Electronics Corp. and Chairman of the Board and sole director of Berg Electronics Group, Inc. from November 1992 through October 1998 and was Chairman of the Board and Chief Executive Officer of Crain Holdings Corp. and Crain Industries, Inc. from August 1995 through December 1997 and of Jackson Holding Company and Jackson Products, Inc. from February 1993 through August 1995.

     Thomas O. Hicks has been a director of Viasystems since January 1997. Mr. Hicks is Chairman of the Board and Chief Executive Officer of Hicks, Muse, Tate & Furst Incorporated. From 1984 to May 1989, Mr. Hicks was Co-Chairman of the Board and Co-Chief Executive Officer of Hicks & Haas Incorporated, a Dallas-based private investment firm. Mr. Hicks serves as a director of Clear Channel Communications, Inc.,

Sybron International Corporation, Home Interiors & Gifts, Inc., Triton Energy Limited, Mumm Perrier-Jouet, Teligent, Inc. and Cooperative Computing, Inc.

     Jack D. Furst has been a director of Viasystems since August 1996. Mr. Furst is a Partner of Hicks, Muse, Tate & Furst Incorporated and has held this position since 1989. Mr. Furst has approximately 20 years of experience in leveraged acquisitions and private investments. Mr. Furst is involved in all aspects of Hicks Muse's business and has been actively involved in originating, structuring and monitoring its investments. Mr. Furst is primarily responsible for managing the relationship with Mills & Partners. Prior to joining Hicks Muse, Mr. Furst was a Vice President and subsequently a Partner of Hicks & Haas Incorporated, a Dallas-based private investment firm from 1987 to May 1989. From 1984 to 1986, Mr. Furst was a merger and acquisition/corporate finance specialist for The First Boston Corporation in New York. Before joining First Boston, Mr. Furst was a financial consultant at Price Waterhouse. Mr. Furst serves on the board of directors of Triton Energy Limited, Home Interiors & Gifts, Inc., Hedstrom Holdings, Inc., International Wire Holding Company, Cooperative Computing, Inc., LLS Corp. and Globix Corporation.

     Richard W. Vieser has been a director of Viasystems since January 1997. Mr. Vieser is the retired Chairman of the Board, Chief Executive Officer and President of Lear Siegler, Inc. (a diversified manufacturing company), the former Chairman of the Board and Chief Executive Officer of FL Industries, Inc. and FL Aerospace (also diversified manufacturing companies) and the former President and Chief Operating Officer of McGraw-Edison Co. He is the Chairman of the Board of Varian Medical Systems and is also a director of Harvard Industries, Inc., International Wire Holding Company and Sybron International Corporation.

     Kenneth F. Yontz has been a director of Viasystems since January 1997. Mr. Yontz is the Chairman, President and Chief Executive Officer of Sybron International Corporation, a manufacturer and marketer of laboratory apparatus products, dental sundry supplies and orthodontic appliances. Mr. Yontz is also a director of Playtex Products, Inc. Prior to joining Sybron, Mr. Yontz was Group Vice President and Executive Vice President of the Allen-Bradley Company. Mr. Yontz also held various managerial and professional positions with Chemetron from 1974 to 1980 and at Ford Motor Company from 1966 to 1974.

     Thomas H. O'Brien has been a director of Viasystems since May 2000. Mr. O'Brien is chairman of The PNC Financial Services Group, Inc. and PNC Bank, National Association and a member of PNC's Office of the Chairman. Mr. O'Brien was appointed to the board of directors and elected vice chairman of PNC in 1983, president and chief executive officer in 1985 and chairman in June 1988. Prior to his election as president and chief executive officer in 1985, he was chairman and chief executive officer of Pittsburgh National Bank (predecessor of PNC Bank). He joined Pittsburgh National Bank in 1962, was elected vice president in 1967, senior vice president in 1973, executive vice president in 1980, vice chairman of PNC Bank in 1983 and chairman of PNC Bank in 1993. Mr. O'Brien is also a director of Verizon Wireless, BlackRock, Inc., US Airways Group, Inc. and Hilb, Rogal & Hamilton Co.

     Alex J. Mandl has been a director of Viasystems since May 2000. Mr. Mandl has been Chairman and Chief Executive Officer of Teligent since September 1996. Prior to joining Teligent, Mr. Mandl served as President and Chief Operating Officer of AT&T and Executive Vice President of AT&T and CEO of AT&T's Communications Services Group from 1993 to 1995. As President and Chief Operating Officer, Mr. Mandl oversaw AT&T's operations including its long-distance, wireless and local communications services, in addition to its credit card and Internet businesses. As Chief Financial Officer of AT&T from 1991 to 1993, Mr. Mandl directed AT&T's financial strategy, policy and operations, and managed the acquisition of McCaw Cellular Communications, Inc. Earlier, Mr. Mandl served as Chairman and CEO of Sea-Land Services, Inc., an ocean transportation and distribution services company. Mr. Mandl also serves on the boards of the Warner-Lambert Company, Dell Computer Corporation, Forstmann Little & Co. and General Instrument Corp.

     Timothy L. Conlon has been a director, President and Chief Operating Officer of Viasystems since October 1998. Prior to joining Viasystems, Mr. Conlon was employed as President and Chief Operating Officer of Berg Electronics Corp. from January 1997 through October 1998. Mr. Conlon also served as Executive Vice President and Chief Operating Officer of Berg Electronics Group, Inc., a wholly owned subsidiary of Berg Electronics Corp., from October 1993 through January 1997. Prior to joining Berg Electronics Group, Inc., Mr. Conlon was employed as President of the Cutting and Welding Division of Thermadyne Industries, Inc. from April 1993 through October 1993. Prior to joining Thermadyne Industries, Inc., Mr. Conlon spent nine years in the electronic connector industry including serving as General Manager of the Information Technologies and Spectra strip divisions of Amphenol Corporation from 1990 through July 1992 and President of Cambridge Products from 1988 through 1989.

     David M. Sindelar has been a Senior Vice President of Viasystems since January 1997 and Chief Financial Officer of Viasystems since its inception. Mr. Sindelar is also President and Chief Operating Officer of Mills & Partners. Mr. Sindelar also serves as Senior Vice President and Chief Financial Officer of International Wire Holding Company and LLS Corp. Mr. Sindelar was Senior Vice President and Chief Financial Officer of Berg Electronics Corp. from March 1993 through October 1998 and of Crain Industries, Inc. and Crain Holdings Corp. from August 1995 through December 1997 and of Jackson Holding Company from February 1993 through August 1995. Mr. Sindelar is a director of LLS Corp.

     Barry L. Brigman joined Viasystems in January 1997 as President of Viasystems Americas and is currently responsible for the overall operations of Viasystems' facilities on the continent of North America. Prior to Viasystems, Brigman was Senior Vice President and General Manager of Berg Electronics from March 1993. Prior to 1993, Mr. Brigman held various management positions within the fibers, medical and electronics groups of E.I. DuPont Company.

     Steven S.L. Tang joined Viasystems in July 1999 as President -- Viasystems Asia. Prior to coming to Viasystems, Mr. Tang served as a Managing Director for the Asian division of Utilix Asia Limited, an Australian connector manufacturing company, from 1995 to July 1999. Prior to 1995, Mr. Tang held various positions, all in Asia, with companies such as Amphenol, Pace Inc., National Semiconductor and Honeywell. Mr. Tang is a director of China Gateway Holdings, Inc.

     James G. Powers has been a Vice President of Viasystems since January 1997, serving as Executive Vice President -- Business Development since April 2000, as Executive Vice President -- Operations from June 1999 to April 2000, and as Senior Vice President -- Finance from January 1997 until June 1999. Prior to joining Viasystems, Mr. Powers served as Vice President -- Finance of Crain Industries, Inc. He also held various positions at Berg Electronics Corp., including Vice President -- Controller, from June 1993 to August 1995. Previously, Mr. Powers was Controller of Moog Automotive, Inc. from 1991 through 1993 and was employed by Arthur Andersen & Co. from 1983 to 1991.

     Dominic J. Pileggi joined Viasystems in July 1998 as Executive Vice President of Sales and Marketing. Mr. Pileggi is responsible for the global marketing and sales organization of Viasystems. Mr. Pileggi has more than 20 years experience in global business operations, most recently serving as President and Chief Executive Officer of Jordan Telecommunications Products, a division of Jordan Industries, Inc. Mr. Pileggi was also president of the electronics division and electrical division of Thomas & Betts.

     Joseph S. Catanzaro was named Senior Vice President -- Finance of Viasystems in June 1999. Mr. Catanzaro joined Viasystems in October 1998 in the position of Vice President of Business Services, and continues to manage that department along with his global financial responsibilities. Prior to joining Viasystems, Mr. Catanzaro was Vice President of Finance at Berg Electronics from April 1993 to October 1998.

     Jeffrey A. Bloch joined Viasystems in April 1999 as Vice President of Global Supply Management and is responsible for the company's global supply chain and materials management. Mr. Bloch has more than 15 years experience in global materials management, including key positions with Solectron and Intel. From May 1997 until March 1999, Mr. Bloch was Vice President of Worldwide Materials at GET Manufacturing and prior to that time, from April 1995 until March 1997, Mr. Bloch served as Director, Corporate Procurement, at Cirrus Logic.

COMPENSATION OF DIRECTORS

     Directors who are officers or employees of Viasystems receive no compensation for their services as directors. Each director of Viasystems who is not also an officer or employee of Viasystems receives an annual retainer of $36,000 and a fee of $1,000 for each meeting of the board of directors at which the director is present. Each non-employee director also receives a one-time grant of options to purchase 25,000 shares of our common stock. Directors of Viasystems are reimbursed for their reasonable out-of-pocket expenses in connection with their travel to and attendance at the meetings of the board of directors or committees thereof.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the cash and non-cash compensation earned during the fiscal years ended December 31, 1997, 1998 and 1999 by the Chief Executive Officer and the four other most highly compensated executive officers of Viasystems.

                           SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM
                                                                          COMPENSATION
                                                                          ------------
                                                                             AWARDS
                                                                          ------------
                                                ANNUAL COMPENSATION(1)     SECURITIES
                                                -----------------------    UNDERLYING     ALL OTHER
                                         YEAR     SALARY      BONUS(2)     OPTIONS(3)    COMPENSATION
                                         ----   ----------   ----------   ------------   ------------
James N. Mills, Chairman of the Board
  and Chief Executive Officer..........  1999    $685,000     $445,250      453,665(4)           --
                                         1998     685,000      342,500      133,886(4)           --
                                         1997     395,000      550,000      355,398(4)           --
Timothy L. Conlon, President and Chief
  Operating Officer....................  1999     425,000      325,000           --              --
                                         1998      88,542       34,815           --        $537,374(5)
                                         1997          --           --           --              --
Barry Brigman, President -- Viasystems
  Americas.............................  1999     341,300      205,000      125,000              --
                                         1998     325,000      105,600           --         155,369(6)
                                         1997     310,000      201,500      125,000          66,285(6)
David M. Sindelar, Senior Vice
  President and Chief Financial
  Officer..............................  1999     300,000      250,000      306,332(4)           --
                                         1998     230,000       92,000       80,833(4)           --
                                         1997     168,200      150,000      219,750(4)           --
Dominic J. Pileggi, Executive Vice
  President -- Sales and Marketing.....  1999     331,875      125,000      125,000              --
                                         1998     189,583(7)   126,750      125,000         116,997(8)

------------

(1) We provide a car allowance, reimbursement of club memberships and other benefits to some executives. The aggregate incremental costs of these benefits to us do not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for each executive.

(2) Bonuses were paid in 1998 for 1997, in 1999 for 1998 and in 2000 for 1999.

(3) Options were granted under the Viasystems Group, Inc. 1997 Stock Option Plan, pursuant to which incentive and non-qualified stock options may be issued to Viasystems' or its subsidiaries' officers, key employees and directors.

(4) Reflects performance options granted by Viasystems. See "Benefit Plans -- Performance Options."

(5) Reflects amounts paid to Mr. Conlon to partially compensate him for his voluntary termination of his employment contract with Berg Electronics Corp. and forego compensation otherwise payable to him thereunder.

(6) Mr. Brigman received compensation in the form of reimbursement of relocation expenses during 1997 and 1998.

(7) Mr. Pileggi commenced employment with Viasystems on June 1, 1998.

(8) Reflects relocation expenses paid to Mr. Pileggi in connection with his relocation to St. Louis, Missouri.

     The following table summarizes option grants made with respect to Viasystems' common stock during fiscal year 1999 to the executive officers named above:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                   POTENTIAL REALIZABLE VALUE
                                      % OF TOTAL                                   AT ASSUMED ANNUAL RATES OF
                       NUMBER OF       OPTIONS                                      STOCK PRICE APPRECIATION
                       SECURITIES      GRANTED       EXERCISE                          FOR OPTION TERM(2)
                       UNDERLYING    TO EMPLOYEES      PRICE                       ---------------------------
                       OPTIONS(#)   IN FISCAL YEAR   ($/SHARE)   EXPIRATION DATE        5%            10%
                       ----------   --------------   ---------   ---------------   ------------   ------------
James N. Mills(1)....   453,665         18.1%          $9.00         8/5/09         $     --(3)    $     --(3)
Timothy L. Conlon....        --          N/A             N/A            N/A                N/A            N/A
Barry L. Brigman.....   125,000          5.0           $7.32         9/1/09         $2,478,750     $4,242,500
David M.
  Sindelar(1)........   306,332         12.2           $9.00         8/5/09               --(3)          --(3)
Dominic J. Pileggi...   125,000          5.0           $7.32         9/1/09         $2,478,750     $4,242,500

------------

(1) Reflects performance options granted by Viasystems. See "Benefit Plans -- Performance Options."

(2) The potential realizable value portion of the foregoing table illustrates the value that might be realized upon exercise of the option immediately prior to the expiration of its term, assuming the specified compound rules of appreciation of common stock over the term of the options. Actual gains on the exercise of the options are dependent on the future performance of the common stock. There can be no assurance that the potential values reflected in this table will be achieved. All amounts have been rounded to the nearest whole dollar.

(3) The terms of the performance options held by Mr. Mills and Mr. Sindelar would not have been exercisable based upon annual rates of stock appreciation of 5% or 10% at the end of the last fiscal year. Pursuant to the amended terms of the performance options, the potential realizable value of Mr. Mills' and Mr. Sindelar's amended performance options for an assumed rate of stock price appreciation term of 5% and 10% would be $8,234,019 and $14,635,232 for Mr. Mills, respectively, and $5,559,925 and $9,882,270 for
    Mr. Sindelar, respectively.

     The following table summarizes the number of options exercised during the fiscal year ended December 31, 1999 for the above named executive officers and the value of unexercised options as of December 31, 1999:

   AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

                                              NUMBER OF SECURITIES               VALUE OF
                                             UNDERLYING UNEXERCISED      UNEXERCISED IN-THE-MONEY
                                                   OPTIONS AT                   OPTIONS AT
                                               FISCAL YEAR END(#)           FISCAL YEAR END(1)
                                            -------------------------    -------------------------
                                            EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
                                            -------------------------    -------------------------
James N. Mills............................          --/1,099,018                  --/--(2)
Timothy L. Conlon.........................          --/--                         --/--
Barry L. Brigman..........................      50,000/200,000              $575,000/$2,389,500
David M. Sindelar.........................          --/737,257                    --/--(2)
Dominic J. Pileggi........................      25,000/225,000              $254,500/$2,290,500

------------

(1) Represents the difference between $17.50 per share, the fair market value per share on December 31, 1999, and the exercise price per share of the options.

(2) At fiscal year end, the value of performance options could not be calculated due to exercisability restrictions and variable exercise prices. As a result of the amendments to the performance options in March 2000, those restrictions were eliminated and the exercise price fixed at $9.00 per share. As a result, the value of Mr. Mills' and Mr. Sindelar's performance options at fiscal year end would have been $9,341,653 and $6,266,684, respectively.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Historically, compensation decisions were made by the entire board of directors. Each of James N. Mills and Timothy L. Conlon served as both an executive officer and a director during 1999. Messrs. Mills and Conlon participated in deliberations of the board of directors concerning compensation of executive officers. As of January 2000, compensation decisions are made by the compensation committee of the board of directors. Mr. Mills serves as a member of the compensation committee.

EMPLOYMENT AGREEMENTS

     James N. Mills Executive Employment Agreement. Mr. James N. Mills entered into an amended and restated executive employment agreement with Viasystems and some of its subsidiaries as of February 16, 2000. Pursuant to his employment agreement, Mr. Mills will serve as the Chairman of the board of directors and Chief Executive Officer of Viasystems through March 31, 2005, unless terminated earlier by Viasystems or Mr. Mills. Mr. Mills is required to devote the amount of time reasonably necessary to faithfully and adequately supervise the overall executive management of Viasystems and its subsidiaries, both direct and indirect. Subject to the foregoing limitation on his activities, Mr. Mills is free to participate in other endeavors.

     The compensation provided to Mr. Mills under his executive employment agreement includes an annual base salary of not less than $685,000, subject to upward adjustment at the sole discretion of the board of directors of Viasystems, as well as those benefits customarily accorded the executives of Viasystems as long as the executive employment agreement is in force. In addition, Mr. Mills is entitled to an annual bonus in an amount determined in accordance with our incentive compensation plan for senior executives and reimbursement for expenses to own and maintain an automobile.

     Mr. Mills' executive employment agreement also provides that if Mr. Mills' employment is terminated without cause, Mr. Mills will continue to receive his then current salary, which shall not be less than $685,000, for the longer of the remainder of the period the executive employment agreement is in force or a period of one year following such termination. The executive employment agreement terminates upon Mr. Mills' death or his inability to perform his duties due to mental or physical incapacity for six consecutive months or any one hundred working days out of a twelve month period, and no further compensation shall be payable except that he or his estate, heirs or beneficiaries, as applicable, shall receive his then current salary for a period of 18 months, in addition to benefits otherwise specifically provided for. The agreement also provides medical benefits for Mr. Mills' and his spouse's lifetime.

     Timothy L. Conlon Executive Employment Agreement. Mr. Timothy L. Conlon entered into an amended and restated executive employment agreement with Viasystems and some of its subsidiaries as of February 16, 2000. Pursuant to his employment agreement, Mr. Conlon will serve as the President and Chief Operating Officer of Viasystems through March 31, 2005, unless terminated earlier by Viasystems or Mr. Conlon. Mr. Conlon is required to devote the amount of time reasonably necessary to faithfully and adequately supervise the overall financial management of Viasystems and its subsidiaries, both direct and indirect.

     The compensation provided to Mr. Conlon under his executive employment agreement includes an annual base salary of not less than $500,000, subject to upward adjustment at the sole discretion of the Chairman of the board of directors of Viasystems, as well as those benefits customarily accorded the executives of Viasystems as long as the executive employment agreement is in force. In addition, Mr. Conlon is entitled to an annual bonus in an amount determined in accordance with our incentive compensation plan for senior executives and reimbursement for expenses to own and maintain an automobile.

     Mr. Conlon's executive employment agreement also provides that if Mr. Conlon's employment is terminated without cause, Mr. Conlon will continue to receive his then current salary, which shall not be less than $500,000, for the longer of the remainder of the period the executive employment agreement is in force or a period of one year following such termination. The executive employment agreement terminates upon Mr. Conlon's death or his inability to perform his duties due to mental or physical incapacity for six consecutive months or any one hundred working days out of a twelve month period, and no further compensation shall be payable except that he or his estate, heirs or beneficiaries, as applicable, shall receive his then current salary for a period of 18 months, in addition to benefits otherwise specifically provided for. The agreement also provides medical benefits for Mr. Conlon's and his spouse's lifetime.

     David M. Sindelar Executive Employment Agreement. Mr. David M. Sindelar entered into an amended and restated executive employment agreement with Viasystems and some of its subsidiaries as of February 16, 2000. Pursuant to his employment agreement, Mr. Sindelar will serve as the Senior Vice President and Chief Financial Officer of Viasystems through March 31, 2005, unless terminated earlier by Viasystems or Mr. Sindelar. Mr. Sindelar is required to devote the amount of time reasonably necessary to faithfully and adequately supervise the overall financial management of Viasystems and its subsidiaries, both direct and indirect. Subject to the foregoing limitation on his activities, Mr. Sindelar is free to participate in other business endeavors.

     The compensation provided to Mr. Sindelar under his executive employment agreement includes an annual base salary of not less than $300,000, subject to upward adjustment at the sole discretion of the Chairman of the board of directors of Viasystems, as well as those benefits customarily accorded the executives of Viasystems as long as the executive employment agreement is in force. In addition, Mr. Sindelar is entitled to an annual bonus in an amount determined in accordance with our incentive compensation plan for senior executives and reimbursement for expenses to own and maintain an automobile.

     Mr. Sindelar's executive employment agreement also provides that if Mr. Sindelar's employment is terminated without cause, Mr. Sindelar will continue to receive his then current salary, which shall not be less than $300,000, for the longer of the remainder of the period the executive employment agreement is in force or a period of one year following such termination. The executive employment agreement terminates upon Mr. Sindelar's death or his inability to perform his duties due to mental or physical incapacity for six consecutive months or any one hundred working days out of a twelve month period, and no further compensation shall be payable except that he or his estate, heirs or beneficiaries, as applicable, shall receive his then current salary for a period of 18 months, in addition to benefits otherwise specifically provided for. The agreement also provides medical benefits for his and his spouse's lifetime.

BENEFIT PLANS

     STOCK OPTION PLAN

     Viasystems has adopted the Viasystems Group, Inc. 1997 Stock Option Plan pursuant to which incentive and non-qualified stock options, stock appreciation rights, stock awards, performance awards and stock units may be issued to employees of Viasystems and any parent or subsidiary corporation designated by the board of directors of Viasystems. A total of 4,404,613 shares of Viasystems common stock are issuable under the 1997 Stock Option Plan. As of September 25, 2000, options to purchase an aggregate of 3,033,872 shares of common stock subject to the terms and conditions of the stock option plan are outstanding.

     The stock option plan provides that it is to be administered by a committee of the board of directors of Viasystems or a subcommittee of that committee. The committee has the authority to grant to any participant one or more stock options, and to establish the terms and conditions of the options, subject to limitations specified in the stock option plan. For example, the per-share exercise price of each option must not be less than 100% of the fair market value of the Viasystems common stock on the date the option is granted, and no option may be exercisable later than ten years after the date of grant. In the event that any person other than Hicks, Muse, Tate & Furst Equity Fund III, L.P. and/or Mills & Partners Inc. becomes the owner of a majority of the voting power of the company or a majority of the board consists of directors who were not directors at the time the plan was adopted or were not nominated or elected by those directors, the committee, in its discretion, may take those actions it deems appropriate with respect to outstanding awards, including, without limitation, accelerating the exercisability or vesting of those awards.

     Viasystems' stock option plan became effective as of February 4, 1997 and was subsequently amended to increase the number of shares eligible for grant under the stock option plan. The stock option plan, as amended, will terminate on February 4, 2007, unless sooner terminated by the committee.

     PERFORMANCE OPTIONS

     In addition to the options granted under the stock option plan, Viasystems has granted performance options to purchase an aggregate of 2,802,897 shares of common stock to officers of Viasystems also affiliated with Mills & Partners. In connection with the initial public offering in March 2000, the outstanding performance options were amended to eliminate the exercisability restrictions and variable exercise price features. The amended performance options have a fixed exercise price of $9.00 per share and are immediately exercisable. As a result of the amendments, we incurred a one-time charge of $33.6 million in non-cash compensation expense in the first quarter of fiscal year 2000.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of September 25, 2000, information regarding the beneficial ownership of our common stock by each person who beneficially owned more than 5% of any class of our voting securities and by our directors and named executive officers, individually, and by our directors and executive officers as a group.

                                                                                   PERCENT
                                                                                BENEFICIALLY
                                                               NUMBER OF            OWNED
                                                                 SHARES      -------------------
                                                              BENEFICIALLY    BEFORE     AFTER
                                                                OWNED(1)     OFFERING   OFFERING
                                                              ------------   --------   --------
5% STOCKHOLDERS:
  HM Parties(2).............................................   77,326,449      57.7%      51.2%
  c/o Hicks, Muse, Tate & Furst Incorporated
  200 Crescent Court, Suite 1600
  Dallas, Texas 75201
OFFICERS AND DIRECTORS:
  James N. Mills(3).........................................   11,391,224       8.4        7.5
  Thomas O. Hicks(4)........................................   78,818,685      58.8       52.2
  Jack D. Furst(5)..........................................      493,703      *          *
  Richard W. Vieser(6)......................................      110,832      *          *
  Kenneth F. Yontz(7).......................................       66,666      *          *
  Thomas H. O'Brien.........................................           --        --         --
  Alex J. Mandl.............................................           --        --         --
  Timothy L. Conlon(8)......................................    2,014,106       1.5        1.3
  David M. Sindelar(9)......................................    2,956,840       2.2        1.9
  Barry L. Brigman(10)......................................       52,500      *          *
  Dominic J. Pileggi(11)....................................       25,000      *          *
  All executive officers and directors as a group (15
     persons)(12)...........................................   91,553,344      66.0       58.8

------------

  *  Represents less than 1%.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock and options, warrants or other convertible securities that are currently exercisable or exercisable within 60 days of September 25, 2000 are deemed to be outstanding and to be beneficially owned by the person holding those options, warrants or other convertible securities for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

 (2) These figures include:

     - 47,843,495 shares held of record by Hicks, Muse, Tate & Furst Equity Fund III, L.P., a limited partnership, of which the ultimate general partner is Hicks, Muse Fund III Incorporated, an affiliate of Hicks, Muse, Tate & Furst Incorporated;

     - 636,715 shares held of record by HM3 Coinvestors, L.P., a limited partnership of which the ultimate general partner is Hicks, Muse Fund III Incorporated;

     - 416,708 shares held of record by HMTF/Viasystems Partners, L.P., a limited partnership controlled by affiliates of Hicks, Muse, Tate & Furst Incorporated; and

     - 27,322,404 shares held of record by HMTF/Viasystems Investments, LLC, a limited liability company controlled by affiliates of Hicks, Muse, Tate & Furst Incorporated and in which an affiliate of Chase Securities Inc., one of the underwriters, holds an approximate 25% membership interest, and an affiliate of Deutsche Bank Securities Inc., one of the underwriters, holds a 5% membership interest.

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

          In addition, these figures include 234,740 shares of common stock issuable upon exercise of options held by Hicks, Muse & Co. Partners, L.P., a limited partnership controlled by affiliates of Hicks, Muse, Tate & Furst Incorporated, and partners of Hicks Muse and 872,387 shares of common stock owned of record by other stockholders and for which Hicks, Muse, Tate & Furst Equity Fund III, L.P. holds an irrevocable proxy to vote the shares. An aggregate of 133,332 shares of common stock shown in the table above as owned by Messrs. Vieser and Yontz are subject to this proxy.

          Thomas O. Hicks is the controlling stockholder of the general partner of each of Hicks, Muse, Tate & Furst Equity Fund III, L.P., HM3 Coinvestors, L.P., HMTF/Viasystems Partners, L.P. and Hicks, Muse & Co. Partners, L.P. and the Manager of HMTF/Viasystems Investments, LLC and, accordingly, may be deemed to beneficially own all or a portion of the shares held by those entities. See note 4 below. Mr. Hicks disclaims beneficial ownership of common stock not owned of record by him.

 (3) These figures include:

     - 3,154,906 shares of common stock held by a limited partnership controlled by Mr. Mills;

     - 1,099,018 shares of common stock issuable upon exercise of amended performance options that will be exercisable upon the effective date of the amendments; and

     - 7,093,967 shares of common stock owned of record by other stockholders and for which Mr. Mills holds an irrevocable proxy to vote the shares, which includes an aggregate of 4,218,689 shares of common stock shown in the table above as owned by Messrs. Sindelar and Conlon.

 (4) These figures include:

     - 904,514 shares held of record by Mr. Hicks;

     - 46,180 shares held of record by Mr. Hicks as trustee of certain trusts for the benefit of his children;

     - 15,674 shares held of record by a limited partnership whose general partner is a limited liability company whose sole member is Mr. Hicks;

     - 76,219,322 shares of common stock held of record by Hicks, Muse, Tate & Furst Equity Fund III, L.P., HM3 Coinvestors, L.P., HMTF/Viasystems Partners, L.P. and HMTF/Viasystems Investments, LLC;

     - 234,740 shares of common stock issuable upon exercise of an option held by Hicks, Muse & Co. Partners, L.P.; and

     - 872,387 shares of common stock owned of record by other stockholders and for which Hicks, Muse, Tate & Furst Equity Fund III, L.P. holds an irrevocable proxy to vote the shares.

     Mr. Hicks is the controlling stockholder of the general partner of each of Hicks, Muse, Tate & Furst Equity Fund III, L.P., HM3 Coinvestors, L.P., HMTF/Viasystems Partners, L.P. and Hicks, Muse & Co. Partners, L.P. and the Manager of HMTF/Viasystems Investments, LLC and, accordingly, may be deemed to beneficially own all or a portion of the shares held by those entities. Mr. Hicks disclaims beneficial ownership of common stock not owned of record by him.

     These figures also include 525,868 shares of common stock issuable upon the exercise of an option held by Mr. Hicks that is currently exercisable.

 (5) These figures include 331,180 shares of common stock issuable upon the exercise of an option held by Mr. Furst that is currently exercisable.

 (6) These figures include 16,666 shares of common stock issuable upon the exercise of options that are currently exercisable.

 (7) These figures include 33,333 shares of common stock owned of record by the Kenneth F. Yontz 1996 Family Trust, a trust of which Mr. Yontz does not have the power to vote or dispose of this stock. Mr. Yontz disclaims beneficial ownership of common stock not owned of record by him.

 (8) These figures include 1,110,000 shares of common stock owned by a family limited partnership controlled by Mr. Conlon. Mr. Conlon disclaims beneficial ownership of shares of common stock not owned of record by him.

 (9) These figures include:

     - 120,000 shares of common stock owned of record by two children's trusts, of which Mr. Sindelar is a trustee having the power to vote and dispose of this stock; and

     - 2,084,583 shares of common stock owned of record by The D&S Trust #2, of which Mr. Sindelar's brother is the sole trustee. Mr. Sindelar disclaims beneficial ownership of common stock not owned of record by him.

     These figures also include 737,257 shares of common stock issuable to Mr. Sindelar upon exercise of amended performance options that will be exercisable upon the effective date of the amendments.

(10) Represents 52,500 shares of common stock issuable upon the exercise of options that are exercisable within 60 days.

(11) Represents 25,000 shares of common stock issuable upon the exercise of options that are exercisable within 60 days.

(12) Includes 196,666 shares issuable upon exercise of outstanding options issued under Viasystems' stock option plan and to one of our directors that are exercisable within 60 days of the date of this prospectus. Also includes 1,836,275 shares of common stock issuable to executive officers of Viasystems upon the exercise of amended performance options, and 1,091,788 shares of common stock issuable upon the exercise of options held by Thomas
     O. Hicks, Jack D. Furst and an affiliate of Hicks, Muse, Tate & Furst Incorporated.

                           RELATED PARTY TRANSACTIONS

MONITORING AND OVERSIGHT AGREEMENT; FINANCIAL ADVISORY AGREEMENT

     In 1996, Viasystems and its subsidiaries entered into a ten-year monitoring and oversight agreement with an affiliate of Hicks, Muse, Tate & Furst Incorporated, as amended from time to time. Under the monitoring and oversight agreement, Viasystems and its subsidiaries are required to pay Hicks Muse an annual fee, payable quarterly, for oversight and monitoring services to Viasystems. The annual fee is adjustable on January 1 of each calendar year to an amount equal to 0.2% of our budgeted consolidated annual net sales for the then-current fiscal year, but in no event less than the base fee of $1.75 million. For 1999, 1998 and 1997, we paid an annual fee to Hicks Muse of $1.8 million, $3.0 million and $1.7 million, respectively. Upon the acquisition by Viasystems or any of its subsidiaries of another entity or business, the fee shall be adjusted prospectively in the same manner using our pro forma combined budgeted consolidated annual net sales. Hicks Muse has performed various monitoring and oversight activities for Viasystems including providing input in management's establishment of Viasystems' financial and strategic acquisition plans. Hicks Muse monitors the viability and implementation of Viasystems' strategic plan through actions such as review of monthly financial data, management briefings and facility visits. Thomas O. Hicks and Jack D. Furst, directors of Viasystems, are each principals of Hicks Muse. Hicks Muse is also entitled to reimbursement for any expenses incurred by it in connection with rendering services allocable to Viasystems under the monitoring and oversight agreement. In addition, Viasystems and its subsidiaries have agreed to indemnify Hicks Muse, its affiliates, and their respective directors, officers, controlling persons, agents and employees from and against all claims, liabilities, losses, damages, expenses and fees and disbursements of counsel related to or arising out of or in connection with the services rendered by Hicks Muse under the monitoring and oversight agreement and not resulting primarily from the bad faith, gross negligence, or willful misconduct of Hicks Muse. The monitoring and oversight agreement makes available the resources of Hicks Muse concerning a variety of financial and operational matters. Historically, these services have been provided not only by Messrs. Hicks and Furst, outside their scope of duties as our directors, but also from numerous other employees of Hicks Muse.

     In 1996, Viasystems and its subsidiaries also entered into a ten-year financial advisory agreement with Hicks Muse, pursuant to which Hicks Muse is entitled to receive a fee equal to 1.5% of the "transaction value" for each "add-on transaction" in which Viasystems or any of its subsidiaries is involved. In respect of acquisitions to date, Hicks Muse has received aggregate fees of approximately $22.5 million under the financial advisory agreement. In 1999, 1998 and 1997, we paid Hicks Muse $4.7 million, $5.0 million and $10.4 million, respectively. The term "transaction value" means the total value of the add-on transaction including without limitation, the aggregate amount of the funds required to complete the add-on transaction, excluding any fees payable pursuant to the financial advisory agreement, including the amount of any indebtedness, preferred stock or similar terms assumed (or remaining outstanding). The term "add-on transaction" means any future proposal for a tender offer, acquisition, sale, merger, exchange offer, recapitalization, restructuring or other similar transaction directly involving Viasystems or any of its subsidiaries or any of their respective subsidiaries and any other person or entity. In addition, Viasystems and its subsidiaries have agreed to indemnify Hicks Muse, its affiliates, and their respective directors, officers, controlling persons, agents and employees from and against all claims, liabilities, losses, damages, expenses and fees related to or arising out of or in connection with the services rendered by Hicks Muse under the financial advisory agreement and not resulting primarily from the bad faith, gross negligence, or willful misconduct of Hicks Muse. The financial advisory agreement makes available the resources of Hicks Muse concerning a variety of financial and operational matters. Historically, these services have been provided not only by Messrs. Hicks and Furst, outside their scope of duties as our directors, but also from numerous other employees of Hicks Muse.

     In March 2000, we terminated the monitoring and oversight agreement and the financial advisory agreement. As consideration for Hicks Muse's willingness to agree to such termination, we granted to Hicks Muse and partners of Hicks Muse options to purchase an aggregate of 2,134,000 shares of our common stock at an exercise price equal to $21.00 per share. The option is exercisable for three years from the date of issue.

     The options were designed to have a present value equal to $22.8 million, the present value of the projected amount of fee income which Hicks Muse agreed to forego for the period through the stated expiration date of the agreements (December 31, 2006) as a result of the termination of the agreements. The present value of such options were calculated using the Black-Scholes option pricing model.

STOCKHOLDERS AGREEMENT

     Certain holders of common stock of Viasystems have entered into an amended and restated stockholders agreement. The stockholders agreement, among other things, grants registration rights to the parties thereto. All parties to the stockholders agreement agreed to take all action within their respective power, including the voting of common stock, to cause the board of directors of Viasystems to at all times be constituted by the members designated by an affiliate of Hicks, Muse, Tate & Furst Incorporated. The stockholders agreement contains an irrevocable proxy pursuant to which all parties to the stockholders agreement, other than James N. Mills, David M. Sindelar, Timothy L. Conlon and the other securityholders employed by Mills & Partners and their transferees, grant to an affiliate of Hicks Muse the power to vote all shares of common stock held by these parties on all matters submitted to stockholders. Further, the stockholders agreement contains an irrevocable proxy pursuant to which David M. Sindelar, Timothy L. Conlon and the other securityholders employed by Mills & Partners and their transferees grant to James N. Mills, or to an affiliate of Hicks Muse if Mr. Mills is no longer an officer or director of Viasystems, the power to vote all shares of common stock held by these parties on all matters submitted to stockholders. The stockholders agreement terminates on its tenth anniversary date.

WIRE HARNESS BUSINESS

     In March 2000, Viasystems purchased the wire harness business of International Wire for $210.0 million. International Wire is controlled by affiliates of Hicks Muse which is also our controlling stockholder. Mr. James N. Mills is Chairman of the Board and Chief Executive Officer of each of Viasystems and International Wire. In addition Mr. David M. Sindelar is Senior Vice President and Chief Financial Officer of both Viasystems and International Wire, and Jack D. Furst and Richard W. Vieser are directors of both companies. At the closing of the purchase of the wire harness business, each of the boards of directors of Viasystems and International Wire received opinions of financial advisors that the purchase price for the wire harness business was fair, from a financial point of view, to the respective parties. At the closing of the acquisition of the wire harness business, we entered into a supply agreement with International Wire whereby International Wire continues to supply insulated wire to us for use in the wire harness business at market prices.

TRANSFER OF PRINTED CIRCUIT BOARD FACILITIES

     Concurrently with the consummation of our initial public offering in March 2000, we transferred all of the capital stock of our subsidiaries that own the operations formerly conducted by Interconnection Systems Limited, Forward Group, Zincocelere and Viasystems Sweden to our then existing stockholders, including affiliates of Hicks Muse and officers and directors of Viasystems. In consideration for the capital stock of those entities, we received subordinated notes payable to us in the aggregate principal amount of $124.0 million. The subordinated notes are unsecured, bear interest at 9% per year, are payable in kind by the issuance of additional notes, and mature in 10 years. The determination of the consideration we received for those entities was based on business enterprise values using common appraisal methods. We originally paid $738.0 million for the assets related to the printed circuit board facilities being transferred. See "Management's Discussion and Analysis of Results of Operations and Financial Condition" for an explanation of the decline in value of these assets. Following the completion of the transfer, the transferred businesses entered into a contract manufacturing agreement with us, whereby the transferred businesses continue to provide manufacturing services to us from their facilities at North Tyneside in the United Kingdom and Norrkoping, Sweden. We also have an option to repurchase the North Tyneside and Norrkoping, Sweden facilities for an amount equal to the net book value of the facilities.

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

CHIPS HOLDING, INC.

     In April 1997, our stockholders and their affiliates formed Chips Holding, Inc. to acquire Interconnection Systems Limited. On April 21, 1997, Chips acquired Interconnection Systems Limited for $437.5 million plus $9.0 million of acquisition fees and expenses, payable in notes to the former stockholders of Interconnection Systems Limited. In connection with the transaction, our stockholders invested $140.0 million of equity in Chips, and Chips paid Hicks Muse a financial advisory fee of $6.9 million.

     On June 6, 1997, Chips merged with Viasystems, and the subsidiaries of Chips became subsidiaries of Viasystems, in consideration for the issuance to our stockholders of 23,333,333 shares of our common stock valued at $140.0 million. We assumed the notes payable incurred by Chips to finance the acquisition of Interconnection Systems Limited. The acquisition was consummated by Chips prior to being acquired by Viasystems because of timing considerations relating to our financing of the acquisition. No additional fee was paid to Hicks Muse under our financial advisory agreement in connection with our merger with Chips.

FORWARD GROUP ACQUISITION

     In April 1997, an affiliate of Hicks Muse acquired Forward Group plc for a purchase price of approximately $236.3 million, plus the issuance of loan notes to former stockholders of Forward Group in the principal amount of $23.9 million. The acquisition was funded with $216.0 million of borrowings under a tender offer loan facility and the proceeds from the issuance to Hicks Muse of $40.0 million of the preferred stock of the acquiring entity. Subsequently, Viasystems acquired Forward Group at cost, consisting of the assumption of the $216.0 million tender offer loan facility, the assumption of the $23.9 million principal amount of loan notes payable to the former stockholders of Forward Group, and the issuance to Hicks Muse of $40.0 million in initial liquidation preference of Viasystems' preferred stock in exchange for the $40.0 million of preferred stock of the acquiring entity. In connection with the initial acquisition, Hicks Muse received a $3.5 million financial advisory fee from the acquiring entity. No additional fee was paid to Hicks Muse under our financial advisory agreement in connection with our subsequent acquisition of Forward Group.

GENERAL

     All future transactions, including loans, between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of the board of directors, including a majority of the disinterested directors. The determination as to whether a particular director is disinterested will be made under applicable standards of Delaware law.

     We believe that the terms of each of the transactions described in this section were no less favorable to Viasystems than could have been obtained with non-affiliated parties, but we have not independently verified this conclusion.

STOCK OPTIONS

     Stock option grants to our executive officers are described in this prospectus under the heading "Management -- Compensation of Executive Officers." In addition, stock options were granted to each of Messrs. Vieser and Yontz on February 4, 1997, to purchase 16,666 shares of common stock at an exercise price of $6.00 per share. We issued 16,666 shares of common stock to Mr. Vieser on May 13, 1997 upon exercise of his stock options. In addition, in May 2000, we granted options to purchase 25,000 shares of common stock at an exercise price of $21.00 per share to each of Messrs. O'Brien, Mandl, Vieser and Yontz.

COMMON STOCK

     From March through June 1997, we sold an aggregate of 66,666 shares of common stock to Mr. Vieser at a purchase price per share of $6.00 for cash proceeds in the amount of $400,000.

     From March through June 1997, we sold an aggregate of 49,999 shares of common stock to Mr. Yontz at a purchase price per share of $6.00 for cash proceeds in the amount of $300,000.

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

     In June 1997, we sold an aggregate of 37,500,000 shares of common stock to affiliates of Hicks, Muse, Tate & Furst Incorporated at a purchase price per share of $6.00 for cash proceeds in the amount of $225,000,000.

     In June 1997, we sold 33,333 shares of common stock to Mr. Mills at a purchase price per share of $6.00 for cash proceeds in the amount of $200,000.

     In April 1998, we sold an aggregate of 416,708 shares of common stock to a partnership affiliated with Hicks, Muse, Tate & Furst Incorporated at a purchase price per share of $6.00 for cash proceeds in the amount of $2,500,250.

     In April 1998, we sold an aggregate of 6,830,601 shares of common stock to affiliates of Hicks, Muse, Tate & Furst Incorporated at a purchase price per share of $7.32 for cash proceeds in the amount of $50,000,000.

     In August 1999, we sold 27,322,404 shares of common stock to an affiliate of Hicks, Muse, Tate & Furst Incorporated at a purchase price per share of $7.32 for cash proceeds in the amount of $200,000,000.

CLASS A COMMON STOCK

     In June 1997, we sold 1,817,083 shares of class A common stock to Mr. Mills for a purchase price per share of $.06 for cash proceeds in the amount of $109,024.99.

     In June 1997, we sold 116,071 shares of class A common stock to Mr. Conlon for a purchase price per share of $.06 for cash proceeds in the amount of $6,964.29.

     In June 1997, we sold 1,066,666 shares of class A common stock to Mr. Sindelar for a purchase price per share of $.06 for cash proceeds in the amount of $63,999.98.

     In May 1998, we sold 31,921 shares of class A common stock to Mr. Mills for a per share purchase price of $.06 for cash proceeds of $1,915.27.

     In May 1998, we sold 18,333 shares of class A common stock to Mr. Sindelar for a per share purchase price of $.06 for cash proceeds of $1,100.00.

CLASS A SERIES II COMMON STOCK

     In May 1998, we sold 346,563 shares of class A series II common stock to Mr. Mills for a per share purchase price of $.06 for cash proceeds of $20,793.81.

     In May 1998, we sold 206,768 shares of class A series II common stock to Mr. Sindelar for a per share purchase price of $.06 for cash proceeds of $12,406.09.

     In May 1998, we sold 14,657 shares of class A series II common stock to Mr. Conlon for a per share purchase price of $.06 for cash proceeds of $879.46. In November 1998, we sold 1,243,833 additional shares of class A series II common stock to Mr. Conlon for a per share purchase price of $.06 for cash proceeds of $74,630.00.

     In August 1999, we sold an aggregate of 1,026,670 shares of class A series II common stock to Mr. Mills for a per share purchase price of $.06 for cash proceeds of $61,600.20.

     In August 1999, we sold an aggregate of 100,000 shares of class A series II common stock to trusts for the benefit of Mr. Sindelar's children. Those shares were purchased at $.06 per share for cash proceeds of $6,000.00.

     In August 1999, we sold 846,668 shares of class A series II common stock to Mr. Conlon for a per share purchase price of $.06 for cash proceeds of $50,800.13.

     In August 1999, we sold 841,502 shares of class A series II common stock to a trust for the benefit of Mr. Sindelar's children for cash proceeds of $50,490.15. The purchase price per share was $.06.

                          DESCRIPTION OF INDEBTEDNESS

SENIOR CREDIT FACILITY

     In March 2000, Viasystems, Inc., our wholly-owned subsidiary, entered into a new senior credit facility. The material terms of the senior credit facility are described below.

     The senior credit facility includes:

     - a $150,000,000 term loan facility, all of which was required to be drawn in a single draw at the closing of the senior credit facility in March 2000;

     - a $175,000,000 revolving credit facility; and

     - a letter of credit and term loan facility in an aggregate amount of $303,100,000 in respect of our obligations under the loan notes made in connection with the acquisition of Interconnection Systems Limited. The letter of credit and term loan facility has a tranche A portion in the amount of $153,100,000 and a tranche B amount of $150,000,000.

The term loan facility amortizes semi-annually over seven years, commencing September 30, 2000; and the letter of credit and term loan facility amortizes semi-annually over two and one half years, commencing September 30, 2003 in the case of tranche A, and over four years, commencing September 30, 2003 in the case of tranche B.

     Viasystems, Inc. and its foreign subsidiaries who are parties to the senior credit facility, or the borrowers, may use the revolving loans for letters of credit in an amount not to exceed $40 million. Furthermore, up to an aggregate principal amount of $75 million of the revolving loan will be available as a multicurrency facility. Also, up to $10 million of the revolving facility is available for swingline loans.

     The borrowers may optionally prepay the term loans from time to time in whole or in part, without premium or penalty. At our option, the revolving loans may be prepaid, and revolving credit commitments may be permanently reduced, in whole or in part, at any time.

     Viasystems, Inc. will be required to make mandatory prepayments of the term loans, to cash collateralize the letter of credit term loan and to reduce the revolving facility, in the amounts equal to (a) 50% of excess cash flow, beginning in the earlier of (i) the fiscal year in which the letter of credit term loans exceed $270 million and (ii) fiscal year 2002, but only if the leverage ratio exceeds 3 1/2 to 1 at such time, and (b) 100% of the net proceeds of dispositions by us or any of our subsidiaries of material assets or incurrences of indebtedness by us or any of our subsidiaries.

     Viasystems, Inc.'s obligations under the senior credit facility are unconditionally and irrevocably guaranteed by us and each existing and future domestic subsidiary of Viasystems, Inc. In addition, the senior credit facility is secured by a perfected first priority security interest in all of the capital stock of Viasystems, Inc. and each of its direct and indirect domestic subsidiaries and 65% of each first tier foreign subsidiary of Viasystems, Inc. and its domestic subsidiaries, all intercompany notes owing to Viasystems, Inc. or any of its domestic subsidiaries, the notes issued in connection with the transfer of the operations formerly conducted by Interconnection Systems Limited, Forward Group, Zincocelere and Viasystems Sweden and all other tangible and intangible assets of Viasystems, Inc. and each guarantor.

     The loans bear interest, at the borrower's election, at either:

     - the highest of (A) the rate of interest publicly announced by The Chase Manhattan Bank as its prime rate in effect, (B) the secondary market rate for three-month certificates of deposit plus 1% and (C) the federal funds effective rate from time to time plus .5%, plus a percentage based on the ratio of consolidated total debt to consolidated EBITDA; or

     - the rate for eurodollar (or Canadian, as applicable) deposits for a period equal to one, two, three or six months, or to the extent available to all lenders, nine or twelve months, as selected by the borrower, plus a percentage based on the ratio of consolidated total debt to consolidated EBITDA.
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

     The senior credit facility contains a number of covenants that, among other things, restrict the ability of Viasystems, Inc. and its subsidiaries to:

     - incur additional indebtedness;

     - create liens on assets;

     - incur guarantee obligations;

     - enter into mergers, consolidations or amalgamations or liquidate, wind up or dissolve;

     - dispose of assets;

     - pay dividends, make payment on account of, or set apart assets for, a sinking or analogous fund or purchase, redeem, defease or retire capital stock;

     - make capital expenditures;

     - make amendments to the Lucent supply agreement which would have a material adverse effect on the lenders;

     - make optional repurchases of subordinated debt or preferred stock;

     - make advances, loans, extensions of credit, capital contributions to, or purchases of any stock, bonds, notes, debentures or other securities;

     - engage in transactions with affiliates; and

     - enter into sale and leaseback transactions.

     The senior credit facility also contains customary events of default including:

     - failure to pay principal on any loan when due or any interest or other amount that becomes due within five days after the due date thereof;

     - any representation or warranty made or deemed made is incorrect in any material respect on or as of the date made or deemed made;

     - the default in the performance of negative covenants or a default in the performance of other covenants or agreements for a period of thirty days;

     - default in other indebtedness or guarantee obligations with a principal amount in excess of $20.0 million beyond the period of grace;

     - events of insolvency;

     - ERISA events; and

     - other customary events of default for facilities similar to the senior credit facility.

SENIOR SUBORDINATED NOTES

     Viasystems, Inc. has an aggregate of $500 million of its 9 3/4% Senior Subordinated Notes due 2007 and Series B 9 3/4% Senior Subordinated Notes due 2007 issued and outstanding. The following is a brief summary of the material provisions of the notes.

     The notes mature on June 1, 2007. Interest on the notes accrues at the rate of 9 3/4% per annum and is payable semiannually. The notes are unsecured obligations of Viasystems, Inc., ranking subordinate in right of payment to all senior indebtedness, including the senior credit facility of Viasystems, Inc., on par with any future senior indebtedness that is subordinated in right of payment to senior indebtedness of Viasystems, Inc., and senior to all indebtedness of Viasystems, Inc. that is subordinate in right of payment to the notes by written agreement.

     Except as set forth below, the notes will not be redeemable at the option of Viasystems, Inc. prior to June 1, 2002. On and after that date, the notes will be redeemable at the following redemption prices (expressed in percentages of principal amount) if redeemed during the twelve month period beginning on June 1 of the years set forth below, plus, in each case, accrued and unpaid interest to the redemption date:

                                                            REDEMPTION
PERIOD                                                        PRICE
------                                                      ----------
2002.....................................................    104.875%
2003.....................................................    103.250
2004.....................................................    101.625
2005 and thereafter......................................    100.000

     At any time on or prior to June 1, 2002, the notes may also be redeemed as a whole at the option of Viasystems, Inc. upon the occurrence of a change of control, including upon a sale of substantially all of the assets of Viasystems, Inc., the acquisition of a majority of the voting power of Viasystems, Inc. by persons other than Hicks Muse, Mills & Partners or any of their affiliates, or a change in the board composition so that a majority of the board consists of directors who were not directors at the time the indentures were executed or were not nominated or elected by those directors. The redemption price will be equal to 100% of the principal amount of the notes, plus the greater of:

     - 1.0% of the principal amount of the notes and

     - the excess of (A) the present value of the sum of 104.875% of the principal amount of the notes and all required interest payments due on the notes through June 1, 2002 over (B) the principal amount of the notes as of, and accrued and unpaid interest, if any, to, the date of redemption.

     The indentures governing the notes contain restrictive covenants which, among other things, impose limitations (subject to exceptions) on Viasystems, Inc. with respect to the following:

     - the payment of dividends or other distributions on capital stock and the purchase, redemption or retirement for value of shares of capital stock or warrants, options or other securities convertible into capital stock;

     - the repayment or redemption of subordinated indebtedness other than in accordance with scheduled repayment;

     - making investments, except for permitted investments;

     - the incurrence of indebtedness, except for permitted indebtedness and other indebtedness incurred after satisfying specified financial ratios;

     - the incurrence of indebtedness senior to the notes and subordinated to its senior indebtedness;

     - the restrictions of payments by subsidiaries to their respective parents;

     - sales of assets and stock of its subsidiaries;

     - the issuance of capital stock by any of its subsidiaries;

     - transactions with stockholders and affiliates; and

     - the merger or sale of all or substantially all of its assets.

Upon the occurrence of events of default specified in the indentures, the trustee for the notes or the holders of at least 25% of the principal amount of the outstanding notes may declare the principal amount then outstanding of, and accrued but unpaid interest, if any, on, all of the notes to be due and payable. Upon the happening of other events of default specified in the indentures, the unpaid balance of an accrued but unpaid

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interest on all outstanding notes will automatically become due and payable without any action by the trustee or the holders of the notes.

     Viasystems, Inc. may terminate most of its obligations under the notes indentures at any time by irrevocably depositing in trust with the trustee money or U.S. government obligations for the payment of principal, premium (if any), and interest on the notes to maturity or any redemption date specified by Viasystems, Inc., together with satisfying other conditions and obligations set forth in the indentures.

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                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

     Our authorized capital stock consists of:

     - 60,000,000 shares of preferred stock, 6,000,000 shares of which have been designated series B preferred stock, of which 1,615,042.013 shares are outstanding; and

     - 500,000,000 shares of common stock, of which 133,824,209 shares were outstanding as of the date of this prospectus and held of record by approximately 155 stockholders.

STOCK RESERVED FOR ISSUANCE

     As of the date of this prospectus, no shares of series B preferred stock are reserved for issuance. 4,404,613 shares of common stock are reserved for issuance upon exercise of options granted under our stock option plan. In addition, 2,802,897 shares of common stock are reserved for issuance upon exercise of outstanding performance options, 2,134,000 shares of common stock reserved for issuance upon exercise of options held by partners and affiliates of Hicks, Muse, Tate & Furst Incorporated, and 16,666 shares are reserved for issuance upon exercise of an option granted to one of our directors. 136,645 shares of common stock are reserved for issuance upon exercise of outstanding warrants.

COMMON STOCK

     Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting. The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at such time and in such amounts as the board of directors may from time to time determine, subject to the prior rights of the holders of any preferred stock. See "Dividend Policy." The shares of common stock are not convertible and the holders have no preemptive or subscription rights to purchase any of our securities. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive, pro rata, our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the rights of any holders of preferred stock. There are no redemption or sinking fund provisions applicable to the common stock. All of our outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully-paid and nonassessable.

PREFERRED STOCK

     Our board is authorized without stockholder approval to issue preferred stock in one or more classes or series and to designate for each class or series the following:

     - the terms and conditions of any voting, dividend and conversion or exchange rights;

     - the amount payable on the series upon redemption and upon our dissolution or distribution of our assets; and

     - the rights, qualifications, limitations or restrictions pertaining to the class or series.

These rights and privileges could adversely affect your voting power, and our board's authority to issue preferred stock without your approval could delay or prevent a change in control of the company.

SERIES B PREFERRED STOCK

     Dividends. The holders of series B preferred stock are entitled to be paid cumulative dividends at a rate per annum equal to:

     - $2.00 per whole share prior to November 30, 2004;

     - $2.50 per whole share on and after November 30, 2004 and prior to November 30, 2005;
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     - $3.00 per whole share on and after November 30, 2005 and prior to
       November 30, 2006; and

     - $3.50 per whole share on and after November 30, 2006, payable quarterly on February 28, May 31, August 31, and November 30 in each year.

     On the first twenty payment dates, any dividend shall be payable either:

     - in cash;

     - by issuing a number of additional shares (or fractional shares) of series B preferred stock in respect of each share (or fractional share) of series B preferred stock then outstanding at the rate of 1/25th of a whole share of series B preferred stock for each $1.00 of dividend declared; or

     - in any combination of the above.

However, upon the completion of our initial public offering in March 2000, all dividends on the series B preferred stock became payable in cash unless we are prohibited from using cash under the terms of our existing credit arrangements, in which case the dividends will be paid in shares of series B preferred stock. If dividends on the series B preferred stock are not paid in full on any dividend payment date, the dividends will accrue and cumulate. As of the date of this prospectus, our credit arrangements prohibit us from paying cash dividends on the series B preferred stock and, accordingly, we expect to continue to pay dividends in additional shares of series B preferred stock for the foreseeable future.

So long as any shares of series B preferred stock remain outstanding, we will not:

     - pay any dividend (other than a dividend payable solely in junior securities) on any junior securities;

     - redeem or purchase any junior securities or parity stock (except in exchange for junior securities); or

     - pay any monies or make available for a sinking fund for redemption or purchase of any junior securities or parity stock;

unless, in each of the instances mentioned above, full dividends on all outstanding shares of series B preferred stock for all past dividend periods are paid, and the dividends on all outstanding shares of series B preferred stock for the then current quarterly dividend period are paid or set aside for payment.

     So long as any series B preferred stock remains outstanding, we will not:

     - pay cash dividends with respect to any junior securities or parity stock;

     - redeem or purchase any junior securities or parity stock (except in exchange for junior securities); or

     - pay any monies to or make available for a sinking fund for redemption or purchase of any junior securities or parity stock;

unless, in each such instance, we have paid cash dividends on all outstanding shares of series B preferred stock for the then current quarterly dividend period.

We will not pay any dividend on any share of series B preferred stock for any dividend period unless at the same time:

     - we pay a like proportionate dividend for the same dividend period on all shares of the series B preferred stock then outstanding and entitled to receive the dividend; and

     - we have paid on all shares ranking on parity with the series B preferred stock, dividends ratably in proportion to the respective dividend rates fixed for the series B preferred stock and any parity stock. We will pay no dividend on the parity stock unless we have paid dividends on all shares then outstanding of the series B preferred stock, for the same dividend period ratably in proportion to the respective dividend rates fixed for the series B preferred stock and the parity capital stock.

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     Ranking. The series B preferred stock ranks:

     - senior to the common stock and any other class or series of capital stock which provides that it ranks junior to the series B preferred stock or which does not expressly provide for any ranking;

     - on a parity with any class or series of capital stock which provides that it ranks on a parity with the series B preferred stock; and

     - junior to any class or series of capital stock which provides that it ranks senior to the series B preferred stock.

     Liquidation. Subject to the rights of the holders of any class of capital stock or series of capital stock ranking senior to the series B preferred stock, in the event of any liquidation, dissolution or winding up, the holder of each share of series B preferred stock will be entitled to receive a cash liquidation payment equal to $25.00 per share plus a cash amount equal to all accumulated and unpaid dividends before any distribution or payment shall be made to the holders of any junior securities. If we lack sufficient funds to pay the full amount owed to the holders of the series B preferred stock and the full amount owed to the holders of any other class or series of capital stock ranking on a parity with the series B preferred stock, we will distribute funds to the holders of the series B preferred stock and the parity stock on a pro rata basis.

     Redemption. We can redeem, at any time, shares of series B preferred stock, for cash at a redemption price of $25.00 per share plus an amount equal to all accumulated and unpaid dividends on the shares. We must redeem within sixty calendar days of a change of control, all outstanding shares of the series B preferred stock at a redemption price, payable in cash, equal to the per share liquidation preference of the shares, plus an amount equal to accumulated and unpaid dividends on the shares to the date the shares are redeemed. Notwithstanding our obligation to redeem shares of the series B preferred stock upon the occurrence of a change of control, we are also subject to the limitations under our existing credit arrangements. A "change of control" will be deemed to occur if Hicks, Muse, Tate & Furst Incorporated, Mills & Partners, Inc. and/or their respective affiliates cease to have the power to vote or direct the voting of securities having a majority interest for the election of our directors, provided, that this event shall not be deemed a change of control if following the consummation of this offering:

     - Hicks, Muse, Tate & Furst Incorporated, Mills & Partners, Inc. and/or their respective affiliates own greater than 20% of our outstanding common stock; and

     - (A) no "Person" or "group" (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Hicks, Muse, Tate & Furst Incorporated, Mills & Partners, Inc. and/or their respective affiliates, is or becomes the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of a greater percentage of our voting stock than is owned by Hicks, Muse, Tate & Furst Incorporated, Mills & Partners, Inc. and/or their respective affiliates, or (B) our board consists of a majority of those directors serving on November 26, 1996 and each other director whose nomination for election is recommended by a majority of the then continuing directors or who receives the vote of Hicks, Muse, Tate & Furst Incorporated, Mills & Partners, Inc. and/or their respective affiliates in his or her election by our shareholders.

In the event we merge or consolidate and are not the surviving entity and in connection with the transaction we are not required to redeem the series B preferred stock, the holders will be entitled to exchange their series B preferred stock for securities of the surviving entity having economic terms substantially similar to the series B preferred stock.

     Any share of series B preferred stock which we redeem, repurchase or reacquire will be retired.

     Special Voting Rights to Elect Directors. If dividends on the series B preferred stock remain unpaid for four consecutive quarterly periods, the holders of series B preferred stock will be entitled to elect two directors. Each share of series B preferred stock will be entitled to one vote. The holders of series B preferred stock will retain this right until we pay all accumulated dividends on the series B preferred stock in full or we redeem all the outstanding series B preferred stock. In the event we pay all accumulated dividends in full on the series B

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preferred stock or redeem in full the series B preferred stock, the terms of the directors elected by the holders of the series B preferred stock will terminate.

     Other Special Voting Rights. So long as any shares of the series B preferred stock are outstanding, we cannot, without the consent of at least a majority of the votes of the shares of the series B preferred stock then outstanding:

     - create, authorize or issue more than 10,000,000 shares of any class or series of capital stock that ranks senior to the series B preferred stock;

     - pay any dividend (other than a dividend payable solely in junior securities) with respect to any junior securities or repurchase or redeem for cash any junior securities; or

     - amend any rights of the series B preferred stock so as to affect adversely those rights.

The above provisions will not prohibit:

     - the payment of any dividend within sixty days after the date of declaration, if the payment would have complied with the above provisions;

     - the retirement of any of our shares capital stock, other than shares issued to Hicks, Muse, Tate & Furst Incorporated, Mills & Partners, Inc. and/or their respective affiliates on November 26, 1996, in exchange for, or out of the net proceeds of the substantially concurrent sale of, other shares of any of our capital stock;

     - the acquisition or cancellation of capital stock in connection with any merger, consolidation or transfer;

     - any repurchase or redemption of capital stock or equity interest of any of our subsidiaries held by any of our employees or employees of any of our subsidiaries in connection with the termination of those employees, to the extent that the aggregate amount of all such payments, redemptions, and repurchases does not exceed $5,000,000; and

     - cash payments to holders of junior securities in lieu of the issuance of fractional shares.

SPECIAL PROVISIONS IN OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND AMENDED
AND RESTATED BYLAWS

     Our amended and restated certificate of incorporation and amended and restated bylaws include provisions that could have an anti-takeover effect. These provisions enhance the likelihood of continuity and stability in the composition of our board and in the policies formulated by our board. These provisions also help ensure that our board, if confronted by a surprise proposal from a third party which has acquired a block of our stock, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what it believes to be the stockholders' best interests.

     Blank Check Preferred Stock. Our amended and restated certificate of incorporation provides that our board may authorize the issuance of up to 60,000,000 shares of preferred stock in one or more series and may designate the dividend rate, voting rights and other rights, preferences and restrictions of each series. To date, 6,000,000 shares have been designated series B preferred stock. We have no present intention to issue any additional shares of preferred stock. We could, however, issue a series of preferred stock that could either impede or facilitate the completion of a merger, tender offer or other takeover attempt. Although our board is required to make any determination to issue stock based on its judgment as to the best interests of our stockholders, our board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of their stock. Our board does not intend to seek stockholder approval prior to any issuance of any preferred stock, unless otherwise required by law or stock exchange rules.

     Classified Board of Directors. Our amended and restated certificate of incorporation provides for a board divided into three classes of directors serving staggered three-year terms. The classification of directors has the

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effect of making it more difficult for stockholders to change the composition of the board in a relatively short period of time. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the board. Furthermore, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all shares entitled to vote generally in the election of directors then outstanding, voting together as a single class, is required to alter, amend or adopt any provision inconsistent with or repeal the provision relating to the classified board.

     Number of Directors; Vacancies; Removal. Our amended and restated certificate of incorporation provides that the board must consist of at least six and no more than nine members. Our amended and restated bylaws provide that the board, acting by majority vote of the directors then in office, may fill any newly created directorships or vacancies on the board. Moreover, under the DGCL, in the case of a corporation having a classified board, stockholders may remove a director only for cause. This provision, when coupled with the provision of our amended and restated bylaws authorizing the board to fill vacant directorships, will preclude a stockholder from removing incumbent directors without cause and simultaneously gaining control of the board by filling the vacancies created by the directors' removal with its own nominees.

     Stockholder Action by Written Consent; Special Meetings. Our amended and restated certificate of incorporation prohibits action by stockholders by written consent in lieu of a meeting. The affirmative vote of the holders of at least eighty percent (80%) of the voting power of all shares entitled to vote generally in the election of directors then outstanding, voting together as a single class, is required to alter, amend or adopt any provision inconsistent with or repeal the provision prohibiting action by stockholders by written consent in lieu of a meeting. Our amended and restated bylaws provide that special meetings of stockholders may be called by a majority of the board, the chairman of the board or any holder or holders of at least 50% of the outstanding shares of our voting capital stock.

     Advance Notice Requirements for Stockholder Proposals and Director Nominees. Our amended and restated bylaws establish an advance notice procedure with regard to business proposed to be submitted by a stockholder at any annual or special meeting of our stockholders, including the nomination of candidates for election as directors. The procedure provides that a notice of proposed stockholder business must be timely given in writing to our Secretary prior to the meeting. In all cases, to be timely, notice relating to an annual meeting must be received at our principal executive office not less than 60 days nor more than 90 days before the first anniversary of the prior year's annual meeting.

     Notice to us from a stockholder who proposes to nominate a person at a meeting for election as a director must contain all information relating to that person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act. The notice must also include the person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

     The chairman of a meeting of stockholders may determine that a person was not nominated in accordance with the nomination procedure, in which case the person's nomination will be disregarded. If the chairman of a meeting of stockholders determines that other business was not properly brought before the meeting in accordance with our amended and restated bylaw procedures, the business will not be conducted at the meeting. Nothing in the nomination procedure or the business procedure will preclude discussion by any stockholder of any nomination or business properly made or brought before the annual or any other meeting in accordance with the above-mentioned procedures.

LIMITATIONS ON DIRECTOR LIABILITY

     Our amended and restated certificate of incorporation also contains provisions permitted under the DGCL regarding liability of directors. These provisions eliminate the personal liability of directors for monetary damages for any breach of their fiduciary duties as directors, except for:

     - any breach of the duty of loyalty;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
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     - liability under Section 174 of the DGCL regarding unlawful dividends, stock repurchases or stock redemptions; or

     - any transaction from which the director derived an improper personal benefit.

These provisions do not eliminate a director's duty of care and do not affect the availability of equitable remedies, including action to enjoin or rescind a transaction involving a breach of fiduciary duty. Moreover, these provisions do not apply to claims against a director for knowing violation of laws, including the federal securities laws. Our amended and restated certificate of incorporation further provides that we must indemnify our directors and officers, and may indemnify any of our employees or agents, to the fullest extent permitted by the DGCL. We believe these provisions assist us in attracting and retaining qualified individuals to serve as directors and officers.

DELAWARE TAKEOVER STATUTE

     Section 203 of the DGCL prohibits persons deemed "interested stockholders" from engaging in a "business combination" with a Delaware corporation for three years following the date those persons become interested stockholders. Interested stockholders generally include:

     - persons who are the beneficial owners of 15% or more of our outstanding voting stock; and

     - persons who are our affiliates or associates and who hold 15% or more of our outstanding voting stock at any time within three years before the date on which the person's status as an interested stockholder is determined.

Subject to statutory exceptions, a "business combination" includes, among other things:

     - mergers and consolidations;

     - the sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all our outstanding stock;

     - transactions that result in our issuance or transfer of any of our stock to the interested stockholder, except pursuant to exercises, exchanges, conversions, distributions or offers to purchase with respect to securities outstanding prior to the time that the interested stockholder became an interested stockholder and that, generally, do not increase the interested stockholder's proportionate share of any class or series of our stock;

     - any transaction involving us that has the effect of increasing the proportionate share of our stock of any class or series, or securities convertible into the stock of any class or series, that is owned directly or indirectly by the interested stockholder; or

     - any receipt by the interested stockholder of the benefit, except proportionately as a stockholder, of any loans, advances, guarantees, pledges or other financial benefits which we provided.

Section 203 does not apply to a business combination if:

     - before a person becomes an interested stockholder, our board approves the transaction in which the interested stockholder became an interested stockholder or approves the business combination;

     - upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commences, excluding, for purposes of determining the number of shares outstanding, those shares owned by persons who are directors and also officers, and those shares subject to employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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     - following a transaction in which the person became an interested stockholder, the business combination is approved by our board and authorized at a regular or special meeting of stockholders (and not by written consent) by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock not owned by the interested stockholder.

     These provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws could discourage hostile takeover attempts. As a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the common stock is Computershare Investor Services, L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options and warrants, in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

     Upon completion of this offering, we will have outstanding 150,824,209 shares of common stock, assuming no exercise of the underwriters' over-allotment option. Of these shares, 62,580,768 shares, or 65,130,768 shares if the underwriters exercise their over-allotment option in full, will be freely tradable without restriction under the Securities Act unless purchased by one of our affiliates as that term is defined in Rule 144 under the Securities Act, which generally includes directors, officers or 10% stockholders, or unless purchased by any of our directors, officers or stockholders that enter into the lock-up agreement described in "Underwriters." The remaining 88,243,441 shares of common stock outstanding are restricted securities under Rule 144 and may in the future be sold without registration under the Securities Act to the extent permitted by Rule 144 or any other applicable exemption under the Securities Act, subject to the restrictions on transfer contained in the lock-up agreements described in "Underwriters."

     In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including the holding period of any prior owner except an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - one percent of the number of shares of common stock then outstanding, which will equal approximately 1,508,242 shares immediately after this offering; or

     - the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

     Sales under Rule 144 also are subject to manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of Viasystems at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation and notice provisions of Rule 144.

     Certain holders of common stock have entered into an amended and restated stockholders agreement that grants registration rights to the parties thereto with respect to outstanding shares of common stock and shares of common stock issued upon exercise of outstanding options or warrants. Registration of shares of common

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stock pursuant to these registration rights will result in those shares becoming freely tradable without restriction under the Securities Act.

     We intend to file a registration statement on Form S-8 under the Securities Act covering shares of common stock reserved for issuance under our stock option plan and our performance option agreements. Based on the number of shares that are expected to be reserved for issuance under our stock option plans, non-employee directors' options and amended performance options, that registration statement would cover up to 7,389,924 shares issuable on exercise of the options, of which 6,084,183 options have been issued as of the date of this offering. The registration statement on Form S-8 will automatically become effective upon filing. Accordingly, subject to the exercise of those options, shares registered under that registration statement will immediately be available for sale in the open market, subject to the restrictions on transfer contained in the lock-up agreements described in "Underwriters."

             IMPORTANT UNITED STATES FEDERAL TAX CONSIDERATIONS FOR
                           NON-UNITED STATES HOLDERS

     This is a general discussion of the United States federal tax consequences of the acquisition, ownership, and disposition of our common stock by a holder that, for U.S. federal income tax purposes, is not a U.S. person as we define that term below. A holder of our common stock who is not a U.S. person is a non-U.S. holder. We assume in this discussion that you will hold our common stock issued pursuant to the offering as a capital asset (generally, property held for investment). We do not discuss all aspects of U.S. federal taxation that may be important to you in light of your individual investment circumstances, such as special tax rules that would apply to you, for example, if you are a dealer in securities, financial institution, bank, insurance company, tax-exempt organization, partnership or owner of more than 5% of our common stock. In addition, this discussion does not apply to persons holding the common stock through a partnership or other pass-through entity. Our discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations, judicial opinions, published positions of the U.S. Internal Revenue Service and other applicable authorities, all as in effect on the date of this prospectus and all of which are subject to differing interpretations or change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS or opinion of counsel with respect to the tax consequences discussed in this prospectus, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained. We urge you to consult your tax advisor about the U.S. federal tax consequences of acquiring, holding, and disposing of our common stock, as well as any tax consequences that may arise under the laws of any foreign, state, local, or other taxing jurisdiction.

     For purposes of this discussion, a U.S. person means any one of the following:

     - a citizen or resident of the U.S.;

     - a corporation, partnership, or other entity created or organized in the U.S. or under the laws of the U.S. or of any political subdivision of the U.S.;

     - an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

     - a trust, the administration of which is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

DIVIDENDS

     Dividends paid to a non-U.S. holder will generally be subject to withholding of U.S. federal income tax at the rate of 30%. If, however, the dividend is effectively connected with the conduct of a trade or business of the U.S. by the non-U.S. holder, the dividend will be subject to U.S. federal income tax imposed on net income on the same basis that applies to U.S. persons generally, and, for corporate holders under certain circumstances, the branch profits tax. Non-U.S. holders should consult any applicable income tax treaties that may provide for a reduction of, or exemption from, withholding taxes. For purposes of determining whether tax is to be withheld at a reduced rate as specified by a treaty, we generally will presume that dividends we pay on or before December 31, 2000, to an address in a foreign country are paid to a resident of that country.

     Under recently finalized Treasury regulations, which in general apply to dividends that we pay after December 31, 2000, to obtain a reduced rate of withholding under a treaty, a non-U.S. holder generally will be required to provide certification as to that non-U.S. holder's entitlement to treaty benefits. These regulations also provide special rules to determine whether, for purposes of applying a treaty, dividends that we pay a non-U.S. holder that is an entity should be treated as paid to holders of interests in that entity.

GAIN ON DISPOSITION

     A non-U.S. holder will generally not be subject to United States federal income tax, including by way of withholding, on gain recognized on a sale or other disposition of our common stock unless any one of the following is true:

     - the gain is effectively connected with the conduct of a trade or business in the U.S. by the non-U.S. holder;

     - the non-U.S. holder is a nonresident alien individual present in the U.S. for 183 or more days in the taxable year of the disposition and certain other requirements are met;

     - the non-U.S. holder is subject to tax pursuant to provisions of the U.S. federal income tax law applicable to certain U.S. expatriates; or

     - we are or have been during certain periods a "United States real property holding corporation" for U.S. federal income tax purposes.

     If we are or have been a United States real property holding corporation, a non-U.S. holder will generally not be subject to U.S. federal income tax on gain recognized on a sale or other disposition of our common stock provided that:

     - the non-U.S. holder does not hold, and has not held during certain periods, directly or indirectly, more than 5% of our outstanding common stock; and

     - our common stock is and continues to be regularly traded on an established securities market for U.S. federal income tax purposes.

     We believe that our common stock will be regularly traded on an established securities market for this purpose in any year in which it is listed on The New York Stock Exchange.

     If we are or have been during certain periods a U.S. real property holding corporation and the above exception does not apply, a non-U.S. holder will be subject to U.S. federal income tax with respect to gain realized on any sale or other disposition of our common stock as well as to a withholding tax, generally at a rate of 10% of the proceeds. Any amount withheld pursuant to a withholding tax will be creditable against a non-U.S. holder's U.S. federal income tax liability.

     Gain that is effectively connected with the conduct of a trade or business in the U.S. by the non-U.S. holder will be subject to the U.S. federal income tax imposed on net income on the same basis that applies to U.S. persons generally, and, for corporate holders under certain circumstances, the branch profits tax, but will generally not be subject to withholding. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

UNITED STATES FEDERAL ESTATE TAXES

     Our common stock that is owned or treated as owned by an individual who is not a citizen or resident of the U.S., as specially defined for U.S. federal estate tax purposes, on the date of that person's death will be included in his or her estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Generally, we must report annually to the IRS and to each non-U.S. holder the amount of dividends that we paid to a holder, and the amount of tax that we withheld on those dividends. This information may also be made available to the tax authorities of a county in which the non-U.S. holder resides.

     Under current U.S. Treasury regulations, certain U.S. information reporting requirements and backup withholding tax will generally not apply to dividends that we pay on our common stock to a non-U.S. holder at an address outside the U.S. Payments of the proceeds of a sale or other taxable disposition of our common stock by a U.S. office of a broker are subject to both backup withholding at a rate of 31% and information reporting, unless the holder certifies as to its non-U.S. holder status under penalties of perjury or otherwise establishes an exemption. Information reporting requirements, but not backup withholding tax, will also apply to payments of the proceeds of a sale or other taxable disposition of our common stock by foreign offices of U.S. brokers or foreign brokers with certain types of relationships to the U.S. unless the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain other conditions are met or the holder otherwise established an exemption.

     Backup withholding is not an additional tax. Any amounts that we withhold under the backup withholding rules will be refunded or credited against the non-U.S. holder's U.S. federal income tax liability if certain required information is furnished to the IRS.

     The U.S. Treasury Department has promulgated final regulations regarding the withholding and information reporting rules discussed above. In general, those regulations do not significantly alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify reliance standards. The final regulations are generally effective for payments made after December 31, 2000, subject to transition rules.

                                  UNDERWRITERS

     Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares of common stock indicated below:

NAME                                                          NUMBER OF SHARES
----                                                          ----------------
Morgan Stanley & Co. Incorporated...........................
Credit Suisse First Boston Corporation......................
Chase Securities Inc. ......................................
Banc of America Securities LLC..............................

                                                                 ----------
  Total.....................................................
                                                                 ==========

     The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of legal matters by their counsel and to other conditions specified in the underwriting agreement. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus, if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

     The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus and part to securities dealers at a price that
represents a concession not in excess of $     a share under the public offering
price. Any underwriter may allow, and these dealers may reallow, a concession
not in excess of $     a share to other underwriters or to other dealers. After
the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives. Morgan Stanley Dean Witter Online Inc., an affiliate of Morgan Stanley & Co. Incorporated, may act as a selected dealer in the offering to facilitate the distribution of shares of common stock over the Internet to its eligible account holders.

     We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 2,550,000 additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent this option is exercised, each underwriter will become obligated, subject to limited conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table. If the underwriters' option is exercised in
full, the total price to the public would be $          , the total
underwriters' discounts and commissions would be $       , and the total
proceeds to us would be $          .

     The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

     The common stock is listed on The New York Stock Exchange under the symbol "VG."

     Viasystems, our directors, officers and certain of our other stockholders have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, it will not, during the period ending 90 days after the date of this prospectus:

     - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

     - enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common stock,

whether any transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

     The restrictions described in the preceding paragraph do not apply to:

     - the sale of shares to the underwriters;

     - the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

     - transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares;

     - the transfer of shares by one of the foregoing persons as a bona fide gift, as a distribution to its limited partners, stockholders or members, or to its affiliates, if the person receiving the shares as a bona fide gift, distribution or transfer agrees to be bound by the foregoing provisions; or

     - shares of common stock issued as consideration for any acquisition (including, without limitation, by way of merger or consolidation) by Viasystems or any of its subsidiaries, provided the parties receiving shares of common stock in any such acquisition agree in writing to the foregoing restrictions.

     In addition, the directors, officers and stockholders referred to above have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, they will not, during the period ending 90 days after the date of this prospectus, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

     In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are convinced that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed shares of common stock to cover syndicate short positions or to stabilize the price of common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

     Some of the underwriters and their affiliates have provided, and may in the future from time to time provide, investment banking and general financing and banking services to us and our affiliates, including

Hicks, Muse, Tate & Furst Incorporated for which they have in the past received, and may in the future receive, customary fees. Specifically, Morgan, Stanley & Co. Incorporated, Credit Suisse First Boston Corporation and Chase Securities Inc. acted as joint-lead managers, and Banc of America Securities LLC acted as a co-manager, of our initial public offering in March 2000, and they received customary underwriting discounts in connection therewith. An affiliate of Chase Securities Inc. acts as an agent and lender under our senior credit facility, and receives fees customary for performing those services. An affiliate of Chase Securities Inc. holds approximately 25% of the ownership interest in HMTF/Viasystems Investments, LLC, which in turn beneficially owns approximately 20.4% of our outstanding common stock. In addition, affiliates of Banc of America Securities LLC, Chase Securities Inc. and Credit Suisse First Boston Corporation are limited partners in the limited partnerships through which Hicks Muse owns shares of our common stock.

     We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for Viasystems by Weil, Gotshal & Manges LLP, Dallas, Texas and New York, New York. A number of partners of Weil, Gotshal & Manges LLP are investors in Hicks Muse-sponsored limited partnerships that own an aggregate of 41,984 shares of our common stock attributable to the gross investment by those partners. Legal matters in connection with the offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom (Illinois), Chicago, Illinois.

                                    EXPERTS

     The consolidated financial statements of Viasystems Group, Inc. and Subsidiaries as of December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing. The combined balance sheet of the Printed Circuit Board Division of Termbray Industries International (Holdings) Limited as of March 31, 1999 and the related combined statements of income, of cash flows and of changes in divisional equity for the year ended March 31, 1999, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     We have filed with the Commission a Registration Statement on Form S-1 regarding this offering. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement, and you should refer to the registration statement and its exhibits to read that information. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may read and copy the registration statement, the related exhibits and the other material we file with the Commission at the Commission's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Commission also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the Commission. The site's address is www.sec.gov. You may also request a copy of these filings, at no cost, by writing or telephoning us as follows: 101 South Hanley Road, Suite 400, St. Louis, Missouri 63105, Attention: Chief Financial Officer (314) 727-2087.

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and therefore we file reports, proxy statements and other information with the Commission. You can inspect and copy the reports, proxy statements and other information that we file at the public reference facilities maintained by the Commission at its public reference room, and at its regional offices located in New York, New York and Chicago, Illinois. You can also obtain copies of such material from the Commission's public reference room at prescribed rates. The Commission also makes electronic filings publicly available on its web site. Our common stock is quoted on the New York Stock Exchange under the trading symbol "VG." Reports, proxy and information statements and other information about us may be inspected at the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
VIASYSTEMS GROUP, INC. & SUBSIDIARIES
Annual Financial Information
  Report of Independent Accountants.........................  F-2
  Consolidated Balance Sheets as of December 31, 1998 and
     1999...................................................  F-3
  Consolidated Statements of Operations and Comprehensive
     Income for the years ended December 31, 1997, 1998 and
     1999...................................................  F-4
  Consolidated Statements of Stockholders' Deficit for the
     years ended December 31, 1997, 1998 and 1999...........  F-5
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1997, 1998 and 1999.......................  F-6
  Notes to Consolidated Financial Statements................  F-7
Interim Financial Information
  Unaudited Condensed Consolidated Balance Sheet as of
     December 31, 1999 and June 30, 2000....................  F-35
  Unaudited Condensed Consolidated Statements of Operations
     and Comprehensive Income for the six months ended June
     30, 1999 and 2000......................................  F-36
  Unaudited Condensed Consolidated Statements of Cash Flows
     for the six months ended June 30, 1999 and 2000........  F-37
  Notes to Condensed Consolidated Financial Statements......  F-38
TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED -- THE
  PCB DIVISION
Independent Auditors' Report................................  F-44
Combined Statement of Income for the year ended March 31,
  1999......................................................  F-45
Combined Balance Sheet as of March 31, 1999.................  F-46
Combined Statement of Changes in Divisional Equity for the
  year ended March 31, 1999.................................  F-47
Combined Statement of Cash Flows for the year ended March
  31, 1999..................................................  F-48
Notes to the Combined Financial Statements..................  F-50

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Shareholders of Viasystems Group, Inc.:

In our opinion, the consolidated financial statements listed in the accompanying index on page F-1 present fairly, in all material respects, the financial position of Viasystems Group, Inc. and its subsidiaries at December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 2 to the consolidated financial statements, the Company changed its method of reporting costs of start-up activities.

PricewaterhouseCoopers LLP

Fort Worth, Texas
February 23, 2000, except as to Note 23 and Note 24 Paragraph 1 which are as of March 23, 2000
and Note 24 Paragraph 2 which is as of March 29, 2000

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                     ASSETS

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1998           1999
                                                              ------------   ------------
Current assets:
  Cash and cash equivalents.................................   $    9,335    $    22,839
  Accounts receivable, less allowance for doubtful accounts
     of $4,223 for 1998, $7,411 for 1999....................      195,810        236,455
  Inventories...............................................      147,960        176,125
  Prepaid expenses and other................................       49,394         51,010
                                                               ----------    -----------
          Total current assets..............................      402,499        486,429
Property, plant and equipment, net..........................      593,516        482,144
Deferred financing costs, net...............................       41,986         41,751
Intangible assets, net......................................      455,086        293,708
Other assets, net...........................................       52,554          5,194
                                                               ----------    -----------
          Total assets......................................   $1,545,641    $ 1,309,226
                                                               ==========    ===========
                          LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Current maturities of long-term obligations...............   $   54,731    $    27,851
  Accounts payable..........................................      150,136        187,632
  Accrued and other liabilities.............................      151,246        133,563
  Income taxes payable......................................       14,992         25,163
                                                               ----------    -----------
          Total current liabilities.........................      371,105        374,209
Deferred taxes..............................................       81,379         27,548
Long-term obligations, less current maturities..............    1,080,261      1,334,672
Other non-current liabilities...............................       66,441         68,771
                                                               ----------    -----------
          Total liabilities.................................    1,599,186      1,805,200
                                                               ----------    -----------
Preferred Stock:
  Series B preferred stock, par value $.01 per share,
  6,000,000 shares authorized; 1,405,992 and 1,521,890
  shares issued and outstanding, respectively, including
  liquidation preferences of $25.00 per share...............       37,033         41,273
Stockholders' deficit
     Common stock, par value $.01 per share, 600,000,000
      shares authorized; 50,414,810 and 78,001,272 shares
      issued and outstanding, respectively..................          504            780
     Class A common stock, par value $.01 per share,
      50,000,000 shares authorized; 5,862,894 and 5,196,216
      shares issued and outstanding, respectively...........           59             59
     Class A series II common stock, par value $.01 per
      share, 50,000,000 shares authorized; 990,062 and
      6,172,891 shares issued and outstanding,
      respectively..........................................           10             62
     Paid in capital........................................      358,388        664,113
     Accumulated deficit....................................     (458,659)    (1,178,954)
     Treasury stock, at cost................................           --           (162)
     Accumulated other comprehensive income (loss)..........        9,120        (23,145)
                                                               ----------    -----------
          Total stockholders' deficit.......................      (90,578)      (537,247)
                                                               ----------    -----------
          Total liabilities and stockholders' deficit.......   $1,545,641    $ 1,309,226
                                                               ==========    ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

         CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                YEARS ENDED DECEMBER 31,
                                                           -----------------------------------
                                                             1997         1998         1999
                                                           ---------   ----------   ----------
Net sales................................................  $ 960,719   $1,202,321   $1,293,370
Operating expenses:
  Cost of goods sold.....................................    684,777      856,942      969,614
  Selling, general and administrative, including non-cash
     compensation expense charge of $0, $3,398 and
     $110,070, respectively..............................     83,497      119,424      232,653
  Depreciation...........................................     55,064      107,400      118,873
  Amortization...........................................     61,165       65,550       63,270
  Impairment loss........................................         --           --      468,389
  Write-off of acquired in-process research and
     development.........................................    294,500       20,100       17,600
                                                           ---------   ----------   ----------
Operating income (loss)..................................   (218,284)      32,905     (577,029)
                                                           ---------   ----------   ----------
Other expenses:
  Interest expense.......................................     73,322      101,045      117,822
  Amortization of deferred financing costs...............      6,629        9,354        6,619
  Other expense..........................................      1,138        4,964       23,594
                                                           ---------   ----------   ----------
Loss before income taxes, cumulative effect of a change
  in accounting principle and extraordinary item.........   (299,373)     (82,458)    (725,064)
Provision (benefit) for income taxes.....................     13,490       (1,812)     (23,212)
                                                           ---------   ----------   ----------
Loss before cumulative effect of a change in accounting
  principle and extraordinary item.......................   (312,863)     (80,646)    (701,852)
Cumulative effect -- write-off of start-up costs, net of
  income tax benefit of $6,734...........................         --           --       18,443
Extraordinary item -- loss on early extinguishment of
  debt, net of income tax benefit of $4,332..............      7,796           --           --
                                                           ---------   ----------   ----------
Net loss.................................................   (320,659)     (80,646)    (720,295)
Other comprehensive income (loss):
  Foreign currency translation adjustments...............      1,353        9,187      (32,858)
  Minimum pension liability, net of income tax provision
     (benefit) of $0, $575 and $(254), respectively......         --       (1,341)         593
                                                           ---------   ----------   ----------
Comprehensive loss.......................................  $(319,306)  $  (72,800)  $ (752,560)
                                                           =========   ==========   ==========
Basic loss per weighted average common share:
  Before cumulative effect of a change in accounting
     principle and extraordinary item....................  $  (10.50)  $    (1.54)  $    (9.89)
  Cumulative effect......................................         --           --         (.25)
  Extraordinary item.....................................       (.26)          --           --
                                                           ---------   ----------   ----------
  Net loss...............................................  $  (10.76)  $    (1.54)  $   (10.14)
                                                           =========   ==========   ==========
Diluted loss per weighted average common share:
  Before cumulative effect of a change in accounting
     principle and extraordinary item....................  $  (11.93)  $    (1.71)  $   (10.50)
  Cumulative effect......................................       (.29)          --         (.27)
  Extraordinary item.....................................         --           --           --
                                                           ---------   ----------   ----------
     Net loss............................................  $  (12.22)  $    (1.71)  $   (10.77)
                                                           =========   ==========   ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                  ACCUMULATED
                                                                                                   AND OTHER
                                                                                                 COMPREHENSIVE
                                                   COMMON    PAID IN    ACCUMULATED   TREASURY      INCOME
                                                   STOCK     CAPITAL      DEFICIT      STOCK        (LOSS)         TOTAL
                                                  --------   --------   -----------   --------   -------------   ---------
Balance at December 31, 1996 as previously
  reported......................................  $    57    $ 73,719   $  (48,742)    $  --       $    (79)     $  24,955
  Adjustments for "as if pooling"...............       --      69,476       (8,612)       --             --         60,864
  Issuance of 37,745,833 shares of common
    stock.......................................      377     226,098           --        --             --        226,475
  Issuance of 5,122,917 shares of Class A common
    stock.......................................       51         256           --        --             --            307
  Conversion of 1,800,000 shares of Series A
    Preferred Stock into common stock...........       --     (44,982)          --        --             --        (44,982)
  Issuance of 1,600,000 shares of Series C
    Preferred Stock.............................       --      39,984           --        --             --         39,984
  Conversion of 1,600,000 shares of Series C
    Preferred Stock into common stock...........       --     (39,984)          --        --             --        (39,984)
  Paid-in-kind dividends of 98,919 shares of
    Series B Preferred Stock....................       --      (3,298)          --        --             --         (3,298)
  Stock issuance costs..........................               (2,813)                    --                        (2,813)
  Net distribution to parent....................       --      (2,238)          --        --             --         (2,238)
  Net loss......................................       --          --     (320,659)       --             --       (320,659)
  Foreign currency translation adjustment.......       --          --           --        --          1,353          1,353
                                                  --------   --------   -----------    -----       --------      ---------
Balance at December 31, 1997....................      485     316,218     (378,013)       --          1,274        (60,036)
  Issuance of 7,668,976 shares of common
    stock.......................................       77      55,505           --        --             --         55,582
  Issuance of 56,921 shares of Class A common
    stock.......................................        1           2           --        --             --              3
  Issuance of 990,062 shares of Class A Series
    II common stock.............................       10          49           --        --             --             59
  Paid-in-kind dividends of 107,073 shares of
    Series B Preferred Stock....................       --      (3,735)          --        --             --         (3,735)
  Non-cash compensation expense charge..........       --       3,398           --        --             --          3,398
  Net distribution to parent....................              (13,049)          --        --             --        (13,049)
  Net loss......................................       --          --      (80,646)       --             --        (80,646)
  Minimum pension liability.....................       --          --           --        --         (1,341)        (1,341)
  Foreign currency translation adjustment.......       --          --           --        --          9,187          9,187
                                                  --------   --------   -----------    -----       --------      ---------
Balance at December 31, 1998....................      573     358,388     (458,659)       --          9,120        (90,578)
  Issuance of 27,603,129 shares of common
    stock.......................................      276     201,771           --        --             --        202,047
  Issuance of 5,182,829 shares of Class A Series
    II common stock.............................       52         259           --        --             --            311
  Repurchase of 16,667 shares of common
    stock.......................................       --          --           --      (122)            --           (122)
  Repurchase of 666,678 shares of Class A common
    stock.......................................       --          --           --       (40)            --            (40)
  Stock issuance costs..........................               (1,903)                    --                        (1,903)
  Paid-in-kind dividends of 115,899 shares of
    Series B Preferred Stock....................       --      (4,240)          --        --             --         (4,240)
  Net distribution to parent....................       --        (232)          --        --             --           (232)
  Non-cash compensation expense charge..........       --     110,070           --        --             --        110,070
  Net loss......................................       --          --     (720,295)       --             --       (720,295)
  Minimum pension liability.....................       --          --           --        --            593            593
  Foreign currency translation adjustment.......       --          --           --        --        (32,858)       (32,858)
                                                  --------   --------   -----------    -----       --------      ---------
Balance at December 31, 1999....................  $   901    $664,113   $(1,178,954)   $(162)      $(23,145)     $(537,247)
                                                  ========   ========   ===========    =====       ========      =========

   The accompanying notes are an integral part of the consolidated financial statements.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                   YEARS ENDED DECEMBER 31,
                                                               ---------------------------------
                                                                 1997        1998        1999
                                                               ---------   ---------   ---------
Cash flows provided by (used in) operating activities:
  Net loss..................................................   $(320,659)  $ (80,646)  $(720,295)
  Adjustments to reconcile net loss to net cash provided by
    (used in) operating activities:
    Write-off of acquired in-process research and
      development...........................................     294,500      20,100      17,600
    Impairment loss.........................................          --          --     468,389
    Loss on disposal of plant, property and equipment.......          --          --      18,762
    Cumulative effect of a change in accounting
      principle -- write-off of start-up costs..............          --          --      25,177
    Extraordinary item -- loss on early extinguishment of
      debt..................................................      12,128          --          --
    Non-cash compensation expense charge....................          --       3,398     110,070
    Depreciation and amortization...........................     116,229     172,950     182,143
    Amortization of deferred financing costs................       6,629       9,354       6,619
    Deferred taxes..........................................     (11,681)    (14,093)    (35,734)
    Change in assets and liabilities, net of acquisitions:
      Accounts receivable...................................     (10,139)    (18,578)    (15,023)
      Inventories...........................................     (19,913)    (21,121)    (16,837)
      Prepaid expenses and other............................     (10,195)    (32,106)       (273)
      Accounts payable and accrued and other liabilities....      36,351     (55,746)     (5,136)
      Income taxes payable..................................      16,296     (10,602)      7,702
                                                               ---------   ---------   ---------
         Net cash provided by (used in) operating
           activities.......................................     109,546     (27,090)     43,164
                                                               ---------   ---------   ---------
Cash flows from investing activities:
  Acquisitions, net of cash acquired of $42,778 for 1997,
    $3,738 for 1998 and $5,022 for 1999.....................    (155,904)   (145,665)   (314,187)
  Capital expenditures......................................    (119,525)   (134,533)   (138,003)
                                                               ---------   ---------   ---------
Net cash used in investing activities.......................    (275,429)   (280,198)   (452,190)
                                                               ---------   ---------   ---------
Cash flows from financing activities:
  Proceeds from issuance of long-term obligations under the
    Credit Agreement........................................          --     103,938     291,000
  Proceeds from the issuance of Senior Subordinated Notes,
    due 2007................................................     400,000          --          --
  Proceeds from the issuance of Series B Senior Subordinated
    Notes, due 2007.........................................          --     104,500          --
  Proceeds from the Subordinated Credit Facility............     216,000          --          --
  Net borrowings on Revolvers...............................          --     117,244      65,943
  Repayment of amounts due under the Credit Agreement.......    (151,964)    (16,000)    (26,125)
  Repayment of amounts under the Chips Loan Notes
    Liability...............................................          --     (33,938)         --
  Repayment of the Subordinated Credit Facility.............    (216,000)         --          --
  Chips Term Loans -- Cash collateral.......................          --          --     (95,295)
  Repayment of other long-term obligations..................     (90,187)    (12,085)     (5,509)
  Net distribution of cash to parent........................      (2,238)    (13,049)       (232)
  Equity proceeds...........................................      60,719      55,644     198,293
  Financing fees and other..................................     (34,531)    (15,297)     (7,892)
                                                               ---------   ---------   ---------
Net cash provided by financing activities...................     181,799     290,957     420,183
                                                               ---------   ---------   ---------
Effect of exchange rate changes on cash and cash
  equivalents...............................................      (4,495)     (1,872)      2,347
                                                               ---------   ---------   ---------
Net change in cash and cash equivalents.....................      11,421     (18,203)     13,504
Cash and cash equivalents at beginning of year..............      16,117      27,538       9,335
                                                               ---------   ---------   ---------
Cash and cash equivalents at end of year....................   $  27,538   $   9,335   $  22,839
                                                               =========   =========   =========

   The accompanying notes are an integral part of the consolidated financial statements.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

1. BASIS OF PRESENTATION AND ACQUISITIONS

     Viasystems Group, Inc., a Delaware corporation ("Group"), was formed on August 28, 1996. Viasystems Group, together with its subsidiaries, is herein referred to as the Company. The Company makes strategic acquisitions of electronics manufacturing services ("EMS") and integrates those acquisitions as a global enterprise that is the preferred provider of EMS solutions to original equipment manufacturers of electronic products. See Note 24 regarding restatement of financial statements for "as if pooling" related to the acquisition of Wirekraft Industries, Inc.

     1997 ACQUISITIONS

     On April 11, 1997, the Company acquired all of the outstanding stock of Forward Group, PLC ("Forward"), a manufacturer of rigid PCBs located in the U.K. The purchase price of approximately $208,483 consisted of cash and notes payable to certain Forward stockholders plus $5,585 of acquisition fees and expenses (the "Forward Acquisition"). The Forward Acquisition and related transaction fees and expenses were funded with (i) $40,000 from the issuance of 1,600,000 shares of Series C Preferred Stock of Viasystems Group, Inc. and (ii) $216,000 from a Subordinated Credit Facility. The Subordinated Credit Facility was paid off with a subsequent debt offering (see Note 9).

     The Forward Acquisition has been accounted for using the purchase method of accounting whereby the total purchase price has been allocated to the assets and liabilities based on their estimated respective fair values. Accordingly, the results of operations of Forward since its acquisition are included in the results of operations of the Company. The Company has allocated a significant portion of the purchase price, as described below, to intangible assets, including approximately $97,800 of in-process R&D valued using a discount rate of 14.0%. The portion of the purchase price allocated to in-process research and development ("in-process R&D") projects that did not have a future alternative use and to which technological feasibility had not been established totaled $97,800 and was charged to expense as of the acquisition date. The other acquired intangibles include developed technology, assembled workforce, and customer list. These intangibles are being amortized over their estimated useful lives of 1-15 years. The remaining unidentified intangible asset has been allocated to goodwill and is being amortized over its estimated useful life of 20 years (see Note 2).

     The total purchase price including fees and expenses has been allocated to the acquired net assets as follows:

Current assets..............................................  $ 57,034
Property, plant and equipment...............................    59,358
Developed technologies......................................    34,800
Assembled workforce.........................................     6,600
Customer list...............................................    13,200
In-process R&D..............................................    97,800
Goodwill....................................................    82,240
Non-current assets..........................................     5,660
Current liabilities.........................................   (86,297)
Non-current liabilities.....................................   (56,327)
                                                              --------
          Total.............................................  $214,068
                                                              ========

     In April 1997, the Company's stockholders and their affiliates formed Chips Holding, Inc., to acquire Interconnection Systems (Holdings) Limited ("ISL"), a manufacturer of rigid PCBs located in the U.K. On April 21, 1997, Chips Holdings, Inc. acquired ISL for $437,500 plus $8,953 of acquisition fees and expenses (the "ISL Acquisition"). The purchase price consisted entirely of notes payable to the former stockholders of

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

ISL. In connection with the transaction, the stockholders of the Company invested $140,000 of equity capital in Chips Holdings, Inc. On June 6, 1997, Chips Holdings, Inc. merged with the Company and the subsidiaries of Chips Holdings, Inc., including ISL, became subsidiaries of the Company and certain of its subsidiaries (the "Chips Merger") in consideration for the issuance to the Company's stockholders and certain of its affiliates of 23,333,333 shares of the Company common stock valued at $140,000. The Company assumed the $437,500 of notes payable which were incurred by Chips Holdings, Inc. (the "Chips Loan Notes") to finance the ISL Acquisition (see Note 9).

     The ISL Acquisition has been accounted for using the purchase method of accounting whereby the total purchase price has been allocated to the assets and liabilities based on their estimated respective fair values. The Company has allocated a significant portion of the purchase price, as described below, to intangible assets, including approximately $196,700 of in-process R&D valued using a discount rate of 14.0%. The portion of the purchase price allocated to in-process R&D projects that did not have a future alternative use and to which technological feasibility had not been established totaled $196,700 and was charged to expense as of the acquisition date. The other acquired intangibles include developed technology, assembled workforce, and customer list. These intangibles are being amortized over their estimated useful lives of 1-15 years. The remaining unidentified intangible asset has been allocated to goodwill and is being amortized over its estimated useful life of 20 years (see Note 2).

     The Chips Merger was accounted for as a transfer of assets among companies under common control and was recorded at Chips Holdings, Inc.'s historical cost. In the Chips Merger, ISL and its subsidiaries became wholly owned subsidiaries of the Company, and as such, the Company will account for the acquisition of ISL as of the acquisition by Chips Holdings, Inc. and the results of operations of ISL since the acquisition by Chips Holdings, Inc. are included in the results of operations of the Company.

     The total purchase price including fees and expenses has been allocated to the acquired net assets as follows:

Current assets..............................................   $  98,357
Property, plant and equipment...............................     120,329
Developed technologies......................................      66,500
Assembled workforce.........................................       8,000
Customer list...............................................      17,900
In-process R&D..............................................     196,700
Goodwill....................................................     114,042
Non-current assets..........................................      12,971
Current liabilities.........................................     (77,507)
Non-current liabilities.....................................    (110,839)
                                                               ---------
          Total.............................................   $ 446,453
                                                               =========

     Forward's and ISL's (the "1997 Acquisitions") in-process R&D value was comprised of numerous research and development projects that were anticipated to reach completion during 1998 and 1999. At the acquisition date, research and development projects ranged in completion from 10% to 90% complete and total continuing research and development commitments to complete the projects were expected to be approximately $5,900. These estimates were subject to change, given the uncertainties of the development process, and no assurance was given that deviations from these estimates would not occur. The 1999 revenue derived from the in-process R&D projects from the 1997 Acquisitions were significantly lower than anticipated.

     In connection with the acquisition of Forward and ISL the Company's management assessed and evaluated the operations, employment levels and overall strategic fit of each facility acquired. As a result of

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES
this assessment and finalization of its plans, the Company recorded certain plant shutdown, downsizing and consolidation accruals as part of the purchase price allocations related to the 1997 Acquisitions.

     Accruals were established primarily to cover costs associated with the closure of the Selkirk and Galashiels, Scotland facilities and to cover costs associated with the closure of the Manchester, Rugby and Telford, England facilities, each of which was acquired in the Forward Acquisition, and the related severance of approximately 1,600 employees. The accruals cover shutdown costs from the period of the plant closure to the date of disposal, including personnel and severance related costs, lease commitment costs, equipment removal and disposal costs, cleanup and restoration costs and idle plant costs.

     As of December 31, 1999, plant shutdown and downsizing actions related to the 1997 Acquisitions had resulted in the termination of approximately 1,150 employees.

     Due to changes in circumstances, the original plan to close the Telford, England facility was not executed. Therefore, the accrual established for this plan of $3,920 was reversed against goodwill during 1999.

     Details of accrued liabilities related to the 1997 Acquisitions follows:

                                                                DECEMBER 31,
                                                       ------------------------------
                                                        1997       1998        1999
                                                       ------    --------    --------
Balance, beginning of year...........................  $   --    $  8,863    $ 35,046
Provisions (Reversals):
  Personnel and severance costs......................   4,000      22,115      (1,324)
  Equipment removal and disposal.....................   3,300       7,357      (1,685)
  Idle plant costs...................................      --       5,715        (695)
  Cleanup and restoration............................   1,000       3,519        (120)
  Lease commitment costs.............................     563       1,906         (96)
                                                       ------    --------    --------
          Total......................................   8,863      49,475      31,126
                                                       ------    --------    --------
Costs incurred:
  Personnel and severance costs......................      --      (9,979)    (10,992)
  Equipment removal and disposal.....................      --      (1,638)     (5,420)
  Idle plant costs...................................      --        (371)     (1,178)
  Cleanup and restoration............................      --      (2,441)     (1,131)
  Lease commitment costs.............................      --          --        (494)
                                                       ------    --------    --------
          Total......................................      --     (14,429)    (19,215)
                                                       ------    --------    --------
Translation..........................................      --          --      (1,226)
                                                       ------    --------    --------
Balance, end of year.................................  $8,863    $ 35,046    $ 10,685
                                                       ======    ========    ========

     All costs incurred related to the plant closure and downsizing accruals for the 1997 Acquisitions were cash charges except for $2,783 which related to non-cash charges for the disposition of certain assets. Of the remaining $10,685, approximately $3,200 relates to deferred severance, settlement of benefits and related legal costs. Approximately, $7,400 is expected to be used in 2000 for remaining shutdown activities including disposition of the idle Rugby, England and Galashiels, Scotland facilities, final removal of equipment from the sites and settlement of the lease of the Rugby site.

     1998 ACQUISITIONS

     In January 1998, the Company acquired certain assets and assumed certain liabilities of the PCB production facility of Ericsson Telecom AB ("Ericsson") located in Sweden (the "Ericsson Facility"), for a cash purchase price of approximately $7,000. In addition, the Company and Ericsson signed a three-year supply agreement whereby Ericsson committed to purchase 40% of its PCB requirements from the Company.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

     In February 1998, the Company acquired all the outstanding shares of Print Service Holding N.V., the parent holding company of Mommers Print Service B.V. ("Mommers"), a PCB manufacturer located in The Netherlands and specializing in the production of high-volume, medium- to high-complexity PCBs and backplanes, for a cash purchase price of approximately $59,399, plus assumed obligations (the "Mommers Acquisition"). Accordingly, the results of operations of Mommers since its acquisition are included in the results of operations of the Company.

     The Mommers Acquisition has been accounted for using the purchase method of accounting whereby the total purchase price has been allocated to the assets and liabilities based on their estimated respective fair values. The Company has allocated a portion of the purchase price, as described below, to intangible assets, including in-process R&D valued using a discount rate of 13.0%. The portion of the purchase price allocated to in-process R&D projects that did not have a future alternative use and to which technological feasibility had not been established totaled $5,300 and was charged to expense as of the acquisition date. The other acquired intangibles include developed technologies, assembled workforce, and customer list. These intangibles are being amortized over their estimated useful lives of 1-15 years. The remaining unidentified intangible asset has been allocated to goodwill and is being amortized over its estimated useful life of 20 years (see Note 2).

     The total purchase price including fees and expenses has been allocated to the acquired net assets as follows:

Current assets..............................................   $ 24,634
Property, plant and equipment...............................     28,917
Acquired intangibles........................................     13,000
In-process R&D..............................................      5,300
Goodwill....................................................     28,562
Current liabilities.........................................    (29,468)
Non-current liabilities.....................................    (11,546)
                                                               --------
          Total.............................................   $ 59,399
                                                               ========

     Mommers in-process R&D value was comprised of several research and development projects which were scheduled to reach completion beginning in 1999. At the acquisition date, research and development projects ranged in completion from 10% to 90% complete. As of December 31, 1999, the Mommers in-process R&D projects were completed. These projects will require maintenance research and development which are not expected to represent significant costs in 2000 and beyond.

     In March 1998, the Company acquired all the outstanding shares of Zincocelere S.p.A. ("Zincocelere"), a PCB manufacturer located in northern Italy and specializing in the production of high-volume medium- to high-complexity PCBs, for a cash purchase price of approximately $85,012, plus assumed obligations (the "Zincocelere Acquisition").

     The Zincocelere Acquisition has been accounted for using the purchase method of accounting whereby the total purchase price has been allocated to the assets and liabilities based on their estimated respective fair values. The Company has allocated a portion of the purchase price, as described below, to intangible assets, including in-process R&D valued using a discount rate of 13.0%. The portion of the purchase price allocated to in-process R&D projects that did not have a future alternative use and to which technological feasibility had not been established totaled $14,800 and was charged to expense as of the acquisition date. The other acquired intangibles include developed technologies, assembled workforce, and customer list. These intangibles are being amortized over their estimated useful lives of 1-15 years. The remaining unidentified intangible asset has been allocated to goodwill and is being amortized over its estimated useful life of 20 years (see Note 2).

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

     The total purchase price including fees and expenses has been allocated to the acquired net assets as follows:

Current assets..............................................   $ 58,642
Property, plant and equipment...............................     51,620
Acquired intangibles........................................     21,000
In-process R&D..............................................     14,800
Goodwill....................................................     37,680
Current liabilities.........................................    (56,620)
Non-current liabilities.....................................    (42,110)
                                                               --------
          Total.............................................   $ 85,012
                                                               ========

     Zincocelere's in-process R&D value was comprised of numerous research and development projects which were scheduled to reach completion during 1999 and 2000. At the acquisition date, research and development projects ranged in completion from 10% to 90%. As of December 31, 1999, Zincocelere's in-process R&D projects were substantially completed. These projects will require maintenance research and development which are not expected to represent significant costs in 2000 and beyond.

     The Mommers and Zincocelere Acquisitions were funded by a February 1998 offering of $100,000 of 9 3/4% Series B Senior Subordinated Notes due 2007, a $70,000 term loan (see Note 9), and an additional equity contribution of $50,000.

     Mommers' and Zincocelere's (the "1998 Acquisitions") in-process R&D value was comprised of numerous research and development projects which were scheduled to reach completion during periods ranging from 1999 through 2001. These projects will include the introduction of important new technology that will, if successful, enable the advancement of the 1998 Acquisitions' PCB product line. At the acquisition date, research and development projects ranged in completion from 10% to 90% complete and total continuing research and development commitments to complete the projects were expected to be approximately $15,000. These estimates are subject to change, given the uncertainties of the development process, and no assurance can be given that deviations from these estimates will not occur.

     The Company incurred significant charges in 1997 and 1998 related to purchased in-process R&D costs. A portion of the purchase price for acquisitions was attributed to the value of in-process R&D projects and was expensed in accordance with Statement of Accounting Standards No. 2, "Accounting for Research and Development Costs." The Company believes its accounting for purchased in-process R&D was made in accordance with generally accepted accounting principles and valuation practices at the time of the related acquisitions.

     In connection with the acquisitions of Mommers and Zincocelere the Company's management assessed and evaluated the operations, employment levels and overall strategic fit of each facility acquired. As a result of this assessment and finalization of its plans, the Company recorded certain downsizing and consolidation accruals as part of the purchase price allocations related to the 1998 Acquisitions.

     Accruals were established primarily to cover costs associated with downsizing employment levels of the Echt, Netherlands facility by 150 employees and costs associated with eliminating approximately 175 redundant administrative functions related to the 1998 Acquisitions. The accruals cover costs associated with downsizing, including personnel and severance related costs, lease commitment costs and equipment removal and disposal costs.

     As of December 31, 1999 plant downsizing actions related to the 1998 Acquisitions had resulted in the termination of approximately 90 employees.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

     Due to changes in circumstances, the original plan to eliminate approximately 175 redundant administrative functions related to the 1998 Acquisitions was not executed. Therefore the accrual established for this plan of $8,000 was reversed against goodwill during 1999.

     Details of accrued liabilities related to the 1998 Acquisitions follows:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1998       1999
                                                              -------    -------
Balance, beginning of year..................................  $    --    $ 9,336
Provisions (Reversals):
  Personnel and severance costs.............................   10,465     (7,000)
  Equipment removal and disposal............................      533         --
  Lease commitment costs....................................    1,000     (1,000)
                                                              -------    -------
          Total.............................................   11,998      1,336
Costs incurred:
  Personnel and severance costs.............................   (2,662)      (340)
  Equipment removal and disposal............................       --         --
  Lease commitment costs....................................       --         --
                                                              -------    -------
          Total.............................................   (2,662)      (340)
                                                              -------    -------
Translation.................................................       --         --
                                                              -------    -------
Balance, end of year........................................  $ 9,336    $   996
                                                              =======    =======

     All costs incurred related to the downsizing plan have been cash charges. Of the $996 remaining accruals at December 31, 1999, approximately $460 will be used during 2000 to cover continuing severance and related legal costs associated with the downsizing, with the remainder to cover equipment removal and disposition cost upon the final disposition of certain equipment.

     1999 ACQUISITIONS

     In August 1999, the Company acquired the printed circuit board ("PCB") manufacturing division ("Kalex") of Termbray Industries International (Holdings) Limited, a manufacturer of rigid PCBs located in the People's Republic of China, for a net cash purchase price of approximately $301,000 plus acquisition costs of approximately $8,500 (the "Kalex Acquisition"). Accordingly, the results of operations of Kalex since acquisition are included in the results of operations of the Company.

     The Kalex Acquisition has been accounted for using the purchase method of accounting whereby the total purchase price has been allocated to the assets and liabilities based on their estimated respective fair values. The Company has allocated a portion of the purchase price, as described below, to intangible assets, including in-process R&D using a discount rate of 25.0%. The portion of the purchase price allocated to in-process R&D projects that did not have future alternative use totaled $17,600 and was charged to expense as of the acquisition date. The other acquired intangibles include developed technologies, assembled workforce and customer list. These intangibles are being amortized over their estimated useful lives of 1-15 years. The remaining unidentified intangible asset has been allocated to goodwill and is being amortized over its estimated useful life of 20 years.

     Kalex's in-process R&D value was comprised of numerous projects which were scheduled to reach completion during periods ranging from October 1999 through September 2000. At the acquisition date, research and development projects ranged from 65% to 80% complete and total continuing research and development commitments to complete the projects are expected to be approximately $2,400. As of December 31, 1999, one of the projects was completed and the others were 65% to 80% complete. These estimates are subject to change, given the uncertainties of the development process, and no assurance can be

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES
given that deviations from these estimates will not occur. Additionally, these projects will require maintenance research and development after they have reached a state of technological and commercial feasibility. In addition to usage of the companies' internal cash flows, Viasystems will likely provide a substantial amount of funding to complete the company's programs. Remaining development efforts for the in-process research and development programs are complex and include the development of next-generation technological solutions.

     As evidenced by their continued support for these projects, management believes the Company is well positioned to successfully complete each of the major in-process research and development programs. Management believes other in-process projects are on track to be completed and will continue to bear results in future periods. However, there is risk associated with the completion of the projects and there is no assurance that each will meet with either technological or commercial success. The substantial delay or outright failure of the in-process research and development related to Kalex would impact the Company's business, results of operations and cash flows.

     Kalex's total revenues are projected to increase over the next ten years, assuming the successful completion and market acceptance of the in-process research and development programs. Estimated revenue from existing technologies of Kalex are expected to slowly decline over the next six years as the in-process technologies are completed and existing processes and know-how approach obsolescence. The estimated revenues for in-process projects related to Kalex are expected to peak in 2002, and thereafter decline as other new products and technologies are expected to enter the market.

     Kalex's manufacturing facilities are located in the People's Republic of China. Manufacturing in the People's Republic of China entails political and economic risks, including political instability, expropriation and currency controls and fluctuations.

     The total purchase price including fees and expenses has been allocated to the acquired net assets as follows:

Current assets..............................................  $ 55,060
Property, plant and equipment...............................    98,326
Acquired intangibles........................................    89,400
In-process R&D..............................................    17,600
Goodwill....................................................    91,123
Other non-current assets....................................       112
Current liabilities.........................................   (39,410)
Non-current liabilities.....................................    (2,343)
                                                              --------
          Total.............................................  $309,868
                                                              ========

     The Kalex Acquisition was funded with (i) and additional equity contribution of $200,000 and (ii) a portion of a $291,000 term loan borrowing under the Company's senior secured credit facility (see Note 9).

     Included below is unaudited pro forma financial data setting forth condensed results of operations of the Company for the year ended December 31, 1998 and 1999, as though the Kalex Acquisition and the related financing and equity contribution had occurred at January 1, 1998 and January 1, 1999, respectively. In preparing this data, the financial data of Kalex for the year ended March 31, 1998 has been translated at an exchange rate of Hong Kong Dollars ("HK$")7.7490 = U.S.$1.00. The financial data of Kalex for the period prior to acquisition by the Company from January through July 1999 has been translated at an exchange rate

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES
of HK$7.7536 = U.S.$1.00. These exchange rates represent the average rates in effect for the respective periods.

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1998          1999
                                                              ----------    ----------
                                                                    (UNAUDITED)
Net sales...................................................  $1,375,425    $1,385,586
Net loss....................................................     (91,456)     (726,244)

     In April 1999, the Company acquired all of the outstanding shares of PAGG Corporation ("PAGG") located in Milford, Massachusetts, for a cash purchase price of approximately $9,300 plus the issuance of 273,223 shares of the Company's $0.01 per share common stock valued at $2,000 and the issuance of 136,645 warrants to purchase common stock with an exercise price of $10.50 expiring in 2004. Using the Black Scholes method, at the date of issuance, the warrants have no value. PAGG operates multiple surface mount production lines for printed circuit board and backplane assembly and has full box build capabilities. The acquisition was accounted for as a purchase and, accordingly, the results of operations of PAGG since acquisition are included in the results of operations of the Company.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF BUSINESS

     The Company is a leading provider of electronic manufacturing services, with facilities located in the United States, Canada, Mexico, the United Kingdom, the Netherlands, Italy, Sweden, China and Puerto Rico. The Company's customers include a diverse base of manufacturers in the telecommunications, computer and automotive industries throughout North America and Europe.

     PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

     FOREIGN CURRENCY TRANSLATION

     Local currencies have been designated as the functional currency for most subsidiaries. Accordingly, assets and liabilities of most foreign subsidiaries are translated at the rates of exchange at the balance sheet date. Income and expense items of these subsidiaries are translated at average monthly rates of exchange. The resultant translation gains and losses are included as a component of stockholders' equity on the consolidated balance sheet. See the consolidated statements of operations and comprehensive income for the impact of such gains and losses on the measurement of comprehensive income.

     DERIVATIVE FINANCIAL INSTRUMENTS

     From time to time, the Company engages in short-term hedging activities to reduce its exposure to foreign currency fluctuations. Such hedging activities are not material and gains and losses from such activities are not significant. There can be no assurance that these hedging activities will eliminate or reduce foreign currency risk.

     INVENTORIES

     Inventories are stated at the lower of cost (valued using the first-in, first-out (FIFO) or last-in, first-out (LIFO) method) or market. Cost includes raw materials, labor and manufacturing overhead.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

     PROPERTY, PLANT, AND EQUIPMENT

     Property, plant, and equipment are recorded at cost. Repairs and maintenance which do not extend the useful life of an asset are charged to expense as incurred. The useful lives of leasehold improvements are the lesser of the remaining lease term or the useful life of the improvement. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets as follows:

Building....................................................   40 years
Leasehold improvements......................................   10-12 years
Machinery, equipment, systems and other.....................   3-8 years

     DEFERRED FINANCING COSTS

     Deferred financing costs, consisting of fees and other expenses associated with debt financing, are amortized over the term of the related debt using the straight-line method, which approximates the effective interest method.

     INCOME TAXES

     The Company accounts for certain items of income and expense in different periods for financial reporting and income tax purposes. Provisions for deferred income taxes are made in recognition of such temporary differences, where applicable. A valuation allowance is established against deferred tax assets unless the Company believes it is more likely than not that the benefit will be realized.

     INTANGIBLE ASSETS

     Intangible assets consist primarily of identifiable intangibles acquired and goodwill arising from the excess of cost over the fair value of net assets acquired. Amortization of intangible assets is computed using systematic methods over the estimated useful lives of the related assets as follows:

                                                     LIFE                METHOD
                                                     ----                ------
Developed technologies..........................  15 years      Double-declining balance
Assembled workforce.............................  1 year        Straight-line
Customer list...................................  3 years       Straight-line
Goodwill........................................  20-40 years   Straight-line

     IMPAIRMENT OF LONG-LIVED ASSETS

     The Company assesses the recoverability of its long-lived assets (including intangible assets) based on their current and anticipated future undiscounted cash flows. In addition, the Company's policy for the recognition and measurement of any impairment of long-lived assets is to assess the current and anticipated future cash flows associated with the impaired asset. An impairment occurs when the cash flows (excluding interest) do not exceed the carrying amount of the asset. The amount of the impairment loss is the difference between the carrying amount of the asset and its estimated fair value.

     REVENUE RECOGNITION

     Sales and related costs of goods sold are included in income when goods are shipped to the customer in accordance with the delivery terms, except in the case of vendor managed inventory arrangements, whereby sales and the related costs of goods sold are included in income when goods are taken into production by the customer.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

     ENVIRONMENTAL LIABILITIES AND EXPENDITURES

     Accruals for environmental matters are recorded in operating expenses when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Accrued liabilities do not include claims against third parties and are not discounted. Costs related to environmental remediation are charged to expense. Other environmental costs are also charged to expense unless they increase the value of the property and/or mitigate or prevent contamination from future operations, in which event they are capitalized.

     STATEMENT OF CASH FLOWS

     For purposes of the Consolidated Statement of Cash Flows, the Company considers investments purchased with an original maturity of three months or less to be cash equivalents.

     USE OF ESTIMATES

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair market value of the Senior Subordinated Notes due 2007 and the Series B Senior Subordinated Notes due 2007 was $372,000 and $93,000, respectively, at December 31, 1998 and was $220,000 and $55,000, respectively, at December 31, 1999. The Company has estimated this fair value data by using current market data. The fair market values of the other financial instruments included in the consolidated financial statements approximate the carrying values of those instruments.

     NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allow a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. The Company has not yet quantified the impacts of adopting SFAS No. 133 on its consolidated financial statements nor has it determined the timing or method of its adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility in earnings and other comprehensive income.

     NEW ACCOUNTING PRONOUNCEMENTS ADOPTED IN 1999

     In April 1998, the FASB adopted Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities," which requires costs of start-up activities and organization costs to be expensed as incurred. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company adopted SOP 98-5 in fiscal year 1999 and reported the write off of the net book value of start-up costs as of January 1, 1999, of $18,443 (net of income tax benefit of $6,734) as a cumulative effect of a change in accounting principle.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

3. IMPAIRMENT LOSS

     The Company has assessed the carrying value of long-lived assets, including goodwill and other acquired intangibles in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Based on current business enterprise values using common appraisal methods, the assessment has identified impairment of long-lived assets acquired from the Forward, ISL and Zincocelere acquisitions. The calculated business enterprise values determined were compared to the net book value of the related long-lived assets with the difference representing the amount of the impairment loss. The impairment loss for each group of assets was first charged against goodwill with any remaining amounts being charged to the other acquired intangibles and property, plant and equipment, if necessary. The impairment resulted due to significant changes in the markets served by the acquisitions that were not anticipated at the time of each acquisition, most significantly a significant decline in market pricing. The decline in market pricing was due to the convergence of two factors: significant currency fluctuations and the emergence of significant offshore competition from Asia Pacific. While the primary currency for the acquisitions is the U.K. pound sterling, their competitors were in Continental Europe and beginning to emerge from Asia Pacific. The currencies for most of the Continental European and Asia Pacific countries declined significantly against the U.K. pound sterling, which resulted in an improved relative cost position for the competitors and reduced market pricing. This decline in market pricing has resulted in a significant decline in profitability that is not expected to return in the near term.

     In the fourth quarter of fiscal year 1999, the Company recorded a non-cash impairment loss of $468,389 related to the write down of $206,335 related to goodwill, $65,877 related to developed technologies, $847 related to customer lists and $195,330 related to machinery and equipment used in the production of printed circuit boards of the three groups of assets.

4. SUPPLEMENTAL CASH FLOW DISCLOSURE

     Cash paid for interest for the years ended December 31, 1997, 1998 and 1999, was $68,666, $99,578 and $110,185, respectively. Cash paid for income taxes for the years ended December 31, 1997 and 1998 was $5,593 and $21,791, respectively. For the year ended December 31, 1999 net cash received for income tax refunds was $1,591.

     The purchase of the shares of Forward Group was partially funded through the issuance of approximately $24,420 of notes payable to Forward Group's former shareholders. The purchase of shares of ISL was entirely funded through the issuance of approximately $437,500 of loan notes.

     In 1997, the Company received a capital contribution of $118,250 which was transferred to Bisto Funding, Inc. The capital contribution was recorded as a reduction of the carrying amount of the notes payable to the former shareholders of Interconnection Systems (Holdings) Limited (see Note 1). The notes payable recorded by the Company are net of the $118,250 as Bisto Funding, Inc. is contractually obligated to pay such amount to the note holders in the event the notes payable are redeemed (see Note 9).

5. INVENTORIES

     The composition of inventories is as follows:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1998        1999
                                                              --------    --------
Raw materials...............................................  $ 62,247    $ 56,715
Work in process.............................................    40,746      41,435
Finished goods..............................................    44,967      77,975
                                                              --------    --------
          Total.............................................  $147,960    $176,125
                                                              ========    ========

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

6. INTANGIBLE ASSETS

     The composition of intangible assets is as follows:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1998         1999
                                                              ---------    ---------
Developed technologies......................................  $ 139,220    $  51,670
Assembled workforce.........................................     33,907       21,269
Customer list...............................................     55,300       82,072
Goodwill....................................................    357,562      206,928
                                                              ---------    ---------
                                                                585,989      361,939
Less: Accumulated amortization..............................   (130,903)     (68,231)
                                                              ---------    ---------
      Total.................................................  $ 455,086    $ 293,708
                                                              =========    =========

7. PROPERTY, PLANT AND EQUIPMENT

     The composition of property, plant and equipment is as follows:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1998         1999
                                                              ---------    ---------
Land and buildings..........................................  $ 115,987    $ 184,465
Machinery, equipment, systems and other.....................    491,254      527,128
Construction in progress....................................    132,786       31,938
Leasehold improvements......................................      7,496       13,173
                                                              ---------    ---------
                                                                747,523      756,704
Less: Accumulated depreciation..............................   (154,007)    (274,560)
                                                              ---------    ---------
      Total.................................................  $ 593,516    $ 482,144
                                                              =========    =========

8. ACCRUED AND OTHER LIABILITIES

     The composition of accrued and other liabilities is as follows:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1998        1999
                                                              --------    --------
Accrued payroll and related costs...........................  $ 33,461    $ 30,580
Accrued capital expenditures................................    13,040      17,026
Plant shutdown, downsizing and consolidation accruals.......    44,382      11,680
Accrued interest............................................     7,270      16,156
Accrued and other liabilities...............................    53,093      58,121
                                                              --------    --------
          Total.............................................  $151,246    $133,563
                                                              ========    ========

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

9. LONG-TERM OBLIGATIONS

     The composition of long-term obligations is as follows:

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1998          1999
                                                              ----------    ----------
Credit Agreements:
  Term Facilities...........................................  $  175,438    $  347,666
  Revolvers.................................................     117,244       183,187
Senior Subordinated Notes Due 2007..........................     400,000       400,000
Series B Senior Subordinated Notes Due 2007.................     100,000       100,000
Series B Senior Subordinated Notes Due 2007, Premium........       4,211         3,865
Chips Loan Notes Liability..................................     285,312       285,312
Capital lease obligations (see Note 10).....................      22,663         8,362
Other.......................................................      30,124        34,131
                                                              ----------    ----------
                                                               1,134,992     1,362,523
          Less current maturities...........................     (54,731)      (27,851)
                                                              ----------    ----------
                                                              $1,080,261    $1,334,672
                                                              ==========    ==========

     The schedule of principal payments for long-term obligations at December 31, 1999 is as follows:

2000........................................................   $   27,851
2001........................................................       48,967
2002........................................................      156,936
2003........................................................      239,611
2004........................................................       75,647
Thereafter..................................................      813,511
                                                               ----------
                                                               $1,362,523
                                                               ==========

     THIRD AMENDED AND RESTATED CREDIT AGREEMENT

     In connection with the Kalex Acquisition, the Company, as guarantor, and certain of its subsidiaries, as borrowers, entered into a Third Amended and Restated Credit Agreement (the "Credit Agreement") with terms substantially similar to the Second Amended and Restated Credit Agreement. The Credit Agreement was amended to, among other things, establish an additional $291,000 term loan facility (the "New Tranche C Term Loan"), repay $10,125 outstanding under the Chips Term Loans and to cash collateralize future amounts due under the Chips Term Loans by approximately $89,875.

     The Credit Agreement provides for (i) a term loan facility (the "U.S. Term Loan") and a $175,000 revolving credit facility (the "U.S. Revolving Loan" and together with the U.S. Term Loan, the "U.S. Loans"); (ii) a U.S. $25,000 revolving credit facility (the "Canadian Revolving Loan"), (iii) a L32,000 revolving credit facility (the "English Revolving Loan") and a L27,600 revolving credit facility (the "Chips Revolving Loan", and together with the Forward Group Revolving Loan, the "U.K. Revolving Loans", and together with the U.S. Revolving Loan and the Canadian Revolving Loan, the "Revolving Loans") and (iv) U.S.$346,463 Letter of Credit Facility in respect of the Chips Loan Notes comprised of (a) a U.S.$319,250 term loan facility ("the Chips Term Loan" and together with the U.S. Term Loan, the "Term Loans") in respect of the principal portion of the Chips Loan Notes and (b) a U.S.$27,213 facility in respect of interest on the Chips Loan Notes. The Chips Term Loan is an unfunded term loan facility that may be drawn upon by the Company so that it may satisfy the Chips Loan Notes Liability. Borrowings under the

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

Credit Agreement are collateralized by first priority mortgages and liens on substantially all of the material assets of the Company and its subsidiaries.

     The U.S. Term Loan consists of three tranches: (i) $55,000 of tranche B term loans (the "Tranche B Loan"), (ii) $33,000 of tranche C term loans (the "Tranche C Loan"), (iii) $70,000 of Addition Term Loan, (iv) $291,000 New Tranche C Term Loan. The Tranche B Loan amortizes semiannually over eight years, the Tranche C Loan is payable $1,500 on December 31, 2004 and $31,500 on June 30, 2005, and the Additional Term Loan amortizes semiannually over 6.5 years. The New Tranche C Term Loan and the Chips Term Loan amortize semi-annually over six years.

     At December 31, 1998, the Company had approximately $161,200 of available borrowing capacity under the Revolving Loans, of which, approximately $59,900 was available solely for future acquisitions. At December 31, 1999, the Company had approximately $77,830 of available borrowing capacity under the Revolving Loans.

     The U.S. Loans bear interest, at the Company's election, at either: (i) the Eurocurrency Base Rate plus (a) 2.75% (2.5% at December 31, 1999) in the case of the Chips Term Loan and U.S. Revolving Loan, (b) 3.25% (2.75% at December 31,
1999) in the case of the Additional Term Loan, (c) 3.25% (3.0% at December 31,
1999) in the case of Tranche B Loan, or (d) 3.75% (3.5% at December 31, 1999) in the case of Tranche C Loan and the New Tranche C Term Loan; or (ii) the Alternate Base Rate plus (a) 1.75% (1.5% at December 31, 1999) in the case of the Chips Term Loan or U.S. Revolving Loan, (b) 2.25% (1.75% at December 31,
1999) in the case of the Additional Term Loan, (c) 2.25% (2.0% at December 31,
1999) in the case of Tranche B Loan, or (d) 2.75% (2.5% at December 31, 1999) in the case of Tranche C Loan and the new Tranche C Term Loan. The Alternate Base Rate is the highest of The Chase Manhattan Bank's Prime Rate, the Three-Month Secondary CD Rate (as defined therein) plus 1.0%, and the Federal Funds Effective Rate (as defined therein) plus 0.5%. The Canadian Revolving Loan denominated in U.S. dollars bears interest, at Circo Craft's election, at either
(i) the Eurocurrency Base Rate plus 2.75% (2.5% at December 31, 1999) or (ii) the Canadian Alternate Base Rate plus 1.75% (1.5% at December 31, 1999). The Canadian Revolving Loan denominated in Canadian Dollars bears interest, at Circo Craft's election either (i) the Canadian Bankers Acceptance Discount Rate plus 2.75% (2.5% at December 31, 1999) or (ii) the Canadian Prime Rate plus 1.75% (1.5% at December 31, 1999). The Canadian Alternate Base Rate is equal to the higher of Canadian Agent's prime rate or the Federal Funds Effective Rate (as defined in the Credit Agreement) plus 0.5%. The U.K. Revolving Loans and any Chips Term Loans converted to pounds sterling bear interest at the Eurocurrency Base Rate plus 2.75% (2.5% at December 31, 1999). At December 31, 1998 and 1999 the weighted average interest rate on outstanding borrowings under the Credit Agreement was 8.0% and 8.5%, respectively.

     The Company pays a per annum fee equal to the applicable margin on Revolving Loans which bear interest at the Eurocurrency Base Rate, of the average daily face amount of outstanding letters of credit, other than with respect to the Chips Letter of Credit, which fee is equal to the applicable margin on the Chips Term Loan bearing interest at the Eurocurrency Base Rate. The Company pays a Commitment Fee equal to 0.5% on the undrawn portion of the commitments in respect of Revolving Loans and a Facility Fee equal to 0.5% on the Canadian revolving credit commitment.

     The Credit Agreement restricts the Company from, among other things: (i) incurring additional indebtedness (other than permitted indebtedness); (ii) creating liens; (iii) disposing of assets; (iv) guaranteeing indebtedness; (v) merging or selling substantially all of its assets; (vi) declaring and paying certain dividends; (vii) making certain investments and loans; and (viii) entering into certain transactions with affiliates, in each case with certain exceptions customary for credit facilities such as the Amended Senior Credit Facilities. In addition, the Credit Agreement contains financial covenants which require the Company to maintain certain financial ratios and limit the Company's amount of capital expenditures.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

     SENIOR SUBORDINATED NOTES AND SERIES B SENIOR SUBORDINATED NOTES

     In June 1997, Viasystems, Inc. (a wholly owned subsidiary of the Company) completed an offering (the "1997 Offering") of $400,000 of 9 3/4% Senior Subordinated Notes due 2007 (the "1997 Notes"). In February 1998, Viasystems, Inc. completed the offering of an additional $100,000 of 9 3/4% Senior Subordinated Notes due 2007 at a price of 104.5% (the "1998 Notes" and together with the 1997 Notes, the "2007 Notes"). As a condition of the offering of the 1998 Notes, Hicks Muse contributed an additional $50,000 of equity to the Company.

     Interest on the 2007 Notes is due semiannually. The 2007 Notes may not be redeemed prior to June 1, 2002, except in the event of a Change of Control (as defined) or an Initial Public Offering (as defined) and at premium (as defined in the Indenture). The 2007 Notes are redeemable, at the Company's option, at the redemption prices of 104.875% at June 1, 2002, and at decreasing prices to 100% at June 1, 2005, and thereafter, plus accrued interest. In addition, prior to June 1, 2001, the Company may redeem, within specified guidelines, up to $175,000 of the 2007 Notes with proceeds of one or more Equity Offerings (as defined) by Viasystems, Inc. or the Company at a redemption price of 109.75% plus accrued interest.

     CHIPS LOAN NOTES LIABILITY

     In June 1997 and pursuant to the Chips Merger, the Company assumed the $437,500 of Chips Loan Notes, and then entered into a reimbursement obligation which requires it to pay a portion of the Chips Loan Notes in the event such notes are called. The Chips Loan Notes mature on March 31, 2003 and bear interest, payable quarterly, at approximately 6.22% per annum through April 1, 1998, with variable rate thereafter discounted from the U.S. prime rate. The Chips Loan Notes may be called by the holders on or after any interest payment date commencing April 1, 1998. The Chips Loan Notes are collateralized by letters of credit which are in turn collateralized in part by a fully cash collateralized $118,250 reimbursement obligation of Bisto Funding, Inc., a special purpose entity established as a subsidiary of the Company in connection with the acquisition of ISL, with the remainder, including interest on the Chips Loan Notes for one year, collateralized by a reimbursement obligation of the Company (the "Chips Reimbursement Obligation"). As such, the Company's liability for principal under the Chips Loan Notes represents $319,250 (the "Chips Loan Notes Liability"), or the amount achieved by netting the $118,250 of cash collateral held by Bisto Funding, Inc. against the $437,500 of Chips Loan Notes. To the extent the interest income earned by Bisto Funding, Inc. on the $118,250 of cash it holds is insufficient to fund interest on $118,250 of the principal amount of the Chips Loan Notes, the Company will be required pursuant to the terms of the Chips Reimbursement Obligation to fund any such shortfall. Upon redemption of the Chips Loan Notes, the first $118,250 of principal payments will be paid by Bisto Funding, Inc. and the remainder will be funded by the Company in accordance with the Chips Reimbursement Obligation. Although the Chips Loan Notes may be called by the holders on or after any interest payment date commencing April 1, 1998, the Chips Loan Notes have not been classified as current at December 31, 1998 and 1999, since the Company has in place a facility to replace the Chips Loan Notes in the event they are called.

     In April 1998 the holders of the Chips Loan Notes redeemed $152,200 of the Chips Loan Notes. As such, $118,300 of cash held by Bisto Funding, Inc. was paid to the holders of the Chips Loan Notes. The Company borrowed $33,900 of the available Chips Term Loan to fund its portion of the payment of the Chips Loan Notes.

     SENIOR SUBORDINATED CREDIT AGREEMENT

     In April 1997, the Company entered into a $216,000 Senior Subordinated Credit Agreement (the "Subordinated Credit Facility"). The proceeds of the Subordinated Credit Facility were used to repay $20,000 of term loans outstanding under the Credit Agreement and to repay a tender facility used to acquire Forward Group. Amounts due under the Senior Subordinated Credit Facility were repaid with proceeds from the 1997 Offering.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

10. COMMITMENTS

     The Company leases certain building and transportation and other equipment under capital and operating leases. Included in property, plant, and equipment as of December 31, 1998 and 1999, was $59,645 and $39,252, respectively, of cost basis and $28,124 and $23,343, respectively, of accumulated depreciation related to equipment held under capital leases. Total rental expense under operating leases $3,655, $3,706 and $5,145 for the years ended December 31, 1997, 1998 and 1999, respectively. Future minimum lease payments under capital leases and operating leases that have initial or remaining noncancelable lease terms in excess of one year are as follows:

YEAR ENDING
DECEMBER 31,                                                  CAPITAL   OPERATING
------------                                                  -------   ---------
   2000.....................................................  $6,928     $ 5,608
   2001.....................................................   1,671       4,750
   2002.....................................................      14       3,276
   2003.....................................................       7       2,106
   2004.....................................................       6       1,511
   Thereafter...............................................       3       2,834
                                                              ------     -------
          Total.............................................   8,629     $20,085
                                                                         =======
   Less: Amounts representing interest......................    (267)
                                                              ------
          Capital lease obligation (see Note 9).............  $8,362
                                                              ======

11. OTHER NONCURRENT LIABILITIES

     Included in other noncurrent liabilities are liabilities for monitoring and oversight fees to Hicks, Muse & Co. Partners L.P. ("Hicks Muse"), a shareholder and affiliate of the Company, (see Note 20) and deferred income related to reimbursement agreements with two governmental agencies in the U.K. (the "U.K. Agreements"). Pursuant to the U.K. Agreements, the agencies have provided funds totaling approximately $27,200 as of December 31, 1999. Funds received by the Company under the U.K. Agreements are not subject to repayment, provided that the Company meets certain employment and capital expenditure requirements at its manufacturing facilities. For the year ended March 31, 1999 the cumulative minimum employment requirements were 1,350 employees and the capital expenditure requirements were L27,000. For the year ended March 31, 2000, the cumulative minimum employment requirements were 1,425 employees and the capital expenditure requirements were L245,000. As the Company has met and management believes that it will continue to meet these requirements, the Company is recognizing the amounts to be received under the U.K. Agreements as a reduction of cost of sales over the life of the U.K. Reimbursement Agreements and, as such, recognized a reduction of cost of sales of approximately $3,134, $3,147 and $3,042 during the years ended December 31, 1997, 1998 and 1999, respectively. In the event the Company failed to achieve the cumulative minimum employment requirements and capital expenditure requirements in the future, the agencies could require the full amount of such funds to be repaid. However, since the Company has already surpassed the employment requirements and the capital expenditure requirements for the full term of the agreements, the Company believes it unlikely that such funds would be required to be repaid.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

12. INCOME TAXES

     The Company accounts for income taxes in accordance with the provisions of SFAS No. 109. The provision (benefit) for income taxes for the years ended December 31, 1997, 1998 and 1999 consisted of the following:

                                                         1997       1998       1999
                                                       --------   --------   --------
Current:
  Federal............................................  $  6,897   $ 16,325   $  1,592
  State..............................................     1,560        852        164
  Foreign............................................    19,262     (5,165)     5,120
                                                       --------   --------   --------
                                                         27,719     12,012      6,876
                                                       --------   --------   --------
Deferred:
  Federal............................................    (1,479)    (1,466)     2,065
  State..............................................      (343)       182        405
  Foreign............................................   (12,407)   (12,540)   (32,558)
                                                       --------   --------   --------
                                                        (14,229)   (13,824)   (30,088)
                                                       --------   --------   --------
                                                       $ 13,490   $ (1,812)  $(23,212)
                                                       ========   ========   ========

     Reconciliation between the statutory income tax rate and effective tax rate is summarized below:

                                                       1997        1998       1999
                                                     ---------   --------   ---------
U.S. Federal statutory rate........................  $(104,781)  $(28,860)  $(253,772)
Loss on investment in foreign subsidiaries.........         --         --    (130,931)
Amortization of goodwill and write-off of acquired
  in-process research and development costs........    103,077     17,114      77,309
Change in the valuation allowance for deferred
  tax assets.......................................         --         --     244,255
Federal taxes on undistributed foreign earnings
  (loss)...........................................      6,634         --      (4,203)
Equity in earnings of affiliates not taxable due to
  dividends received deduction.....................         --         --      (1,400)
State taxes net of federal benefit.................      2,075      1,158      (1,325)
Foreign income and withholding taxes in excess of
  U.S. statutory rate..............................      6,437      7,569       8,030
Non-cash compensation expense......................         --      1,189      38,525
Other..............................................         48         18         300
                                                     ---------   --------   ---------
                                                     $  13,490   $ (1,812)  $ (23,212)
                                                     =========   ========   =========

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

     The tax effects of significant temporary differences representing deferred tax assets and liabilities are as follows:

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1998           1999
                                                              ------------   ------------
Deferred tax assets:
  Fixed assets..............................................    $     --       $ 38,180
  Accrued liabilities not yet deductible....................      25,216         19,367
  Net operating loss carryforwards..........................      22,848         87,216
  AMT credit carryforwards..................................       3,822          1,128
  Capital loss carryforwards................................          --        126,391
  Other.....................................................       3,453          9,824
                                                                --------       --------
                                                                                282,106
     Valuation allowance....................................          --       (244,255)
                                                                --------       --------
                                                                  55,339         37,851
                                                                --------       --------
Deferred tax liabilities:
  Intangibles...............................................     (40,358)       (13,227)
  Fixed assets..............................................     (37,644)       (11,364)
  Other.....................................................      (7,054)       (10,200)
                                                                --------       --------
                                                                 (85,056)       (34,791)
                                                                --------       --------
          Net deferred tax asset (liability)................    $(29,717)      $  3,060
                                                                ========       ========

     The current deferred tax assets are included in prepaid expenses and other and the long-term deferred tax assets, consisting of net operating loss carryforwards, are in other assets in the Consolidated Balance Sheets.

     The net change in valuation allowance for the year ended December 31, 1999 was an increase of $244,255. This valuation allowance has been provided for the capital loss carryforward and those net operating loss carryforwards which are estimated to expire before they are utilized. Because the capital loss carryforward period is relatively short, a full valuation allowance has been provided against the deferred tax asset.

     Approximate domestic and foreign income (loss) before income tax provision and extraordinary item are as follows:

                                                        YEAR ENDED DECEMBER 31,
                                                   ----------------------------------
                                                     1997         1998        1999
                                                   ---------    --------    ---------
Domestic........................................   $  15,337    $  9,667    $(175,511)
Foreign.........................................    (314,710)    (92,125)    (549,553)

     As of December 31, 1999 the Company had the following net operating loss carryforwards: $65,222 in the U.S., $46,658 in the U.K., $6,672 in Puerto Rico, $10,844 in the People's Republic of China, $24,996 in the Netherlands, $2,517 in Italy, and $3,041 in Sweden. The U.S. NOL's expire in 2018 through 2019 where the NOLs in the People's Republic of China and Puerto Rico begin to expire in 2000. The other NOLs carryforward indefinitely. The U.S. also has a capital loss carryforward of $360,000 that will expire in 2004. The Company has not recognized and does not anticipate recognizing a deferred tax liability for approximately $22,000 of undistributed earnings of its foreign subsidiaries because the Company does not expect those earnings to reverse and become taxable to the Company in the foreseeable future.

13. CONTINGENCIES

     The Company is subject to various lawsuits and claims with respect to such matters as patents, product development and other actions arising in the normal course of business. In the opinion of the Company's

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES
management, the ultimate liabilities resulting from such lawsuits and claims will not have a material adverse effect on the Company's financial condition and results of operations and cash flows.

     The Company believes it is in material compliance with applicable environmental laws and regulations and that its environmental controls are adequate to address existing regulatory requirements.

14. STOCKHOLDERS' EQUITY AND PREFERRED STOCK

     The authorized capital stock of the Company at December 31, 1999 consists of 600,000,000 shares of common stock, 50,000,000 shares of Class A common stock, 50,000,000 shares of Class A Series II common stock and 60,000,000 shares of preferred stock, of which 8,000,000 shares are designated as Series A Preferred Stock and 6,000,000 shares are designated as Series B Preferred Stock. All authorized capital stock has a par value of $.01.

     The Class A and Class A Series II common stock may be converted into shares of common stock at the option of the holder at any time. In addition, the Class A and Class A Series II common stock may be converted into common stock at the option of the Company upon the occurrence of a Triggering Event (as defined) or automatically on September 30, 2006 for Class A common stock and April 30, 2006 for Class A Series II common stock. Such conversion is based on a formula set forth in the Company's Certificate of Incorporation. During the years ended December 31, 1997, 1998 and 1999, the Company recorded non-cash compensation charges of $--, $3,398 and $110,070, respectively, which reflect the difference between the cost of the class A and class A series II common stock and the value of the defined conversion feature at those dates.

     Activity for each class of common stock from December 31, 1996 through December 31, 1999 is as follows:

                                                                 CLASS A         CLASS A SERIES II
                                         COMMON STOCK          COMMON STOCK         COMMON STOCK
                                      -------------------   ------------------   ------------------
                                        SHARES     AT PAR    SHARES     AT PAR    SHARES     AT PAR
                                      ----------   ------   ---------   ------   ---------   ------
Balance at December 31, 1996........   5,000,001    $ 50      683,056    $ 7            --    $--
Issuance of common stock............  37,745,833     377           --     --            --     --
Issuance of Class A common stock....          --      --    5,122,917     51            --     --
                                      ----------    ----    ---------    ---     ---------    ---
Balance at December 31, 1997........  42,745,834     427    5,805,973     58            --     --
Issuance of common stock............   7,668,976      77           --     --            --     --
Issuance of Class A common stock....          --      --       56,921      1            --     --
Issuance of Class A Series II common
  stock.............................          --      --           --     --       990,062     10
                                      ----------    ----    ---------    ---     ---------    ---
Balance at December 31, 1998........  50,414,810     504    5,862,894     59       990,062     10
Issuance of common stock............  27,603,129     276           --     --            --     --
Issuance of Class A Series II common
  stock.............................          --      --           --     --     5,182,829     52
Repurchase of common stock, at
  cost..............................     (16,667)     --           --     --            --     --
Repurchase of Class A common
  stock.............................          --      --     (666,678)    --            --     --
                                      ----------    ----    ---------    ---     ---------    ---
Balance at December 31, 1999........  78,001,272    $780    5,196,216    $59     6,172,891    $62
                                      ==========    ====    =========    ===     =========    ===

     Dividends are payable to holders of the common stock, Class A common stock and Class A Series II common stock in amounts as declared by the Company's board of directors, subject to legally available funds and certain agreements. The common stock and Class A common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

     Dividends on the Series B Preferred are cumulative and are payable at an annual rate of $2.00 per share per annum prior to November 30, 2004, $2.50 per share per annum from November 30, 2004 to November 30, 2005, $3.00 per share per annum from November 30, 2005 to November 30, 2006, and $3.50 per share per annum on and after November 30, 2006. Dividends are payable quarterly on February 28, May 31, August 31 and November 30 in each year, commencing on February 28, 1997. The discount on the stock, which represents the difference between the present value of a perpetual dividend stream of $3.50 per year and the current subscription price, is being accreted at the rate of 10.4% per year, over 10 years. Dividend cost associated with the preferred stock is increased for the accretion of discounts. The Company may, at its option, pay quarterly dividends on the Series B Preferred on the first twenty payment dates, if the Credit Agreement prohibits the payment of cash dividends, by issuing a number of additional shares (or fractional shares) of Series B Preferred in respect to each such share (or fractional share) of Series B Preferred then outstanding at the rate of one twenty-fifth of a whole share of Series B Preferred for each $1.00 of dividend declared. Except in the case of a Change in Control (as defined), which currently cannot occur without the consent of shareholders, the Series B Preferred have no provisions for mandatory redemption. At the Company's option, the Series B Preferred is redeemable at any time, at $25 per share, together with accrued and unpaid dividends to the date of redemption.

15. BUSINESS SEGMENT INFORMATION

     The Company operates in one product business segment -- the manufacture and sale of PCBs, which are sold throughout many diverse markets.

     The Company's operations are located worldwide and are analyzed by two geographical segments. The accounting policies of the segments are the same as those described in the "Summary of Significant Accounting Policies" (note 2). Segment data includes intersegment revenues.

     Pertinent financial data by major geographic segments is as follows:

                                                            OPERATING       TOTAL        CAPITAL
                                             NET SALES    INCOME/(LOSS)     ASSETS     EXPENDITURES
                                             ----------   -------------   ----------   ------------
NORTH AMERICA:
  Year ended December 31, 1997.............  $  664,696     $  71,206     $  521,120     $ 44,638
  Year ended December 31, 1998.............     692,313        83,399        599,997       56,522
  Year ended December 31, 1999.............     769,572       (73,106)       618,486       50,588
EUROPE:
  Year ended December 31, 1997.............  $  296,023     $(289,490)    $  632,428     $ 74,887
  Year ended December 31, 1998.............     512,239       (50,494)       945,644       78,011
  Year ended December 31, 1999.............     454,386      (496,239)       362,991       72,704
ASIA:
  Year ended December 31, 1997.............  $       --     $      --     $       --     $     --
  Year ended December 31, 1998.............          --            --             --           --
  Year ended December 31, 1999.............      80,978        (7,684)       327,749       14,711
ELIMINATIONS
  Year ended December 31, 1997.............  $       --     $      --     $       --     $     --
  Year ended December 31, 1998.............      (2,231)           --             --           --
  Year ended December 31, 1999.............     (11,566)           --             --           --
TOTAL:
  Year ended December 31, 1997.............  $  960,719     $(218,284)    $1,153,548     $119,525
  Year ended December 31, 1998.............   1,202,321        32,905      1,545,641      134,533
  Year ended December 31, 1999.............   1,293,370      (577,029)     1,309,226      138,003

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

     Sales by country of destination are as follows:

                                                         YEAR ENDED DECEMBER 31,
                                                    ----------------------------------
                                                      1997        1998         1999
                                                    --------   ----------   ----------
United States.....................................  $602,158   $  623,976   $  703,862
United Kingdom....................................   138,274      189,103      153,083
Sweden............................................    45,168      105,331       78,898
Canada............................................    54,555       47,880       75,016
Other.............................................   120,564      236,031      282,511
                                                    --------   ----------   ----------
          Total...................................  $960,719   $1,202,321   $1,293,370
                                                    ========   ==========   ==========

     Long-lived assets by country are as follows:

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                              ---------------------
                                                                 1998        1999
                                                              ----------   --------
United States...............................................  $  283,855   $249,740
United Kingdom..............................................     575,171     66,522
China.......................................................          --    264,370
The Netherlands.............................................      66,275     59,156
Italy.......................................................     102,874     47,758
Canada......................................................      84,171    105,279
Other.......................................................      30,796     29,972
                                                              ----------   --------
          Total.............................................  $1,143,142   $822,797
                                                              ==========   ========

16. CONCENTRATION OF BUSINESS

     Sales to one customer were 32%, 27% and 26% of net revenues for the years ended December 31, 1997, 1998 and 1999, respectively. When the Company acquired Lucent's captive printed circuit board facility in December 1996, we entered into a supply agreement with Lucent. Under the terms of the supply agreement, the Company was required to reduce over a two year period the pricing to Lucent. As a result in 1998 and 1999 the Company experienced price reductions under the Lucent contract which exceeded industry wide price decreases. Commencing January 1, 1999 the Company began charging Lucent market pricing as required under the supply agreement.

17. STOCK OPTION PLANS

     On February 4, 1997, the Company adopted the 1997 Stock Option Plan (the "Option Plan"), pursuant to which incentive and non-qualified stock options, stock appreciation rights, stock awards, performance awards, and stock units (vesting stock awards) may be issued. A total of 1,401,630 shares of the Company's Common Stock will be reserved for issuance under the Option Plan. The terms and vesting periods of the options granted are to be determined by the board of directors. All options granted under the Option Plan to date have ten year terms and vest over five year periods.

     The Company has also granted performance options ("the Performance Options") to certain key executives. The Performance Options are exercisable only if 1) in the event that certain affiliates of Hicks Muse have, as of the exercise date, realized an overall rate of return of at least 35% per annum, compounded annually, on all equity funds invested by it in the Company and 2) certain liquidity events have occurred, including an initial public offering of the Company's common stock. The exercise price for the Performance Options is initially equal to $6.00 per share for grants made during 1997 and $7.32 per share for grants made during 1998 and 1999 and, effective each anniversary of the grant date, the per share exercise price for the Performance Options is equal to the per share exercise price for the prior year multiplied by 1.08. The

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

Performance Options terminate on the tenth anniversary date of the date of grant. Through December 31, 1999, no compensation expense has been measured on the outstanding performance options as achievement of the performance criteria has not been considered probable.

     In accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," the Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for the Option Plan which allows compensation expense to be measured using the intrinsic value method. As such, compensation cost is calculated as the excess of the market price of the stock at the grant date over the amount an employee must pay to acquire the stock (i.e., the exercise price). Had compensation cost for the Option Plan and the Performance Options been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under Financial Accounting Standards No. 123, pro forma net loss for the years ended December 31, 1997, 1998 and 1999, would have been $(320,759), $(80,824) and $(721,554), respectively. Pro forma basic and diluted loss per weighted average common share would have been $(10.76) and $(12.23) for December 31, 1997, $(1.55) and $(1.72)
for December 31, 1998 and $(10.16) and $(10.79) for December 31, 1999.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes method with the following assumptions: (i) no dividend yield;
(ii) risk free interest rate of 5.5%; (iii) expected life of 5 years; and (iv) volatility factor of 60%.

     The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts of compensation costs. Additional awards in future years are anticipated.

     Changes in the status of the Option Plan are summarized below:

                                                   WEIGHTED                       WEIGHTED
                                                   AVERAGE                        AVERAGE
                                                EXERCISE PRICE     OPTIONS     EXERCISE PRICE   OPTIONS
                                                  PER SHARE      OUTSTANDING     PER SHARE      VESTED
                                                --------------   -----------   --------------   -------
December 31, 1996.............................      $  --               --         $  --             --
  Granted.....................................       6.00          871,667            --             --
  Vested......................................       6.00               --          6.00         33,333
  Forfeited...................................       6.00           (4,166)           --             --
                                                                  --------                      -------
December 31, 1997.............................       6.00          867,501          6.00         33,333
  Granted.....................................       7.32          514,167            --             --
  Vested......................................       6.00               --          6.00        121,000
  Forfeited...................................       6.12         (253,333)           --             --
  Exercised...................................       6.00           (2,500)         6.00         (2,500)
                                                                  --------                      -------
December 31, 1998.............................       6.60        1,125,835          6.00        151,833
  Granted.....................................       7.32        1,521,665            --             --
  Vested......................................       6.49               --          6.49        203,500
  Forfeited...................................       7.23         (209,667)           --             --
  Exercised...................................       6.30           (7,500)         6.30         (7,500)
                                                                  --------                      -------
December 31, 1999.............................      $6.99        2,430,333         $6.30        347,833

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

     Changes in the status of the Performance Options are summarized below:

                                                                 WEIGHTED
                                                                 AVERAGE
                                                              EXERCISE PRICE     OPTIONS     OPTIONS
                                                                PER SHARE      OUTSTANDING   VESTED
                                                              --------------   -----------   -------
August 28, 1996 (inception).................................      $6.00                --      --
  Granted...................................................       6.00           180,865      --
                                                                                ---------      --
December 31, 1996...........................................       6.00           180,865      --
  Granted...................................................       6.00         1,356,484      --
  Vested....................................................         --                --      --
  Forfeited.................................................         --                --      --
                                                                                ---------      --
December 31, 1997...........................................       6.00         1,537,349      --
  Granted...................................................       7.32           277,220      --
  Vested....................................................         --                --
  Forfeited.................................................                                   --
                                                                                ---------      --
December 31, 1998...........................................       6.66         1,814,569      --
  Granted...................................................       7.32           988,328      --
  Vested....................................................         --                --      --
  Forfeited.................................................         --                --      --
  Exercised.................................................         --                --      --
                                                                                ---------      --
December 31, 1999...........................................      $7.26         2,802,897      --
                                                                  =====         =========      ==

     The weighted average grant-date fair value of options granted during 1997, 1998 and 1999 was $1.38, $1.74 and $1.74 per share, respectively. All options outstanding under the Option Plan at December 31, 1999, have exercise prices between $6.00 and $7.32 per share and have weighted average remaining contractual lives of between 9 and 10 years.

     Of the Performance Options outstanding at December 31, 1999, 180,865, 1,356,484, 1,537,349 and 1,814,569 have exercise prices of $7.56, $7.02, $7.92 and $7.32, respectively, and have a weighted average remaining contractual life of approximately 9 years.

18. RETIREMENT PLANS

     The Company has a defined contribution retirement savings plan (the "Plan") covering substantially all domestic employees who meet certain eligibility requirements as to age and length of service. The Plan incorporates the salary deferral provision of Section 401(k) of the Internal Revenue Code and employees may defer up to 15% of compensation or the annual maximum limit prescribed by the Internal Revenue Code. The Company contributes 1% of employees salaries to the Plan and matches a percentage of the employees' deferrals. The Company may also elect to contribute an additional profit-sharing contribution to the Plan at the end of each year. The Company's contributions to the Plan were $987, $1,617 and $2,627 for the years ended December 31, 1997, 1998 and 1999, respectively.

     The Company and its subsidiaries have two defined benefit pension plans covering certain groups of employees in foreign countries. The benefits are based on years of services and final average salary. The Company's funding policy is to make annual contributions to the extent such contributions are actuarially determined.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

     Components of net pension expense are as follows:

                                                           1997      1998      1999
                                                          -------   -------   -------
Service cost (present value of benefits earned in the
  year).................................................  $ 1,821   $ 2,896   $ 2,301
Interest cost on the projected benefit obligation.......    2,699     3,741     3,421
Expected return on assets...............................   (6,970)   (4,872)   (4,780)
Net amortization and deferral...........................    4,016        --        90
                                                          -------   -------   -------
Net periodic pension costs..............................  $ 1,566   $ 1,765   $ 1,032
                                                          =======   =======   =======

     The following table sets forth a reconciliation of the projected benefit obligation:

                                                           1997      1998      1999
                                                          -------   -------   -------
Projected benefit obligation, beginning of year.........  $    --   $54,469   $66,469
Acquisitions............................................   44,977        --        --
Service cost (present value of benefits earned in the
  year).................................................    1,821     2,896     2,301
Interest cost on the projected benefit obligation.......    2,699     3,741     3,421
Plan participant's contributions........................    1,347     2,031     1,587
Actuarial (gain)/loss...................................    4,165     3,915    (7,691)
Benefits paid...........................................     (540)     (980)   (1,733)
Translation.............................................       --       397    (2,330)
                                                          -------   -------   -------
Projected benefit obligation, end of year...............  $54,469   $66,469   $62,024
                                                          =======   =======   =======

     The following table sets forth a reconciliation of the plan assets:

                                                            1997      1998      1999
                                                           -------   -------   -------
Fair value of plan assets, beginning of year.............  $    --   $53,434   $60,695
Acquisitions.............................................   43,675        --        --
Actual return on plan assets.............................    6,976     2,980     7,464
Employer contributions...................................    1,976     2,841     2,737
Plan participant's contributions.........................    1,347     2,031     1,587
Benefits paid............................................     (540)     (980)   (1,733)
Translation..............................................       --       389    (2,128)
                                                           -------   -------   -------
Fair value of plan assets, end of year...................  $53,434   $60,695   $68,622
                                                           =======   =======   =======

     The following table sets forth the plans' funded status and the amounts recognized in the Company's consolidated balance sheet:

                                                               1998      1999
                                                              -------   -------
Projected benefit obligation................................  $66,469   $62,024
Plan assets at fair value, primarily equity and fixed-income
  securities................................................   60,695    68,622
                                                              -------   -------
Plan assets (less than) more than projected benefit
  obligation................................................   (5,774)    6,598
Unrecognized net actuarial loss (gain)......................    5,950    (4,724)
Adjustment required to recognize minimum liability..........   (1,916)   (1,068)
                                                              -------   -------
Net pension (liability) asset...............................  $(1,740)  $   806
                                                              =======   =======

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

     The principal assumptions used are as follows:

                                                               1997      1998      1999
                                                              PERCENT   PERCENT   PERCENT
                                                              -------   -------   -------
Weighted average discount rates.............................   6.75%     5.50%     5.75%
Long term rate of return on plan assets.....................   8.75%     8.00%     8.00%
Salary Growth...............................................   4.75%     4.25%     3.75%
Pension Increases...........................................   3.00%     2.50%     2.75%

19. RESEARCH AND DEVELOPMENT

     Research, development and engineering expenditures for the creation and application of new products and processes were approximately $10,800, $13,400 and $14,400 for the years ended December 31, 1997, 1998 and 1999, respectively.

20. RELATED PARTY TRANSACTIONS

     In connection with the Acquisitions and the related financing, the Company entered into a Monitoring and Oversight Agreement and a Financial Advisory Agreement (together herein defined as the "Agreements") with Hicks Muse (a shareholder and affiliate of the Company) pursuant to which the Company paid Hicks Muse a cash fee of $10,400, $2,463 and $4,684 for the years ended December 31, 1997, 1998 and 1999, respectively, as compensation for financial advisory services. The fees have been allocated to acquisition costs and the debt and equity securities issued in connection with the Acquisitions. The Agreements further provide that the Company shall pay Hicks Muse an annual fee of $1,750 for ten years of monitoring and oversight services, adjusted annually at the end of each fiscal year to an amount equal to .2% of the budgeted consolidated net sales of the Company, but in no event less than $1,750 annually.

     Pursuant to the Chips Merger, the Company assumed the $437,500 of Chips Loan Notes, and the Company entered into a Reimbursement Obligation which requires it to pay a portion of the principal and interest on the Chips Loan Notes in the event such notes are called. In April 1998, the holders of the Chips Loan Notes redeemed $152,188 of the Chips Loan Notes. As such, $118,250 of cash held by Bisto Fundings, Inc. was paid to the holders of the Chips Loan Notes. The remaining $33,938 was paid to the holders of the Chips Loan Notes by the Company. The Company's remaining portion of the Chips Loan Notes at December 31, 1999 is $285,312 (see Note 9).

21. EXTRAORDINARY ITEM

     During the year ended December 31, 1997, the Company recorded, as an extraordinary item, a one-time, non-cash write-off of deferred financing fees of approximately $7,796, net of income tax benefit of $4,332, related to deferred financing fees incurred on debt retired before maturity.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

22. EARNINGS PER SHARE

     Basic earnings per common share amounts are computed using the weighted average number of common shares outstanding during the year. Basic earnings per weighted average common share are computed as follows:

                                                                 YEARS ENDED DECEMBER 31,
                                                           ------------------------------------
                                                              1997         1998         1999
                                                           ----------   ----------   ----------
Loss before cumulative effect of a change in accounting
  principle and extraordinary item.......................  $ (312,863)  $  (80,646)  $ (701,852)
Plus paid-in-kind dividends and accretion on preferred
  stock..................................................      (3,298)      (3,735)      (4,240)
Less loss attributable to Class A common shareholders....      37,826        8,964       54,100
Less loss attributable to Class A Series II common
  shareholders...........................................          --          993       37,872
                                                           ----------   ----------   ----------
Loss available to common shareholders before cumulative
  effect of a change in accounting principle and
  extraordinary item.....................................  $ (278,335)  $  (74,424)  $ (614,120)
                                                           ==========   ==========   ==========
Basic weighted average common shares outstanding.........  26,507,409   48,205,838   62,123,268
                                                           ==========   ==========   ==========
Basic loss per weighted average common share before
  cumulative effect of a change in accounting principle
  and extraordinary item.................................  $   (10.50)  $    (1.54)  $    (9.89)
                                                           ==========   ==========   ==========
Basic net loss per weighted average common share.........  $   (10.76)  $    (1.54)  $   (10.14)
                                                           ==========   ==========   ==========

     Losses attributable to Class A and Class A Series II are calculated on a one to one basis using the weighted average shares outstanding before conversion as these classes have identical rights and privileges with respect to dividends and voting as the common shares.

     Diluted earnings per weighted average common share are computed as follows:

                                                                 YEARS ENDED DECEMBER 31,
                                                           ------------------------------------
                                                              1997         1998         1999
                                                           ----------   ----------   ----------
Loss before cumulative effect of a change in accounting
  principle and extraordinary item.......................  $ (312,863)  $  (80,646)  $ (701,852)
Plus paid-in-kind dividends and accretion on preferred
  stock..................................................      (3,298)      (3,735)      (4,240)
                                                           ----------   ----------   ----------
Loss available to common shareholders before cumulative
  effect of a change on accounting principle and
  extraordinary item.....................................  $ (316,161)  $  (84,381)  $ (706,092)
                                                           ==========   ==========   ==========
Weighted average common shares outstanding...............  26,507,409   48,205,838   62,123,268
Common shares assuming conversion of Class A and Class A
  Series II..............................................          --      463,690    5,115,190
                                                           ----------   ----------   ----------
Diluted weighted average common shares outstanding.......  26,507,409   48,669,528   67,238,458
                                                           ==========   ==========   ==========
Diluted loss per weighted average common share before
  cumulative effect of a change in accounting principle
  and extraordinary item.................................  $   (11.93)  $    (1.71)  $   (10.50)
                                                           ==========   ==========   ==========
Diluted net loss per weighted average common share.......  $   (12.22)  $    (1.71)  $   (10.77)
                                                           ==========   ==========   ==========

     Shares assumed in the conversion of Class A and Class A Series II are calculated on an as if converted basis using the formula set forth in the Company's Certificate of Incorporation, which yields a less than one to one ratio.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

     As a result of losses incurred for the years ended December 31, 1997, 1998, and 1999, the following potentially dilutive securities were not included in diluted earnings per share because their inclusion would be anti-dilutive:

                                                                  YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1997        1998        1999
                                                              ---------   ---------   ---------
Performance options.........................................  1,537,349   1,814,569   2,802,900
Stock options...............................................    867,501   1,125,835   2,460,000
Stock warrants..............................................         --          --     136,645

23. STOCK SPLIT

     On March 23, 2000, in connection with the initial public offering, the Company declared a reverse stock split and reclassified each 6 2/3 shares of class A common stock and class A series II common stock into one share of common stock. Each share of common stock was converted into 1/6 of a share of common stock. All share and per share data have been restated for the reverse split and reclassification.

24. SUBSEQUENT EVENTS

     In March 2000, the Company effected a transfer to the Company's existing stockholders of all of the capital stock of certain businesses ("NewCo") in Europe. NewCo consists primarily of the operations formerly conducted by Forward, Zincocelere, ISL and Viasystems Sweden. In consideration for the transfer, NewCo will deliver notes payable to the Company for approximately $124,000 in the aggregate, which will be classified as a component of shareholders' equity. Any difference at the date of transfer between net book value of NewCo ($(131,449) at December 31, 1999) and $124,000 will be accounted for as a reduction or increase to additional paid in capital. The notes will each have a 10 year term and bear interest at a rate of 9% per annum, payable in kind by the issuance of additional notes.

     On February 4, 2000, certain covenants of the Third Amended and Restated Credit Agreement were amended.

     In March 2000, the Company acquired all of the outstanding shares of Wirekraft Industries, Inc. (the "Wire Harness Business"), a wholly owned subsidiary of International Wire Group, Inc., an affiliate of Hicks, Muse, Tate & Furst Incorporated ("HMTF") (the "Wire Harness Acquisition") for a cash purchase price of $210,798. The Wire Harness Business manufactures and assembles wire harness products. The Wire Harness Acquisition occurred immediately prior to the Company's initial public offering. The Company and International Wire Group, Inc. are considered entities under common control. Accordingly, the acquisition has been accounted for on an "as if pooling basis," with the excess purchase price over book value acquired accounted for as a distribution to the Company's stockholders. Additionally, as the acquisition has been accounted for on an "as if pooling basis," the Company's consolidated financial statements have been restated

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES
to reflect the acquisition as if it occurred at the beginning of the first period presented. A reconciliation of the previously reported results for the years ended 1997, 1998 and 1999 is as follows:

                                                     1997         1998         1999
                                                   ---------   ----------   ----------
Net sales:
  As previously reported.........................  $ 795,289   $1,031,928   $1,102,324
  Wire Harness Business..........................    165,430      170,393      191,046
                                                   ---------   ----------   ----------
                                                   $ 960,719   $1,202,321   $1,293,370
                                                   =========   ==========   ==========
Net income (loss):
  As previously reported.........................  $(327,488)  $  (88,181)  $ (726,342)
  Wire Harness Business..........................      6,829        7,535        6,047
                                                   ---------   ----------   ----------
                                                   $(320,659)  $  (80,646)  $ (720,295)
                                                   =========   ==========   ==========

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                              DECEMBER 31,    JUNE 30,
                                                                  1999          2000
                                                              ------------   -----------
                                                                             (UNAUDITED)
                                         ASSETS

Current assets:
  Cash and cash equivalents.................................  $    22,839    $    22,445
  Accounts receivable, net..................................      236,455        275,526
  Inventories...............................................      176,125        193,947
  Prepaid expenses and other................................       51,010         54,004
                                                              -----------    -----------
          Total current assets..............................      486,429        545,922
Property, plant and equipment, net..........................      482,144        410,270
Intangibles and other assets, net...........................      340,653        373,691
                                                              -----------    -----------
          Total assets......................................  $ 1,309,226    $ 1,329,883
                                                              ===========    ===========

                         LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Current maturities of long-term obligations...............  $    27,851    $    21,024
  Accounts payable..........................................      187,632        176,593
  Accrued and other liabilities.............................      133,563         94,904
  Income taxes payable......................................       25,163         20,437
                                                              -----------    -----------
          Total current liabilities.........................      374,209        312,958
  Long-term obligations, less current maturities............    1,334,672        945,480
  Other long-term liabilities...............................       96,319         31,251
Preferred Stock:
  Series B preferred stock..................................       41,273         43,608
Stockholders' deficit:
  Common stock..............................................          780          1,338
  Class A common stock......................................           59             --
  Class A series II common stock............................           62             --
  Paid in capital...........................................      664,113      1,480,289
  Note due from affiliate...................................           --       (119,277)
  Accumulated deficit.......................................   (1,178,954)    (1,338,075)
  Treasury stock, at cost...................................         (162)          (162)
  Accumulated other comprehensive loss......................      (23,145)       (27,527)
                                                              -----------    -----------
          Total stockholders' deficit.......................     (537,247)        (3,414)
                                                              -----------    -----------
          Total liabilities and stockholders' deficit.......  $ 1,309,226    $ 1,329,883
                                                              ===========    ===========

     See accompanying notes to condensed consolidated financial statements.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                            AND COMPREHENSIVE INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                              --------------------
                                                                1999       2000
                                                              --------   ---------
Net sales...................................................  $622,525   $ 742,869
Operating expenses:
  Cost of goods sold........................................   463,787     572,699
  Selling, general and administrative (including one-time
     non-cash compensation charges of $104,351 in March
     2000)..................................................    54,192     166,471
  Depreciation..............................................    52,435      51,778
  Amortization..............................................    25,217      24,295
                                                              --------   ---------
Operating income (loss).....................................    26,894     (72,374)
Other expense (income):
  Interest expense..........................................    53,183      59,263
  Amortization of deferred financing costs..................     3,083       2,649
  Other, net................................................     1,566         647
                                                              --------   ---------
Income (loss) before income taxes and cumulative effect of a
  change in accounting principle and extraordinary item.....   (30,938)   (134,933)
Provision (benefit) for income taxes........................    (7,736)     (7,008)
                                                              --------   ---------
Net income (loss) before cumulative effect of a change in
  accounting principle and extraordinary item...............   (23,202)   (127,925)
Cumulative effect on prior years -- write-off of start-up
  costs, net of income tax benefit of $6,734................    18,443          --
Extraordinary item -- loss on early extinguishment of debt,
  net of income tax benefit of $0...........................        --      31,196
                                                              --------   ---------
Net income (loss)...........................................   (41,645)   (159,121)
Other comprehensive loss:
  Foreign currency translation adjustments..................   (38,633)     (4,382)
                                                              --------   ---------
Comprehensive loss..........................................  $(80,278)  $(163,503)
                                                              ========   =========
Basic income (loss) per weighted average common share:
  Before cumulative effect of a change in accounting
     principle and extraordinary item.......................  $   (.43)  $   (1.21)
  Cumulative effect.........................................      (.32)         --
  Extraordinary item........................................        --        (.29)
                                                              --------   ---------
          Net income (loss).................................  $   (.75)  $   (1.50)
                                                              ========   =========
Diluted income (loss) per weighted average common share:
  Before cumulative effect of a change in accounting
     principle and extraordinary item.......................  $   (.50)  $   (1.21)
  Cumulative effect.........................................      (.36)         --
  Extraordinary item........................................        --        (.29)
                                                              --------   ---------
          Net income (loss).................................  $   (.86)  $   (1.50)
                                                              ========   =========

     See accompanying notes to condensed consolidated financial statements.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                              --------------------
                                                                1999       2000
                                                              --------   ---------
Cash flows provided by (used in) operating activities:
  Net loss..................................................  $(41,645)  $(159,121)
  Adjustments to reconcile net loss to net cash from
     operating activities:
     Depreciation...........................................    52,435      51,778
     Amortization of intangibles............................    25,217      24,295
     Amortization of deferred financing costs...............     3,083       2,649
     Investment income earned from joint venture............        --        (543)
     Cumulative effect of a change in accounting
      principle -- write-off of start-up costs..............    25,177          --
     Non-cash compensation charges..........................        --     104,351
     Extraordinary item -- loss on early extinguishment of
      debt..................................................        --      31,196
     Deferred taxes.........................................      (469)     (7,008)
     Change in assets and liabilities, net of acquisitions:
       Accounts receivable, net.............................    (3,890)    (84,325)
       Inventories..........................................    (6,499)    (17,339)
       Prepaid expenses and other...........................    (3,023)     (8,709)
       Accounts payable and accrued and other liabilities...    (8,283)      2,765
       Income taxes payable.................................   (14,199)     (5,471)
                                                              --------   ---------
Net cash provided by (used in) operating activities.........    27,904     (65,482)
Cash flows used in investing activities:
  Acquisitions, net of cash acquired........................    (9,341)   (106,394)
  Purchase of the Wire Harness Business.....................        --    (210,798)
  Capital expenditures......................................   (50,677)    (62,621)
                                                              --------   ---------
Net cash used in investing activities.......................   (60,018)   (379,813)
Cash flows provided by (used in) financing activities:
  Equity proceeds (repurchases).............................       (27)    864,834
  Distribution to stockholders..............................        --     (16,213)
  Repayment of term loans outstanding under the Third
     Amended and Restated Credit Agreement, net of cash
     collateral.............................................   (16,000)   (346,262)
  Borrowings under the Credit Agreement.....................        --     150,000
  Net borrowings (repayments) of revolving loans under the
     Third Amended and Restated Credit Agreement............    48,199    (179,301)
  Net repayments of other long-term obligations.............    (9,020)     (9,548)
  Financing costs...........................................        --     (19,692)
  Net receipt from parent...................................     2,328          48
                                                              --------   ---------
Net cash provided by financing activities...................    25,480     443,866
Net effect of exchange rate changes on cash.................      (659)      1,035
                                                              --------   ---------
Net change in cash and cash equivalents.....................    (7,293)       (394)
Cash and cash equivalents -- beginning of the period........     9,335      22,839
                                                              --------   ---------
Cash and cash equivalents -- end of the period..............  $  2,042   $  22,445
                                                              ========   =========

     See accompanying notes to condensed consolidated financial statements.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

     UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The unaudited interim condensed consolidated financial statements of Viasystems Group, Inc. (the "Company") and its subsidiaries reflect all adjustments consisting only of normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of financial position and results of operations. The results for the six months ended June 30, 2000, are not necessarily indicative of the results that may be expected for a full fiscal year. These financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Form S-1 and other filings made with the Securities and Exchange Commission.

2. ACQUISITIONS

     In March 2000, the Company acquired all of the outstanding shares of Wirekraft Industries, Inc. (the "Wire Harness Business"), a wholly owned subsidiary of International Wire Group, Inc., an affiliate of Hicks, Muse, Tate & Furst Incorporated ("HMTF") (the "Wire Harness Acquisition") for a cash purchase price of $210,798. The Wire Harness Business manufactures and assembles wire harness products. The Wire Harness Acquisition occurred immediately prior to the Company's initial public offering. The Company and International Wire Group, Inc. are considered entities under common control. Accordingly, the acquisition has been accounted for on an "as if pooling basis," with the excess purchase price over book value acquired accounted for as a distribution to the Company's stockholders. Additionally, as the acquisition has been accounted for on an "as if pooling basis," the Company's condensed consolidated financial statements have been restated to reflect the acquisition as if it occurred at the beginning of the first period presented. A reconciliation of the previously reported results for the six months ended June 30, 1999 to the results reported herein:

                                                               SIX MONTHS
                                                                 ENDED
                                                                JUNE 30,
                                                                  1999
                                                              ------------
Net sales:
  As previously reported....................................    $520,385
  Wire Harness Business.....................................     102,140
                                                                --------
                                                                $622,525
                                                                ========
Net income (loss):
  As previously reported....................................    $(45,081)
  Wire Harness Business.....................................       3,436
                                                                --------
                                                                $(41,645)
                                                                ========

     In March 2000, the Company acquired Marconi Communications Inc.'s Network Components & Services European and China operations ("NC&S"), for a cash purchase price of approximately $115,000 (the "NC&S Acquisition"). Accordingly, the results of operations of NC&S since acquisition are included in the results of operations of the Company.

     The NC&S Acquisition has been accounted for using the purchase method of accounting whereby the total purchase price has been preliminarily allocated to the assets and liabilities based on their estimated respective fair values. The excess purchase price over fair values has been preliminarily allocated to goodwill and is being amortized over its estimated useful life of 20 years.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

     The total purchase price including fees and expenses has been preliminarily allocated to the acquired net assets as follows:

Current assets............................................  $ 71,321
  Property, plant and equipment...........................    19,868
  Goodwill................................................    66,091
  Other non-current assets................................    12,632
  Current liabilities.....................................   (51,951)
  Non-current liabilities.................................    (2,961)
                                                            --------
          Total...........................................  $115,000
                                                            ========

     In June 2000, the Company acquired Top Line Electronics Corporation ("Top Line") by issuing 1,580,768 shares of the Company's common stock (the "Top Line Acquisition"), preliminarily valued at $38,400. This is subject to adjustment based on (i) the performance of Top Line's business through July 31, 2000 and
(ii) the price of the Company's common stock. Top Line, located in San Jose, California, offers design and prototype services, PCB assembly, and full system assembly and testing. The acquisition was accounted for using the purchase method of accounting and, accordingly, the results of operations of Top Line since acquisition are included in the results of operations of the Company. The excess purchase price over fair values has been preliminarily allocated to goodwill and is being amortized over its estimated useful life of 20 years.

     Included below is unaudited pro forma financial data setting forth condensed results of operations of the Company for the six months ended June 30, 1999 and 2000, as though the NC&S and Top Line acquisitions had occurred at January 1, 1999.

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                              --------------------
                                                                1999       2000
                                                              --------   ---------
Net sales...................................................  $727,728   $ 834,684
Net income (loss) before extraordinary item.................   (52,596)   (126,042)
Net income (loss)...........................................   (52,596)   (157,238)
Basic net income (loss) per share...........................  $   (.94)  $   (1.48)
Diluted net income (loss) per share.........................  $  (1.08)  $   (1.48)

3. INVENTORIES

     The composition of inventories at June 30, 2000, is as follows:

Raw materials.............................................  $ 82,769
Work-in-process...........................................    43,593
Finished goods............................................    67,585
                                                            --------
          Total...........................................  $193,947
                                                            ========

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

4. LONG-TERM OBLIGATIONS

     The composition of long-term obligations at June 30, 2000, is as follows:

Credit Agreement:
  Term facilities, net of cash collateral...................  $150,000
Senior Subordinated Notes due 2007..........................   400,000
Series B Senior Subordinated Notes due 2007.................   100,000
Series B Senior Subordinated Notes due 2007, premium........     3,664
Chips Loan Notes............................................   285,312
Other debt..................................................    27,528
                                                              --------
                                                               966,504
Less: current maturities....................................    21,024
                                                              --------
                                                              $945,480
                                                              ========

     The Company used a portion of the proceeds from the initial public offering to repay all amounts due under the Third Amended and Restated Credit Agreement. At which time, the Company as guarantor, and certain subsidiaries, as borrowers, entered into a new senior credit agreement (the "Credit Agreement"). The Credit Agreement provides for (i) a $300,000 term loan facility consisting of (a) a $150,000 term loan (the "Term Loan B") and (b) a second $150,000 term loan (the "Chips Term Loan B"), (ii) $153,100 term loan facility (the "Chips Term Loan A" together with the Chips Term Loan B, the "Chips Term Loan") and (iii) a $175,000 revolving loan (the "Revolver"). The Chips Term Loan is an unfunded term loan facility that may be drawn upon by the Company so that it may satisfy the loan notes issued in connection with the acquisition of Interconnection Systems (Holdings) Limited ("ISL") (the "Chips Loan Notes"). Borrowings under the Credit Agreement are collateralized by first priority mortgages and liens on substantially all of the material assets of the Company and its subsidiaries.

     At June 30, 2000, the Company had $150,000 outstanding under the Term Loan B and $150,000 under the Chips Term Loan B. The $150,000 outstanding under the Chips Term Loan B has been fully cash collateralized. At June 30, 2000, the Company had no borrowings outstanding under the Revolver.

5. EXTRAORDINARY ITEM

     During the six months ended June 30, 2000, the Company recorded, as an extraordinary item, a one-time, non-cash write-off of deferred financing fees of approximately $31,196 (net of income tax benefit of $0) related to deferred financing fees incurred on debt under the old credit agreement retired before maturity with proceeds from the initial public offering.

6. NON-CASH COMPENSATION EXPENSE AND OTHER CHARGES

     In connection with the initial public offering, the Company amended the terms of the performance stock options held by members of management that eliminated the exercisability restrictions and variable exercise price terms. The amended performance options have a fixed exercise price and are immediately exercisable. As a result of these amendments, the Company recorded a one-time non-cash compensation expense charge of approximately $33,635 during the three months ended March 31, 2000.

     Also in connection with the initial public offering, the Company reclassified each 6 2/3 shares of class A common stock and class A series II common stock into one share of common stock. This reclassification eliminated the variable terms of the class A and class A series II common stock and resulted in a one-time non-cash compensation expense charge of approximately $62,945 recorded during the six months ended June 30, 2000.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

     Additionally, in connection with the initial public offering, the Company terminated the monitoring and oversight agreement and financial advisory agreement with an affiliate of HMTF. As consideration for HMTF's willingness to agree to such termination, the Company granted to an affiliate of HMTF and partners of HMTF options to purchase an aggregate 2,134,000 shares of the Company's common stock at an exercise price equal to $21.00 per share. The option grant resulted in a net one-time non-cash compensation expense charge of approximately $7,771 recorded during the three months ended March 31, 2000.

7. BUSINESS SEGMENT INFORMATION

     The Company adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," during fiscal year 1999. The Company's chief operating decision-maker is the President/Chief Operating Officer. Based on the evaluation of financial information by the President/Chief Operating Officer, the Company operates in one business segment -- the manufacture, testing, design and servicing of a full spectrum of PCBs, custom backpanel interconnect devices, wire harness and cable assemblies and electronic assembly services.

     Pertinent financial data by major geographic segments is as follows:

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                               -------------------
                                                                 1999       2000
                                                               --------   --------
Net sales:
  North America.............................................   $398,605   $435,594
  Europe....................................................    229,895    203,388
  Asia......................................................         --    113,660
  Eliminations..............................................     (5,975)    (9,773)
                                                               --------   --------
          Total.............................................   $622,525   $742,869
                                                               ========   ========
Operating income (loss):
  North America.............................................   $ 53,177   $(79,439)
  Europe....................................................    (26,283)    (6,219)
  Asia......................................................         --     13,284
  Eliminations..............................................         --         --
                                                               --------   --------
          Total.............................................   $ 26,894   $(72,374)
                                                               ========   ========

8. INITIAL PUBLIC OFFERING

     On March 24, 2000, the Company completed an initial public offering of 44,000,000 shares of common stock at $21.00 per share with net proceeds of $873,180. The Company used the proceeds from the offering to fund the acquisition of the Wire Harness Business, to repay amounts outstanding under the Third Amended and Restated Credit Agreement and for general corporate purposes.

9. TRANSFER TO STOCKHOLDERS

     On March 29, 2000, the Company effected a transfer to European PCB Group (Caymans) Limited ("NewCo"), a company owned by certain of the Company's stockholders, of all the capital stock of certain businesses in Europe. As a result, NewCo consists primarily of the operations formerly conducted by Forward Group Plc ("Forward"), Zincocelere S.p.A. ("Zincocelere"), ISL and the PCB production facility of Ericsson Telecom AB ("Viasystems Sweden" or the "Ericsson Facility"). In consideration for the transfer, NewCo delivered notes payable to the Company for approximately $124,000 in the aggregate, which have been classified as a component of stockholders' equity. The notes each have a 10-year term and bear interest at

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES
a rate of 9% per annum, payable in kind by the issuance of additional notes. The net assets transferred totaled $97,141, net of cash.

10. STOCK SPLIT

     On March 23, 2000, in connection with the initial public offering, the Company declared a reverse stock split and reclassified each 6 2/3 shares of class A common stock and class A series II common stock into one share of common stock. Each share of common stock was converted into 1/6 of a share of common stock. All share and per share data have been restated for the reverse split and reclassification.

11. EARNINGS PER SHARE

     Basic earnings per common share amounts are computed using the weighted average number of common shares outstanding during the period. Basic earnings per weighted average common share are computed as follows:

                                             THREE MONTHS ENDED            SIX MONTHS ENDED
                                                  JUNE 30,                     JUNE 30,
                                         --------------------------   --------------------------
                                            1999           2000          1999           2000
                                         -----------   ------------   -----------   ------------
Income (loss) before cumulative effect
  of a change in accounting principle
  and extraordinary item...............  $    (8,614)  $      2,784   $   (23,202)  $   (127,925)
Plus paid-in-kind dividends and
  accretion on preferred stock.........       (1,043)        (1,187)       (2,053)        (2,335)
Less loss attributable to class A
  common shareholders..................          897             --         2,438             --
Less loss attributable to class A
  series II common shareholders........          370             --           966             --
                                         -----------   ------------   -----------   ------------
Income (loss) available to common
  shareholders before cumulative effect
  of a change in accounting principle
  and extraordinary item...............  $    (8,390)  $      1,597   $   (21,851)  $   (130,260)
                                         ===========   ============   ===========   ============
Basic weighted average common shares
  outstanding..........................   50,645,497    132,530,467    50,531,592    107,649,703
Basic income (loss) per weighted
  average common share before
  cumulative effect of a change in
  accounting principle and
  extraordinary item...................  $      (.17)  $        .01   $      (.43)  $      (1.21)
                                         ===========   ============   ===========   ============
Basic net income (loss) per weighted
  average common share.................  $      (.17)  $        .01   $      (.75)  $      (1.50)
                                         ===========   ============   ===========   ============

     Losses attributable to class A and class A series II common stock are calculated on a one to one basis using the weighted average shares outstanding before conversion as these classes have identical rights and privileges with respect to dividends and voting as the common shares.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

     Diluted earnings per weighted average common share are computed as follows:

                                                                    SIX MONTHS ENDED
                                                                        JUNE 30,
                                                               --------------------------
                                                                  1999           2000
                                                               -----------   ------------
Income (loss) before cumulative effect of a change in
  accounting principle and extraordinary item...............   $   (23,202)  $   (127,925)
Plus paid-in-kind dividends and accretion on preferred
  stock.....................................................        (2,053)        (2,335)
                                                               -----------   ------------
Income (loss) available to common shareholders before
  cumulative effect of a change in accounting principle and
  extraordinary item........................................       (25,255)      (130,260)
                                                               ===========   ============
Weighted average common shares outstanding..................    50,531,592    107,649,703
Common shares assuming conversion of class A and class A
  series II.................................................       223,403             --
                                                               -----------   ------------
Diluted weighted average common shares outstanding..........    50,754,995    107,649,703
Diluted income (loss) per weighted average common share
  before cumulative effect of a change in accounting
  principle and extraordinary item..........................   $      (.50)  $      (1.21)
                                                               ===========   ============
Diluted net income (loss) per weighted average common
  share.....................................................   $      (.86)  $      (1.50)
                                                               ===========   ============

     Shares assumed in the conversion of class A and class A series II common stock are calculated on an as if converted basis using the formula set forth in the Company's Certificate of Incorporation, which yields a less than one to one ratio.

     As a result of losses incurred for the three and six months ended June 30, 1999 and the six months ended June 30, 2000, the following potentially dilutive securities were not included in diluted earnings per share because their inclusion would be anti-dilutive:

                                                                1999        2000
                                                              ---------   ---------
Performance options.........................................  2,802,900          --
Stock options...............................................  1,102,996   5,041,925
Stock warrants..............................................    136,645     136,645

12. NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133, as amended by SFAS No. 138, establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allow a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. The Company has not yet quantified the impacts of adopting SFAS No. 133 on its consolidated financial statements nor has it determined the timing or method of its adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility in earnings and other comprehensive income.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of Termbray Industries International (Holdings)
Limited.

     We have audited the accompanying combined balance sheet of the Printed Circuit Board Division of Termbray Industries International (Holdings) Limited ("PCB Division") as of 31st March 1999 and the related combined statements of income, of cash flows and of changes in divisional equity for the year ended 31st March 1999, all expressed in Hong Kong Dollars. These combined financial statements are the responsibility of the management of the PCB Division. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in Hong Kong, which are substantially similar, in all material respects, to those generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements audited by us present fairly, in all material respects, the financial position of the PCB Division at 31st March 1999, and the results of its operations and cash flows for the year ended 31st March 1999, in conformity with accounting principles generally accepted in Hong Kong.

     Accounting principles generally accepted in Hong Kong vary in certain significant respects from accounting principles generally accepted in the United States. The application of the latter would have affected the determination of the combined net income expressed in Hong Kong Dollars for the year ended 31st March 1999 and the determination of combined divisional equity also expressed in Hong Kong Dollars at 31st March 1999 to the extent summarised in note 18 to the combined financial statements.

PricewaterhouseCoopers
Certified Public Accountants

Hong Kong, 24th September 1999

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

                          COMBINED STATEMENT OF INCOME
                             (AMOUNTS IN THOUSANDS)

                                                                     YEAR ENDED
                                                                     31ST MARCH
                                                                        1999
                                                              NOTE      HK$
                                                              ----   ----------
Net sales...................................................   3     1,341,199
Cost of inventories sold....................................          (934,387)
                                                                     ---------
Gross profit................................................           406,812
Operating expenses
  Salaries and related costs................................           (35,278)
  Sales and marketing expenses..............................           (31,259)
  General and administrative expenses.......................           (65,731)
                                                                     ---------
Income from operations......................................           274,544
Bank interest income........................................             4,607
Interest expense............................................           (28,577)
Other non-operating income..................................            19,592
                                                                     ---------
Income before taxation......................................   4       270,166
Provision for income taxes..................................   5       (23,616)
                                                                     ---------
Net income..................................................           246,550
                                                                     =========

    The accompanying notes are an integral part of these combined financial statements.

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

                             COMBINED BALANCE SHEET
                             (AMOUNTS IN THOUSANDS)

                                     ASSETS

                                                                     31ST MARCH
                                                                        1999
                                                              NOTE      HK$
                                                              ----   ----------
Current assets
  Cash and cash equivalents.................................            65,808
  Trade accounts receivable, net............................           206,085
  Inventories, net..........................................    7      185,759
  Prepaid expenses and other assets.........................            58,546
  Due from former related companies.........................    8      174,099
                                                                     ---------
          Total current assets..............................           690,297
          Fixed assets, net.................................    9      799,032
                                                                     ---------
          Total assets......................................         1,489,329
                                                                     =========

                       LIABILITIES AND DIVISIONAL EQUITY
Current liabilities
  Trade accounts payable....................................           133,780
  Bills payable.............................................            24,528
  Other liabilities and accrued charges.....................            44,059
  Current portion of long-term liabilities..................   10      103,787
  Bank loans and overdrafts.................................            42,024
  Income taxes payable......................................             5,943
                                                                     ---------
          Total current liabilities.........................           354,121
Long-term liabilities
  Long-term loans, net of current portion...................   10       34,899
  Deferred taxation.........................................   11       22,503
                                                                     ---------
          Total liabilities.................................           411,523
Shareholders' equity
  Divisional capital........................................   12       15,020
  Retained profits..........................................   13    1,062,786
                                                                     ---------
          Total divisional equity...........................         1,077,806
                                                                     ---------
          Total liabilities and divisional equity...........         1,489,329
                                                                     =========

    The accompanying notes are an integral part of these combined financial statements.

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

               COMBINED STATEMENT OF CHANGES IN DIVISIONAL EQUITY
                (AMOUNTS IN THOUSANDS, EXCEPT NUMBER OF SHARES)

                                  ORDINARY SHARES        NON-VOTING DEFERRED SHARES
                             -------------------------   ---------------------------
                              NUMBER OF                   NUMBER OF                                  TOTAL
                               SHARES        AMOUNT         SHARES         AMOUNT      RETAINED    DIVISIONAL
                             OUTSTANDING   OUTSTANDING   OUTSTANDING    OUTSTANDING     PROFITS      EQUITY
                             -----------   -----------   ------------   ------------   ---------   ----------
                                               HK$                          HK$           HK$         HK$
Balance at 1st April
  1998.....................   1,020,007      10,020         50,002         5,000         816,236     831,256
Net income.................          --          --             --            --         246,550     246,550
                              ---------      ------         ------         -----       ---------   ---------
Balance at 31st March
  1999.....................   1,020,007      10,020         50,002         5,000       1,062,786   1,077,806
                              =========      ======         ======         =====       =========   =========

    The accompanying notes are an integral part of these combined financial statements.

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

                        COMBINED STATEMENT OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                               YEAR ENDED
                                                               31ST MARCH
                                                                  1999
                                                                  HK$
                                                               ----------
Cash flows from operating activities
  Income before taxation....................................     270,166
  Depreciation of owned fixed assets........................      66,473
  Depreciation of leased fixed assets.......................      14,008
  Interest expense..........................................      20,588
  Interest element of finance lease rental payments.........       7,990
  Interest income...........................................      (4,607)
  Amortisation of pre-operating expenses....................       1,194
  Loss on disposal of fixed assets..........................         194
  Decrease in inventories...................................      56,042
  Decrease in trade receivables, prepaid expenses and other
     assets.................................................      32,853
  Decrease in trade accounts and bills payable, other
     liabilities and accrued charges........................     (54,740)
                                                                --------
Net cash inflow from operating activities...................     410,161
                                                                --------
Returns on investments and servicing of finance
  Interest received.........................................       4,607
  Interest paid.............................................     (20,588)
  Interest element of finance lease rental payments.........      (7,990)
                                                                --------
Net cash outflow from returns on investments and servicing
  of finance................................................     (23,971)
Taxation
Hong Kong profits tax paid..................................     (18,186)
                                                                --------
Taxation paid...............................................     (18,186)
                                                                --------
Investing activities
Purchase of fixed assets....................................     (46,236)
  Proceeds from sale of fixed assets........................       1,974
                                                                --------
Net cash outflow from investing activities..................     (44,262)
                                                                --------
Net cash inflow before financing............................     323,742
                                                                --------
Financing
  Repayment of bank loans...................................    (211,662)
  Capital element of finance lease rental payments..........     (51,919)
  Advances to former related companies......................     (56,415)
                                                                --------
Net cash outflow from financing.............................    (319,996)
                                                                --------

    The accompanying notes are an integral part of these combined financial statements.

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

                COMBINED STATEMENT OF CASH FLOWS -- (CONTINUED)
                             (AMOUNTS IN THOUSANDS)

                                                               YEAR ENDED
                                                               31ST MARCH
                                                                  1999
                                                               ----------
Net cash outflow from financing.............................    (319,996)
                                                                --------
Increase in cash and cash equivalents.......................       3,746
Cash and cash equivalents at beginning of the year..........      20,038
                                                                --------
Cash and cash equivalents at end of the year................      23,784
                                                                ========
Analysis of the balances of cash and cash equivalents
  Cash on hand and demand deposits with banks...............      65,808
  Bank loans and overdrafts.................................     (42,024)
                                                                --------
                                                                  23,784
                                                                ========

     Supplemental cash flows information:

                                                                           OBLIGATIONS UNDER
                                                         LONG TERM LOANS    FINANCE LEASES
                                                             HK$'000            HK$'000
                                                         ---------------   -----------------
Analysis of changes in financing during the year
  Balance as at 1st April 1998.........................      283,448            118,819
  Repayment during the year............................     (211,662)           (51,919)
                                                            --------            -------
  Balance as at 31st March 1999........................       71,786             66,900
                                                            ========            =======

The statement of cash flows is prepared in accordance with Hong Kong Statement of Standard Accounting Practice 15 "Cash Flow Statements" which differs in certain respects from U.S. Statement of Financial Accounting Standard 95 ("SFAS 95") "Statement of Cash Flows." The principal differences are explained in note 18.

    The accompanying notes are an integral part of these combined financial statements.

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

                   NOTES TO THE COMBINED FINANCIAL STATEMENTS
                (AMOUNTS IN THOUSANDS, UNLESS OTHERWISE STATED)

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

     The Printed Circuit Board Division of Termbray Industries International (Holdings) Limited (the "PCB Division") manufactures and sells laminates, prepreg products and printed circuit boards. The combined financial statements of the PCB Division for the year ended 31st March 1999 include the following former subsidiaries (the "PCB subsidiaries") of Termbray Industries International (Holdings) Limited ("Termbray"), all of which are private companies (or, if incorporated outside Hong Kong, have substantially the same characteristics as a private company):

                                                         PARTICULARS OF
                                   PLACE OF                REGISTERED
                                INCORPORATION/           CAPITAL/ISSUED
NAME OF COMPANY                    OPERATION             SHARE CAPITAL        PRINCIPAL ACTIVITIES
---------------                 --------------           --------------       --------------------
Guangzhou Kalex Laminate     The People's Republic   Registered capital of    Dormant
  Company Limited (iii)        of China                US$28,500,000
Guangzhou Termbray           The People's Republic   Registered capital of    Manufacture and sales
  Electronics Technology       of China                US$28,500,000            of mass lamination
  Company Limited (ii)                                                          and prepreg
                                                                                products
Guangzhou Termbray Circuit   The People's Republic   Registered capital of    Manufacture and sales
  Board Company Limited        of China                US$28,500,000            of printed circuit
  (iv)                                                                          boards
Kalex Circuit Board (Hong    Hong Kong               1,000,000 ordinary       Dormant
  Kong) Limited                                        shares of HK$10 each
Kalex Circuit Board (China)  Hong Kong/The           2 ordinary shares of     Manufacture and sales
  Limited                      People's Republic       HK$100 each and          of printed circuit
                               of China                50,000 non-voting        boards and
                                                       deferred shares of       investment holding
                                                       HK$100 each
Kalex Circuit Board          Hong Kong/The           600,000 ordinary         Manufacture and sales
  (Guangzhou) Limited (i)      People's Republic       shares of US$1 each      of printed circuit
                               of China                                         boards and
                                                                                investment holding
Kalex Multi-Layer Printed    Hong Kong               2 ordinary shares of     Dormant
  Circuit Board Company                                HK$1 each
  Limited (ii)
Kalex Printed Circuit Board  Hong Kong               10,000 ordinary shares   Marketing and sales
  Limited                                              of HK$1 each             of printed circuit
                                                                                boards
Lee Lap & Sons Limited       Hong Kong/The           2 ordinary shares of     Manufacture and sales
                               People's Republic       HK$1 each and 2          of printed circuit
                               of China                non-voting deferred      boards
                                                       shares of HK$1 each

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                                                         PARTICULARS OF
                                   PLACE OF                REGISTERED
                                INCORPORATION/           CAPITAL/ISSUED
NAME OF COMPANY                    OPERATION             SHARE CAPITAL        PRINCIPAL ACTIVITIES
---------------                 --------------           --------------       --------------------
Termbray Circuit Board       Hong Kong               2 ordinary shares of     Investment holding
  Company Limited                                      HK$1 each
Termbray Laminate Company    Hong Kong/The           10,000 ordinary shares   Manufacture and sales
  Limited                      People's Republic       of HK$1 each             of mass lamination
                               of China                                         and prepreg
                                                                                products
Termbray Property (B.V.I.)   The British Virgin      1 ordinary share of      Property investment
  Limited                      Islands                 US$1

------------

(i)  Directly held by Termbray Circuit Board Company Limited

(ii) Directly held by Kalex Circuit Board (China) Limited

(iii)Directly held by Termbray Laminate Company Limited

(iv) Indirectly held by Termbray Circuit Board Company Limited through Kalex Circuit Board (Guangzhou) Limited

100% of the equity interest, direct or indirect, of the above companies is attributable to the PCB Division.

     The combined financial statements have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission of the United States (the "SEC") for inclusion in a registration statement of public filing in the United States by Viasystems, Inc. They have been prepared on a historical cost basis from the books and records of these subsidiaries on the basis of established accounting methods, practices, procedures and policies (see Note 2) and the accounting judgments and estimation methodologies used by the management of the PCB Division.

     The combined financial statements do not represent the combination of Hong Kong statutory financial statements of the PCB subsidiaries as certain reclassifications and changes in presentation have been made to the financial statements in order to conform more closely to presentations customary in filings with the SEC.

     The combined financial statements have been prepared in accordance with generally accepted accounting principles in Hong Kong and with accounting standards issued by the Hong Kong Society of Accountants ("HKGAAP"). These principles differ in certain significant respects from generally accepted accounting principles in the United States of America ("USGAAP"). The effect of these differences on net income and divisional equity is summarised in Note 18.

     The combined statement of income includes all items of revenue and income generated by the PCB Division, all items of expense directly incurred by it and certain corporate expenses allocated from a subsidiary of Termbray outside the PCB Division in the normal course of business. For additional information concerning expenses allocated by the subsidiary of Termbray to the PCB Division, see Note 16.

     The debt of the PCB Division consists of obligations that are specifically identifiable with associated capital expenditures of the PCB Division. No other debt of Termbray (or related interest expense) has been allocated to the Division. Because of the special purpose of the PCB Division's combined financial statements and the significant related party transactions (as described in Note 16), these combined financial statements may not necessarily be indicative of the combined financial position, results of its operations or cash flows that would have resulted if the Division had been operated as a separate entity. Management believes that the

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

accounting judgments, estimations and allocations made in preparing these combined financial statements were reasonable.

     All amounts are expressed in Hong Kong Dollars. Unless indicated otherwise, amounts in Hong Kong Dollars have been rounded to the nearest thousand.

2. PRINCIPAL ACCOUNTING POLICIES

     (a) BASIS OF COMBINATION

       (i) The combined financial statements of the PCB Division include the financial statements of the PCB subsidiaries as mentioned in Note 1 for the year ended 31st March 1999. All material intercompany accounts and transactions among the companies included in the PCB Division have been eliminated on combination.

      (ii) Goodwill on consolidation or acquisition of a business, which represents the excess of the cost of investment over the fair value ascribed to the net underlying assets acquired, is charged against reserves to the extent that such reserves are available and any excess is charged against the statement of income in the year of acquisition.

     (b) FIXED ASSETS AND DEPRECIATION

     The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to its present working condition and location for its intended use. Expenditure incurred after the assets have been put into operation, such as repairs and maintenance and overhaul costs, is normally charged to the statement of income in the period in which it is incurred. In situations where it can be clearly demonstrated that the expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the assets, the expenditure is capitalised as an additional cost of the assets.

       (i) Leasehold land, buildings and improvements

           Leasehold land, buildings and improvements are stated at cost less accumulated amortization or depreciation and any provisions required to reflect recoverable amount.

      (ii) Amortization of leasehold land

           Amortization of leasehold land is calculated to write off its cost on the straight line basis over the unexpired period of the lease. Leasehold land is not amortised until such land has been put into operation.

      (iii) Depreciation of leasehold buildings and improvements

            Depreciation of leasehold buildings and improvements is calculated to write off their costs on the straight line basis over the unexpired periods of the leases or their expected useful lives, whichever is shorter. The principal annual rates used for this purpose are:

         Leasehold buildings      4% or over the unexpired term of the land leases,
                                  whichever is shorter
         Leasehold improvements   10 - 25%

      (iv) Other tangible fixed assets

           Other tangible fixed assets are stated at cost less accumulated depreciation except machinery and equipment acquired before 31st March 1987 which are stated at valuation less accumulated

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

           depreciation. No depreciation is provided on fixed assets under construction until the assets are put into operation. Depreciation on other tangible fixed assets is calculated to write off their costs on the straight line basis over their expected useful lives. The principal annual rates used for this purpose are:

         Plant and machinery.........................................    10-25%
         Furniture, fixtures and office equipment....................    10-25%
         Moulds, tools, equipment and motor vehicles.................    10-25%

           Advantage has been taken of the transitional relief provided by paragraph 72 of Statement of Standard Accounting Practice 17 "Property, plant and equipment" issued by the Hong Kong Society of Accountants from the requirement to make regular revaluations of the PCB Division's machinery and equipment, which had been carried at revalued amounts prior to 30th September, 1995, and accordingly no further revaluation of such machinery and equipment is carried out.

           A decrease in net carrying amount of an asset arising on revaluation is charged to the statement of income to the extent that it exceeds the surplus, if any, held in revaluation reserve relating to previous revaluation of that particular asset.

       (v) Impairment of fixed assets and other long lived assets

           The carrying amounts of fixed assets are reviewed regularly to assess whether their recoverable amounts have declined below their carrying amounts, based on non-discounted future cash flows. When such a decline has occurred, their carrying amounts are reduced to their recoverable amounts. Recoverable amount is the amount which management expects to recover from the future use of the asset, including its residual value on disposal. The amount of any reduction to recoverable amount is charged to the statement of income.

           For purposes of the reconciliation of the PCB Division's financial statements to US GAAP, where the recoverable amount of fixed and other long lived assets is less than carrying value, an impairment loss is recognized to write the assets down to their fair value. No such impairment losses were required in the year ended 31st March 1999.

      (vi) Costs of restoring and improving fixed assets

           Major costs incurred in restoring fixed assets to their normal working conditions are charged to the statement of income. Improvements are capitalized and depreciated over their expected useful lives.

      (vii) Gain or loss on disposal of fixed assets

            The gain or loss arising on disposal or retirement of an asset is determined as the difference between the sale proceeds and the carrying amount of the asset and is recognised in the statement of income. On disposal of a revalued asset, the attributable revaluation surplus not dealt with in retained profits in prior years is transferred directly to retained profits.

     (viii) Leased assets

            Where assets are acquired through finance leases or hire purchase contracts under which substantially all the risks and rewards of ownership, other than legal title, are transferred to the company, the assets are treated as if they had been purchased. An amount equivalent to the cost is recorded as a fixed asset. The corresponding lease commitments are shown as obligations under finance leases and hire purchase contracts. Payments to the lessor are treated as consisting of capital and interest elements. The interest element is charged to the statement of income using the

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

            straight line method over the period of the lease. Assets held under finance leases or hire purchase contracts are depreciated over the shorter of lease periods or their estimated useful lives as in (iv) above.

            US GAAP requires interest on finance leases to be recognized so as to ensure a constant periodic rate of interest on the remaining balance of the obligation (the "interest method"). The difference between the straight line method used by the company and the interest method is not material.

            All other leases are accounted for as operating leases (see note (h) below).

     (c) INVENTORIES

     Inventories are stated at the lower of cost and net realisable value. Cost, which comprises all costs of purchase and, where applicable, costs of conversion and other costs that have been incurred in bringing the raw material and work in progress to their present location and condition, is calculated using the first-in, first-out method. Net realisable value of finished goods represents the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.

     Consumable stores are stated at purchase cost less amount allocated to production costs when such assets are consumed.

     (d) FOREIGN CURRENCIES

     Transactions in foreign currencies are translated into Hong Kong dollars at the rates of exchange ruling at the transaction dates. Monetary assets and liabilities denominated in currencies other than Hong Kong dollars are re-translated into Hong Kong dollars at the rates of exchange ruling at the balance sheet date. Exchange difference arising are dealt with in the statement of income.

     (e) DEFERRED TAXATION

     Deferred taxation is accounted for at the current taxation rate in respect of timing differences between profit as computed for taxation purposes and profit as stated in the accounts to the extent that a liability or an asset is expected to be payable or receivable in the foreseeable future. In determining whether a liability is expected to be payable in the foreseeable future the company assesses the effect of its capital expenditure and other plans. If these plans indicate that sufficient accelerated tax allowances will be available to offset the effect of the reversal of timing differences a deferred tax liability is not established for such timing differences, in accordance with the requirements of HKGAAP.

     (f) CAPITALISATION OF BORROWING COSTS

     Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, i.e. assets that necessarily take a substantial period of time to get ready for their intended use or sale, are capitalised as part of the cost of those assets. Capitalisation of such borrowing costs ceases when the assets are substantially ready for their intended use or sale.

     (g) USE OF ESTIMATES

     The preparation of combined financial statements in conformity with HKGAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses reported during the period. Actual results could differ from these estimates.

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     (h) OPERATING LEASES

     Rentals payable under operating leases, where substantially all the risks and rewards of ownership of the assets remain with the lessors, are charged to the statement of income on a straight line basis over the term of the relevant lease.

     (i) CASH AND CASH EQUIVALENTS

     Cash and cash equivalents represent short term highly liquid investments which are readily convertible into known amount of cash were within three months of maturity when acquired; less advances from banks repayable within three months from the date of the advance.

     (j) REVENUE RECOGNITION

     Income from processing services is recognised when the relevant services are rendered.

     Sales of goods are recognised when the goods are delivered and title has passed.

     Interest income from bank deposits is accrued on a time proportion basis, by reference to the principal outstanding and at the interest rate applicable.

3. NET SALES

     Net sales represents invoiced value of inventories sold less returns.

4. INCOME BEFORE TAXATION

                                                                1999
                                                                 HK$
                                                               -------
Income before taxation is stated after crediting and
  charging the following :
  Crediting
     Exchange gain..........................................     6,321
     Interest income from bank deposits.....................     4,607
                                                               =======
  Charging
     Cost of inventories sold...............................   934,387
     Depreciation:
       Owned fixed assets...................................    66,473
       Leased fixed assets..................................    14,008
     Operating leases
       Land and buildings...................................       932
       Hire of plant & machinery............................        65
     Interest expense comprises:
       Interest expense on bank loans and overdrafts........    20,588
       Interest element of finance lease rental payments....     7,990
                                                               =======

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

5. PROVISION FOR INCOME TAXES

                                                                1999
                                                                 HK$
                                                               -------
Hong Kong profits tax.......................................    17,310
Overseas taxation...........................................     2,375
                                                               -------
                                                                19,685
                                                               -------
Deferred tax (note 11)......................................     3,931
                                                               -------
                                                                23,616
                                                               =======

     Hong Kong profits tax has been provided at the rate of 16.0% (1998: 16.5%) on the estimated assessable profit for the year. Taxation on overseas profits has been calculated on the estimated assessable profit for the year at the rates of taxation prevailing in the countries in which the PCB Division operates.

6. TRADE ACCOUNTS RECEIVABLE, NET

                                                                1999
                                                                 HK$
                                                               -------
Trade accounts receivable...................................   213,985
Less: provision for doubtful debts..........................    (7,900)
                                                               -------
                                                               206,085
                                                               =======

7. INVENTORIES, NET

                                                                1999
                                                                 HK$
                                                               -------
Inventories, net at 31st March 1999 consisted of the
  following:
  Raw materials and supplies................................    71,999
  Work in progress and finished goods.......................    80,844
  Consumable stores.........................................    32,916
                                                               -------
                                                               185,759
                                                               =======

     Included in inventories, net at 31st March 1999 was an amount of HK$1,520 carried at net realisable value after making a provision for obsolete inventories of HK$3,256.

8. DUE FROM FORMER RELATED COMPANIES

     The amounts due from former related companies represent advances made to certain subsidiaries of Termbray Industries International (Holdings) Limited outside the PCB Division in order to finance the daily operations of these companies. The amounts due from these former related companies are unsecured, interest free and have no fixed terms of repayment.

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

9. FIXED ASSETS

                                                             LAND AND
                                               LAND AND      BUILDINGS      FACTORIES,
                                               BUILDINGS    HELD UNDER    STAFF QUARTERS
                                              HELD UNDER    MEDIUM TERM        AND
                                              MEDIUM TERM     LEASES        MACHINERY
                                               LEASES IN      OUTSIDE         UNDER         LEASEHOLD
                                               HONG KONG     HONG KONG     CONSTRUCTION    IMPROVEMENTS
                                                  HK$           HK$            HK$             HK$
                                              -----------   -----------   --------------   ------------
Cost or valuation
  At 1st April 1998.........................    37,413        229,568         61,417         101,379
  Additions.................................        --          3,821         11,354             263
  Reclassification..........................        --             --        (17,545)          4,452
  Disposals.................................        --             --             --            (340)
                                                ------        -------        -------         -------
  At 31st March 1999........................    37,413        233,389         55,226         105,754
                                                ------        -------        -------         -------
Accumulated depreciation
  At 1st April 1998.........................     3,061         10,648             --          42,777
  Charge for the year.......................       935          3,673             --           8,059
  Disposals.................................        --             --             --              --
                                                ------        -------        -------         -------
  At 31st March 1999........................     3,996         14,321             --          50,836
                                                ------        -------        -------         -------
Net book value
  At 31st March 1999........................    33,417        219,068         55,226          54,918
                                                ======        =======        =======         =======

                                                                               MOULDS,
                                                             FURNITURE,        TOOLS,
                                                              FIXTURES        EQUIPMENT
                                              PLANT AND      AND OFFICE       AND MOTOR
                                              MACHINERY       EQUIPMENT       VEHICLES         TOTAL
                                                 HK$             HK$             HK$            HK$
                                              ---------      -----------      ---------      ---------
Cost or valuation
  At 1st April 1998.........................   624,294         23,230          12,737        1,090,038
  Additions.................................    26,598          3,090           1,110           46,236
  Reclassification..........................    12,803            290              --               --
  Disposals.................................    (1,662)            --            (688)          (2,690)
                                               -------         ------          ------        ---------
  At 31st March 1999........................   662,033         26,610          13,159        1,133,584
                                               -------         ------          ------        ---------
Accumulated depreciation
  At 1st April 1998.........................   182,388         11,379           4,340          254,593
  Charge for the year.......................    62,824          3,378           1,612           80,481
  Disposals.................................       (40)            --            (482)            (522)
                                               -------         ------          ------        ---------
  At 31st March 1999........................   245,172         14,757           5,470          334,552
                                               -------         ------          ------        ---------
Net book value
  At 31st March 1999........................   416,861         11,853           7,689          799,032
                                               =======         ======          ======        =========

------------

(a) Machinery and equipment with an aggregate carrying book value of approximately HK$93,175 (1998: HK$140,430) as at the balance sheet date were held under finance lease and hire purchase contracts.

(b) Included in the PCB Division's machinery and equipment were an amount of HK$3,508 carried at valuation in 1987 with an aggregate depreciation of HK$3,508 as at 31st March 1999 which would also have had no net carrying value (1998: HK$ nil) had these assets been carried in the financial statements at cost less aggregate depreciation.

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     All other fixed assets were stated at cost less aggregate depreciation.

(c) Included in the PCB Division's factories, staff quarters and machinery under construction is net interest capitalised of approximately HK$6.2 million. No interest was capitalised during the year.

10. LONG-TERM LIABILITIES

                                                                1999
                                                                 HK$
                                                               -------
Unsecured bank loans repayable:
  Within one year...........................................    69,393
  Within two to five years..................................     2,393
                                                               -------
                                                                71,786
                                                               -------
Obligations under finance leases and hire purchase contracts payable
  Within one year...........................................    34,394
  Within two to five years..................................    32,506
                                                               -------
                                                                66,900
                                                               -------
                                                               138,686
Less: Current portion of long-term liabilities..............   103,787
                                                               -------
                                                                34,899
                                                               =======

11. DEFERRED TAXATION

                                                                1999
                                                                HK$
                                                               ------
At 1st April 1998...........................................   18,572
Transfer from statement of income (note 5)..................    3,931
                                                               ------
At 31st March 1999..........................................   22,503
                                                               ======
Provided in the financial statements in respect of:
  Accelerated depreciation allowances.......................   26,648
  Tax losses................................................   (4,145)
                                                               ------
                                                               22,503
                                                               ======

     The potential deferred taxation not provided for in the financial statements amounts to:

                                                                1999
                                                                HK$
                                                               ------
Accelerated depreciation allowances.........................    2,469
Tax losses..................................................   (1,574)
                                                               ------
                                                                  895
                                                               ======

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

12. DIVISIONAL CAPITAL

     Divisional capital represents the combination of the share capital of the following former subsidiaries of Termbray.

NAME OF COMPANY          AUTHORISED CAPITAL     1999 HK$        ISSUED CAPITAL       1999 HK$
---------------          ------------------     --------        --------------       --------
Kalex Circuit Board      10 ordinary shares           1,000   2 ordinary shares              200
  (China) Limited        of HK$100 each                       of HK$100 each
                         and 50,000 non-          5,000,000   and 50,000 non-          5,000,000
                         voting deferred                      voting deferred
                         shares of HK$100                     shares of HK$100
                         each                                 each
Kalex Circuit Board      1,000,000 ordinary      10,000,000   1,000,000 ordinary      10,000,000
  (Hong Kong) Limited    shares of HK$10                      shares of HK$10
                         each                                 each
Kalex Printed Circuit    10,000 ordinary             10,000   10,000 ordinary             10,000
  Board Limited          shares of HK$1                       shares of HK$1
                         each                                 each
Lee Lap & Sons Limited   9,998 ordinary               9,998   2 ordinary shares                2
                         shares of HK$1                       of HK$1 each
                         each
                         and 2 non-voting                 2   and 2 non-voting                 2
                         deferred shares of                   deferred shares of
                         HK$1 each                            HK$1 each
Termbray Circuit Board   10,000 ordinary             10,000   2 ordinary shares                2
  Company Limited        shares of HK$1                       of HK$1 each
                         each
Termbray Laminate        10,000 ordinary             10,000   10,000 ordinary             10,000
  Company Limited        shares of HK$1                       shares of HK$1
                         each                                 each
Termbray Property        50,000 ordinary            400,000   1 ordinary share                 8
  (B.V.I.) Limited       shares of US$1                       of US$1
                                              -------------                        -------------
                                              HK$15,441,000                        HK$15,020,214
                                              =============                        =============

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

13. RETAINED PROFITS

     Retained profits of the PCB Division represents the combination of the post-acquisition profits/(losses) of the following former subsidiaries of Termbray attributable to the PCB Division:

                                                                 1999
                                                                  HK$
                                                               ---------
Guangzhou Kalex Laminate Company Limited....................        (139)
Guangzhou Termbray Electronics Technology Company Limited...     (11,978)
Guangzhou Termbray Circuit Board Company Limited............     (32,395)
Kalex Circuit Board (Hong Kong) Limited.....................      21,090
Kalex Circuit Board (China) Limited.........................     532,423
Kalex Circuit Board (Guangzhou) Limited.....................      47,753
Kalex Multi-Layer Printed Circuit Board Company Limited.....      (1,112)
Kalex Printed Circuit Board Limited.........................       2,212
Lee Lap & Sons Limited......................................     418,726
Termbray Circuit Board Company Limited......................       1,020
Termbray Laminate Company Limited...........................      81,869
Termbray Property (B.V.I.) Limited..........................      10,547
                                                               ---------
                                                               1,070,016
Less: Goodwill previously written off against statement of
  income....................................................      (7,230)
                                                               ---------
                                                               1,062,786
                                                               =========

14. COMMITMENTS

     (a) CAPITAL COMMITMENTS

                                                                1999
                                                                HK$
                                                               ------
Contracted but not provided for
  - purchase of fixed assets................................   16,607
                                                               ======

     (b) OPERATING LEASE COMMITMENTS

     At 31st March 1999 the PCB Division had commitments to make payments in the next twelve months under operating leases which expire as follows:

                                                               1999
                                                               HK$
                                                               ----
Land and buildings
  - Within one year.........................................   367
  - In the second to fifth years inclusive..................   114
                                                               ---
                                                               481
                                                               ===

15. CONTINGENT LIABILITIES

     During the year, certain PCB subsidiaries within the PCB Division purchased production materials amounting to approximately HK$12 million from an outside supplier. Such production materials acquired were subsequently found to be defective and settlement of the purchases was therefore withheld by the Division. Legal actions for settlement of the purchases together with interest were taken by the supplier against these PCB subsidiaries. The Division also instituted a legal action against such supplier claiming

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

damages which may arise from the materials delivered by the supplier. While the outcome of these proceedings cannot at present be estimated with certainty, based on independent legal advice, management is of the opinion that the outcome of these cases would not have a material adverse impact on the financial position of the PCB Division, and that adequate disclosure having been made, no provision has been made in the financial statements accordingly.

16. RELATED PARTY TRANSACTIONS

     During the year, the PCB Division paid a management fee to a subsidiary of Termbray Industries International (Holdings) Limited amounting to HK$24,802 based on terms agreed by the relevant parties. The management fee was charged by the subsidiary of Termbray for the PCB Division's share of salaries and office expenses and comprised:

     - 95% of total office salaries based on human resources utilised

     - 89% of total management salaries based on estimated management hours, and

     - a pre-fixed percentage of 85% of the total office rental and communications expenses.

17. APPROVAL OF FINANCIAL STATEMENTS

     The financial statements of the PCB Division were approved by the board of directors of Termbray Industries International (Holdings) Limited on 24th September 1999.

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

18. SUMMARY OF DIFFERENCES BETWEEN HKGAAP AND USGAAP

     The combined financial statements of the PCB Division are prepared in accordance with accounting principles generally accepted in Hong Kong ("HKGAAP"), which differ in certain significant respects from accounting principles generally accepted in the United States of America ("USGAAP"). Differences between HKGAAP and USGAAP which have an effect on the net income, total divisional equity and statement of cash flows of the Division are summarized as follows:

     (a) NET INCOME AND TOTAL DIVISIONAL EQUITY

                                                                     YEAR ENDED
                                                                     31ST MARCH
                                                                        1999
                                                              NOTE      HK$
                                                              ----   ----------
Net income
  As stated under HKGAAP....................................           246,550
  USGAAP adjustments:
     Amortisation of goodwill...............................   (i)        (537)
     Deferred tax liabilities...............................  (ii)      (7,169)
     Capitalisation of interest costs.......................  (iii)      5,769
                                                                     ---------
Net income under USGAAP.....................................           244,613
                                                                     =========
          Total divisional equity
  As stated under HKGAAP....................................         1,077,806
  USGAAP adjustments:
     Goodwill...............................................            10,738
     Accumulated amortisation of goodwill...................   (i)      (3,982)
     Deferred tax liabilities...............................  (ii)      (2,505)
     Capitalisation of interest costs on assets under
      construction..........................................  (iii)      5,769
                                                                     ---------
          Total divisional equity under USGAAP..............         1,087,826
                                                                     =========

      (i) Amortisation of goodwill

          Under HKGAAP, the PCB Division offsets goodwill on acquisition of a business, which represents the excess of the cost of investment over the fair value ascribed to the net underlying assets acquired, against reserves to the extent that such reserves are available and any excess is charged against the statement of income in the year of acquisition.

          Under USGAAP, goodwill on acquisition of a business should be capitalised and amortised. For such purpose, the goodwill is amortised on a straight-line basis over 20 years.

      (ii) Deferred tax liabilities

           Under HKGAAP, deferred taxation is accounted for at the current taxation rate in respect of timing differences between profit as computed for taxation purposes and profit as stated in the accounts to the extent that a liability or an asset is expected to be payable or receivable in the foreseeable future.

           Under USGAAP, the PCB Division is required to recognise deferred tax assets and liabilities for the expected future tax consequences of all events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the temporary differences between the financial reporting basis and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Future tax benefits in respect of tax loss carry forwards are also required to be recognized in

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

           full. A valuation allowance is required to be established in respect of deferred tax assets to the extent that realisation of such benefits is less likely than not.

           Details of deferred income taxes under USGAAP are disclosed in Note
           (b) below.

     (iii) Under HKGAAP, borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, i.e. assets that necessarily take a substantial period of time to get ready for their intended use or sale, are capitalised as part of the cost of those assets. Interest on borrowings not directly attributable to the acquisition, construction or production of qualifying assets is not capitalizable.

           Under USGAAP, the PCB Division is required to include interest costs as a component of the historical cost of any facilities constructed for the division's own use. Capitalizable interest cost is interest cost incurred that theoretically could have been avoided during the period required to bring a qualifying asset to the condition and location necessary for its intended use if expenditures for qualifying assets had not been made.

     (b) DEFERRED TAX

     Under USGAAP, deferred tax liabilities and assets comprise the following:

                                                               YEAR ENDED
                                                               31ST MARCH
                                                                  1999
                                                                  HK$
                                                               ----------
Deferred tax liabilities
  Accelerated depreciation..................................     29,117
Deferred tax assets
  Tax loss carry forward....................................     (5,719)
  Valuation allowance.......................................      1,610
                                                                 ------
                                                                 25,008
                                                                 ======

     As of 31st March 1999, the PCB Division had accumulated tax losses amounting to $35,741 (the tax effect thereon is $5,719) which may be carried forward and applied to reduce future taxable income which is earned in or derived from Hong Kong. The tax losses have no expiry date. Realization of deferred tax assets associated with tax loss carry forwards is dependent upon generating sufficient taxable income. A valuation allowance has been established against part of such tax losses since management believes it is more likely than not that insufficient taxable income will be generated in the foreseeable future to utilise part of the tax loss carry forwards.

     Certain losses incurred by certain subsidiaries of the PCB Division located in the People's Republic of China ("PRC") are not included on the basis that these losses are considered likely to be utilised in the years in which the profits of these subsidiaries are tax exempt, pursuant to the PRC tax law. Accordingly, the PCB Division will derive no benefit in respect of these losses.

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Changes in the valuation allowance consist of:

                                                               YEAR ENDED
                                                               31ST MARCH
                                                                  1999
                                                                  HK$
                                                               ----------
Balance at beginning of the year............................        --
                                                                 -----
Additions to income tax expense.............................     1,610
                                                                 -----
Balance at end of the year..................................     1,610
                                                                 =====

     (c) STATEMENT OF CHANGES IN DIVISIONAL EQUITY UNDER USGAAP

                                  ORDINARY SHARES                    NON-VOTING DEFERRED SHARES
                             -------------------------   --------------------------------------------------
                              NUMBER OF                   NUMBER OF
                               SHARES        AMOUNT        SHARES        AMOUNT                    TOTAL
                             OUTSTANDING   OUTSTANDING   OUTSTANDING   OUTSTANDING   RETAINED    DIVISIONAL
                              (NOTE 12)     (NOTE 12)     (NOTE 12)     (NOTE 12)     PROFITS      EQUITY
                             -----------   -----------   -----------   -----------   ---------   ----------
                                               HK$                         HK$          HK$         HK$
Balance at 1st April
  1998.....................   1,020,007      10,020        50,002         5,000        828,193     843,213
Net income.................          --          --            --            --        244,613     244,613
                              ---------      ------        ------         -----      ---------   ---------
Balance at 31st March
  1999.....................   1,020,007      10,020        50,002         5,000      1,072,806   1,087,826
                              =========      ======        ======         =====      =========   =========

     (d) STATEMENT OF CASH FLOWS

     Under HKGAAP, cash flows are presented separately for operating activities; returns on investments and servicing of finance; taxation; investing activities and financing activities. Under USGAAP, however, only three categories of activities are reported, being operating activities; investing activities and financing activities. Cash flows from taxation, returns on investments and servicing of finance would, with the exception of servicing of divisional financing, be included as operating activities under USGAAP. The servicing of divisional financing would be included as financing activities under USGAAP.

     In addition, under USGAAP, cash and cash equivalents do not include bank loans overdrafts repayable within three months from the date of the advance as is the case under HKGAAP. For USGAAP purposes, the Division's cash and cash equivalents would be adjusted as follows:

     Under USGAAP, the following amounts would be reported:

                                                               YEAR ENDED
                                                               31ST MARCH
                                                                  1999
                                                               ----------
                                                                  HK$
Net cash provided from operating activities.................     368,004
Net cash used in investing activities.......................     (44,262)
Net cash used in financing activities.......................    (325,122)
                                                                --------
Decrease in cash and cash equivalents.......................      (1,380)
Cash and cash equivalents at the beginning of year..........      67,188
                                                                --------
Cash and cash equivalents at the end of year................      65,808
                                                                ========

                                VIASYSTEMS LOGO

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth fees payable to the Securities and Exchange Commission and the National Association of Securities Dealers, Inc., and other estimated expenses expected to be incurred in connection with the issuance and distribution of securities being registered. All fees and expenses shall be paid by the Registrant.

Securities and Exchange Commission Registration Fee.........  $96,128
NASD Fee....................................................   30,500
NYSE Listing Fee............................................     *
Printing and Engraving Expenses.............................     *
Accounting Fees and Expenses................................     *
Legal Fees and Expenses.....................................     *
Transfer Agent Fees and Expenses............................     *
Miscellaneous...............................................     *
                                                              -------
          Total.............................................  $  *
                                                              =======

------------
* To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation may indemnify any person, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually or reasonably incurred.

     Article Ninth of the Registrant's Amended and Restated Certificate of Incorporation provides that the Registrant shall indemnify each person who is or was an officer or director of the Registrant to the fullest extent permitted under the DGCL (including the right to be paid expenses incurred in investigating or defending any such proceeding in advance of its final disposition).

     Article Tenth of the Registrant's Amended and Restated Certificate of Incorporation provides that the Registrant's directors shall not be personally liable to the Registrant and its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

     The Registrant has purchased a directors' and officers' liability insurance policy.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Note: The following share information related to common stock gives effect to a 1 for 6 reverse stock split effected by the Registrant in March 2000. The share information related to class A common stock and class A series II common stock to March 2000 does not give effect to the reclassification of each 6 2/3 shares of class A common stock and class A series II common stock into one share of common stock effected in March 2000.

     (a) In March 1997, the Registrant issued 33,333 shares of its common stock, $0.01 par value ("common stock"), to two of its directors for an aggregate purchase price of $200,000. The securities were issued in private placements in reliance on Section 4(2) of the Securities Act.

     (b) In May 1997, the Registrant issued 16,666 shares of its common stock to one of its directors upon exercise of a stock option for an exercise price of $6.00 per share. The securities were issued in a transaction exempt from Section 5 of the Securities Act pursuant to Rule 701 under the Securities Act.

     (c) In June 1997, the Registrant issued 14,166,666 shares of its common stock to the holders of its series A preferred stock in exchange for all of its outstanding shares of series A preferred stock. The securities were issued in reliance on Section 3(a)(9) of the Securities Act.

     (d) In June 1997, the Registrant issued 23,333,333 shares of its common stock to the holders of the series C preferred stock in exchange for all of their outstanding shares of series C preferred stock in connection with the merger of Chips Holdings, Inc. with the Registrant. The securities were issued in reliance on Section 3(a)(9) of the Securities Act.

     (e) In June 1997, the Registrant issued 195,833 shares of its common stock to seven directors, officers and consultants of the Registrant for an aggregate purchase price of $1,175,000. The securities were issued in private placements in reliance on Section 4(2) of the Securities Act.

     (f) In June 1997, the Registrant issued 30,737,499 shares of its class A common stock, $.01 par value ("class A common stock"), to 11 of its officers for an aggregate purchase price of $307,374.99. The securities were issued in a private placement in reliance on Section 4(2) of the Securities Act.

     (g) In April 1998, the Registrant issued 7,663,976 shares of its common stock to two of its existing stockholders, an individual and a limited partnership for an aggregate purchase price of $52,500,250. The securities were issued in private placements in reliance on Section 4(2) of the Securities Act.

     (h) In May 1998, the Registrant issued 341,522 shares of its class A common stock to three of its officers for an aggregate purchase price of $3,415.22. The securities were issued in a private placement in reliance on Section 4(2) of the Securities Act.

     In May 1998, the Registrant issued 5,940,370 shares of its class A series II common stock, par value $.01 per share ("class A series II common stock") to 11 of its officers for an aggregate purchase price of $59,403.70. The securities were issued in a private placement in reliance on Section 4(2) of the Securities Act.

     (i) In October 1998, the Registrant issued 2,500 shares of its common stock to an employee upon exercise of a stock option for an exercise price of $6.00 per share. The securities were issued in a transaction exempt from Section 5 of the Securities Act pursuant to Rule 701 under the Securities Act.

     (j) In November 1998, the Registrant issued 7,463,000 shares of its class A series II common stock to one of its officers for a purchase price of $74,630.00. The securities were issued in a private placement in reliance on
Section 4(2) of the Securities Act.

     (k) In December 1998, the Registrant issued 2,500 shares of its common stock to an employee upon exercise of a stock option for an exercise price of $6.00 per share. The securities were issued in a transaction exempt from Section 5 of the Securities Act pursuant to Rule 701 under the Securities Act.

     (l) In February 1999, the Registrant issued 2,500 shares of its common stock to an employee upon exercise of a stock option for an exercise price of $6.00 per share. The securities were issued in a transaction exempt from Section 5 of the Securities Act pursuant to Rule 701 under the Securities Act.

     (m) In April 1999, the Registrant issued 273,224 shares of its common stock to the two former stockholders of PAGG Corporation, which the Registrant acquired in a stock purchase transaction in April 1999, as partial consideration for the purchase price of such acquisition for an aggregate amount of $2,000,000. The securities were issued in a private placement in reliance on
Section 4(2) of the Securities Act.

     (n) In August 1999, the Registrant issued 27,322,404 shares of its common stock to HMTF/Viasystems Investments, LLC for $200,000,000 in cash. The securities were issued in a private placement in reliance on Section 4(2) of the Securities Act.

     (o) In August 1999, the Registrant issued 23,746,507 shares of its class A series II common stock to 20 employees and their family members, including trusts for the benefit of those family members for a purchase price of $237,465.07. The securities were issued in a private placement in reliance on
Section 4(2) of the Securities Act.

     (p) In September 1999, the Registrant issued 1,666 shares of its common stock to an employee upon exercise of a stock option for an exercise price of $7.32 per share. The securities were issued in a transaction exempt from Section 5 of the Securities Act pursuant to Rule 701 under the Securities Act.

     (q) In October 1999, the Registrant issued 3,333 shares of its common stock to an employee upon exercise of a stock option for an exercise price of $7.32 per share. The securities were issued in a transaction exempt from Section 5 of the Securities Act pursuant to Rule 701 under the Securities Act.

     (r) In May 2000, the Registrant issued 10,000 shares of its common stock to one of its employees upon exercise of a stock option for an exercise price of $6.00 per share. The securities were issued in a private placement in reliance on Section 4(2) of the Securities Act.

     (s) In June 2000, the Registrant issued 1,580,768 shares of its common stock to the former shareholders of Top Line Electronics Corporation in partial consideration for the purchase price of the acquisition of Top Line Electronics Corporation. The securities were issued in a transaction exempt from registration under Section 3(a)(10) of the Securities Act.

     The issuances of the securities described in paragraphs (a), (b), (e), (f),
(g), (h), (j), (m), (n), (o) and (r) above were deemed to be exempt from registration under the Securities Act of 1933, as amended, in reliance on
Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. The issuances of the securities described in (i), (k), (l),
(p) and (q) above were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 under the Securities Act as transactions by an issuer in compensatory circumstances. The issuance of the securities described in (r) above were deemed to be exempt from registration under the Securities Act in reliance on Section 3(a)(10) of the Securities Act. The recipients of the above-described securities (except in the case of paragraph
(s)) represented their intention to acquire the securities for investment only and not with a view for distribution thereof. Appropriate legends were affixed to the stock certificates issued in such transactions, if required. All recipients had adequate access, through employment or other relationships, to information about Viasystems.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following exhibits are filed as part of this registration statement:

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          1.1            -- Form of Underwriting Agreement(2)
          2.1            -- Securities Purchase Agreement, dated as of October 1,
                            1996, among Viasystems Group, Inc. (formerly known as
                            Circo Craft Holding Company) and certain Purchasers (as
                            defined therein)(3)

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          2.2            -- Acquisition Agreement, dated as of November 26, 1996,
                            among Lucent Technologies Inc., Viasystems Group, Inc.
                            (formerly known as Circo Technologies Group, Inc.)and
                            Viasystems, Inc. (formerly known as Circo Craft
                            Technologies, Inc.)(3)
          2.3            -- Agreement and Plan of Merger, dated as of April 11, 1997 by and among Viasystems Group, Inc., HMTF Acquisition,
                            L.P., HMTF U.K. Acquisition Company, Hicks, Muse, Tate &
                            Furst Equity Fund III and HM3 Coinvestors, L.P.(3)
          2.4            -- Agreement and Plan of Merger, dated as of June 5, 1997, by and between Viasystems Group, Inc. and Chips Holdings,
                            Inc.(3)
          2.5            -- Agreement and Plan of Merger, dated as of June 6, 1997, by and between Viasystems, Inc. and Chips Acquisition,
                            Inc.(3)
          2.6            -- Acquisition Agreement, dated as of January 29, 1998,
                            among Viasystems B.V. and Print Service Holding N.V.(6)
          2.7            -- Sale and Purchase Agreement, dated as of February 11,
                            1998, between Viasystems, S.r.l., as purchaser, European
                            Circuits SA and individuals named therein, as sellers(6)
          2.8            -- Share Purchase Agreement, dated August 1, 1999, among
                            Termbray Electronics (B.V.I.) Limited, Termbray
                            Industries International (Holdings) Limited, Viasystems,
                            Inc. and Viasystems Group, Inc.(8)
          2.9            -- Stock Purchase Agreement, dated March 23, 2000, by and
                            among International Wire Group, Inc., Wirekraft
                            Industries, Inc. and Viasystems International, Inc.(1)
          3.1            -- Amended and Restated Certificate of Incorporation of
                            Viasystems Group, Inc.(13)
          3.2            -- Amended and Restated Bylaws of Viasystems Group, Inc.(13)
          4.1            -- Credit Agreement, dated as of March 29, 2000, among
                            Viasystems Group, Inc., as Guarantor, Viasystems, Inc. as
                            U.S. Borrower, Viasystems Canada, Inc. and Print Service
                            Holding N.V., as Foreign Subsidiary Borrowers, The
                            Several Banks and other Financial Institutions parties
                            thereto, The Chase Manhattan Bank of Canada, as Canadian
                            Administrative Agent, Chase Manhattan Bank International
                            Limited, as Multicurrency Administrative Agent, and The
                            Chase Manhattan Bank, as Administrative Agent, Bank of
                            America, N.A. as Syndication Agent, Bankers Trust
                            Company, as Syndication Agent, and Chase Securities Inc.,
                            as Sole Book Manager and Sole Lead Arranger.(13)
          4.2            -- Indenture, dated as of June 6, 1997, by and between
                            Viasystems, Inc. and The Bank of New York, as Trustee(3)
          4.3            -- Form of New Note (included in Exhibit 4.3, Exhibit B)
          4.4            -- Indenture, dated as of February 17, 1998, by and between
                            Viasystems, Inc. and The Bank of New York, as Trustee(6)
          4.5            -- Form of Exchange Note (included in Exhibit 4.5, Exhibit
                            B)
          5.1            -- Opinion of Legality of Weil, Gotshal & Manges LLP(2)
         10.1            -- Supply Agreement dated as of November 26, 1996, by and
                            between Lucent Technologies Inc. and Circo Craft
                            Technologies, Inc. (confidential treatment was granted
                            with respect to certain portions of this exhibit)(5)
         10.2            -- Amended and Restated Viasystems Group, Inc. 1997 Stock
                            Option Plan(3)
         10.3            -- Amended and Restated Stock Option Agreement dated as of
                            March   , 2000 between Viasystems Group, Inc. and James
                            N. Mills(2)
         10.4            -- Amended and Restated Stock Option Agreement dated as of
                            March   , 2000 between Viasystems Group, Inc. and David
                            M. Sindelar(2)

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         10.5            -- Viasystems Group, Inc. Stock Option Agreement, dated as of February 4, 1997, with Richard W. Vieser(4)
         10.6            -- Viasystems Group, Inc. Stock Option Agreement, dated as of February 4, 1997, with Kenneth F. Yontz(4)
         10.7            -- Third Amended and Restated Monitoring and Oversight
                            Agreement, dated as of June 6, 1997, among Viasystems
                            Group, Inc., Viasystems, Inc., Viasystems Technologies
                            Corp., Circo Craft Co. Inc., Viasystems International,
                            Inc., PCB Acquisition Limited, PCB Investments PLC, Chips
                            Acquisition Limited and Hicks, Muse & Co. Partners,
                            L.P.(4)
         10.8            -- Third Amended and Restated Financial Advisory Agreement
                            dated as of June 6, 1997, among Viasystems Group, Inc.,
                            Viasystems, Inc., Viasystems Technologies Corp., Circo
                            Craft Co. Inc., Viasystems International, Inc., PCB
                            Acquisition Limited, PCB Investments PLC, Chips
                            Acquisition Limited and Hicks, Muse & Co. Partners,
                            L.P.(4)
         10.9            -- Amended and Restated Executive Employment Agreement,
                            dated as of February 16, 2000, by and among Viasystems
                            Group, Inc., Viasystems, Inc., Viasystems Technologies
                            Corp. LLC and James N. Mills(11)
         10.10           -- Amended and Restated Executive Employment Agreement,
                            dated as of February 16, 2000, by and among Viasystems
                            Group, Inc., Viasystems, Inc., Viasystems Technologies
                            Corp. LLC and David M. Sindelar(11)
         10.11           -- Agreement, dated as of December 30, 1996, between
                            Viasystems, Inc. (formerly known as Circo Craft
                            Technologies, Inc.) and the Communication Workers of
                            America(4)
         10.12           -- Environmental, Health and Safety Agreement, dated as of
                            November 26, 1996, between Lucent Technologies and
                            Viasystems, Inc. (formerly known as Circo Craft
                            Technologies, Inc.)(3)
         10.13           -- Amended and Restated Executive Employment Agreement,
                            dated as of February 16, 2000, by and among Viasystems
                            Group, Inc., Viasystems, Inc. and Viasystems Technologies
                            Corp. LLC and Timothy L. Conlon(11)
         10.14           -- Amended and Restated Stockholders Agreement, dated as of
                            June 6, 1997, among Viasystems Group, Inc. and certain
                            stockholders of Viasystems Group, Inc.(12)
         10.15           -- First Amendment to Amended and Restated Stockholders
                            Agreement, dated as of November 4, 1998, among Viasystems
                            Group, Inc. and certain stockholders of Viasystems Group,
                            Inc.(12)
         10.16           -- Parts Sourcing Contract, dated as of December 2, 1994,
                            among Wirekraft Industries, Inc. and General Electric
                            Company (Confidential treatment has been granted with
                            respect to certain portions of this exhibit.)(9)
         10.17           -- Agreement dated as of December 29, 1995 among Wirekraft
                            Industries, Inc. and General Electric Company
                            (Confidential treatment has been granted with respect to
                            certain portions of this exhibit.)(10)
         10.18           -- Viasystems Group, Inc. 1999 Key Management Incentive
                            Compensation Plan(12)
         10.19           -- Contract Manufacturing Agreement, dated January 1, 2000, by and between Mommers Print Service BV and Viasystems
                            Sweden AB(1)
         10.20           -- Contract Manufacturing Agreement, dated January 1, 2000, by and between Mommers Print Service BV and Viasystems
                            Tyneside Limited(1)
         10.21           -- Supply Agreement, dated as of March 29, 2000, by and
                            between International Wire Group, Inc. and Wirekraft
                            Industries, Inc.(1)

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         10.22           -- Termination and Release Agreement, dated as of March 29,
                            2000, by and among Viasystems Group, Inc., Viasystems,
                            Inc., Viasystems Technologies Corp., Viasystems Canada,
                            Inc. (f/k/a Circo Craft Co. Inc.), PCB Investments
                            Limited, Viasystems International, Inc., Viasystems Group
                            Limited (f/k/a PCB Acquisition Limited), Chips
                            Acquisition Limited, and Hicks, Muse & Co. Partners,
                            L.P.(13)
         21.1            -- Subsidiaries of Viasystems Group, Inc.(1)
         23.1            -- Consent of Weil, Gotshal & Manges LLP (included in the
                            opinion filed as Exhibit 5.1)
         23.2            -- Consent of PricewaterhouseCoopers LLP(1)
         23.3            -- Consent of PricewaterhouseCoopers(1)
         24.1            -- Power of Attorney (included on the signature page to this registration statement)

---------------

 (1) Filed herewith.

 (2) To be filed by amendment.

 (3) Incorporated by reference to the Registration Statement of Viasystems, Inc. on Form S-1. (File No. 333-29727).

 (4) Incorporated by reference to Amendment No. 1 to the Registration Statement of Viasystems, Inc. on Form S-1.

 (5) Incorporated by reference to Amendment No. 2 to the Registration Statement of Viasystems, Inc. on Form S-1.

 (6) Incorporated by reference to Viasystems, Inc.'s 1997 Annual Report on Form 10-K.

 (7) Incorporated by reference to Viasystems, Inc.'s 1998 Annual Report on Form 10-K.

 (8) Incorporated by reference to the Form 8-K/A of Viasystems, Inc. filed on October 15, 1999.

 (9) Incorporated by reference to the Registration Statement of International Wire Group, Inc. on Form S-1 (File No. 333-93970).

(10) Incorporated by reference to International Wire Group, Inc.'s 1995 Annual Report on Form 10-K.

(11) Incorporated by reference to Amendment No. 1 to Viasystems Group, Inc.'s Registration Statement on Form S-1 (File No. 333-94321).

(12) Incorporated by reference to Amendment No. 2 to Viasystems Group, Inc.'s Registration Statement on Form S-1 (File No. 333-94321).

(13) Incorporated by reference to Viasystems Group, Inc.'s Form 10-Q filed on May 10, 2000.

      (b) FINANCIAL STATEMENT SCHEDULE

PAGE NUMBER                          DESCRIPTION
-----------                          -----------
             Report of Independent Public Accountants on Financial
   S-1       Statement Schedule
   S-2       Schedule II -- Valuation and Qualifying Accounts

     All other schedules are omitted because the required information is not present or is not present in the amounts sufficient to require submission of the schedules, or because the information required is included in the financial statements and notes thereto.

ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in St. Louis, Missouri, on September 27, 2000.

                                            VIASYSTEMS GROUP, INC.

                                            By:   /s/ DAVID M. SINDELAR
                                             -----------------------------------
                                                     David M. Sindelar
                                                 Senior Vice President and
                                                  Chief Financial Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints James N. Mills and David M. Sindelar, and each of them, his true and lawful attorney-in-fact and agent, with full power and substitution and resubstitution, for him and in his person's name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and additional registration statements pursuant to Rule 426(b) of the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                   TITLE                     DATE
                      ---------                                   -----                     ----

                 /s/ JAMES N. MILLS                      Chairman of the Board       September 27, 2000
-----------------------------------------------------      and Chief Executive
                   James N. Mills                          Officer (Principal
                                                           Executive Officer)

                /s/ TIMOTHY L. CONLON                    President, Chief            September 27, 2000
-----------------------------------------------------      Operating Officer and
                  Timothy L. Conlon                        a Director

                /s/ DAVID M. SINDELAR                    Senior Vice President       September 27, 2000
-----------------------------------------------------      and Chief Financial
                  David M. Sindelar                        Officer (Principal
                                                           Financial and
                                                           Accounting Officer)

                  /s/ JACK D. FURST                      Director                    September 27, 2000
-----------------------------------------------------
                    Jack D. Furst

                /s/ KENNETH F. YONTZ                     Director                    September 27, 2000
-----------------------------------------------------
                  Kenneth F. Yontz

                      SIGNATURE                                   TITLE                     DATE
                      ---------                                   -----                     ----

                                                         Director                    September 27, 2000
-----------------------------------------------------
                   Thomas O. Hicks

                /s/ RICHARD W. VIESER                    Director                    September 27, 2000
-----------------------------------------------------
                  Richard W. Vieser

                /s/ THOMAS H. O'BRIEN                    Director                    September 27, 2000
-----------------------------------------------------
                  Thomas H. O'Brien

                  /s/ ALEX J. MANDL                      Director                    September 27, 2000
-----------------------------------------------------
                    Alex J. Mandl

                       REPORT OF INDEPENDENT ACCOUNTANTS
                        ON FINANCIAL STATEMENT SCHEDULE

The Board of Directors of Viasystems Group, Inc.:

     Our audits of the consolidated financial statements referred to in our report dated February 23, 2000, except as to Note 23 and Note 24 Paragraph 1 which are as of March 23, 2000 and Note 24 Paragraph 2 which is as of March 29, 2000 appearing in this prospectus of Viasystems Group, Inc. and its subsidiaries also included an audit of the financial statement schedule listed in Item 16(b) of this prospectus. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

PricewaterhouseCoopers LLP

Fort Worth, Texas
February 23, 2000, except for Note 24 Paragraph 2
     for which is as of March 29, 2000

                                  SCHEDULE II
                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

ALLOWANCE FOR DOUBTFUL ACCOUNTS    BALANCE AT                   CHARGES TO                               BALANCE AT
-- DEDUCTED FROM RECEIVABLES IN    BEGINNING                     COST AND     ACCOUNTS     TRANSLATION     END OF
       THE BALANCE SHEET           OF PERIOD     ACQUISITIONS    EXPENSES    WRITTEN OFF   ADJUSTMENTS     PERIOD
-------------------------------   ------------   ------------   ----------   -----------   -----------   ----------
Year Ended December 31, 1997....     $  899         $1,632        $7,485       $(8,029)       $ 992        $2,979
                                     ======         ======        ======       =======        =====        ======
Year Ended December 31, 1998....     $2,979         $1,470        $  285       $  (652)       $ 141        $4,223
                                     ======         ======        ======       =======        =====        ======
Year Ended December 31, 1999....     $4,223         $2,632        $1,784       $  (973)       $(255)       $7,411
                                     ======         ======        ======       =======        =====        ======

                               INDEX TO EXHIBITS

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          1.1            -- Form of Underwriting Agreement(2)
          2.1            -- Securities Purchase Agreement, dated as of October 1,
                            1996, among Viasystems Group, Inc. (formerly known as
                            Circo Craft Holding Company) and certain Purchasers (as
                            defined therein)(3)
          2.2            -- Acquisition Agreement, dated as of November 26, 1996,
                            among Lucent Technologies Inc., Viasystems Group, Inc.
                            (formerly known as Circo Technologies Group, Inc.)and
                            Viasystems, Inc. (formerly known as Circo Craft
                            Technologies, Inc.)(3)
          2.3            -- Agreement and Plan of Merger, dated as of April 11, 1997 by and among Viasystems Group, Inc., HMTF Acquisition,
                            L.P., HMTF U.K. Acquisition Company, Hicks, Muse, Tate &
                            Furst Equity Fund III and HM3 Coinvestors, L.P.(3)
          2.4            -- Agreement and Plan of Merger, dated as of June 5, 1997, by and between Viasystems Group, Inc. and Chips Holdings,
                            Inc.(3)
          2.5            -- Agreement and Plan of Merger, dated as of June 6, 1997, by and between Viasystems, Inc. and Chips Acquisition,
                            Inc.(3)
          2.6            -- Acquisition Agreement, dated as of January 29, 1998,
                            among Viasystems B.V. and Print Service Holding N.V.(6)
          2.7            -- Sale and Purchase Agreement, dated as of February 11,
                            1998, between Viasystems, S.r.l., as purchaser, European
                            Circuits SA and individuals named therein, as sellers(6)
          2.8            -- Share Purchase Agreement, dated August 1, 1999, among
                            Termbray Electronics (B.V.I.) Limited, Termbray
                            Industries International (Holdings) Limited, Viasystems,
                            Inc. and Viasystems Group, Inc.(8)
          2.9            -- Stock Purchase Agreement, dated March 23, 2000, by and
                            among International Wire Group, Inc., Wirekraft
                            Industries, Inc. and Viasystems International, Inc.(1)
          3.1            -- Amended and Restated Certificate of Incorporation of
                            Viasystems Group, Inc.(13)
          3.2            -- Amended and Restated Bylaws of Viasystems Group, Inc.(13)
          4.1            -- Credit Agreement, dated as of March 29, 2000, among
                            Viasystems Group, Inc., as Guarantor, Viasystems, Inc. as
                            U.S. Borrower, Viasystems Canada, Inc. and Print Service
                            Holding N.V., as Foreign Subsidiary Borrowers, The
                            Several Banks and other Financial Institutions parties
                            thereto, The Chase Manhattan Bank of Canada, as Canadian
                            Administrative Agent, Chase Manhattan Bank International
                            Limited, as Multicurrency Administrative Agent, and The
                            Chase Manhattan Bank, as Administrative Agent, Bank of
                            America, N.A. as Syndication Agent, Bankers Trust
                            Company, as Syndication Agent, and Chase Securities Inc.,
                            as Sole Book Manager and Sole Lead Arranger.(13)
          4.2            -- Indenture, dated as of June 6, 1997, by and between
                            Viasystems, Inc. and The Bank of New York, as Trustee(3)
          4.3            -- Form of New Note (included in Exhibit 4.3, Exhibit B)
          4.4            -- Indenture, dated as of February 17, 1998, by and between
                            Viasystems, Inc. and The Bank of New York, as Trustee(6)
          4.5            -- Form of Exchange Note (included in Exhibit 4.5, Exhibit
                            B)
          5.1            -- Opinion of Legality of Weil, Gotshal & Manges LLP(2)

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         10.1            -- Supply Agreement dated as of November 26, 1996, by and
                            between Lucent Technologies Inc. and Circo Craft
                            Technologies, Inc. (confidential treatment was granted
                            with respect to certain portions of this exhibit)(5)
         10.2            -- Amended and Restated Viasystems Group, Inc. 1997 Stock
                            Option Plan(3)
         10.3            -- Amended and Restated Stock Option Agreement dated as of
                            March   , 2000 between Viasystems Group, Inc. and James
                            N. Mills(2)
         10.4            -- Amended and Restated Stock Option Agreement dated as of
                            March   , 2000 between Viasystems Group, Inc. and David
                            M. Sindelar(2)
         10.5            -- Viasystems Group, Inc. Stock Option Agreement, dated as of February 4, 1997, with Richard W. Vieser(4)
         10.6            -- Viasystems Group, Inc. Stock Option Agreement, dated as of February 4, 1997, with Kenneth F. Yontz(4)
         10.7            -- Third Amended and Restated Monitoring and Oversight
                            Agreement, dated as of June 6, 1997, among Viasystems
                            Group, Inc., Viasystems, Inc., Viasystems Technologies
                            Corp., Circo Craft Co. Inc., Viasystems International,
                            Inc., PCB Acquisition Limited, PCB Investments PLC, Chips
                            Acquisition Limited and Hicks, Muse & Co. Partners,
                            L.P.(4)
         10.8            -- Third Amended and Restated Financial Advisory Agreement
                            dated as of June 6, 1997, among Viasystems Group, Inc.,
                            Viasystems, Inc., Viasystems Technologies Corp., Circo
                            Craft Co. Inc., Viasystems International, Inc., PCB
                            Acquisition Limited, PCB Investments PLC, Chips
                            Acquisition Limited and Hicks, Muse & Co. Partners,
                            L.P.(4)
         10.9            -- Amended and Restated Executive Employment Agreement,
                            dated as of February 16, 2000, by and among Viasystems
                            Group, Inc., Viasystems, Inc., Viasystems Technologies
                            Corp. LLC and James N. Mills(11)
         10.10           -- Amended and Restated Executive Employment Agreement,
                            dated as of February 16, 2000, by and among Viasystems
                            Group, Inc., Viasystems, Inc., Viasystems Technologies
                            Corp. LLC and David M. Sindelar(11)
         10.11           -- Agreement, dated as of December 30, 1996, between
                            Viasystems, Inc. (formerly known as Circo Craft
                            Technologies, Inc.) and the Communication Workers of
                            America(4)
         10.12           -- Environmental, Health and Safety Agreement, dated as of
                            November 26, 1996, between Lucent Technologies and
                            Viasystems, Inc. (formerly known as Circo Craft
                            Technologies, Inc.)(3)
         10.13           -- Amended and Restated Executive Employment Agreement,
                            dated as of February 16, 2000, by and among Viasystems
                            Group, Inc., Viasystems, Inc. and Viasystems Technologies
                            Corp. LLC and Timothy L. Conlon(11)
         10.14           -- Amended and Restated Stockholders Agreement, dated as of
                            June 6, 1997, among Viasystems Group, Inc. and certain
                            stockholders of Viasystems Group, Inc.(12)
         10.15           -- First Amendment to Amended and Restated Stockholders
                            Agreement, dated as of November 4, 1998, among Viasystems
                            Group, Inc. and certain stockholders of Viasystems Group,
                            Inc.(12)
         10.16           -- Parts Sourcing Contract, dated as of December 2, 1994,
                            among Wirekraft Industries, Inc. and General Electric
                            Company (Confidential treatment has been granted with
                            respect to certain portions of this exhibit.)(9)

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         10.17           -- Agreement dated as of December 29, 1995 among Wirekraft
                            Industries, Inc. and General Electric Company
                            (Confidential treatment has been granted with respect to
                            certain portions of this exhibit.)(10)
         10.18           -- Viasystems Group, Inc. 1999 Key Management Incentive
                            Compensation Plan(12)
         10.19           -- Contract Manufacturing Agreement, dated January 1, 2000, by and between Mommers Print Service BV and Viasystems
                            Sweden AB(1)
         10.20           -- Contract Manufacturing Agreement, dated January 1, 2000, by and between Mommers Print Service BV and Viasystems
                            Tyneside Limited(1)
         10.21           -- Supply Agreement, dated as of March 29, 2000, by and
                            between International Wire Group, Inc. and Wirekraft
                            Industries, Inc.(1)
         10.22           -- Termination and Release Agreement, dated as of March 29,
                            2000, by and among Viasystems Group, Inc., Viasystems,
                            Inc., Viasystems Technologies Corp., Viasystems Canada,
                            Inc. (f/k/a Circo Craft Co. Inc.), PCB Investments
                            Limited, Viasystems International, Inc., Viasystems Group
                            Limited (f/k/a PCB Acquisition Limited), Chips
                            Acquisition Limited, and Hicks, Muse & Co. Partners,
                            L.P.(13)
         21.1            -- Subsidiaries of Viasystems Group, Inc.(1)
         23.1            -- Consent of Weil, Gotshal & Manges LLP (included in the
                            opinion filed as Exhibit 5.1)
         23.2            -- Consent of PricewaterhouseCoopers LLP(1)
         23.3            -- Consent of PricewaterhouseCoopers(1)
         24.1            -- Power of Attorney (included on the signature page to this registration statement)

---------------

 (1) Filed herewith.

 (2) To be filed by amendment.

 (3) Incorporated by reference to the Registration Statement of Viasystems, Inc. on Form S-1. (File No. 333-29727).

 (4) Incorporated by reference to Amendment No. 1 to the Registration Statement of Viasystems, Inc. on Form S-1.

 (5) Incorporated by reference to Amendment No. 2 to the Registration Statement of Viasystems, Inc. on Form S-1.

 (6) Incorporated by reference to Viasystems, Inc.'s 1997 Annual Report on Form 10-K.

 (7) Incorporated by reference to Viasystems, Inc.'s 1998 Annual Report on Form 10-K.

 (8) Incorporated by reference to the Form 8-K/A of Viasystems, Inc. filed on October 15, 1999.

 (9) Incorporated by reference to the Registration Statement of International Wire Group, Inc. on Form S-1 (File No. 333-93970).

(10) Incorporated by reference to International Wire Group, Inc.'s 1995 Annual Report on Form 10-K.

(11) Incorporated by reference to Amendment No. 1 to Viasystems Group, Inc.'s Registration Statement on Form S-1 (File No. 333-94321).

(12) Incorporated by reference to Amendment No. 2 to Viasystems Group, Inc.'s Registration Statement on Form S-1 (File No. 333-94321).

(13) Incorporated by reference to Viasystems Group, Inc.'s Form 10-Q filed on May 10, 2000.